Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181189

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

SXC Health Solutions Corp. (“SXC”) and Catalyst Health Solutions, Inc. (“Catalyst”) have entered into a merger agreement, dated April 17, 2012, pursuant to which Catalyst will merge with a wholly-owned subsidiary of SXC, subject to approval of SXC’s shareholders and Catalyst’s stockholders and other customary closing conditions. If the merger is completed, holders of shares of Catalyst common stock will receive for each issued and outstanding share of Catalyst common stock they own the combination of (x) $28.00 in cash without interest and (y) 0.6606 of a validly issued, fully paid and nonassessable share of common stock of SXC.

Based on the number of shares of common stock of SXC and Catalyst outstanding on May 31, 2012, the record date for the two companies’ special meetings of stockholders, SXC expects to issue or reserve for issuance approximately 34 million shares of SXC common stock pursuant to the merger agreement (including shares of SXC common stock issuable to Catalyst stockholders and shares issuable pursuant to Catalyst warrants and Catalyst stock options and other equity-based awards). Based on these numbers, upon the completion of the merger, SXC shareholders and former Catalyst stockholders would own approximately 67% and 33% of the outstanding shares of SXC common stock, respectively, immediately following the completion of the merger.

SXC common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the trading symbol “SXCI” and on the Toronto Stock Exchange under the trading symbol “SXC”. On May 31, 2012, SXC common stock closed at $89.71 per share and Cdn$94.90 per share as reported on NASDAQ and the Toronto Stock Exchange, respectively.

The completion of the merger is conditioned upon SXC’s shareholders approving the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement and upon Catalyst’s stockholders approving the proposal to adopt the merger agreement. The SXC board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interest of SXC and its shareholders and unanimously recommends that SXC shareholders vote “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement. The Catalyst board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Catalyst and its stockholders and unanimously recommends that Catalyst stockholders vote “FOR” the proposal to adopt the merger agreement.

The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For SXC shareholders:	For Catalyst stockholders:
July 2, 2012, 9:00 a.m., local time,	July 2, 2012, 10:00 a.m., local time,
at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603	at The Ritz-Carlton Tysons Corner 1700 Tysons Boulevard McLean, Virginia 22102

Your vote is very important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone.

This joint proxy statement/prospectus contains important information about SXC, Catalyst, the merger agreement, the proposed merger and the special meetings. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 29.

Sincerely,

Mark A. Thierer	David T. Blair
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
SXC Health Solutions Corp.	Catalyst Health Solutions, Inc.

Neither the Securities and Exchange Commission nor any state or provincial securities regulator has approved or disapproved of the transactions described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger agreement or determined if the information contained in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated June 1, 2012, and is being mailed to SXC shareholders and Catalyst stockholders on or about June 4, 2012.

SXC HEALTH SOLUTIONS CORP.

2441 Warrenville Road, Suite 610

Lisle, Illinois 60532-3642

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 2, 2012

To the Shareholders of SXC Health Solutions Corp.:

SXC will hold a special meeting of shareholders of SXC at the offices of Sidley Austin LLP, located at One South Dearborn Street, Chicago, Illinois 60603, on July 2, 2012, at 9:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of SXC common stock pursuant to the Agreement and Plan of Merger, dated as of April 17, 2012, by and among SXC, three wholly-owned subsidiaries of SXC and Catalyst Health Solutions, Inc.

2. To consider and vote upon a proposal to amend the SXC Health Solutions Corp. Long Term-Incentive Plan (“SXC LTIP”) to increase the maximum number of shares of SXC common stock that SXC may issue under the plan by 2,500,000 shares (which amendment will not be implemented if the merger is not consummated).

3. To consider and vote upon a proposal to adopt an amendment to the articles of continuance of SXC to effect a change in the corporate name of SXC from “SXC Health Solutions Corp.” to “Catamaran Corporation” (which amendment will not be implemented if the merger is not consummated).

4. To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the share issuance proposal.

5. To transact such other business as may properly come before the SXC special meeting or any adjournments or postponements thereof.

The board of directors of SXC has fixed the close of business on May 31, 2012 as the record date for the determination of the shareholders of SXC entitled to receive notice of the SXC special meeting. Only SXC shareholders of record at the close of business on the record date for the SXC special meeting are entitled to notice of and to vote at the SXC special meeting and any adjournments or postponements of the special meeting.

The SXC board of directors has unanimously determined that (i) the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, (ii) the SXC LTIP amendment proposal and (iii) the SXC name change proposal are advisable, fair to and in the best interest of SXC and its shareholders and unanimously recommends that you vote “FOR” the approval of the issuance of shares of SXC common stock pursuant to the merger agreement, “FOR” the proposal to amend the SXC LTIP to increase the maximum number of shares SXC may issue under the plan by 2,500,000 shares, “FOR” the proposal to adopt an amendment to the articles of continuance of SXC to effect a change in the corporate name of SXC from “SXC Health Solutions Corp.” to “Catamaran Corporation,” and “FOR” the adjournment of the SXC special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to issue shares of SXC common stock pursuant to the merger agreement.

Your vote is very important. We cannot complete the merger described in this joint proxy statement/prospectus unless we receive the affirmative vote of at least a majority of the shares entitled to vote on the proposal and present in person or represented by proxy at the special meeting on the proposal to issue shares of SXC common stock pursuant to the merger agreement. It is important that your shares be represented and voted whether or not you plan to attend the SXC special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers About the Special Meetings of SXC Shareholders and Catalyst Stockholders” beginning on page 1.

By Order of the Board of Directors,

Clifford Berman

Senior Vice President,

General Counsel and Corporate Secretary

June 1, 2012

CATALYST HEALTH SOLUTIONS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 2, 2012

To the Stockholders of Catalyst Health Solutions, Inc.:

Catalyst will hold a special meeting of stockholders of Catalyst at The Ritz-Carlton Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia 22102, on July 2, 2012, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2012, by and among Catalyst, SXC Health Solutions Corp. and three wholly-owned subsidiaries of SXC Health Solutions Corp.

2. To consider and vote upon, by non-binding advisory vote, certain compensation arrangements for Catalyst’s named executive officers in connection with the merger contemplated by the merger agreement.

3. To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement.

4. To transact such other business as may properly come before the Catalyst special meeting or any adjournments or postponements thereof.

The board of directors of Catalyst has fixed the close of business on May 31, 2012 as the record date for the determination of the stockholders of Catalyst entitled to receive notice of the special meeting. Only Catalyst stockholders of record at the close of business on the record date for the Catalyst special meeting are entitled to notice of and to vote at the Catalyst special meeting and any adjournment or postponements of the Catalyst special meeting.

The Catalyst board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Catalyst and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval of certain compensation arrangements and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement.

Your vote is very important. We cannot complete the merger described in this joint proxy statement/prospectus unless we receive the affirmative vote of at least a majority of the issued and outstanding shares of Catalyst common stock entitled to vote at the Catalyst special meeting. If you abstain from voting, fail to vote or a broker non-vote occurs, it will have the same effect as voting against the proposal to adopt the merger agreement. It is important that your shares be represented and voted whether or not you plan to attend the Catalyst special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions and Answers About the Special Meetings of SXC Shareholders and Catalyst Stockholders” beginning on page 1.

By Order of the Board of Directors,

Benjamin R. Preston

Corporate Secretary

Catalyst Health Solutions, Inc.

June 1, 2012

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about SXC Health Solutions Corp., which we refer to as SXC, and Catalyst Health Solutions, Inc., which we refer to as Catalyst, from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Additional Information—Where You Can Find More Information” beginning on page 233.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge from SXC or Catalyst, as applicable, or from the United States Securities and Exchange Commission, which we refer to as the SEC, through the SEC’s website at www.sec.gov, and, in the case of documents filed by SXC with the applicable Canadian securities regulators, from the System for Electronic Document Analysis and Retrieval, which we refer to as SEDAR, at the website www.sedar.com. SXC shareholders and Catalyst stockholders may request a copy of such documents in writing or by telephone by contacting:

SXC Health Solutions Corp.	Catalyst Health Solutions, Inc.
Innisfree M&A Incorporated	MacKenzie Partners, Inc.
501 Madison Avenue, 20th Floor	105 Madison Avenue
New York, New York 10022	New York, NY 10016
Shareholders may call toll-free: (877) 825-8621	Stockholders may call toll free: (800) 322-2885
Banks and Brokers may call collect: (212) 750-5833	Banks and Brokers may call collect: (212) 929-5500

In addition, you may obtain copies of some of this information by accessing SXC’s website at www.sxc.com under the heading “Investor Information,” and then under the link “Regulatory Filings.”

You may also obtain copies of some of this information by accessing Catalyst’s website at www.catalysthealthsolutions.com under the heading “Investor Information,” and then under the link “SEC Filing.”

We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience. We are not incorporating the contents of the websites of the SEC, SEDAR, SXC, Catalyst or any other entity into this joint proxy statement/prospectus.

In order for you to receive timely delivery of the documents in advance of the respective SXC and Catalyst special meetings, SXC or Catalyst, as applicable, must receive your request no later than June 25, 2012.

i

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETINGS OF SXC SHAREHOLDERS AND CATALYST STOCKHOLDERS

The following are some questions that you, as a shareholder of SXC or stockholder of Catalyst, may have regarding the special meeting of SXC shareholders, which we refer to as the SXC special meeting, or the special meeting of Catalyst stockholders, which we refer to as the Catalyst special meeting, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The SXC Special Meeting” beginning on page 42 and “The Catalyst Special Meeting” beginning on page 47. SXC and Catalyst encourage you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the SXC special meeting or the Catalyst special meeting. Additional important information is also contained in the Annexes to and in the documents incorporated by reference into this joint proxy statement/prospectus. Unless otherwise noted herein, all references to $ or U.S. dollars are to the currency of the United States and all references to Cdn$ or Canadian dollars are to the currency of Canada. On May 31, 2012, the noon rate of exchange as reported by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was U.S.$1.0349 equals Cdn$1.0053 (Cdn$1.00 equals U.S.$0.9663).

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The SXC and Catalyst boards of directors are using this joint proxy statement/prospectus to solicit proxies of SXC shareholders and Catalyst stockholders pursuant to the merger agreement and, in the case of SXC, to solicit proxies to approve an amendment to the SXC Health Solutions Corp. Long-Term Incentive Plan, which we refer to as the SXC LTIP, to increase the maximum number of shares of SXC common stock that SXC may issue under the SXC LTIP by 2,500,000 shares, which we refer to as the SXC LTIP amendment proposal, and to solicit proxies to approve an amendment to the articles of continuance of SXC to effect a change in the corporate name of SXC from “SXC Health Solutions Corp.” to “Catamaran Corporation,” which we refer to as the SXC name change proposal. The amendment to the SXC LTIP and the amendment to the SXC articles of continuance will not be implemented if the merger is not consummated. In addition, we are using this joint proxy statement/prospectus as a prospectus for Catalyst stockholders because SXC is offering shares of its common stock to be issued in exchange for shares of Catalyst common stock in the merger.

In order to complete the merger, SXC shareholders must vote to approve the issuance of new shares of SXC common stock pursuant to the merger agreement and Catalyst stockholders must vote to adopt the merger agreement. Neither the approval of the SXC LTIP amendment proposal nor the approval of the SXC name change proposal is a condition to completion of the merger.

SXC and Catalyst will hold separate special meetings of stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger agreement, the merger and the special meetings of the shareholders of SXC and stockholders of Catalyst, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective meeting in person.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the special meetings of the SXC shareholders and Catalyst stockholders be held?

A:	The SXC special meeting will take place on July 2, 2012, at 9:00 a.m., local time, at the offices of Sidley Austin LLP at One South Dearborn Street, Chicago, Illinois 60603.

The Catalyst special meeting will take place on July 2, 2012, at 10:00 a.m., local time, at The Ritz-Carlton Tysons Corner at 1700 Tysons Boulevard, McLean, Virginia 22102.

Q:	Who can attend and vote at the special meetings?

A:

Only holders of record of SXC common stock at the close of business on May 31, 2012, which we refer to as the SXC record date, are entitled to notice of, and to vote at, the SXC special meeting. As of the SXC record date, there were 68,901,972 shares of SXC common stock outstanding and entitled to vote at the SXC special meeting, held by approximately 307 holders of record. Each holder of SXC common stock is entitled to one vote for each share of SXC common stock owned of record as of the SXC record date.

In accordance with the Business Corporations Act (Yukon), which we refer to as the YBCA, if a holder of record of SXC common stock transfers ownership of any of their shares of SXC common stock after the record date for the SXC special meeting, the transferee will be entitled to vote the shares of SXC common stock at the SXC special meeting if it complies with the procedures set forth in the immediately following sentence. To gain entitlement to vote those shares, the transferee must produce properly endorsed common share certificates or otherwise establish that the transferee owns the SXC shares so transferred, and must demand not later than 10 days before the SXC special meeting, or any shorter period before the meeting that the bylaws of SXC may provide, that the transferee’s name be included in the list of shareholders before the SXC special meeting.

Only holders of record of Catalyst common stock at the close of business on May 31, 2012, which we refer to as the Catalyst record date, are entitled to notice of, and to vote at, the Catalyst special meeting. As of the Catalyst record date, there were 50,298,702 shares of Catalyst common stock outstanding and entitled to vote at the Catalyst special meeting, held by approximately 636 holders of record. Each holder of Catalyst common stock is entitled to one vote for each share of Catalyst common stock owned of record as of the Catalyst record date.

Q:	What vote of SXC shareholders is required to approve the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, the SXC LTIP amendment proposal, the SXC name change proposal and the SXC meeting adjournment proposal?

A:	The approval by SXC shareholders of the proposal to approve the issuance of SXC common stock to Catalyst stockholders pursuant to the merger agreement and the SXC LTIP amendment proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the SXC special meeting (provided a quorum is present). The approval of the SXC name change proposal requires the affirmative vote of not less than two-thirds (2/3) of the votes cast on the SXC name change proposal at the SXC special meeting (provided a quorum is present). The approval of the SXC meeting adjournment proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and present or represented by proxy at the SXC special meeting.

Q:	What vote of Catalyst stockholders is required to approve the proposal to adopt the merger agreement, the Catalyst meeting adjournment and the Catalyst compensation arrangements proposal?

A:	The approval by Catalyst stockholders of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Catalyst common stock entitled to vote at the Catalyst special meeting. Your vote is important. If you abstain from voting, fail to vote or a broker non-vote occurs, it will have the same effect as voting against the proposal. The approval of the Catalyst compensation arrangements proposal and the Catalyst meeting adjournment proposal require the affirmative vote of the majority of votes cast on each proposal.

Q:	How does the SXC board of directors recommend that SXC shareholders vote?

A:

The SXC board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and its shareholders. The SXC board of directors has also determined that the SXC LTIP amendment proposal and the SXC name change proposal are advisable, fair to and in the best interests of SXC and its shareholders. Accordingly, the SXC board of directors has unanimously approved the merger agreement and the completion of the transactions contemplated thereby, including the merger and the subsequent merger, which we refer to as the transactions. The SXC board of directors unanimously recommends that SXC shareholders vote “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, “FOR” the SXC LTIP amendment proposal, “FOR” the SXC name change proposal and “FOR” the SXC meeting adjournment proposal.

Q:	How does the Catalyst board of directors recommend that Catalyst stockholders vote?

A:	The Catalyst board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and its stockholders. Accordingly, the Catalyst board of directors has unanimously approved the merger agreement and the completion of the transactions contemplated thereby, including the merger and the subsequent merger. The Catalyst board of directors unanimously recommends that Catalyst stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the Catalyst compensation arrangements proposal and “FOR” the Catalyst meeting adjournment proposal.

Q:	What should SXC shareholders and Catalyst stockholders do now in order to vote on the proposals being considered at their company’s special meeting?

A:	Shareholders of record of SXC as of the SXC record date and stockholders of record of Catalyst as of the Catalyst record date may vote now by proxy by:

•	completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope;

•	calling the toll-free number specified on your proxy card; or

•	accessing the Internet website specified on your proxy card.

An SXC shareholder has the right to appoint a person (who need not be a shareholder) as proxy holder to attend and act on his, her or its behalf at the SXC special meeting, other than the SXC representatives of management and the SXC board of directors designated in the form of proxy. The shareholder may exercise this right by inserting the name of the nominee in the space provided in the form of proxy or may complete another appropriate form of proxy, and in each case delivering the completed proxy in the manner set forth above.

Both companies strongly encourage you to vote using the proxy card provided by the companies.

If you hold SXC shares or Catalyst shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending your company’s special meeting. If you plan to attend your company’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote in person at your company’s special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend your company’s special meeting, you are encouraged to grant your proxy as described in this joint proxy statement/prospectus.

Q:	What will happen if I abstain from voting, fail to vote or do not direct how to vote on my proxy?

A:	The failure of an SXC shareholder or a Catalyst stockholder to vote or to instruct his or her broker to vote if his or her shares are held in “street name” may have a negative effect on the ability of SXC or Catalyst, as applicable, to obtain the number of votes necessary for approval of the proposals.

For purposes of the SXC shareholder vote, an abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the issuance of SXC common stock pursuant to the merger agreement, the SXC LTIP amendment proposal and the SXC meeting adjournment proposal, but will have no effect on the SXC name change proposal. The failure of an SXC shareholder to vote or to instruct his, her or its broker, bank or nominee to vote if his, her or its shares are held in “street name” will not (assuming a quorum is present) affect the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, the SXC LTIP amendment proposal, the SXC name change proposal or the SXC meeting adjournment proposal. All properly completed proxies that are received prior to the SXC special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to approve the issuance of SXC common stock pursuant to the merger agreement, “FOR” the SXC LTIP amendment proposal, “FOR” the SXC name change proposal and “FOR” the SXC meeting adjournment proposal.

For purposes of the Catalyst stockholder vote, the failure of a Catalyst stockholder to vote or to instruct his, her or its broker, bank or nominee to vote if his, her or its shares are held in “street name” will have the same effect as voting against the proposal to adopt the merger agreement, but will not affect the Catalyst compensation arrangements proposal or the Catalyst meeting adjournment proposal. For purposes of the Catalyst stockholder vote, an abstention will have the same effect as voting against the proposal to adopt the merger agreement, the Catalyst compensation arrangements proposal and the Catalyst meeting adjournment proposal. All properly completed proxies that are received prior to the Catalyst special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the Catalyst compensation arrangements proposal and “FOR” the Catalyst meeting adjournment proposal.

Q:	Can I change or revoke my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation to the corporate secretary of your company at:

SXC Health Solutions Corp.	Catalyst Health Solutions, Inc.
2441 Warrenville Road, Suite 610	800 King Farm Boulevard, 4th Floor
Lisle, Illinois 60532-3642	Rockville, Maryland 20850
Attn.: Corporate Secretary	Attn.: Corporate Secretary

•	signing and delivering a new, valid proxy bearing a later date and, if it is a written proxy, it must be signed and delivered to the attention of your company’s corporate secretary;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions will be followed);

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy; or

•	any other means permitted by law.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What should SXC shareholders or Catalyst stockholders do if they receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are both a shareholder of SXC and a stockholder of Catalyst, you will receive one or more separate proxy cards or voting instruction cards for each company. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	When can Catalyst stockholders expect to receive the merger consideration?

A:	Following the effective time of the merger an exchange agent will mail to each holder of record of shares of Catalyst common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions for use in effecting the surrender of the Catalyst common stock certificates in exchange for merger consideration. Upon surrender of your Catalyst stock certificate for cancellation to the exchange agent, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such Catalyst stock certificate will be sent the merger consideration.

Q:	Should Catalyst stockholders send in their Catalyst common stock certificates now?

A:	No. Following the effective time of the merger, Catalyst stockholders will receive a letter of transmittal and instructions for Catalyst stockholders exchanging their stock certificates for the merger consideration. You must submit a properly completed letter of transmittal, together with the certificates for your shares at that time.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are an SXC shareholder:

Innisfree M&A Incorporated (SXC’s proxy solicitor)

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll-free: (877) 825-8621

Banks and Brokers may call collect: (212) 750-5833

If you are a Catalyst stockholder:

MacKenzie Partners, Inc. (Catalyst’s proxy solicitor)

105 Madison Avenue

New York, New York 10016

Stockholders May Call Toll-Free: (800) 322-2885

Banks & Brokers May Call Collect: (212) 929-5500

SUMMARY

The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary does not contain all of the information that might be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of SXC common stock pursuant to the merger agreement, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. In addition, we encourage you to read carefully the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about SXC and Catalyst that has been filed with the SEC, and in the case of SXC, also filed with SEDAR. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information—Where You Can Find More Information” beginning on page 233.

Information About the Companies

SXC Health Solutions Corp.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

SXC Health Solutions Corp. is a leading provider of pharmacy benefit management, which we refer to as PBM, services and healthcare information technology, which we refer to as HCIT, solutions to the healthcare benefit management industry. SXC’s product offerings and solutions combine a wide range of applications and PBM services designed to assist SXC’s customers in reducing the cost and managing the complexity of their prescription drug programs.

SXC’s customers include many of the largest organizations in the pharmaceutical supply chain, such as pharmacy benefit managers, managed care organizations, self-insured employer groups, unions, third party health care plan administrators, and state and federal government entities.

SXC conducts business in both the United States and Canada. SXC common stock is traded on NASDAQ under the symbol “SXCI” and the Toronto Stock Exchange under the symbol “SXC”.

SXC Health Solutions, Inc.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

SXC Health Solutions, Inc., which we refer to as US Corp., is a direct wholly-owned subsidiary of SXC.

Catamaran I Corp.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

Catamaran I Corp., which we refer to as Merger Sub, is a direct wholly-owned subsidiary of US Corp. and was formed solely for the purpose of consummating the merger and the subsequent merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions.

Catamaran II LLC

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

Catamaran II LLC, which we refer to as Merger LLC, is a direct wholly-owned subsidiary of US Corp. and was formed solely for the purpose of consummating the subsequent merger. Merger LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions.

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

(301) 548-2900

Catalyst Health Solutions is a full-service PBM company that primarily operates under the brand name “Catalyst Rx.” Catalyst is built on strong, innovative principles in the management of prescription drug benefits and has a client-centered philosophy. Catalyst clients include self-insured employers, state and local governments, managed care organizations, which we refer to as MCOs, unions, third-party administrators, which we refer to as TPAs, hospices and individuals who contract with Catalyst to administer the prescription drug component of their overall health benefit programs.

Catalyst provides clients access to a contracted, non-exclusive national network of approximately 65,000 pharmacies. Catalyst’s primary business is to provide its clients and their members with timely and accurate benefit adjudication, while controlling pharmacy spending trends through customized plan designs, clinical programs, physician orientation programs, and member education. Catalyst uses electronic point-of-sale system of eligibility verification and plan design information, and offers access to rebate arrangements for certain branded pharmaceuticals.

Catalyst was incorporated in Delaware in 1999 and Catalyst common stock trades on NASDAQ under the symbol “CHSI”.

The Merger (see page 51)

SXC and Catalyst have agreed to a business combination under the terms and conditions set forth in the merger agreement, which we describe in this joint proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Catalyst, with Catalyst continuing as the surviving corporation and as a wholly-owned subsidiary of US Corp., a wholly-owned subsidiary of SXC. We refer to this as the merger. Immediately following the effective time of the merger, provided that certain tax opinions are received by Catalyst and SXC, Catalyst, as the surviving corporation from the merger, will merge with and into Merger LLC, with Merger LLC surviving the second merger. We refer to this as the subsequent merger. We refer to the merger and the subsequent merger collectively as the transactions. It is intended that the subsequent merger, if it occurs, will be effected immediately after the effective time of the merger. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety. We currently expect that the merger will be completed during the second half of 2012, subject to the satisfaction or waiver of the conditions to the merger. However, we cannot predict the actual timing of the completion of the merger.

Merger Consideration (see page 121)

The merger agreement provides that at the effective time, each share of Catalyst common stock issued and outstanding immediately prior to the effective time (other than shares of Catalyst common stock held by Catalyst, SXC, US Corp., Merger Sub, Merger LLC or any of their wholly-owned subsidiaries and shares of Catalyst with respect to which appraisal rights are validly exercised) will be converted into the right to receive the combination of (x) $28.00 in cash without interest, which we refer to as the per share cash amount, and (y) 0.6606 of a validly issued, fully paid and nonassessable share of SXC common stock, which we refer to as the exchange ratio. We refer to the shares of SXC common stock to be issued to holders of Catalyst common stock, when combined with the per share cash amount, as the merger consideration.

The exchange ratio and the per share cash amount will not change from what was agreed to in the merger agreement (other than for adjustment in the event that there is any change prior to the effective time in the outstanding shares of capital stock of SXC or Catalyst as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange or readjustment of shares, or any stock dividend). However, since the market price of SXC common stock will fluctuate, the total value of the stock portion of the merger consideration and therefore the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time.

Accordingly, the value of the actual per share consideration to be paid to Catalyst stockholders cannot be determined until after the effective time.

Treatment of Equity Awards in the Merger (see page 121)

Treatment of Stock Options

Under the merger agreement, each option to purchase Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will, to the extent permitted by the terms of the applicable plan, be assumed by SXC and become an option to purchase SXC common stock, on the same terms and conditions as the Catalyst stock option (but taking into account any changes to the option, including any acceleration, lapse or other vesting, provided in the Catalyst stock plan or related award documents by reason of the merger).

The number of shares of SXC common stock subject to each such converted stock option will be equal to the number of shares of Catalyst common stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of SXC common stock. The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Catalyst stock option divided by the option exchange ratio (rounded up to the nearest cent).

The “option exchange ratio” is equal to the sum of 0.6606 plus the fraction obtained by dividing $28.00 by the average per share last reported sale price of SXC common stock on NASDAQ over the five trading days preceding the closing date of the merger.

Treatment of Restricted Stock

At the effective time, each outstanding share of restricted stock granted under a Catalyst stock plan will become fully vested and will be cancelled in exchange for the right to receive the merger consideration as described in “The Merger Agreement—Merger Consideration” beginning on page 121.

Treatment of Performance Share Unit Awards

Under the merger agreement, each award of performance share units with respect to shares of Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will become fully vested at 100% of the target number of performance share units subject to such performance share unit award. Such performance share unit awards will be cancelled in exchange for the right to receive the merger consideration as described in “The Merger Agreement—Merger Consideration” beginning on page 121.

Treatment of Warrants

Under the merger agreement, certain unexpired and unexercised Catalyst warrants issued pursuant to a stock purchase agreement, dated as of June 18, 2004, which we refer to as the 2008 warrants, will be assumed by SXC and become a warrant to purchase the number of shares of SXC common stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Catalyst common stock subject to the 2008 warrant immediately prior to the effective time by (ii) the option exchange ratio, at an exercise price per share of SXC common stock (rounded up to the nearest cent) equal to the exercise price per share of Catalyst common stock under the 2008 warrant immediately prior to the effective time divided by the option exchange ratio. We refer to such assumed 2008 warrants as the new SXC warrants.

Under the merger agreement, certain unexpired and unexercised Catalyst warrants issued pursuant to a stock purchase agreement, dated as of August 25, 2010, which we refer to as the 2010 warrants, will be cancelled and converted into the right to receive, upon payment of the aggregate exercise price of the 2010 warrant, the combination of (x) the product of the per share cash amount (without interest, and subject to deduction for any required withholding taxes), multiplied by the number of shares of the Catalyst common stock subject to the 2010 warrant as of immediately prior to the effective time, and (y) the number of shares of SXC common stock (decreased to the nearest full share) equal to the product of the exchange ratio, multiplied by the number of shares of Catalyst common stock subject to the 2010 warrant immediately prior to the effective time.

Ownership of SXC After the Merger

Based on the number of shares of common stock of SXC and Catalyst outstanding on May 31, 2012, the record date for the two companies’ special meetings, SXC expects to issue or reserve for issuance approximately 34 million shares of SXC common stock in connection with the merger (including shares of SXC common stock issuable to Catalyst stockholders and shares issuable pursuant to Catalyst warrants and Catalyst stock options and other equity-based awards). Based on these numbers, upon the completion of the merger, SXC shareholders and former Catalyst stockholders would own approximately 67% and 33% of the outstanding shares of SXC common stock, respectively, immediately following the completion of the merger. The merger will have no effect on the number of shares of SXC common stock owned by existing SXC shareholders.

Share Ownership of Directors and Executive Officers

At the close of business on the SXC record date, directors and executive officers of SXC and their affiliates owned and were entitled to vote approximately 334,624 shares of SXC common stock, collectively representing approximately 0.4% of the shares of SXC common stock outstanding on that date.

At the close of business on the Catalyst record date, directors and executive officers of Catalyst and their affiliates owned and were entitled to vote approximately 736,344 shares of Catalyst common stock, collectively representing 1.5% of the shares of Catalyst common stock outstanding on that date.

Recommendation of the SXC Board of Directors and Its Reasons for the Merger (see page 59)

After careful consideration, on April 17, 2012 the SXC board of directors unanimously approved the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, upon the terms and subject to the conditions set forth in the merger agreement. The SXC board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interest of SXC and its shareholders and unanimously recommends that SXC shareholders vote “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement and “FOR” the SXC meeting adjournment proposal at the SXC special meeting.

For a summary of the factors considered by the SXC board of directors in reaching its decision to approve the merger agreement as well as the SXC board of directors’ reasons for, and certain risks related to, the merger, see “The Merger—Recommendation of the SXC Board of Directors and Its Reasons for the Merger” beginning on page 59.

Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger (see page 64)

After careful consideration, on April 17, 2012, the Catalyst board of directors unanimously approved the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth in the merger agreement. The Catalyst board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Catalyst and its stockholders and unanimously recommends that Catalyst’s stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the Catalyst compensation arrangements proposal and “FOR” the Catalyst meeting adjournment proposal at the Catalyst special meeting.

For a summary of the factors considered by the Catalyst board of directors in reaching its decision to adopt the merger agreement and approve the consummation of the transactions contemplated by the merger agreement, including the merger, as well as the Catalyst board of directors’ reasons for, and certain risks related to, the merger, see “The Merger—Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger” beginning on page 64.

Opinions of Financial Advisors (see page 71)

Opinions of SXC’s Financial Advisors

Barclays Opinion

Barclays Capital Inc., which we refer to as Barclays, delivered its written opinion to the SXC board of directors that, as of April 17, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid by SXC in the proposed merger was fair, from a financial point of view, to SXC.

The full text of Barclays’ written opinion, dated as of April 17, 2012, is attached as Annex B to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. SXC’s shareholders are encouraged to read the opinion carefully in its entirety. The summary of Barclays’ opinion and the methodology that Barclays used to render its opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

J.P. Morgan Opinion

J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, delivered its written opinion to the SXC board of directors that, as of April 17, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid by SXC in the proposed merger was fair, from a financial point of view, to SXC.

The full text of the written opinion of J.P. Morgan, dated April 17, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. SXC’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the SXC board of directors and is directed only to the consideration to be paid in the proposed merger and does not constitute a recommendation to any SXC shareholder or Catalyst stockholder as to how they should vote at the special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Opinion of Catalyst’s Financial Advisor

On April 17, 2012, at a meeting of the Catalyst board of directors, Goldman Sachs & Co., which we refer to as Goldman Sachs, rendered to the Catalyst board of directors its oral opinion, subsequently confirmed in writing, that, as of April 17, 2012 and based upon and subject to the limitations and assumptions set forth therein, the per share consideration of $28.00 in cash and 0.6606 shares of SXC common stock, collectively, “the merger consideration”, to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated April 17, 2012, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. The summary of the Goldman Sachs opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Catalyst board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of Catalyst common stock should vote with respect to the proposed merger or any other matter.

Interests of Catalyst’s Directors and Executive Officers in the Merger (see page 112)

The directors and executive officers of Catalyst have interests in the merger that are in addition to their interests as stockholders of Catalyst generally. The Catalyst board of directors was aware of these interests and considered them, among other matters, in approving the merger and in determining to recommend that Catalyst stockholders adopt the merger agreement. See “The Merger—Interests of Catalyst’s Directors and Executive Officers in the Merger,” beginning on page 112 for additional information about these interests.

Board of Directors of SXC After the Merger (see page 112)

In connection with the merger, SXC has agreed to appoint two designees mutually agreed upon by SXC and Catalyst to the SXC board of directors. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the mutual designees who will be appointed to the SXC board of directors. The two designees to be appointed to the SXC board of directors will be compensated in the same manner and amounts as other non-employee directors of SXC. See “SXC Executive Compensation—Compensation of Directors.”

Information about the current SXC directors and executive officers can be found in the documents listed under the heading “Additional Information—Where You Can Find More Information” beginning on page 233.

Listing of SXC Common Stock (see page 108) and Delisting and Deregistration of Catalyst Common Stock (see page 111)

Application will be made to have the shares of SXC common stock to be issued in the merger approved for listing on NASDAQ and on the Toronto Stock Exchange, which we refer to as the TSX, where SXC common stock currently is traded under the symbols “SXCI” and “SXC,” respectively. If the merger is completed, Catalyst common stock will be delisted from NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Catalyst will no longer file periodic reports with the SEC.

Catalyst Stockholder Appraisal Rights (see page 108)

Under Delaware law, Catalyst stockholders of record who do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Catalyst common stock in connection with the merger, if the merger is completed. This value could be more than, less than or the same as the implied value of the merger consideration for Catalyst common stock. The relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, are included as Annex E to this joint proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Catalyst stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Merely not voting for the merger will not preserve the right of Catalyst stockholders to seek an appraisal of their shares of Catalyst common stock under Delaware law because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the Catalyst special meeting adjournment proposal. Accordingly, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Catalyst stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

Conditions to Completion of the Merger (see page 124)

A number of conditions to each party’s obligation to complete the merger must be satisfied before the merger will be completed, including:

•	the approval of the proposal to adopt the merger agreement by the holders of a majority of the issued and outstanding shares of Catalyst common stock entitled to vote thereon;

•

the approval of the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement by the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the SXC special meeting;

•	the approval for listing on NASDAQ, subject to official notice of issuance, and the conditional approval for listing on the TSX, subject only to the satisfaction of standard listing conditions, of the shares of SXC common stock to be issued to Catalyst stockholders pursuant to the merger agreement and under Catalyst’s stock plans;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act;

•

the receipt of all consents of or filings with, or expirations or terminations of waiting periods imposed by, any governmental entity, including under applicable regulatory laws, which the failure to obtain, make or occur would have the effect of making the merger, the subsequent merger or any of the other transactions illegal or would, individually or in the aggregate, have a “material adverse effect” (as that term is defined under “The Merger Agreement—Definition of Material Adverse Effect” beginning on page 126) with respect to Catalyst or SXC, will have been obtained, or have occurred, as applicable;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the subsequent merger or that would require a “burdensome regulatory action” (as that term is defined under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 134);

•

the effectiveness under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings initiated by the SEC for that purpose;

•

the accuracy and correctness of representations and warranties of the other party, subject to certain materiality or “material adverse effect” qualifications described in the merger agreement, and the receipt of a certificate from the officers of the other party to that effect; and

•

the other party having performed its covenants in the merger agreement in all material respects at or prior to the completion of the merger, and the receipt of a certificate from the officers of the other party to that effect.

In addition, it is a condition to SXC’s obligation to close that no more than 10% of the outstanding shares of Catalyst common stock elect to exercise appraisal rights as of the completion of the merger in accordance with the terms of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by SXC or Catalyst, subject to the agreement of the other party in specific cases. For a more detailed discussion of these matters, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 124.

Regulatory Approvals (see page 94)

SXC and Catalyst have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, provided that SXC is not required to agree to any “burdensome regulatory action” (as that term is defined under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 134). These approvals include approvals under, or the expiration or termination of waiting periods pursuant to, the HSR Act and receipt of various state license approvals. On May 29, 2012, at 11:59 p.m. Eastern Daylight Time, the waiting period under the HSR Act expired.

Litigation (see page 95)

On or about April 20, 2012, Hillary Coyne, an alleged Catalyst stockholder, filed a complaint in the Court of Chancery of the State of Delaware against Catalyst, Catalyst’s directors, SXC and certain wholly-owned subsidiaries of SXC (collectively “the defendants”). The complaint purports to be brought on behalf of a class of all Catalyst stockholders and alleges that the Catalyst directors violated their fiduciary duties, in connection with their negotiation of and agreement to the merger agreement and the merger by, among other things, agreeing to allegedly inadequate consideration and preclusive terms. The SXC defendants are alleged to have aided and abetted the Catalyst directors’ alleged breaches of fiduciary duty. The complaint seeks a preliminary and permanent injunction against the merger and, in the alternative, damages. On April 23, 2012 and April 30, 2012, Colleen Witmer and Ida Lindell, respectively, each alleged Catalyst stockholders, filed complaints in the Court of Chancery of the State of Delaware against the same defendants, alleging substantially the same facts and seeking relief similar to that sought in the Coyne action. On or about April 27, 2012, Susan Edinburgh Schafer, an alleged Catalyst stockholder, filed a fourth complaint in the Circuit Court for Montgomery County, State of Maryland against Catalyst, Catalyst’s directors and SXC alleging substantially the same facts and seeking relief similar to that sought in the Delaware actions. On or about May 8, 2012, Haverhill Retirement System, an alleged Catalyst stockholder, filed a complaint in the Court of Chancery of the State of Delaware against the same defendants, alleging substantially the same facts and seeking relief similar to that sought in the Coyne action, with the addition of allegations of misleading disclosures and omissions in the initial filing with the SEC of the registration statement, of which this joint proxy statement/prospectus forms a part. On or about May 10, 2012, Haverhill filed a motion seeking expedited proceedings. Catalyst and SXC have opposed this motion. On or about May 16, 2012, Haverhill filed an amended complaint and a motion to consolidate the four currently-pending actions in Delaware. On or about May 18, 2012, Lindell filed an amended complaint which, among other things, added allegations of false and misleading disclosures in the initial filing with the SEC of the registration statement, of which this joint proxy statement/prospectus forms a part. The Lindell and Haverhill plaintiffs have filed competing motions for the appointment of lead plaintiff and lead counsel. A hearing was held on May 24, 2012 with the Delaware Court of Chancery. On May 25, 2012, the Delaware Court of Chancery issued a decision and order consolidating the Delaware cases and designating the Haverhill plaintiff’s counsel as lead counsel.

Description of Debt Financing (see page 154)

Concurrently, and in connection with entering into the merger agreement, SXC entered into a debt commitment letter, which we refer to as the debt commitment letter, with JPMorgan Chase Bank, N.A., which we refer to as JPMCB, and J.P. Morgan. JPMCB, J.P. Morgan and SXC subsequently entered into accession agreements to the debt commitment letter, which we refer to as the accession agreements, with Bank of America, N.A., which we refer to as Bank of America, Barclays Bank PLC, which we refer to as Barclays Bank, and SunTrust Bank, which we refer to as SunTrust. Pursuant to the debt commitment letter and the accession agreements and subject to the conditions set forth therein, JPMCB, Bank of America, Barclays Bank and SunTrust committed to provide senior secured credit facilities in an aggregate amount of $1.8 billion, consisting of (i) a five-year senior secured term loan A facility in the amount of $650 million, which we refer to as the term loan A facility, (ii) a seven-year senior secured term loan B facility in the amount of $800 million, which we refer to as the term loan B facility, and (iii) a five-year senior secured revolving credit facility in the amount of $350 million, which we refer to as the revolving facility. The proceeds from the term loan facilities will be used to finance a portion of the cash component of the aggregate merger consideration, repay existing SXC and Catalyst indebtedness and pay related fees and expenses. Borrowings under the revolving facility may be used for general corporate purposes, including financing a portion of the cash component of the aggregate merger consideration, repayment of existing SXC and Catalyst indebtedness, financing permitted acquisitions and payment of related fees and expenses. The term A loan facility and the revolving facility will mature five years following the closing date of the merger and the term B loan facility will mature seven years following the closing date of the merger. The debt commitment letter provides, among other things, that the closings of the term loan facilities and the revolving facility are subject to certain customary conditions.

On May 16, 2012, SXC issued 5,980,000 shares of SXC common stock in an underwritten public offering and received net proceeds of approximately $518.6 million, after underwriting discounts and commissions and estimated offering expenses. SXC expects to use approximately $400 million of these proceeds to finance a portion of the cash component of the aggregate merger consideration, thereby reducing the amount of debt necessary to finance the cash portion of the aggregate merger consideration by an equal amount.

No Solicitation of Alternative Transactions by Catalyst (see page 127)

Subject to certain exceptions, the merger agreement precludes Catalyst from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Catalyst’s equity or assets. Notwithstanding such restrictions, the merger agreement provides that, under specified circumstances occurring before Catalyst stockholders approve the proposal to adopt the merger agreement, if Catalyst receives an unsolicited proposal from a third party to acquire a significant interest in Catalyst that its board of directors concludes in good faith constitutes a Catalyst superior proposal (as described under “The Merger Agreement—No Solicitation of Alternative Transactions by Catalyst” beginning on page 127), or could reasonably be expected to result in a Catalyst superior proposal and the Catalyst board of directors concludes in good faith that failure to negotiate with such third party would be inconsistent with the exercise of its fiduciary duties to the stockholders of Catalyst under applicable law, Catalyst may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

No Solicitation of Alternative Transactions by SXC (see page 129)

Subject to certain exceptions, the merger agreement precludes SXC from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in SXC’s equity or assets. Notwithstanding such restrictions, the merger agreement provides that, under specified circumstances occurring before SXC shareholders approve the proposal to issue shares pursuant to the merger agreement, if SXC receives an unsolicited bona fide written proposal from a third party to acquire a significant interest in SXC that its board of directors concludes in good faith constitutes an SXC superior proposal (as described under “The Merger Agreement—No Solicitation of Alternative Transactions by SXC” beginning on page 129), or could reasonably be expected to result in an SXC superior proposal and the SXC board of directors concludes in good faith that failure to negotiate with such third party would be inconsistent with its fiduciary duties to the shareholders of SXC under applicable laws, SXC may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

Termination of the Merger Agreement (see page 144)

Termination by SXC or Catalyst

The merger agreement may be terminated at any time prior to the completion of the merger by the mutual written consent of SXC, US Corp., Merger Sub, Merger LLC and Catalyst. Also, subject to certain qualifications and exceptions, either SXC or Catalyst may terminate the merger agreement at any time prior to the completion of the merger if:

•

the merger is not completed on or before October 17, 2012, subject to an extension for up to 90 days by either SXC or Catalyst to the extent all necessary regulatory approvals have not been obtained as of such date;

•

a governmental entity permanently enjoins or otherwise prohibits the completion of the merger or imposes a burdensome regulatory action (as that term is defined under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 134);

•	the Catalyst special meeting concludes without the approval of the proposal to adopt the merger agreement by Catalyst’s stockholders; or

•

the SXC special meeting concludes without the approval of the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement by SXC’s shareholders.

Termination by Catalyst

Catalyst may terminate the merger agreement in order to concurrently enter into a binding written agreement concerning a transaction that constitutes a Catalyst superior proposal at any time prior to the approval of the proposal to adopt the merger agreement by Catalyst’s stockholders if (subject to certain qualifications and exceptions):

•	Catalyst has complied with its obligations under the covenants in the merger agreement regarding non-solicitation, including its obligation to notify SXC of the Catalyst superior proposal;

•

such Catalyst takeover proposal constitutes a Catalyst superior proposal and the Catalyst board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to make a Catalyst adverse recommendation change would be inconsistent with its fiduciary duties under applicable laws;

•

Catalyst provides SXC at least five business days’ prior written notice of Catalysts’ board of directors’ intention to terminate the merger agreement, which notice must include certain specified information regarding the Catalyst superior proposal and a copy of the pertinent agreement;

•

Catalyst has negotiated in good faith with SXC for a specified period after the notice described in the preceding bullet point regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by SXC in response to the Catalyst superior proposal and, at the end of such period, such Catalyst takeover proposal continues to constitute a Catalyst superior proposal and the Catalyst board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to make a Catalyst adverse recommendation change would be inconsistent with its fiduciary duties under applicable laws; and

•	concurrently with the termination, Catalyst pays to SXC a $134,500,000 termination fee.

Catalyst may also terminate the merger agreement if:

•

SXC’s board of directors or any committee thereof has effected a change of recommendation with respect to its recommendation that SXC shareholders vote in favor of the proposal to approve the issuance of shares of SXC common stock to the Catalyst stockholders pursuant to the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and its shareholders;

•	the SXC board of directors has taken a position contemplated by Rule 14e-2(a) of the Exchange Act regarding a takeover proposal, other than recommending rejection of such proposal;

•

the SXC board of directors has failed to include its recommendation that SXC shareholders vote in favor of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and SXC’s shareholders in this joint proxy statement/prospectus;

•	SXC or any SXC subsidiary has entered into any agreement in connection with any SXC takeover proposal; or

•

the SXC board of directors has refused to publicly confirm its recommendation of the agreement and merger following a written request to provide such reaffirmation within 10 days of such request, or 5 business days prior to the SXC shareholder meeting.

In addition, Catalyst may terminate the merger agreement if:

•

the mutual conditions to complete the merger and the conditions to SXC’s obligations to complete the merger are satisfied or waived (or would be satisfied upon an immediate closing) and SXC has not, within 5 business days after the date of which the closing was required to have occurred, deposited with the exchange agent cash in U.S. dollars in an aggregate amount sufficient to pay the merger consideration.

Catalyst may also terminate the merger agreement at any time prior to the effective time if (subject to certain qualifications and exceptions) SXC breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of any of the conditions to Catalyst’s obligations to complete the merger relating to the accuracy of SXC’s representations and warranties or its compliance with covenants.

Termination by SXC

SXC may terminate the merger agreement in order to concurrently enter into a binding written agreement concerning a transaction that constitutes an SXC superior proposal at any time prior to the approval of the proposal to adopt the merger agreement by SXC’s shareholders if (subject to certain qualifications and exceptions):

•	SXC has complied with its obligations under the covenants in the merger agreement regarding non-solicitation, including its obligation to notify Catalyst of the SXC superior proposal;

•

such SXC takeover proposal constitutes an SXC superior proposal and the SXC board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to make an SXC adverse recommendation change would be inconsistent with its fiduciary duties under applicable laws;

•

SXC provides Catalyst at least five business days’ prior written notice of SXC’s board of directors’ intention to terminate the merger agreement, which notice must include certain specified information regarding the SXC superior proposal and a copy of the pertinent agreement;

•

SXC has negotiated in good faith with Catalyst for a specified period after the notice described in the preceding bullet point regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Catalyst in response to the SXC superior proposal and, at the end of such period, such SXC takeover proposal continues to constitute an SXC superior proposal and the SXC board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to make an SXC adverse recommendation change would be inconsistent with its fiduciary duties under applicable laws; and

•	concurrently with the termination SXC pays to Catalyst a $134,500,000 termination fee.

SXC may also terminate the merger agreement if:

•

Catalyst’s board of directors or any committee thereof has effected a change of recommendation with respect to its recommendation that Catalyst stockholders vote to adopt and approve the merger agreement and the merger or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and the Catalyst stockholders;

•	the Catalyst board of directors has taken a position contemplated by Rule 14e-2(a) of the Exchange Act regarding a takeover proposal, other than recommending rejection of such proposal;

•	the Catalyst board of directors has failed to include its recommendation that Catalyst stockholders adopt the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and the Catalyst stockholders in this joint proxy statement/prospectus;

•	Catalyst or any Catalyst subsidiary has entered into any agreement in connection with any Catalyst takeover proposal; or

•

the Catalyst board of directors has refused to publicly confirm its recommendation of the agreement and merger following a written request to provide such reaffirmation within 10 days of such request, or five business days prior to the Catalyst stockholder meeting.

In addition, SXC may terminate the merger agreement at any time prior to the completion of the merger if (subject to certain qualifications and exceptions) Catalyst breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of any of the conditions to SXC’s obligation to complete the merger relating to the accuracy of Catalyst’s representations and warranties or its compliance with covenants.

Termination Fees and Expenses (see page 147)

If the merger agreement is terminated, Catalyst may be required in specified circumstances to pay a termination fee of $134,500,000 to SXC, and SXC may be required in specified circumstances to pay a termination fee of $134,500,000 to Catalyst. In the event of a termination of the merger agreement due to failure of financing for the transactions, SXC may be required to pay a termination fee of $281,500,000 to Catalyst. If the merger agreement is terminated under certain circumstances, Catalyst or SXC may be required to reimburse the other party for its expenses incurred in connection with the merger in an aggregate amount not to exceed $41,400,000.

Taxation (see page 96)

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the merger to holders of Catalyst common stock in general depend on whether the transactions contemplated by the merger agreement qualify for U.S. federal income tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code.

Provided the tax opinions described below are received by Catalyst and SXC on or prior to the closing date of the merger, Catalyst, as the surviving corporation from the merger, will merge with and into Merger LLC in the subsequent merger. If the tax opinions are received and the subsequent merger occurs, SXC and Catalyst will each treat the merger and the subsequent merger, taken together, for all tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code.

For the subsequent merger to occur, Catalyst must receive an opinion from its special counsel, Milbank, Tweed, Hadley & McCloy LLP, which we refer to as Milbank, to the effect that, among other things, the merger and the subsequent merger, taken together, should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and SXC must receive an opinion from its special counsel, Sidley Austin LLP, which we refer to as Sidley, to the effect that none of Catalyst, the surviving corporation in the merger, US Corp., SXC or Merger LLC will recognize income or gain for U.S. federal income tax purposes as a result of the subsequent merger.

If either Catalyst or SXC does not receive such an opinion from its counsel, the subsequent merger will not occur and Catalyst and SXC will each treat the merger for U.S. federal income tax purposes as a taxable acquisition of the Catalyst common stock by US Corp. in exchange for the merger consideration. In that event, U.S. holders of Catalyst common stock will recognize gain or loss in an amount equal to the difference between the fair market value of the merger consideration at the effective time of the merger and the holder’s tax basis in the shares of Catalyst common stock given up in the exchange.

If the subsequent merger occurs, and the merger and the subsequent merger, taken together, qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, U.S. holders (subject to limited exceptions for certain holders) whose Catalyst common stock is exchanged in the merger for merger consideration generally will recognize gain (but not loss) on the exchange in an amount not exceeding the amount of cash received. Under that rule, as a result of the cash received in the merger a Catalyst stockholder might recognize all or a significant portion of any gain on the exchange even if the merger and subsequent merger, taken together, qualify as a “reorganization.”

Delivery of these opinions of Sidley and Milbank is not a condition to the closing of the merger, however, and SXC and Catalyst expect to receive these opinions only if certain conditions exist at the time of the merger, as described in “The Merger—Taxation—Material U.S. Federal Income Tax Consequences—U.S. Federal Tax Characterization of the Transactions Contemplated by the Merger Agreement.” No assurance can be given that the opinions will be delivered. It will not be known at the time of the special meetings of the SXC and Catalyst stockholders whether the opinions will be delivered and therefore the U.S. federal income tax treatment of the transactions contemplated by the merger agreement will not be known at such time.

Furthermore, even if the opinions of Sidley and Milbank are received and the parties treat the transactions contemplated by the merger agreement as a “reorganization,” the Internal Revenue Service might successfully assert a contrary position.

For a more detailed description of the U.S. federal income tax consequences of the exchange of Catalyst shares in the merger, see “The Merger—Taxation—Material U.S. Federal Income Tax Consequences” beginning on page 96.

Material Canadian Federal Income Tax Consequences

A Canadian holder (as defined under “The Merger—Taxation—Material Canadian Federal Income Tax Consequences” beginning on page 105) will realize a capital gain (or a capital loss) on the disposition of Catalyst common stock pursuant to the merger, to the extent that aggregate of the amount of cash and fair market value of the SXC common stock received pursuant to the merger, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base of the Catalyst common stock to the Canadian holder immediately before the merger.

The cost to a Canadian holder of each share of SXC common stock received pursuant to the merger will be equal to the fair market value of each share of the SXC common stock at the time of the merger. The adjusted cost base to a Canadian holder of SXC common stock acquired pursuant to the merger will be determined by averaging the cost of the SXC common stock so acquired with the adjusted cost base of all other SXC common stock held at that time by the Canadian holder as capital property.

For a more detailed description of the Canadian federal income tax consequences of the exchange of Catalyst shares in the merger, see “The Merger—Taxation—Material Canadian Federal Income Tax Consequences” beginning on page 105.

Accounting Treatment (see page 108)

SXC will account for the acquisition of shares of Catalyst common stock through the merger under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, SXC considered the factors required under Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, which we refer to as ASC 805, and determined that SXC will be considered the acquirer of Catalyst for accounting purposes.

Risk Factors (see page 29)

In evaluating the merger, the merger agreement or the issuance of shares of SXC common stock pursuant to the merger agreement, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 29.

SXC’s Dividend Policy

SXC has never paid a cash dividend on its common stock and has no present intention to commence the payment of cash dividends. It is possible that the board of directors could determine in the future, based on SXC’s financial and other relevant circumstances at that time, to pay cash dividends. See “The Merger—SXC’s Dividend Policy” on page 94.

Comparison of Rights of SXC Shareholders and Catalyst Stockholders (see page 180)

Catalyst is a Delaware corporation. SXC is a Yukon, Canada corporation. The shares of SXC common stock that Catalyst stockholders will receive in the merger will be shares of a Yukon corporation. Catalyst stockholder rights under Delaware law and SXC shareholder rights under Yukon law are different. In addition, SXC’s articles of continuance and its bylaws contain provisions that are different from Catalyst’s certificate of incorporation and bylaws as currently in effect. Certain of these differences are described in detail under “Comparison of Rights of SXC Shareholders and Catalyst Stockholders” beginning on page 180.

Expenses (see page 153)

Generally, all fees and expenses incurred in connection with the merger, merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus.

Summary Selected Historical Financial Data for SXC

The following tables set forth the selected historical consolidated financial data for SXC. The selected consolidated financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from SXC’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 have been derived from SXC’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of and for the three months ended March 31, 2012 and 2011 have been derived from SXC’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus. The results for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year. SXC’s unaudited interim financial statements reflect all adjustments that management of SXC considers necessary for the fair presentation of the financial position and results of operations for such periods in accordance with United States generally accepted accounting principles, which we refer to as GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

This selected consolidated financial data should be read in conjunction with SXC’s audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SXC’s Annual Report on Form 10-K for the year ended December 31, 2011 and SXC’s unaudited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SXC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. See “Additional Information—Where You Can Find More Information” beginning on page 233.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2012(1)	2011	2011(2)	2010(3)(4)	2009(5)	2008(6)	2007(7)
			(In thousands, except per share data)
Statement of Operations Data:
Revenue	$1,717,097	$1,097,652	$4,975,496	$1,948,389	$1,438,634	$862,939	$93,171
Net income	$26,342	$18,271	$91,786	$64,735	$46,061	$15,113	$13,146
Earnings per share, basic	$0.42	$0.30	$1.48	$1.07	$0.89	$0.33	$0.32
Earnings per share, diluted	$0.42	$0.29	$1.46	$1.03	$0.86	$0.32	$0.30
Adjusted earnings per share, diluted(8)	$0.52	$0.33	$1.63	$1.11	$0.98	n/a	n/a
Weighted average common shares outstanding:
Basic	62,529	61,801	62,127	60,737	52,008	45,957	41,511
Diluted	63,284	63,532	62,952	63,137	53,595	46,826	43,126

		As of March 31, 2012	As of December 31,
			2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets		$1,284,131	$1,050,307	$816,790	$662,080	$428,343	$159,479
Long-term debt		$100,000	$0	$0	$0	$47,640	$0
Total shareholders’ equity		$711,292	$671,038	$553,256	$458,494	$194,163	$132,457

(1)	SXC completed its acquisition of HealthTran effective January 1, 2012. The aggregate purchase price for the acquisition was $250 million, subject to customary working capital adjustments.

(2)	SXC completed its acquisitions of PTRX and SaveDirectRx on October 3, 2011. The aggregate purchase price for the acquisitions was $77.2 million in cash, subject to customary working capital adjustments, with an additional $4.5 million potential earn-out payment subject to the achievement of certain performance targets in the 2012 fiscal year.
(3)	SXC completed its acquisition of MedfusionRx on December 28, 2010. The purchase price for MedfusionRx was $101.5 million in cash with an additional $5.5 million potential earn-out payment subject to the achievement of certain performance targets in the 2012 fiscal year.
(4)	On September 17, 2010, SXC executed a two-for-one stock split effected by a stock dividend on the issued and outstanding shares of common stock of SXC. All SXC share and per share data presented in this joint proxy statement/prospectus have been adjusted to reflect this stock split.
(5)	On September 23, 2009, SXC completed a public offering in Canada and the U.S. of 10,350,000 shares of its common stock at a price of $20.75 per share. The net proceeds to SXC from the offering were $203.1 million.
(6)	Effective April 30, 2008, SXC, through a wholly-owned subsidiary, acquired all of the outstanding shares of National Medical Health Card Systems, Inc., based in Port Washington, New York, which provides PBM services. The results of operations of the acquired business are included from the date of acquisition. SXC issued 5,571,920 shares of its common stock in connection with the acquisition.
(7)	Effective January 1, 2007, SXC adopted the FASB’s guidance for uncertainty in income taxes and, as a result, SXC recognized an adjustment in the liability for unrecognized income tax benefits of $0.2 million and a corresponding reduction in the beginning balance of retained earnings.
(8)	SXC reports its financial results in accordance with GAAP, but SXC’s management also evaluates and makes operating decisions using adjusted earnings per share, which we refer to as Adjusted EPS. SXC’s management believes that Adjusted EPS provides useful supplemental information regarding the performance of business operations and facilitates comparisons to its historical operating results. Non-GAAP financial measures such as Adjusted EPS should not be considered as a substitute for measures of financial performance in accordance with GAAP. Adjusted EPS adds back the impact of all amortization of intangible assets, net of tax. Amortization of intangible assets arises from the acquisition of intangible assets in connection with SXC’s business acquisitions. SXC excludes amortization of intangible assets from Adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC’s business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. It should be noted that the use of these intangible assets contributes to revenue in the period presented as well as future periods and that such expenses will recur in future periods. Below is a reconciliation of SXC’s reported net income to Adjusted EPS for the three months ended March 31, 2012 and 2011 and for the years ended December 31, 2011, 2010 and 2009.

	Three Months Ended March 31,				Years Ended December 31,
	2012		2011		2011		2010		2009
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
					(In thousands, except per share data)
Net Income (GAAP)	$26,342	$0.42	$18,271	$0.29	$91,786	$1.46	$64,735	$1.03	$46,061	$0.86
Amortization of intangible assets	$10,318	$0.16	$3,560	$0.06	$16,385	$0.26	$7,856	$0.12	$9,724	$0.18
Tax effect of reconciling item	$(3,477)	$(0.06)	$(1,181)	$(0.02)	$(5,505)	$(0.09)	$(2,640)	$(0.04)	$(3,141)	$(0.06)
Non-GAAP Net-Income	$33,183	$0.52	$20,650	$0.33	$102,666	$1.63	$69,951	$1.11	$52,644	$0.98

Summary Selected Historical Financial Data for Catalyst

The following tables set forth the selected historical consolidated financial data for Catalyst. The selected consolidated financial data as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009 have been derived from Catalyst’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2009, 2008 and 2007 and for the fiscal years ended December 31, 2008 and 2007 have been derived from Catalyst’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of and for the three months ended March 31, 2012 and 2011 have been derived from Catalyst’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus. The results for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year. Catalyst’s unaudited interim financial statements reflect all adjustments that management of Catalyst considers necessary for the fair presentation of the financial position and results of operations for such periods in accordance with GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

This selected consolidated financial data should be read in conjunction with Catalyst’s audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Catalyst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Catalyst’s unaudited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Catalyst’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. See “Additional Information—Where You Can Find More Information” beginning on page 233.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2012(1)	2011	2011(2)	2010(3)	2009(4)	2008(5)	2007(6)
			(In thousands, except per share data)
Statement of Operations Data:
Revenue	$1,454,805	$1,121,733	$5,329,594	$3,764,092	$2,894,380	$2,543,379	$1,857,697

Net income attributable to Catalyst	$19,233	$20,296	$66,988	$80,957	$65,165	$50,394	$39,268

Net income per share attributable to Catalyst, basic	$0.39	$0.46	$1.41	$1.85	$1.51	$1.18	$0.95
Net income per share attributable to Catalyst, diluted	$0.39	$0.45	$1.39	$1.82	$1.48	$1.16	$0.91
Adjusted earnings per diluted share(7)	$0.62	$0.52	$2.37	$1.93	$1.55	n/a	n/a
Weighted average shares of common stock outstanding, basic	49,144	44,152	47,569	43,855	43,128	42,527	41,525
Weighted average shares of common stock outstanding, diluted	49,592	44,724	48,107	44,536	43,942	43,588	43,006

	As of March 31, 2012	As of December 31,
		2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets	$2,018,395	$2,030,178	$1,142,036	$832,921	$701,637	$551,430
Debt:
Current maturities of long-term debt	$7,500	$7,500	$7,500	$0	$0	$0
Long-term debt	$261,250	$263,125	$140,625	$0	$0	$0
Total liabilities	$1,149,875	$1,181,679	$603,913	$391,924	$337,708	$251,150
Total stockholders’ equity	$868,520	$848,499	$538,123	$440,997	$363,929	$300,280

(1)	On February 17, 2012, Catalyst acquired Molina Healthcare Insurance Company (“MHIC”) for $13.3 million in cash. MHIC is a shell insurance company, previously owned by Molina Healthcare, Inc., a California-based health plan. MHIC is licensed to sell life, annuity and accident health insurance products in all fifty states, except Maine and New York. All of the MHIC’s legacy business is ceded to Protective Life Insurance Company (“Protective”), an unrelated third-party, through a 100% coinsurance agreement. Protective assumes all obligations from MHIC to pay claims and administer the life and annuity block of business.
(2)	Includes the acquisition of Catalyst Rx Health Initiatives, Inc. (“CHI”) (formerly known as Walgreens Health Initiatives, Inc.) effective June 13, 2011.
(3)	Includes the acquisitions of FutureScripts, LLC and FutureScripts Secure LLC effective September 13, 2010.
(4)	Effective January 1, 2009, Catalyst adopted (a) the Financial Accounting Standards Board’s, or FASB, revised authoritative guidance for business combinations and (b) the FASB’s authoritative guidance for fair value measurements for non-financial assets and liabilities that are measured at fair value on a non-recurring basis. See “Note 11. Business Combinations” and “Note 7. Fair Value Measurements,” respectively, of Catalyst’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.
(5)	Effective January 1, 2008, Catalyst adopted the FASB’s authoritative guidance for fair value measurements, with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities. See “Note 7. Fair Value Measurements” to Catalyst’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.
(6)	Effective January 1, 2007, Catalyst adopted the FASB’s authoritative guidance for accounting for uncertain tax positions. See “Note 9. Income Taxes” of Catalyst’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.
(7)	Catalyst provides diluted earnings per share excluding the impact of acquisition related intangible amortization and CHI transition, transaction and integration costs in order to compare underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of its business operations and facilitates comparisons to historical operating results.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
GAAP diluted earnings per share	$0.39	$0.45	$1.39	$1.82	$1.48
Adjustments for CHI transaction, transition and integration related cost (a)	0.11	0.02	0.61	0	0
Adjustment to amortization of intangible assets (b)	0.12	0.05	0.37	0.11	0.07

Diluted earnings per share, as adjusted	$0.62	$0.52	$2.37	$1.93	$1.55

(a)	This adjustment represents the per share effect of transaction, transition and integration costs directly related to the acquisition of CHI, of approximately $8.8 million and $1.5 million ($5.5 million and $0.9 million after tax) for the three months ended March 31, 2012 and 2011, respectively, and $47.6 million ($29.7 million after tax) for the year ended December 31, 2011. Transaction, transition and integration expenses are included in selling, general and administrative expenses on Catalyst’s consolidated statements of operations. Transaction, transition and integration expenses include, but are not limited to, charges related to the acquisition of CHI, primarily comprised of transaction closing costs, professional fees (banking, legal and accounting), transition services, integration, retention payments, severance and other acquisition-related expenses or post-closing expenses. These charges include only expenses that are expected to end when the integration is complete.
(b)	This adjustment represents the per share effect of CHI and all other prior acquisition related intangible amortization. Acquisition related intangible amortization of approximately $5.7 million and $1.5 million ($3.6 million and $0.9 million after tax) for the three months ended March 31, 2012 and 2011, respectively, and $15.5 million ($9.7 million after tax), $5.4 million ($3.4 million net of tax) and $4.8 million ($3.0 million net of tax) for the years ended December 31, 2011, 2010 and 2009, respectively, is included in selling, general and administrative expenses. Acquisition related intangible amortization of approximately $4.2 million and $1.8 million ($2.6 million and $1.1 million after tax) is included as a reduction to revenue for the three months ended March 31, 2012 and 2011, respectively. Further, $12.9 million and $2.7 million ($8.0 million and $1.7 million after tax) are included as a reduction of revenue for the twelve months ended December 31, 2011 and 2010, respectively.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2012 and the year ended December 31, 2011 reflect the merger and related financing transactions as if they had occurred on January 1, 2011. The following selected unaudited pro forma condensed combined balance sheet data as of March 31, 2012 reflect the merger and related financing transactions as if they had occurred on March 31, 2012.

The unaudited pro forma condensed combined financial data is based on the historical financial statements of SXC and Catalyst and certain assumptions and adjustments as discussed in the section entitled “SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 160, including assumptions relating to the allocation of the consideration paid for Catalyst based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of SXC or Catalyst would have been had the merger and related transactions been completed at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. SXC and Catalyst may have performed differently had they been combined during the period presented. The following should be read in connection with the section of this joint proxy statement/prospectus entitled “SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 160 and other information included in or incorporated by reference into this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share data)

	For the Three Months Ended March 31, 2012	For the Year Ended December 31, 2011
Revenue	$3,171,357	$11,194,772
Net income attributable to the combined company	$17,995	$31,456
Earnings per share, basic	$0.18	$0.32
Earnings per share, diluted	$0.18	$0.31
Weighted average common shares outstanding
Basic	100,973	100,362
Diluted	102,025	101,543

Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)

		As of March 31, 2012
Total assets		$7,591,554
Long-term debt		$1,359,211
Total shareholders’ equity		$4,319,637

Unaudited Pro Forma Combined Per Share Information

The following selected unaudited pro forma combined per share information for the three months ended March 31, 2012 and the year ended December 31, 2011 reflects the merger and related financing transactions as if they had occurred on January 1, 2011. The unaudited pro forma combined book value per common share reflects the merger and related financing transactions as if they had occurred on March 31, 2012.

The unaudited pro forma combined per share information is based on the historical financial statements of SXC and Catalyst and certain assumptions and adjustments as discussed in the section entitled “SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 160, including assumptions relating to the allocation of the consideration paid based on preliminary estimates of the fair values of the assets acquired and liabilities assumed. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of SXC or Catalyst would have been had the merger and related transactions been completed at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. SXC and Catalyst may have performed differently had they been combined during the period presented. The following should be read in connection with the section entitled “SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 160, and other information included in or incorporated by reference into this joint proxy statement/prospectus.

	For the Three Months Ended March 31, 2012	For the Year Ended December 31, 2011
SXC HISTORICAL PER COMMON SHARE DATA
Net income from continuing operations per common share:
Basic	$0.42	$1.48
Diluted	$0.42	$1.46
Cash dividends paid per common share	$0	$0
Book value per common share	$11.31	$10.76
CATALYST HISTORICAL PER COMMON SHARE DATA
Net income from continuing operations per common share:
Basic	$0.39	$1.41
Diluted	$0.39	$1.39
Cash dividends paid per common share	$0	$0
Book value per common share	$17.31	$17.01
SXC UNAUDITED PRO FORMA COMBINED PER COMMON SHARE DATA
Net income from continuing operations per common share:
Basic	$0.18	$0.32
Diluted	$0.18	$0.31
Cash dividends paid per common share	$0	$0
Book value per common share(1)	$42.08	$41.88
CATALYST UNAUDITED PRO FORMA EQUIVALENT PER COMMON SHARE DATA(2)
Net income from continuing operations per common share:
Basic	$0.12	$0.21
Diluted	$0.12	$0.20
Cash dividends paid per common share	$0	$0
Book value per common share	$27.80	$27.67

(1)	Amount is calculated by dividing pro forma combined total shareholders’ equity of $4.3 billion at March 31, 2012 and December 31, 2011, by pro forma combined common shares outstanding of 102.7 million and 102.2 million at March 31, 2012 and December 31, 2011, respectively.
(2)	Amounts are calculated by multiplying the SXC unaudited pro forma combined per common share amounts by the merger consideration exchange ratio (0.6606 of a share of SXC common stock for each share of Catalyst common stock).

Comparative Per Share Market Price Data and Dividend Information

SXC common stock trades on NASDAQ under the symbol “SXCI” and on the TSX under the symbol “SXC”. Catalyst common stock trades on NASDAQ under the symbol “CHSI.” The table below sets forth, for the periods indicated, cash dividends paid per share of SXC and Catalyst common stock and the range of high and low per share sales prices for SXC and Catalyst common stock as reported on NASDAQ. For current price information, you should consult publicly available sources.

	SXC Common Stock
	High	Low	Dividends Paid
For the quarterly period ended:
March 31, 2010	$34.47	$22.61	0
June 30, 2010	$38.49	$29.17	0
September 30, 2010	$41.58	$30.70	0
December 31, 2010	$45.78	$35.81	0
For the quarterly period ended:
March 31, 2011	$55.00	$42.60	0
June 30, 2011	$62.00	$52.53	0
September 30, 2011	$66.40	$45.31	0
December 31, 2011	$60.00	$40.36	0
For the quarterly period ended:
March 31, 2012	$76.42	$56.81	0
June 30, 2012 (through May 31, 2012)	$100.50	$72.82	0

	Catalyst Common Stock
	High	Low	Dividends Paid
For the quarterly period ended:
March 31, 2010	$43.88	$35.65	0
June 30, 2010	$45.26	$32.75	0
September 30, 2010	$43.95	$31.40	0
December 31, 2010	$48.28	$34.47	0
For the quarterly period ended:
March 31, 2011	$56.22	$42.07	0
June 30, 2011	$65.97	$51.35	0
September 30, 2011	$67.58	$46.41	0
December 31, 2011	$58.70	$43.35	0
For the quarterly period ended:
March 31, 2012	$65.47	$51.15	0
June 30, 2012 (through May 31, 2012)	$92.62	$60.51	0

Neither SXC nor Catalyst has paid cash dividends on common stock during 2012, 2011 or 2010, and neither entity has any current intention of doing so.

The following table presents the last reported sale price of a share of SXC common stock, as reported on NASDAQ, the last reported sale price of a share of Catalyst common stock, as reported on NASDAQ, and the equivalent value of Catalyst common stock per share, in each case, on April 17, 2012, the last full trading day prior to the public announcement of the proposed merger, and on May 31, 2012, the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include this information.

Date	SXC Common Stock	Catalyst Common Stock	Catalyst Common Stock Equivalent Per Share(1)
April 17, 2012	$80.27	$63.54	$81.03
May 31, 2012	89.71	86.87	87.26

(1)	Calculated by multiplying the last reported sale price of SXC common stock by the 0.6606 exchange ratio and adding $28.00 in cash consideration, as provided in the merger agreement. See “The Merger Agreement—Merger Consideration” beginning on page 121.

The market value of the shares of SXC common stock to be issued in exchange for shares of Catalyst common stock upon the completion of the merger, if applicable, will not be known at the time Catalyst stockholders vote on the proposal to adopt the merger agreement or at the time SXC shareholders vote on the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement. The exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the merger is completed.

The above tables show historical stock price comparisons and the equivalent value of the merger consideration per share of Catalyst common stock. Because the market prices of SXC common stock and Catalyst common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to SXC shareholders in determining whether to approve the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement, or to Catalyst stockholders in determining whether to approve the proposal to adopt the merger agreement. SXC shareholders and Catalyst stockholders are encouraged to obtain current market quotations for SXC and Catalyst common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the proposals before them. See “Additional Information—Where You Can Find More Information” beginning on page 233.

RISK FACTORS

The merger involves risks for SXC shareholders and Catalyst stockholders. Catalyst stockholders will be choosing to invest in SXC common stock by voting in favor of the proposal to adopt the merger agreement. SXC shareholders will be choosing to permit, among other things, significant dilution of their percentage ownership in SXC by voting in favor of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38, you should carefully consider the following risks before deciding whether to vote for approval of the proposal to adopt the merger agreement, in the case of Catalyst stockholders, or for approval of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, in the case of SXC shareholders. You should also read and consider the risks associated with each of the businesses of SXC and Catalyst that are incorporated by reference into this joint proxy statement/prospectus because these risks may also affect the combined company. These risks can be found in the SXC Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Catalyst Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are filed with the SEC (and in the case of SXC with SEDAR) and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 233.

Risks Relating to the Merger and the Combined Company

The price of SXC common stock might decline prior to the completion of the merger, which would decrease the value of the merger consideration to be received by Catalyst stockholders pursuant to the merger agreement. Further, at the SXC and Catalyst special meetings, SXC shareholders and Catalyst stockholders will not know the exact value of SXC common stock that will be issued pursuant to the merger agreement.

The market price of SXC common stock at the time the merger is completed may vary significantly from the price on the date of the merger agreement or from the price on the date of the SXC special meeting and Catalyst special meeting. On April 17, 2012, the last full trading day prior to the public announcement of the proposed merger, SXC common stock closed at $80.27 per share as reported on NASDAQ. From April 18, 2012, through May 31, 2012, the trading price of SXC common stock ranged from a closing high of $97.00 per share to a closing low of $88.74 per share on NASDAQ. On April 17, 2012, the last full trading day prior to the public announcement of the proposed merger, SXC common stock closed at Cdn$79.63 per share as reported on the TSX. From April 18, 2012, through May 31, 2012 the trading price of SXC common stock ranged from a closing high of $96.49 per share to a closing low of $88.58 per share on the TSX.

Upon completion of the merger, Catalyst stockholders will be entitled to receive for each share of Catalyst common stock that they own consideration in the form of SXC common stock and cash. The proportion of the merger consideration payable in SXC common stock is fixed and will not be adjusted for changes in the stock prices of either company before the merger is completed. As a result, any changes in the market price of SXC common stock will have a corresponding effect on the market value of the merger consideration. Neither party, however, has a right to terminate the merger agreement based upon changes in the market price of SXC or Catalyst common stock.

SXC and Catalyst are working to complete the transactions as promptly as practicable. SXC currently expects that the merger will be completed during the second half of 2012, subject to the satisfaction or waiver of the conditions to the merger. Because the date when the transactions are completed will be later than the date of the SXC and Catalyst special meetings, SXC shareholders and Catalyst stockholders will not know the exact value of the SXC common stock that will be issued pursuant to the merger agreement at the time they vote on the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, in the case of SXC shareholders, or on the proposal to adopt the merger agreement, in the case of Catalyst stockholders. As a result, if the market price of SXC common stock upon the completion of the merger is lower than the market price on the date of the Catalyst special meeting, the market value of the merger consideration received by Catalyst stockholders pursuant to the merger agreement will be lower than the market value of the merger consideration at the time of the vote by the Catalyst stockholders. Moreover, during this interim period, events, conditions or circumstances could arise that could have a material impact or effect on SXC, Catalyst or the industries in which they operate.

The combined company may not realize all of the anticipated benefits of the transactions or such benefits may take longer to realize than expected.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of SXC and Catalyst as further described in the section titled “The Merger—Recommendation of the SXC Board of Directors and Its Reasons for the Merger” beginning on page 59 and “The Merger—Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger” beginning on page 64. The combined company’s ability to realize the anticipated benefits of the merger will depend, to a large extent, on the ability of SXC to integrate the businesses of Catalyst with SXC. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of SXC and Catalyst. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by SXC and Catalyst. The failure of the combined company to meet the challenges involved in integrating successfully the operations of SXC and Catalyst or otherwise to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management’s attention, and may cause the combined company’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	managing a significantly larger company;

•

the potential diversion of management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with the merger, including the risk that the announcement of the transactions and potential diversion of management and employee attention may adversely affect SXC’s and Catalyst’s ability to retain current clients and bid for and secure new client contracts, particularly in the current selling season;

•	retaining existing clients and attracting new clients;

•	maintaining employee morale and retaining key management and other employees;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•	unforeseen expenses or delays associated with the merger; and

•	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Many of these factors will be outside of the combined company’s control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the combined company’s business, financial condition and results of operations. In addition, even if the operations of SXC and Catalyst are integrated successfully, the combined company may not realize the full benefits of the transactions, including the synergies, cost savings or sales or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, SXC and Catalyst cannot assure you that the combination of Catalyst with SXC will result in the realization of the full benefits anticipated from the transactions.

The combined company’s financial results will depend in substantial part on its ability to maintain SXC’s and Catalyst’s present relationships with their respective customers.

A substantial portion of SXC revenues and Catalyst revenues is generated from a small number of customers. However, prior to and after the completion of the merger, competitors of SXC and Catalyst may attempt to persuade present customers of SXC and Catalyst to take their business elsewhere. Contracts with many of these customers permit the customer to terminate the contract for convenience on relatively short notice or upon completion of a transaction such as the merger or the subsequent merger. The combined company’s success will depend in part on its ability to maintain these customer relationships. If SXC and Catalyst (prior to the merger) and the combined company (upon the completion of the merger) are unable to maintain relationships with the customers of SXC and Catalyst, or are required to modify the financial terms of those relationships to the detriment of the combined company, the combined company’s business, financial condition and results of operations could be adversely affected.

To be successful, the combined company must retain and motivate key employees, and failure to do so could seriously harm the combined company.

The success of the combined company, like each of SXC and Catalyst, largely depends on the skills, experience and continued efforts of the management and other key personnel. As a result, to be successful, the combined company must retain and motivate executives and other key employees. Employees of SXC and Catalyst may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and difficulties with integrating SXC and Catalyst. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives and employees that could otherwise be used to integrate the businesses of SXC and Catalyst or otherwise pursue business opportunities. If any key personnel of SXC or Catalyst were to join an existing competitor or form a competing company, some clients could choose to use the services of that competitor instead of the services of the combined company. There can be no assurance that the combined company will be able to retain and motivate its employees in the same manner as SXC and Catalyst.

The combined company will record goodwill and intangible assets that could become impaired and adversely affect its results of operations and financial condition.

Accounting standards in the United States require that one party to the merger be identified as the acquirer. In accordance with these standards, the merger will be accounted for as an acquisition of Catalyst common stock by SXC and will follow the acquisition method of accounting for business combinations. The assets and liabilities of Catalyst will be consolidated with those of SXC. The excess of the purchase price over the fair values of Catalyst’s assets and liabilities, if any, will be recorded as goodwill. The unaudited pro forma condensed combined balance sheet as of March 31, 2012, reflects goodwill of $4.4 billion and intangible assets of $1.5 billion. These amounts include $3.9 billion of goodwill and $1.3 billion of customer relationship intangible assets resulting from the merger, which are based on SXC management’s preliminary fair value estimates and are subject to change, including due to fluctuations in the market value of SXC common stock as discussed in note 3 to the “SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. Unaudited Pro Forma Condensed Combined Financial Statements.”

The combined company will be required to assess goodwill and intangible assets for impairment at least annually. In the future the combined company may take charges against earnings resulting from impairment. Any determination requiring the write off of a significant portion of the combined company’s goodwill or other intangible assets could adversely affect the combined company’s results of operations and financial condition.

If the combined company is unable to manage its growth, its business and financial results could suffer.

The combined company’s future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of SXC and Catalyst has engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to, among other things, recruit, train, retain and effectively manage employees and expand its operations and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.

The market price of the common stock of the combined company may be affected by factors different from those affecting the market price for shares of Catalyst common stock or for shares of SXC common stock.

Upon completion of the merger, holders of Catalyst common stock will become holders of SXC common stock. SXC’s business differs from that of Catalyst, and the business of the combined company will differ from that of SXC, and accordingly, the results of operations for the combined company will be affected by factors different from those currently affecting the results of operations of Catalyst and may be affected by factors different from those currently affecting the results of operations of SXC. For a discussion of the businesses of SXC and Catalyst and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Additional Information—Where You Can Find More Information” beginning on page 233. See the section entitled “Summary—Comparative Per Share Market Price Data and Dividend Information” beginning on page 27 for additional information on the market value of shares of SXC and Catalyst common stock.

The issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement will substantially reduce the percentage ownership interests of SXC shareholders.

Based on the number of shares of common stock of SXC and Catalyst outstanding on May 31, 2012, the record date for the two companies’ special meetings of stockholders, SXC expects to issue or reserve for issuance approximately 34 million shares of SXC common stock in connection with the merger (including shares of SXC common stock issuable to Catalyst stockholders and shares issuable pursuant to Catalyst warrants and Catalyst stock options and other equity-based awards). Based on these numbers, upon the completion of the merger, SXC shareholders and former Catalyst stockholders would own approximately 67% and 33% of the outstanding shares of SXC common stock, respectively, immediately following the completion of the merger. The merger will have no effect on the number of shares of SXC common stock owned by existing SXC shareholders. The issuance of approximately 34 million shares of SXC common stock to Catalyst stockholders and holders of equity-based incentive awards will cause a significant reduction in the relative percentage interests of current SXC shareholders in earnings, voting, liquidation value and book and market value. See “Summary—Ownership of SXC After the Merger” beginning on page 9.

If SXC’s financing for the merger becomes unavailable, the merger may not be completed.

SXC intends to finance all or a portion of the cash component of the merger consideration with debt financing. Concurrently, and in connection with entering into the merger agreement, SXC entered into the debt commitment letter with J.P. Morgan and JPMCB. J.P. Morgan, JPMCB and SXC subsequently entered into accession agreements with Bank of America, Barclays Bank and SunTrust. Pursuant to the debt commitment letter and the accession agreements, JPMCB, Bank of America, Barclays Bank and SunTrust committed to provide senior secured credit facilities to SXC in an aggregate amount of $1.8 billion, subject to the terms and conditions of the debt commitment letter. The proceeds from these borrowings or issuances will be used by SXC to pay all or a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of SXC and Catalyst and to pay related fees and expenses.

There are a number of conditions in the debt commitment letter that must be satisfied or waived in order for closing of the debt financing to occur. There is a risk these conditions will not be satisfied. In the event that the financing contemplated by the debt commitment letter is not available, SXC may be required to obtain alternative financing on terms that are less favorable to SXC than those in the debt commitment letter. In addition, any alternative financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and SXC is unable to secure such other financing, the merger may not be completed. In the event of a termination of the merger agreement by Catalyst due to SXC’s inability to obtain the necessary financing to complete the merger and all other conditions have been satisfied or waived, SXC may be obligated under certain specified circumstances to pay a termination fee to Catalyst in the amount of $281,500,000.

SXC expects to incur substantial indebtedness to finance the merger, which may decrease SXC’s business flexibility and adversely affect SXC’s financial results.

In addition to cash on hand at SXC and Catalyst, the combined company expects to incur additional debt of approximately $1.4 billion to finance a portion of the cash component of the merger consideration and to refinance existing indebtedness of Catalyst and SXC and to pay related fees and expenses. The financial and other covenants to which SXC has agreed or may agree in connection with the incurrence of such debt, and the combined company’s increased indebtedness and higher debt-to-equity ratio in comparison to that of SXC on a recent historical basis may have the effect, among other things, of reducing the combined company’s flexibility to respond to changing business and economic conditions, thereby placing the combined company at a competitive disadvantage compared to competitors that have less indebtedness and making the combined company more vulnerable to general adverse economic and industry conditions. The increased indebtedness will also increase borrowing costs and the covenants pertaining thereto may also limit the combined company’s ability to obtain additional financing to fund working capital, capital expenditures, acquisitions or general corporate requirements. The combined company will also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes. In addition, the terms and conditions of such debt may not be favorable to the combined company, and as such, could further increase the cost of the merger, as well as the overall burden of such debt upon the combined company and the combined company’s business flexibility. Further, if any portion of the combined company’s borrowings is at variable rates of interest, the combined company will be exposed to the risk of increased interest rates.

The combined company’s ability to make payments on and to refinance its debt obligations and to fund planned capital expenditures will depend on its ability to generate cash from the combined company’s operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the combined company’s control.

The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If the combined company cannot service its indebtedness, the combined company may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of the combined company’s business strategy or prevent the combined company from entering into transactions that would otherwise benefit its business. Additionally, the combined company may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Any of the foregoing consequences could adversely affect the combined company’s financial results.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of SXC and Catalyst.

If the merger is not completed, the ongoing businesses of SXC and Catalyst may be adversely affected and SXC and Catalyst will be subject to several risks and consequences, including the following:

•	Catalyst may be required, under certain circumstances, to pay SXC a termination fee of $134,500,000 or reimburse SXC’s expenses up to $41,400,000 under the merger agreement;

•

SXC may be required, under certain circumstances, to pay Catalyst a termination fee of $134,500,000 or reimburse Catalyst’s expenses up to $41,400,000, or if the merger agreement is terminated under certain specified circumstances relating to SXC’s failure to obtain the requisite financing for the merger when all of the conditions to closing are satisfied or waived, a termination fee of $281,500,000 under the merger agreement;

•	SXC and Catalyst will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, each of SXC and Catalyst is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by SXC and Catalyst management, which could otherwise have been devoted to other opportunities that may have been beneficial to SXC and Catalyst as independent companies.

In addition, if the merger is not completed, SXC and/or Catalyst may experience negative reactions from the financial markets and from their respective customers and employees. SXC and/or Catalyst also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against SXC or Catalyst to perform their respective obligations under the merger agreement. If the merger is not completed, SXC and Catalyst cannot assure their shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of SXC and/or Catalyst.

The shares of SXC common stock to be received by Catalyst stockholders as a result of the merger will have different rights from shares of Catalyst common stock.

Catalyst is a Delaware corporation. SXC is a Yukon, Canada corporation. The shares of SXC common stock that Catalyst stockholders will receive pursuant to the merger agreement will be shares of a Yukon corporation. Catalyst stockholder rights under Delaware law and SXC shareholder rights under Yukon law are different. In addition, SXC’s articles of continuance and its bylaws contain provisions that are different from Catalyst’s certificate of incorporation and bylaws as currently in effect. See “Comparison of Rights of SXC Shareholders and Catalyst Stockholders” beginning on page 180 for a discussion of the different rights associated with SXC and Catalyst stock.

SXC and Catalyst will incur significant transaction and integration costs in connection with the merger.

SXC and Catalyst expect to incur a number of costs associated with completing the merger and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses resulting from the merger and will consist of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of SXC and Catalyst. Although SXC and Catalyst expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are not intended to represent what the combined company’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated and are not necessarily an indication of the combined company’s financial condition or results of operations following the transactions.

The unaudited pro forma condensed combined financial statements are not intended to represent what the combined company’s actual consolidated results of operations or consolidated financial position would have been had the merger, SXC’s acquisition of HealthTran LLC and Catalyst’s acquisition of Walgreens Health Initiatives, Inc., which we refer to as WHI, occurred on the dates indicated in such statements, nor are they necessarily indicative of the combined company’s future consolidated results of operations or consolidated financial position. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy and are subject to further refinement. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transactions. For example, the impact of any costs incurred in integrating the two companies is not reflected in the unaudited pro forma condensed combined financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements.

The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transactions. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 160.

The financial forecasts included in this joint proxy statement/prospectus involve risks, uncertainties and assumptions, many of which are beyond the control of SXC and Catalyst. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts of SXC and Catalyst contained in this joint proxy statement/prospectus involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of SXC and Catalyst and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond SXC’s and Catalyst’s ability to control or predict. Neither SXC nor Catalyst can provide any assurance that SXC’s or Catalyst’s financial forecasts will be realized or that SXC’s or Catalyst’s future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of SXC or Catalyst and may not prove to be accurate;

•

do not necessarily reflect revised prospects for SXC’s or Catalyst’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. See “Financial Forecasts” beginning on page 174.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common stock.

SXC currently anticipates that the merger will be accretive to non-GAAP earnings per share in 2013. This expectation is based on preliminary estimates which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of the combined company’s common stock.

Directors and executive officers of Catalyst have interests in the merger that are different from, or in addition to, the interests of Catalyst stockholders.

The directors and executive officers of Catalyst have interests in the transactions that are different from, or in addition to, their interests as stockholders of Catalyst generally, including the following: each option to purchase Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase SXC common stock, on the same terms and conditions as the Catalyst stock option (with the number of shares of SXC common stock subject to each such converted stock option being equal to the number of shares of Catalyst common stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of SXC common stock). Additionally, at the effective time, each outstanding share of Catalyst restricted stock granted under a Catalyst stock plan will become fully vested and will be converted in the merger into the right to receive the merger consideration. Further, each award of performance share units with respect to shares of Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will become fully vested at 100% of the target number of performance share units subject to such performance share unit award. Such performance share unit awards will be cancelled in exchange for the right to receive the merger consideration. In addition, each of Catalyst’s named executive officers is party to an employment agreement that would provide severance and other benefits in the case of qualifying terminations of employment following a change of control, including the merger.

Several lawsuits have been filed against Catalyst, Catalyst’s directors, SXC and certain wholly-owned subsidiaries of SXC, and an adverse ruling in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Catalyst, Catalyst’s board of directors, SXC and certain wholly-owned subsidiaries of SXC are named defendants in lawsuits brought by and on behalf of Catalyst stockholders challenging the merger, seeking, among other things, to enjoin the defendants from completing the merger on the agreed upon terms.

One of the conditions of closing of the merger is that there is not any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the subsequent merger. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the mergers on agreed upon terms, then such injunction may prevent the mergers from becoming effective, or from becoming effective in the expected timeframe.

The U.S. federal income tax treatment of the transactions contemplated by the merger agreement will not be known at the time of the special meetings, and any position taken that those transactions qualify as a “reorganization” might successfully be challenged by the Internal Revenue Service.

The U.S. federal income tax consequences to Catalyst stockholders of the transactions contemplated by the merger agreement will depend on whether those transactions qualify as a “reorganization” under U.S. federal income tax laws. If on or before the closing date Catalyst receives an opinion from its special counsel, Milbank, to the effect that, among other things, the merger and the subsequent merger, taken together, should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and SXC receives an opinion from its special counsel, Sidley, to the effect that none of Catalyst, the surviving corporation in the merger, US Corp., SXC or Merger LLC will recognize income or gain for U.S. federal income tax purposes as a result of the subsequent merger, then SXC and Catalyst will each treat the transactions as a “reorganization.” If the transactions qualify as a “reorganization,” U.S. holders generally will recognize any gain on the exchange in an amount not exceeding the amount of cash received. If either Catalyst or SXC does not receive such an opinion, Catalyst and SXC will each treat the transactions as a taxable acquisition of the Catalyst common stock.

Delivery of these opinions of Sidley and Milbank is not a condition to the closing of the merger, however, and SXC and Catalyst expect to receive these opinions only if certain conditions exist at the time of the merger, as described in “The Merger—Taxation—Material U.S. Federal Income Tax Consequences—U.S. Federal Tax Characterization of the Transactions Contemplated by the Merger Agreement.” No assurance can be given that the opinions will be delivered. It will not be known at the time of the special meetings whether the opinions will be delivered and therefore the tax treatment of the transactions will not be known at such time.

Furthermore, even if the opinions are received and the parties treat the transactions contemplated by the merger agreement as a “reorganization,” the Internal Revenue Service might successfully assert a contrary position. Qualification as a reorganization depends on the satisfaction of a number of requirements, including a requirement that SXC have trade or business activity outside the United States meeting certain criteria. Certain aspects of that requirement are unclear under existing U.S. tax law. As a result, even if the opinions of Sidley and Milbank are delivered to SXC and Catalyst, respectively, counsel will not be able to conclude with certainty that the transactions will qualify as a “reorganization,” and the Internal Revenue Service might successfully assert that the transactions do not so qualify. No assurances can be given in that regard.

Even if the transactions contemplated by the merger agreement qualify as a “reorganization” for U.S. federal income tax purposes, as a result of the cash received in the merger you might recognize all or a significant portion of any gain on the exchange of your Catalyst common stock.

If the transactions contemplated by the merger agreement qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders (with certain limited exceptions) whose Catalyst common stock is exchanged in the merger generally will recognize any gain on the exchange in an amount not exceeding the amount of cash received. As a result of the cash received in the merger, therefore, a Catalyst stockholder might recognize all or a significant portion of any gain on the exchange, even if the transactions contemplated by the merger agreement qualify as a “reorganization.”

Risks Relating to SXC and Catalyst

SXC and Catalyst are, and will continue to be, subject to the risks described in (1) Part I, Item 1A in SXC’s Annual Report on Form 10-K for the year ended December 31, 2011 and (2) Part I, Item 1A in Catalyst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, in each case as filed with the SEC (and in the case of SXC, applicable Canadian securities regulators) and incorporated by reference into this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 233.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes “forward-looking information” and “forward-looking statements” (collectively, we refer to such information and statements as forward looking statements) within the meaning of applicable Canadian securities legislation and Section 27A of the Securities Act, and Section 21E of the Exchange Act, respectively. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, and the combined company’s plans, objectives, expectations and intentions. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things:

•	general adverse economic conditions;

•	SXC’s, Catalyst’s and the combined company’s ability to achieve increased market acceptance for their respective product offerings and penetrate new markets;

•	consolidation in the healthcare industry;

•	the existence of undetected errors or similar problems in SXC’s, Catalyst’s and the combined company’s software products;

•	SXC’s, Catalyst’s and the combined company’s ability to identify and complete acquisitions, manage growth and integrate acquisitions;

•	SXC’s, Catalyst’s and the combined company’s ability to compete successfully;

•	potential liability for the use of incorrect or incomplete data;

•	the length of the sales cycle for SXC’s healthcare software solutions;

•	interruption of SXC’s, Catalyst’s and the combined company’s operations due to outside sources;

•	SXC’s, Catalyst’s and the combined company’s dependence on key customers;

•	maintaining SXC’s, Catalyst’s and the combined company’s intellectual property rights and litigation involving intellectual property rights;

•	SXC’s, Catalyst’s and the combined company’s ability to obtain, use or successfully integrate third-party licensed technology;

•	compliance with existing laws,

•	regulations and industry initiatives and future change in laws or regulations in the healthcare industry;

•	breach of SXC’s, Catalyst’s or the combined company’s security by third parties;

•	SXC’s, Catalyst’s and the combined company’s dependence on the expertise of key personnel;

•	the combined company’s access to sufficient capital to fund its future requirements;

•	potential write-offs of goodwill or other intangible assets;

•	changes in industry pricing benchmarks;

•	generic utilization levels;

•	the possibility that the expected efficiencies and cost savings from the proposed transactions will not be realized, or will not be realized within the expected time period;

•	the risk that the SXC and Catalyst businesses will not be integrated successfully;

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule contemplated by the parties;

•	the failure of stockholders of Catalyst to approve the proposal to adopt the merger agreement;

•	the failure of the shareholders of SXC to approve the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement;

•	the loss of key SXC or Catalyst employees following the merger;

•	disruption from the proposed transactions making it more difficult to maintain business and operational relationships with customers, partners and others;

•	the possibility of customer attrition; and

•	the possibility that the proposed transactions does not close, including, but not limited to, due to the failure to satisfy the closing conditions.

Additional risks, uncertainties and other factors include those discussed under the heading “Risk Factors” and in documents incorporated by reference into this joint proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. SXC and Catalyst will not update any forward-looking statements contained herein except as required by law.

INFORMATION ABOUT THE COMPANIES

SXC Health Solutions Corp.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

SXC Health Solutions Corp. is a leading provider of pharmacy benefit management, which we refer to as PBM, services and healthcare information technology, which we refer to as HCIT, solutions to the healthcare benefit management industry. SXC’s product offerings and solutions combine a wide range of applications and PBM services designed to assist SXC’s customers in reducing the cost and managing the complexity of their prescription drug programs.

SXC’s customers include many of the largest organizations in the pharmaceutical supply chain, such as pharmacy benefit managers, managed care organizations, self-insured employer groups, unions, third party health care plan administrators, and state and federal government entities.

SXC conducts business in both the United States and Canada. SXC common stock is traded on NASDAQ under the symbol “SXCI” and the TSX under the symbol “SXC”.

SXC Health Solutions, Inc.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

SXC Health Solutions, Inc., which we refer to as US Corp., is a direct wholly-owned subsidiary of SXC.

Catamaran I Corp.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

Catamaran I Corp., which we refer to as Merger Sub, is a direct wholly-owned subsidiary of US Corp. and was formed solely for the purpose of consummating the merger and the subsequent merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions.

Catamaran II LLC

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

Catamaran II LLC, which we refer to as Merger LLC, is a direct wholly-owned subsidiary of US Corp. and was formed solely for the purpose of consummating the subsequent merger. Merger LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions.

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

(301) 548-2900

Catalyst Health Solutions is a full-service PBM company that primarily operates under the brand name “Catalyst Rx.” Catalyst is built on strong, innovative principles in the management of prescription drug benefits and has a client-centered philosophy. Catalyst clients include self-insured employers, state and local governments, managed care organizations, which we refer to as MCOs, unions, third-party administrators, which we refer to as TPAs, hospices and individuals who contract with Catalyst to administer the prescription drug component of their overall health benefit programs.

Catalyst provides clients access to a contracted, non-exclusive national network of approximately 65,000 pharmacies. Catalyst’s primary business is to provide its clients and their members with timely and accurate benefit adjudication, while controlling pharmacy spending trends through customized plan designs, clinical programs, physician orientation programs, and member education. Catalyst uses electronic point-of-sale system of eligibility verification and plan design information, and offers access to rebate arrangements for certain branded pharmaceuticals.

Catalyst was incorporated in Delaware in 1999 and Catalyst common stock trades on NASDAQ under the symbol “CHSI”.

THE SXC SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to SXC shareholders as part of a solicitation of proxies by the SXC board of directors for use at the SXC special meeting. This joint proxy statement/prospectus provides SXC shareholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the SXC special meeting.

Date, Time, Place and Purpose of the SXC Special Meeting

The SXC special meeting will be held at the offices of Sidley Austin LLP, located at One South Dearborn Street, Chicago, Illinois 60603, on July 2, 2012, at 9:00 a.m., local time.

The SXC special meeting is being held for the following purposes:

•	to consider and vote upon the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement;

•

to consider and vote upon a proposal to amend the SXC Health Solutions Corp. Long-Term Incentive Plan, which we refer to as the SXC LTIP, to increase the maximum number of shares that SXC may issue under the plan by 2,500,000 (which amendment will not be implemented if the merger is not consummated);

•

to consider and vote upon an amendment to the articles of continuance of SXC to effect a change in the corporate name of SXC from “SXC Health Solutions Corp.” to “Catamaran Corporation”, which we refer to as the SXC name change proposal (which amendment will not be implemented if the merger is not consummated);

•	to consider and vote upon the SXC meeting adjournment proposal; and

•	to transact such other business as may properly come before the SXC special meeting or any adjournments or postponements thereof.

Recommendation of the SXC Board of Directors

The SXC board of directors has unanimously determined that (i) the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, and (ii) the SXC LTIP amendment proposal, are advisable, fair to and in the best interests of SXC and its shareholders and recommends that SXC shareholders vote “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, “FOR” the SXC LTIP amendment proposal, “FOR” the SXC name change proposal and “FOR” the SXC meeting adjournment proposal. See “The Merger—Recommendation of the SXC Board of Directors and Its Reasons for the Merger” beginning on page 59.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of SXC common stock at the close of business on the SXC record date, May 31, 2012, are entitled to notice of and to vote at the SXC special meeting. As of the SXC record date, there were 68,901,972 shares of SXC common stock outstanding and entitled to vote at the special meeting, held by approximately 307 holders of record. Each holder of SXC common stock is entitled to one vote for each share of SXC common stock owned as of the SXC record date.

In accordance with the Business Corporations Act (Yukon), which we will refer to as the YBCA, if a shareholder transfers ownership of any of their shares of SXC common stock after the record date, the transferee will be entitled to vote the shares of SXC common stock so transferred at the SXC special meeting if the transferee follow the procedures in the immediately following sentence. To gain entitlement to vote those shares of SXC common stock, the transferee must produce properly endorsed common share certificates or otherwise establish that the transferee owns the shares, and must demand not later than 10 days before the SXC special meeting, or any shorter period before the meeting that the bylaws of SXC may provide, that the transferee’s name be included in the list of shareholders before the SXC special meeting.

A complete list of SXC shareholders will be available for review at the SXC special meeting and at the executive offices of SXC during regular business hours for a period of ten days before the SXC special meeting.

Quorum and Vote Required

The holders of at least 33 1/3% of the shares of SXC common stock issued and outstanding and entitled to vote as of the SXC record date, present in person or represented by proxy at the SXC special meeting, except where otherwise required by law, provided that there must be at least two shareholders present in person, constitutes a quorum. A quorum must be present before a vote can be taken on the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions, but not broker non-votes, if any, which are described below, will be counted as present for purposes of determining the presence of a quorum at the SXC special meeting. If a quorum is not present with respect to the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement or if there are not sufficient votes in favor of that proposal, SXC expects that the SXC special meeting will be adjourned to solicit additional proxies, subject to approval of the SXC meeting adjournment proposal by the affirmative vote of holders of a majority of the shares entitled to vote on the proposal and present in person or represented by proxy at the SXC special meeting. At any subsequent reconvening of the SXC special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the SXC special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

The approval by SXC shareholders of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement and the approval by SXC shareholders of the SXC LTIP amendment proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the SXC special meeting (assuming a quorum is present). All outstanding shares of SXC common stock, including broker non-votes, count as shares entitled to vote.

The approval of the SXC name change proposal requires the affirmative vote of not less than two-thirds (2/3) of the votes cast on the SXC name change proposal at the SXC special meeting (provided a quorum is present).

The approval of the SXC meeting adjournment proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and present in person or represented by proxy at the SXC special meeting.

Neither the approval of the SXC LTIP amendment proposal nor the approval of the SXC name change proposal is a condition to completion of the merger.

Voting by SXC’s Directors and Executive Officers

As of the SXC record date for the SXC special meeting, the directors and executive officers of SXC as a group owned and were entitled to vote approximately 334,624 shares of SXC common stock, or approximately 0.4% of the outstanding shares of SXC on that date.

SXC currently expects that each of its directors and executive officers entitled to vote at the SXC special meeting will vote their shares of SXC common stock “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, “FOR” the SXC LTIP amendment proposal, “FOR” the SXC name change proposal and “FOR” the SXC meeting adjournment proposal.

Voting; Proxies; Revocation

Holders of SXC common stock as of the SXC record date may vote by proxy or in person at the SXC special meeting. Votes cast by proxy or in person at the SXC special meeting will be tabulated and certified by SXC’s transfer agent.

Voting in Person

SXC shareholders who plan to attend the SXC special meeting and wish to vote in person will be given a ballot at the SXC special meeting. Please note, however, that SXC shareholders who hold their shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, and who wish to vote in person at the SXC special meeting, must bring to the SXC special meeting a proxy from the record holder of the shares authorizing such SXC shareholder to vote at the SXC special meeting.

Voting by Proxy

The vote of each SXC shareholder is very important. Accordingly, SXC shareholders who hold their shares as a record holder should vote by proxy by:

•	completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope;

•	calling the toll-free number specified on your proxy card; or

•	accessing the Internet website specified on your proxy card.

SXC shareholders should vote their proxy even if they plan to attend the SXC special meeting. SXC shareholders can always change their vote at the SXC special meeting. Voting instructions are included on the enclosed proxy card. If an SXC shareholder properly gives his, her or its proxy and submits it to SXC in time to vote, one of the individuals named as such SXC shareholder’s proxy will vote the shares as such SXC shareholder has directed. A proxy card is enclosed for use by SXC shareholders.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If an SXC shareholder holds shares of SXC common stock as a record holder, he, she or it may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to SXC, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If an SXC shareholder holds shares of SXC common stock in street name, which means such shares are held of record by a broker, bank or nominee, the SXC shareholder will receive instructions from his, her or its broker, bank or other nominee that the SXC shareholder must follow in order to vote his, her or its shares. An SXC shareholder’s broker, bank or nominee may allow such SXC shareholder to deliver voting instructions over the Internet or by telephone. SXC shareholders who hold their shares in street name should refer to the voting instructions from their broker, bank or nominee that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the SXC special meeting and that are not revoked will be voted at the SXC special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, “FOR” the SXC LTIP amendment proposal, “FOR” the SXC name change proposal and “FOR” the SXC meeting adjournment proposal.

Revocation of Proxy

An SXC shareholder may revoke his, her or its proxy at any time before it is voted at the SXC special meeting by taking any of the following actions:

•	delivering to the corporate secretary of SXC a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions are followed);

•	attending the SXC special meeting and voting in person, although attendance at the SXC special meeting will not, by itself, revoke a proxy; or

•	in any other manner permitted by law.

If an SXC shareholder’s shares are held in “street name,” he, she or it may change his, her or its vote by submitting new voting instructions to his, her or its broker, bank or other nominee. SXC shareholders must contact their broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of SXC proxies should be addressed to:

SXC Health Solutions Corp.

2441 Warrenville Road

Suite 610

Lisle, Illinois 60532-3642

Attn.: Corporate Secretary

Abstentions and Broker Non-Votes

The failure of an SXC shareholder to vote or to instruct his, her or its broker, bank or nominee to vote if his, her or its shares are held in “street name” will not affect the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, the SXC LTIP amendment proposal, the SXC name change proposal or the SXC meeting adjournment proposal. For purposes of the SXC shareholder vote, an abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement, the SXC LTIP amendment proposal and the SXC meeting adjournment proposal, but will have no effect on the SXC name change proposal.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions the broker may not vote the shares on such matters, and such a situation is referred to as a broker “non-vote.” Broker non-votes are not treated as votes cast for purposes of these matters and will not have any impact on the outcome.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on this proposal. If an

SXC shareholder’s broker holds such shareholder’s SXC common stock in “street name,” the broker will vote such shareholder’s shares only if the shareholder provides instructions on how to vote by filling out the voter instruction form sent to the shareholder by his, her or its broker with this joint proxy statement/prospectus. It is expected that brokers and other nominees will not have discretionary authority to vote on any of the SXC proposals.

Proxy Solicitation

SXC is soliciting proxies for the SXC special meeting from SXC shareholders. SXC will bear the entire cost of soliciting proxies from SXC shareholders, except that SXC and Catalyst have each agreed to share equally all expenses incurred in connection with the printing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, SXC will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of SXC common stock held by them and secure their voting instructions, if necessary. SXC will reimburse those record holders for their reasonable expenses. SXC has also made arrangements with Innisfree M&A Incorporated to assist it in soliciting proxies, and has agreed to pay Innisfree’s reasonable and customary charges for such services, currently estimated not to exceed $22,000, plus expenses. SXC also may use several of its regular employees, who will not be specially compensated, to solicit proxies from SXC shareholders, either personally or by telephone or electronic mail.

Principal Shareholders

As at the date of this joint proxy statement/prospectus, to the knowledge of the directors and officers of SXC, the only persons or entities that beneficially owned, directly or indirectly, or exercised control or direction over, voting securities of SXC carrying more than 10% of the voting rights attaching to any class of voting securities of SXC are (i) FMR LLC, which, according to the Schedule 13G filed by it with the SEC on May 10, 2012, owned 9,373,342 shares of SXC common stock, or approximately 13.6% of outstanding SXC common stock as of the record date for the SXC special meeting, and (ii) T. Rowe Price Associates, Inc., which, according to the Schedule 13G filed by it with the SEC on February 13, 2012, owned 8,989,600 shares of SXC common stock, or approximately 13.0% of outstanding SXC common stock as of the record date for the SXC special meeting. Based on these numbers, the number of shares of outstanding Catalyst common stock owned by such entities according to the most recent Schedule 13G reports on file with the SEC prior to the date of this joint proxy statement/prospectus, and the number of shares that are expected to be issued or reserved for issuance pursuant to the merger agreement, immediately following the merger, FMR LLC and T. Rowe Price Associates, Inc. would own approximately 10.8% and 9.9%, respectively, of outstanding SXC common stock.

Other Business; Adjournments

SXC does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the SXC special meeting. However, if other matters are properly presented at the SXC special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. An adjournment may be made from time to time by the Chairman of the SXC special meeting or the approval of the holders of shares representing a majority of the votes present in person or by proxy at the SXC special meeting, if a quorum does not exist, without further notice other than by an announcement made at the SXC special meeting.

Assistance

If an SXC shareholder needs assistance in completing his, her or its proxy card or has questions regarding the SXC special meeting, he or she should contact Innisfree M&A Incorporated, which is assisting SXC with the solicitation of proxies, at (877) 825-8621 (toll-free) or (212) 750-5833 (collect).

THE CATALYST SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Catalyst stockholders as part of a solicitation of proxies by the Catalyst board of directors for use at the Catalyst special meeting. This joint proxy statement/prospectus provides Catalyst stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Catalyst special meeting.

Date, Time, Place and Purpose of the Catalyst Special Meeting

The special meeting of Catalyst stockholders will be held at The Ritz-Carlton Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia 22102, on July 2, 2012, at 10:00 a.m., local time.

The Catalyst special meeting is being held for the following purposes:

•	to consider and vote upon the proposal to adopt the merger agreement;

•

to consider and vote upon, by non-binding advisory vote, a proposal to approve certain compensation arrangements for Catalyst’s named executive officers in connection with the merger contemplated by the merger agreement;

•	to consider and vote upon the Catalyst meeting adjournment proposal; and

•	to transact such other business as may properly come before the Catalyst special meeting or any adjournments or postponements thereof.

Recommendation of the Catalyst Board of Directors

The Catalyst board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and its stockholders and unanimously recommends that Catalyst stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the compensation arrangements proposal and “FOR” the Catalyst meeting adjournment proposal. See “The Merger—Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger” beginning on page 64.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Catalyst common stock at the close of business on the Catalyst record date, May 31, 2012, are entitled to notice of and to vote at the Catalyst special meeting. As of the Catalyst record date, there were 50,298,702 shares of Catalyst common stock outstanding and entitled to vote at the Catalyst special meeting, held by approximately 636 holders of record. Each holder of Catalyst common stock is entitled to one vote for each share of Catalyst common stock owned as of the Catalyst record date.

A complete list of Catalyst stockholders will be available for review at the Catalyst special meeting and at the executive offices of Catalyst during regular business hours for a period of ten days before the Catalyst special meeting.

Quorum and Vote Required

The presence at the Catalyst special meeting, in person or represented by proxy, of the holders of a majority of all of the shares of the stock entitled to vote at the Catalyst special meeting as of the Catalyst record date constitutes a quorum. A quorum must be present before a vote can be taken on the proposal to adopt the merger agreement or any other matter except adjournment of the meeting due to the absence of a quorum. Abstentions, but not broker non-votes, if any, which are described below, will be counted as present for purposes of determining the presence of a quorum at the Catalyst special meeting. If a quorum is not present or if there are not sufficient votes in favor of the proposal to adopt the merger agreement, Catalyst expects that the Catalyst special meeting will be adjourned to solicit additional proxies, subject to approval of the Catalyst meeting adjournment proposal by the affirmative vote of a majority of the votes cast. At any subsequent reconvening of the Catalyst special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Catalyst special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

In accordance with the DGCL, approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Catalyst common stock entitled to vote on this proposal at the Catalyst special meeting.

In accordance with the DGCL and Catalyst’s bylaws, approval of the Catalyst meeting adjournment proposal requires the affirmative vote of a majority of the votes cast.

In accordance with the DGCL and Catalyst’s bylaws, approval of the Catalyst compensation arrangements proposal requires the affirmative vote of a majority of the votes cast.

Voting by Catalyst’s Directors and Executive Officers

As of the Catalyst record date for the Catalyst special meeting, the directors and executive officers of Catalyst as a group owned and were entitled to vote approximately 736,344 shares of Catalyst common stock, or approximately 1.5% of the outstanding shares of Catalyst on that date.

Catalyst currently expects that each of its directors and executive officers entitled to vote at the Catalyst special meeting will vote their shares of Catalyst common stock “FOR” the proposal to adopt the merger agreement, “FOR” the compensation arrangements proposal and “FOR” the Catalyst meeting adjournment proposal.

Voting; Proxies; Revocation

Holders of Catalyst common stock as of the Catalyst record date may vote by proxy or in person at the Catalyst special meeting. Votes cast by proxy or in person at the Catalyst special meeting will be tabulated and certified by Catalyst’s transfer agent.

Voting in Person

Catalyst stockholders who plan to attend the Catalyst special meeting and wish to vote in person will be given a ballot at the Catalyst special meeting. Please note, however, that Catalyst stockholders who hold their shares in “street name,” which means such shares are held of record by a broker, bank or other nominee, and who wish to vote in person at the Catalyst special meeting, must bring to the Catalyst special meeting a proxy from the record holder of the shares authorizing such Catalyst stockholder to vote at the Catalyst special meeting.

Voting by Proxy

The vote of each Catalyst stockholder is very important. Accordingly, Catalyst stockholders who hold their shares as a record holder should vote now by proxy by:

•	completing, signing, dating and returning the enclosed GOLD proxy card in the accompanying pre-addressed postage-paid envelope

•	calling the toll-free number specified on your GOLD proxy card; or

•	accessing the Internet website specified on your GOLD proxy card.

Catalyst stockholders should vote their proxy even if they plan to attend the Catalyst special meeting. Catalyst stockholders can always change their vote at the special meeting. Voting instructions are included on the enclosed GOLD proxy card. If a Catalyst stockholder properly gives his, her or its proxy and submits it to Catalyst in time to vote, one of the individuals named as such Catalyst stockholder’s proxy will vote the shares as such Catalyst stockholder has directed. A GOLD proxy card is enclosed for use by Catalyst stockholders.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If a Catalyst stockholder holds shares of Catalyst common stock as a record holder, he, she or it may vote by completing, dating and signing the enclosed GOLD proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Catalyst, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed GOLD proxy card. If a Catalyst stockholder holds shares of Catalyst common stock in street name, which means such shares are held of record by a broker, bank or other nominee, the Catalyst stockholder will receive instructions from his, her or its broker, bank or other nominee that the Catalyst stockholder must follow in order to vote his, her or its shares. Catalyst stockholders who hold their shares in street name should refer to the voting instructions from their broker, bank or nominee that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the Catalyst special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the Catalyst compensation arrangements proposal and “FOR” the Catalyst meeting adjournment proposal.

Revocation of Proxy

A Catalyst stockholder may revoke his, her or its proxy at any time before it is voted at the Catalyst special meeting by taking any of the following actions:

•	delivering to the corporate secretary of Catalyst a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions are followed); or

•	attending the Catalyst special meeting and voting in person, although attendance at the Catalyst special meeting will not, by itself, revoke a proxy.

If a Catalyst stockholder’s shares are held in “street name,” he or she may change his, her or its vote by submitting new voting instructions to his, her or its broker, bank or other nominee. Catalyst stockholders must contact their broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Catalyst proxies should be addressed to:

Catalyst Health Systems, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Attn.: Corporate Secretary

Abstentions and Broker Non-Votes

The failure of a Catalyst stockholder to vote or to instruct his, her or its broker, bank or nominee to vote if his, her or its shares are held in “street name” will have the same effect as voting against the proposal to adopt the merger agreement but will not affect the Catalyst compensation arrangements proposal or the Catalyst meeting adjournment proposal. For purposes of the Catalyst stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to adopt the merger agreement, the Catalyst compensation arrangements proposal or the Catalyst meeting adjournment proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on this proposal. If a Catalyst stockholder’s broker holds such stockholder’s Catalyst common stock in “street name,” the broker will vote such stockholder’s shares only if the stockholder provides instructions on how to vote by filling out the voter instruction form sent to the stockholder by his, her or its broker with this joint proxy statement/prospectus. It is expected that brokers and other nominees will not have discretionary authority to vote on any of the Catalyst proposals.

Proxy Solicitation

Catalyst is soliciting proxies for the Catalyst special meeting from Catalyst stockholders. Catalyst will bear the entire cost of soliciting proxies from Catalyst stockholders, except that SXC and Catalyst have each agreed to share equally all expenses incurred in connection with the printing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Catalyst will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Catalyst common stock held by them and secure their voting instructions, if necessary. Catalyst will reimburse those record holders for their reasonable expenses. Catalyst has also made arrangements with MacKenzie Partners, Inc. to assist it in soliciting proxies, and has agreed to pay a fee not to exceed $15,000 plus expenses for those services. Catalyst also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Catalyst stockholders, either personally or by telephone or electronic mail.

Other Business; Adjournments

Catalyst does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Catalyst special meeting. However, if other matters incident to the conduct of the Catalyst special meeting are properly presented at the Catalyst special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. An adjournment may be made from time to time by the Chairman of the special meeting or the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Catalyst special meeting, if a quorum does not exist, without further notice other than by an announcement made at the Catalyst special meeting.

Assistance

If a Catalyst stockholder needs assistance in completing his, her or its GOLD proxy card or has questions regarding the Catalyst special meeting, he or she should contact MacKenzie Partners, Inc., which is assisting Catalyst with the solicitation of proxies, at (800) 322-2885.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

On April 17, 2012, the SXC board of directors and the Catalyst board of directors each unanimously approved the merger agreement, attached as Annex A to this joint proxy statement/prospectus. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Catalyst, with Catalyst continuing as the surviving corporation and as a wholly-owned subsidiary of US Corp., a wholly-owned subsidiary of SXC. Immediately following the effective time of the merger, provided that certain tax opinions are received by Catalyst and SXC, Catalyst, as the surviving corporation from the merger, will merge with and into Merger LLC, with Merger LLC surviving the subsequent merger. At the effective time of the merger, each share of Catalyst common stock issued and outstanding immediately prior to the effective time (other than shares of Catalyst common stock held by Catalyst, SXC, US Corp., Merger Sub, Merger LLC or any of their respective wholly-owned subsidiaries and shares of Catalyst common stock with respect to which appraisal rights are validly exercised) will be converted into the right to receive the merger consideration, upon the terms provided in the merger agreement and as described below under “The Merger Agreement—Merger Consideration” beginning on page 121.

Background of the Merger

SXC has provided transaction processing and information technology professional services to Catalyst for more than 10 years. One of the claims adjudication platforms utilized by Catalyst is provided and supported by SXC, and a second claims adjudication platform operated by Catalyst is supported by SXC information technology professionals. A significant majority of the prescriptions managed by Catalyst are processed through one of these two claims adjudication platforms. As a result, Messrs. David Blair, Catalyst’s Chairman and Chief Executive Officer, and Mark Thierer, SXC’s Chairman and Chief Executive Officer, have met from time to time over the years to discuss industry and regulatory developments, as well as product support, client-specific customization, pricing and other issues relating to SXC’s and Catalyst’s existing commercial relationship.

The management and board of directors of each of SXC and Catalyst regularly review their respective company’s results of operations and competitive positions in the industries in which they respectively operate as well as the strategic options of their respective businesses in light of economic and regulatory conditions, among other things, including whether the continued execution of their respective strategies as stand-alone companies or the possible sale to, or a combination with, a third party offers the best avenue to enhance stockholder value. From time to time, these reviews of strategic options have led representatives of SXC and Catalyst to consider and discuss the possibility of a business combination involving the other.

On October 5, 2009, SXC held a meeting of its board. Also present at the meeting were representatives of J.P. Morgan, SXC’s financial advisor, which had been engaged by SXC to act as its financial advisor in September 2009. During the meeting and at the request of Mr. Thierer, J.P. Morgan provided a preliminary overview, based on publicly available information, of a potential business combination with Catalyst. Mr. Thierer and SXC’s Chief Financial Officer then reviewed the terms of a potential non-binding offer for a business combination with Catalyst at a proposed valuation of $34.00 per fully-diluted Catalyst share, consisting of 50% cash and 50% of shares of SXC common stock. The SXC board of directors then discussed, among other things, the potential benefits of a transaction, the execution risks involved in completing such a transaction, successfully integrating the operations and achieving the potential synergies outlined in the overview, as well as the potential effect of a combination on SXC’s existing clients and vendors. At the conclusion of the discussion, the SXC board of directors authorized Mr. Thierer to initiate discussions with Catalyst to determine whether a business combination transaction was feasible on the terms outlined to the SXC board of directors and constituted a special committee of the SXC board of directors to meet regularly to review, evaluate and, as appropriate, negotiate with respect to, the terms and conditions of a potential business combination transaction with Catalyst. The special committee was created for efficiency and administrative convenience reasons and not as a result of any conflict of interest. The special committee did not meet subsequent to 2010, as the SXC board of directors determined it was not necessary to maintain the special committee.

On October 9, 2009, SXC delivered a non-binding indication of interest to Catalyst stating that SXC was prepared to make an offer for a business combination with Catalyst at a proposed valuation of $34.00 per fully-diluted Catalyst share, comprised of $17.00 in cash and $17.00 in SXC common stock, subject to the negotiation of a fixed exchange ratio and a definitive merger agreement and the completion of customary due diligence. After significant discussion and consideration, in November 2009, the Catalyst board of directors concluded that the SXC proposal did not reflect the long-term value of Catalyst to its stockholders, particularly in light of the strategic and operational initiatives being considered by Catalyst at that time. Representatives of Catalyst informed SXC that they would consider revisiting the proposal during the following year to explore whether a potential business combination could benefit Catalyst and its stockholders.

On April 1, 2010, a special committee of the SXC board of directors held a meeting. Also present at the meeting were representatives of J.P. Morgan. Mr. Thierer updated the special committee on the potential business combination opportunity with Catalyst. Mr. Thierer and representatives of J.P. Morgan expressed the view that it was an opportune time to re-initiate discussions with Catalyst and reviewed with the special committee the terms of a potential non-binding offer for Catalyst at a proposed valuation of $50.00 per fully-diluted Catalyst share. The special committee discussed the transactions with management and representatives of J.P. Morgan and, at the conclusion of the discussion, authorized management to again contact Catalyst to determine whether a transaction was feasible on the terms outlined to the special committee.

On May 27, 2010, Mr. Thierer and an SXC director met with Mr. Blair and Mr. Edward Civera, Catalyst’s then Chairman of the Board, to present SXC’s non-binding indication of interest for a business combination transaction with Catalyst at a proposed valuation of $50.00 per fully-diluted Catalyst share, comprised of $25.00 in cash and $25.00 in SXC common stock, subject to the negotiation of a fixed exchange ratio and definitive merger agreement and the completion of customary due diligence.

On June 22, 2010, Catalyst held a meeting of its board of directors to review SXC’s proposal. Mr. Blair updated the Catalyst board of directors with respect to conversations with Mr. Thierer since May 27, 2010. At the meeting, representatives of Goldman Sachs reviewed the proposal with the Catalyst board of directors. The Catalyst board of directors also discussed the possible effects on other strategic and operational initiatives under consideration by or available to Catalyst. Representatives of Goldman Sachs also provided a general assessment of the then-current state of the capital markets, as well as financing options likely available to SXC.

On June 23, 2010, SXC held a meeting of its board of directors. Also present at the meeting were representatives of J.P. Morgan. Mr. Thierer discussed the potential business combination opportunity with Catalyst and reviewed the terms of the non-binding indication of interest previously delivered to Catalyst. Representatives of J.P. Morgan made a presentation, based on publicly available information, to the SXC board of directors with respect to their preliminary financial analysis of the proposed transactions as well as related SXC debt financing considerations. The SXC board of directors discussed the transactions with management and representatives of J.P. Morgan and, at the conclusion of the discussion, authorized management to continue discussions with Catalyst to determine whether a transaction was feasible.

On July 8, 2010, Catalyst and SXC entered into a confidentiality agreement regarding a possible strategic business combination.

On July 13, 2010, Catalyst granted access to SXC and its advisors to an electronic data room for the exchange and review of due diligence materials.

During the summer of 2010, Catalyst had ongoing conversations with another strategic investor (the “Strategic Investor”) regarding a potential business combination transaction. These conversations included discussions of the strategic rationale for such a transaction and mutual due diligence.

On August 2, 2010, SXC delivered a letter to Catalyst reiterating its interest in pursuing a business combination transaction with Catalyst at a valuation of $50.00 per fully-diluted share.

On August 3, 2010, Catalyst confirmed the engagement of, and entered into an engagement letter with, Goldman Sachs to act as its financial advisor in connection with a possible strategic business combination. Also on August 3, 2010, the Strategic Investor delivered a letter to Catalyst proposing to acquire Catalyst in an all-cash transaction for a range of between $42.50 and $45.00 per fully-diluted share.

While the discussions with SXC and the Strategic Investor were ongoing, Catalyst was pursuing the acquisition of Independence Blue Cross’s pharmacy benefit management subsidiaries, FutureScripts, LLC and FutureScripts Secure, LLC (together, “FutureScripts”). After Catalyst notified SXC of its potential acquisition of FutureScripts, SXC informed Catalyst that it was not prepared to proceed with a transaction with Catalyst if Catalyst proceeded with the acquisition of FutureScripts. Catalyst determined to proceed with the acquisition of FutureScripts, which was announced on August 4, 2010, and discussions with SXC were terminated.

Also, during the fall of 2010, the Strategic Investor notified Catalyst that it was discontinuing discussions with respect to a potential business combination for reasons unrelated to the FutureScripts transaction.

During the fall of 2011, members of the SXC and Catalyst senior management teams engaged in discussions to negotiate the terms of a new health care information technology (“HCIT”) contract between the parties. On October 25, 2011, SXC announced that it had signed a five-year HCIT contract renewal with Catalyst.

On January 10, 2012, Messrs. Blair and Thierer met while attending the J.P. Morgan Health Care Conference in San Francisco, California. During that meeting, Mr. Thierer reiterated that he believed that SXC and Catalyst should pursue a business combination transaction. Mr. Thierer expressed the view that the market was evolving rapidly and much had changed since the companies last considered a transaction in the summer of 2010. Additionally, Mr. Thierer suggested that the potential synergies that could be achieved by combining the two companies were significantly higher than they would have been at the time of SXC’s original offer given the rapid growth of the companies. He did not make any specific proposal at that time.

On January 16, 2012, Mr. Blair met with Mr. Edward Civera, former Chairman of Catalyst’s board of directors, and Mr. Jeffrey Jollon, former Vice President of Corporate Development of Catalyst, who were acting as advisors to Catalyst following their previous association with Catalyst. Mr. Blair asked Messrs. Civera and Jollon to provide him with an independent assessment of: (i) the state of the PBM industry and key macro trends; (ii) the challenges mid-market PBMs face in a dynamic and competitive environment; (iii) how mid-market PBMs can capitalize on opportunities to create long-term shareholder value; and (iv) a potential combination with SXC. On February 29, 2012, at a meeting of the Catalyst board of directors, Mr. Jollon presented an overview of the PBM market and key trends affecting the industry. Mr. Jollon then provided an illustrative analysis, solely based on publicly available information, of the potential impact of a business combination with SXC. The Catalyst board then discussed, among other things, the potential benefits of a transaction with SXC, the execution risks involved in completing such a transaction, and how to successfully integrate the operations of the two companies and achieve the potential synergies, as well as the potential effects of a combination on Catalyst’s existing clients and vendors. The Catalyst board was sensitive to the potential for disclosure of any discussions with SXC adversely impacting Catalyst’s relationships with its clients and employees. At the conclusion of the Catalyst board meeting, the Catalyst board authorized Mr. Blair to enter into discussions with Mr. Thierer to more fully understand the terms of any potential transaction, while stressing the importance of maintaining confidentiality.

On March 12, 2012, Messrs. Blair and Thierer met to discuss overall PBM industry trends, the strategic rationale for combining their companies and the potential synergies resulting from a business combination. At the conclusion of the meeting, Mr. Thierer informed Mr. Blair that he would speak with members of the SXC senior management team and SXC’s lead independent director and would be in contact with Mr. Blair after their internal discussions.

On March 13, 2012, Mr. Thierer called Mr. Blair to confirm SXC’s continued interest in discussing a possible transaction.

On March 15, 2012, Mr. Blair briefed the Catalyst board of directors during an informal telephonic board call regarding the conversations he had with representatives of SXC since the last Catalyst board meeting.

On March 20, 2012, SXC held a meeting of its board of directors. Also present at the meeting were representatives of J.P. Morgan. Mr. Thierer updated the SXC board of directors on the potential business combination opportunity with Catalyst and recent discussions with Catalyst and its advisors. Mr. Thierer and representatives of J.P. Morgan reviewed the terms of a potential non-binding offer for Catalyst with the SXC board of directors. Representatives of J.P. Morgan also gave a presentation to the SXC board of directors, based on publicly available information, which included an overview of the potential transaction. The SXC board of directors discussed the potential transactions and related financing considerations (including that J.P. Morgan would likely be involved in the financing) with SXC management and representatives of J.P. Morgan and, at the conclusion of the discussion, authorized management to continue discussions with Catalyst and its advisors to determine whether a business combination transaction was feasible on the terms outlined to the SXC board of directors.

On March 21, 2012, Mr. Thierer called Mr. Blair and orally proposed a business combination between SXC and Catalyst that valued Catalyst at $78.00 per fully-diluted share, consisting of approximately 30% to 35% in cash and the balance in shares of SXC common stock. He also proposed that, following the closing of such transaction, one or two Catalyst directors mutually agreed upon by SXC and Catalyst would join the board of directors of the combined company. Mr. Thierer expressed a preference for moving expeditiously to reach a definitive merger agreement, primarily based on his concern that any public disclosure of any ongoing business combination discussions may adversely affect SXC’s relationships with its clients and employees.

On March 24, 2012, Catalyst held a meeting of its board of directors. Also present at the meeting were representatives of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), special counsel to Catalyst, Goldman Sachs and Messrs. Civera and Jollon. Mr. Blair updated the Catalyst board of directors on the oral proposal received from SXC. Representatives of Milbank made a presentation to the Catalyst board of directors with respect to the fiduciary duties of directors in considering transactions such as the proposed transactions and certain other matters. Representatives of Goldman Sachs discussed with the Catalyst board of directors, based on publicly available information, the current state of the PBM market and provided the context for the proposed offer in light of current trading ranges and historical industry transactions. The Catalyst board of directors discussed the transactions with Catalyst’s management and advisors and, at the conclusion of the discussion, authorized Catalyst’s management and advisors to continue discussions with SXC and its advisors to determine whether a transaction was feasible, as well as the potential benefits to Catalyst and its stockholders of such a transaction.

On March 26, 2012, members of each of Catalyst and SXC senior management, and representatives of each of Goldman Sachs, J.P. Morgan and SXC’s legal advisors, Sidley Austin LLP (“Sidley”), met in West Chicago, Illinois in order to discuss due diligence logistics and other considerations regarding the proposed transactions, as well as the potential synergies that could result from such transactions.

On March 27, 2012, Catalyst and SXC amended their prior confidentiality agreement, dated July 8, 2010, to extend its term and standstill period.

On March 29, 2012, Catalyst held a meeting of its board of directors. Also participating in the meeting were representatives of Milbank. Mr. Blair briefed the Catalyst board of directors on the status of Catalyst’s discussions with SXC regarding the possible strategic transaction. Mr. Blair provided the Catalyst board of directors with an overview of the preliminary internal timelines for the mutual due diligence investigation and the negotiation of the proposed transactions. At the conclusion of the discussion, the Catalyst board of directors instructed Catalyst’s management and advisors to continue discussions with SXC and its advisors.

On April 2, 2012, Catalyst and SXC opened their respective electronic data rooms for the exchange and review of due diligence materials.

On April 5, 2012, Catalyst held a meeting of its board of directors. Also participating in the meeting were representatives of Milbank and Goldman Sachs. Representatives of Goldman Sachs discussed with the Catalyst board of directors the process and timeline of the possible strategic transactions with SXC. In addition, representatives of Goldman Sachs reviewed the likelihood of certain potential parties pursuing a strategic transaction with Catalyst. As part of the their review, representatives of Goldman Sachs provided its preliminary view that in light of, among other things, potential regulatory issues, the public statements of other strategic parties regarding their strategic priorities and financing considerations, certain other strategic participants in the PBM and related markets would be less likely than SXC to be interested in a business combination with Catalyst. The Catalyst board of directors discussed with management, Goldman Sachs and Milbank the possible alternatives to the merger, including continuing with Catalyst’s current stand-alone business plan (which included potential acquisitions and other growth opportunities) and pursuing other potential transactions and the perceived risks and benefits of any such alternatives, including the potential disruption to Catalyst’s business from any public disclosure of a potential transaction. Representatives of Goldman Sachs also reviewed with the Catalyst board considerations that would affect the likelihood of a financial buyer making a competitive offer to acquire Catalyst. After consulting with its financial advisor and based on its own knowledge of and experience in the PBM industry, the Catalyst board of directors determined that the likelihood of a strategic or financial buyer making a competitive offer to acquire Catalyst was relatively low. Representatives of Milbank made a presentation to the Catalyst board and reviewed for the directors their fiduciary duties in the context of the proposed transactions, as well as certain other regulatory considerations relating to the proposed transactions.

Also on April 5, 2012, each of SXC and Catalyst engaged Charles River Associates to conduct a due diligence review of a “clean room” containing certain competitively sensitive information of both SXC and Catalyst and entered into an engagement letter and “clean room” confidentiality agreement to which SXC, Catalyst and Charles River Associates were signatories.

On April 9, 2012, Sidley distributed an initial draft of the merger agreement to Milbank. Thereafter, continuous and ongoing discussions were held among Catalyst, SXC, Milbank, Sidley and the parties’ other respective advisors until the definitive merger agreement was executed.

Also on April 9, 2012, Mr. Blair and Mr. Thierer discussed by telephone conversation their visions for the combined PBM business, the proposed timing and scope of the due diligence process, certain terms and conditions of the proposed transactions, including terms related to deal protection measures, and the communications policy with clients, vendors, suppliers and employees should the potential transactions be executed and announced.

On April 11, 2012, Catalyst held a meeting of its board of directors. Also participating in the meeting were representatives of Milbank, Goldman Sachs and Mr. Civera. Mr. Blair briefed the Catalyst board of directors on the status of Catalyst’s discussions with SXC regarding a possible strategic transaction with SXC and updated them on his conversation with Mr. Thierer on April 9, 2012. Mr. Blair informed the Catalyst board of directors that the due diligence review of SXC by Catalyst’s management and advisors was ongoing. Finally, Mr. Blair informed the Catalyst board that SXC had provided a draft merger agreement on April 9, 2012, which management and Milbank were reviewing. At the request of Mr. Blair, Milbank described certain of the issues in the draft merger agreement and discussed with the Catalyst board of directors possible negotiation positions in response to such issues. Milbank described, and the Catalyst board of directors and other participants discussed, provisions of the draft merger agreement relating to SXC’s proposed financing, deal protection measures, termination fees, expense reimbursements, materiality qualifiers to representations and the tax structure of the proposed transactions. At the conclusion of the discussion, the Catalyst board of directors directed management and Milbank regarding Catalyst’s proposed responses to the issues raised in the draft merger agreement. The Catalyst board of directors then authorized management, Milbank and Goldman Sachs to continue discussions with SXC and its advisors to evaluate the potential transactions and further discuss the terms and conditions of the draft merger agreement.

On April 12, 2012, the senior management teams of Catalyst and SXC and representatives of Goldman Sachs, J.P. Morgan, Milbank and Sidley met in Naperville, Illinois. At this meeting, management diligence presentations were held and certain terms of the draft merger agreement were discussed and negotiated by the parties, including (i) SXC’s financing covenant and Catalyst’s related termination right and, in the event of a valid exercise of such termination right, the associated termination fee, (ii) deal protection provisions, including SXC’s proposal that each party be required to hold its special meeting of stockholders to consider the merger agreement and merger without an ability to terminate the merger agreement prior to such time in order to enable such party to enter into or consummate a superior proposal, (iii) appropriate amounts for termination fees and expense reimbursement provisions and (iv) Catalyst’s desire to have a termination right in the event that shares of SXC common stock traded below a certain level prior to the transaction’s closing.

On April 13, 2012, Milbank distributed comments to the merger agreement to Sidley. Milbank’s draft revised several key provisions of the merger agreement, including, but not limited to, by (i) making more prescriptive SXC’s obligations to obtain the debt financing and eliminating SXC’s ability to pay a termination fee in the event that SXC failed to deposit the aggregate cash portion of the merger consideration as a result of SXC’s failure to obtain the necessary financing, (ii) eliminating the requirement of each party to hold its special meeting of stockholders to consider the merger agreement and merger or the share issuance, as applicable, without an ability to terminate the merger agreement prior to such time in order to enable such party to enter into or consummate a superior proposal, (iii) revising the proposed termination fee and expense reimbursement provisions by lowering the termination fees and eliminating the right to receive additional expense reimbursement and (iv) including a Catalyst termination right in the event that shares of SXC common stock traded below a certain level prior to the transaction’s closing.

Also on April 13, 2012, Mr. Blair contacted Mr. Thierer regarding increasing the proposed merger consideration to $80.00 per fully-diluted share and proposed that two Catalyst directors join the board of the combined company. As a result of these discussions, Mr. Thierer agreed to increase the consideration payable in the transactions to $80.00 per share, consisting of $28.00 in cash and the balance in shares of SXC common stock, and for two Catalyst directors mutually agreed upon by SXC and Catalyst to join the board of the combined company following the completion of the merger. Also on the same day, SXC entered into a financial advisory engagement letter with Barclays Capital Inc. (“Barclays”).

On April 14, 2012, representatives of Goldman Sachs and J.P. Morgan discussed the proposed terms and conditions of SXC’s financing for the proposed transactions and the potential payment of a break-up fee in the event that SXC was unable to close the transactions due to a failure in being able to obtain financing to fund the cash portion of the merger consideration. Later that evening, Messrs. Blair and Thierer discussed financing considerations and tentatively agreed upon the size of SXC’s break-up fee in the event of a financing failure.

On April 15, 2012, Catalyst held a meeting of its board of directors. Also participating in the meeting were representatives of Milbank, Goldman Sachs, and Messrs. Civera and Jollon. Mr. Blair briefed the Catalyst board of directors on the status of Catalyst’s discussions with SXC regarding a possible strategic transaction with SXC. Mr. Blair informed the Catalyst board of directors that, during a telephone conversation on April 13, 2012 with Mr. Thierer, Mr. Thierer agreed to increase SXC’s offer from $78.00 to $80.00 per share of Catalyst common stock in response to Mr. Blair’s request. Representatives of Goldman Sachs then updated the Catalyst board of directors on the negotiations with SXC and the due diligence process, discussed with the board their views on the

PBM industry in general, the potential impact of industry trends on Catalyst as well as their preliminary review of potential strategic alternatives for Catalyst. Representatives of Goldman Sachs updated the Catalyst board on the current status of certain items relating to the negotiations of the proposed transactions, including the proposed mechanics for determining the exchange ratio. Mr. Jollon then detailed for the Catalyst board of directors the results of the various due diligence reviews and reports conducted and delivered by Catalyst’s advisors with respect to SXC. Representatives of Milbank then provided the Catalyst board of directors with an overview of the current terms and conditions of the draft merger agreement, including the proposed transaction structure, conditions precedent to the completion of the merger, restrictions on the abilities of both parties during the period between signing and closing, deal protection provisions and the related termination fees and expenses, and discussed with the Catalyst board possible negotiation positions.

On April 16, 2012, following ongoing negotiations between the parties and the respective advisors with respect to key provisions in the merger agreement, Sidley distributed a revised merger agreement to Milbank. Sidley’s draft modified several key provisions of the merger agreement, including, but not limited to, by (i) including a break-up fee payable by SXC in the event of a financing failure, (ii) including a termination right for each party to permit such party to enter into or consummate a superior proposal prior to holding its special meeting of stockholders to consider the merger agreement and merger or the share issuance, as applicable, (iii) revising the proposed termination fee and expense reimbursement provisions and (iv) deleting a Catalyst termination right in the event that shares of SXC common stock traded below a certain level prior to the transaction’s closing. Following the distribution of this draft, the parties and their advisors negotiated the various key terms of the merger agreement on an ongoing and continuous basis until the merger agreement was executed. For a description of the final terms of the merger agreement, see “The Merger Agreement” beginning on page 120. For a description of factors, including the expected benefits and considerations and material positive and negative factors relating to the terms of the proposed merger and the merger agreement that were considered by each of the SXC board of directors and the Catalyst board of directors, see “Recommendation of the SXC Board of Directors and Its Reasons for the Merger” beginning on page 59 and “Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger” beginning on page 64.

On April 16, 2012, Citibank was engaged by the Catalyst board of directors to act as a financial advisor to Catalyst in connection with the proposed merger to provide additional perspective to management given its familiarity with Catalyst. Citibank previously acted as financial advisor to Catalyst on prior transactions, including most recently acting as a financial advisor to Catalyst in its acquisition of WHI. In connection with the proposed merger, Citibank did not provide the Catalyst board of directors with a fairness opinion or participate in any of the negotiations leading up to the proposed merger. Pursuant to a letter agreement, dated April 16, 2012, Catalyst engaged Citibank and agreed to pay Citibank a transaction fee equal to approximately $4 million. Contemporaneously with entering into the engagement letter with Citibank, Catalyst entered into an amendment of the engagement letter with Goldman Sachs, which reduced the transaction fee payable to Goldman Sachs by the same amount and confirmed that the financial advisory engagement with Goldman Sachs would continue.

Also on April 16, 2012, representatives of Goldman Sachs and J.P. Morgan discussed the mechanics of calculating the exchange ratio for the stock portion of the merger consideration.

Also on April 16, 2012, SXC held a meeting of its board of directors, which was also attended by representatives of Sidley, J.P. Morgan and Barclays. Sidley reminded the SXC board of directors with respect to the fiduciary duties of directors in considering transactions such as the proposed transactions and certain other matters. Mr. Thierer briefed the SXC board of directors on the status of SXC’s discussions with Catalyst regarding a possible business combination transaction and reviewed the potential strategic benefits and risks of a transaction with Catalyst. J.P. Morgan gave a presentation to the SXC board which included an overview of the potential transaction and its preliminary valuation analysis. SXC’s Chief Financial Officer then updated the SXC board of directors on matters arising from its business, financial and legal due diligence review of Catalyst and the results of the preliminary synergies review, and discussed with the SXC board of directors the retention of Barclays as an additional financial advisor and the scope and terms of Barclays’ engagement. Sidley then provided an overview of the material terms and conditions of the draft merger agreement and draft debt financing commitment papers and described several open issues. The SXC board of directors then authorized management,

Sidley and J.P. Morgan to continue discussions with Catalyst and its advisors to finalize the terms and conditions of the merger agreement and for management and Sidley to continue discussions with J.P. Morgan, JPMCB and their counsel to finalize the terms and conditions of the financing commitment papers.

Later that same evening, Messrs. Blair and Thierer discussed and tentatively determined that the exchange ratio for the stock portion of the merger consideration would be derived from the volume-weighted average share price (VWAP) of SXC common stock on April 13, 2012 and April 16, 2012.

On April 17, 2012, representatives of Goldman Sachs and J.P. Morgan further discussed the exchange ratio that would be used to determine the stock portion of the merger consideration in the final merger agreement, which was no longer based on a trailing VWAP formula. Also on the same day, SXC entered into a financial advisory engagement letter with J.P. Morgan, effective as of September 1, 2009.

Later that day, the SXC board of directors held a meeting, at which representatives of management, Sidley, J.P. Morgan and Barclays were in attendance. Management provided an update with respect to negotiations with Catalyst, and updated the SXC board of directors regarding management’s financial review of the proposed transactions and the related contemplated financing. Representatives from Sidley then summarized the terms of the merger agreement and the remaining open items to be finalized with Catalyst. Representatives of each of J.P. Morgan and Barclays reviewed with the SXC board of directors their respective financial analyses of the merger consideration. Following this discussion, (i) representatives of J.P. Morgan rendered the oral opinion of J.P. Morgan, which was subsequently confirmed by delivery of a written opinion dated April 17, 2012, that, as of April 17, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid by SXC in the proposed merger was fair, from a financial point of view, to SXC, and (ii) representatives of Barclays rendered the oral opinion of Barclays, which was subsequently confirmed by delivery of a written opinion dated April 17, 2012, that, as of April 17, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid by SXC in the proposed merger was fair, from a financial point of view, to SXC. Following deliberations, the SXC board unanimously approved the proposed transactions on the terms set forth in the draft merger agreement, determined that the transactions contemplated thereby are fair to, advisable and in the best interests of SXC and resolved to recommend that SXC shareholders vote to approve the issuance of shares of SXC common stock in the merger. The SXC board also unanimously approved the proposed financing on the terms set forth in the draft debt commitment letter. The SXC board then instructed management to finalize the transaction documents and enter into the merger agreement and financing commitment papers consistent with its instructions.

On April 17, 2012, the Catalyst board of directors met to discuss the terms of the proposed transactions and the merger agreement and related recent developments. Together with management and representatives of Goldman Sachs, Citibank and Milbank, the Catalyst board reviewed the results of management’s financial and legal due diligence analysis and the terms of the proposed transactions. Representatives of Milbank updated the Catalyst board on the negotiations with SXC since the previous Catalyst board meeting and reviewed with the Catalyst board the material terms of the merger agreement. Members of management and internal legal counsel reviewed with the Catalyst board the results of their due diligence analysis of SXC. Representatives of Goldman Sachs presented their financial analyses of the merger consideration. Following discussion, representatives of Goldman Sachs rendered to the Catalyst board of directors the oral opinion of Goldman Sachs, which was subsequently confirmed in writing, that, as of April 17, 2012, and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Goldman Sachs’s written opinion, the merger consideration to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement was fair, from a financial point of view, to those Catalyst stockholders. Following extensive discussion of all of the foregoing by the Catalyst board, the Catalyst board unanimously approved the merger agreement and the consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Catalyst and its stockholders, directed that the merger agreement be submitted to the stockholders of Catalyst for adoption, recommended that Catalyst’s stockholders adopt the merger agreement and declared that the merger agreement is advisable.

Following the Catalyst board of directors meeting, representatives of Sidley, Milbank, SXC and Catalyst continued to finalize the transaction documents late into the evening, and subsequently SXC executed a debt commitment letter with J.P. Morgan and JPMCB to finance, subject to the terms and conditions of such debt commitment letter, the cash portion of the merger consideration payable to Catalyst stockholders. Immediately thereafter, SXC and Catalyst executed the merger agreement. In addition, as requested by SXC, concurrently with the execution of the merger agreement, Mr. Blair entered into a stock sale forbearance agreement with SXC, pursuant to which Mr. Blair agreed that, for a period of six months from the closing of the merger, he will not, without the prior written consent of SXC, dispose of any shares of SXC common stock received by him in connection with the merger, subject to certain exceptions.

Early in the morning of April 18, 2012, SXC and Catalyst issued a joint press release announcing the execution of the merger agreement.

Recommendation of the SXC Board of Directors and Its Reasons for the Merger

At its meeting held on April 17, 2012, the SXC board of directors unanimously (i) approved the merger agreement, (ii) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and its shareholders, (iii) directed that the issuance of shares of SXC common stock pursuant to the merger agreement be submitted to the SXC shareholders for approval at the SXC special meeting, and (iv) recommended that SXC shareholders vote “FOR” the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement.

ACCORDINGLY, THE SXC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SXC SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF SXC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND “FOR” THE SXC MEETING ADJOURNMENT PROPOSAL.

As described above under “—Background of the Merger,” the SXC board of directors, in evaluating the merger and the merger agreement, consulted with SXC’s management and legal and financial advisors and, in reaching its decision at its meeting on April 17, 2012 to approve the merger agreement and the transactions contemplated thereby, including the share issuance, considered a variety of factors weighing positively and negatively in connection with the merger. In light of the number and wide variety of factors considered in connection with its evaluation of the transactions, the SXC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The SXC board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. The following explanation of reasons for the merger evaluated by the SXC board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The reasons in favor of the merger considered by the SXC board of directors include, but are not limited to, the following:

Strategic Case for the Combination

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Highly Complementary Businesses. The SXC board of directors considered the complementary nature of the two companies and in particular, that SXC’s PBM tools and technology and specialty pharmacy offerings are complementary to Catalyst’s client service and clinical model that emphasizes local solutions and member choice. The SXC board of directors believes that, with flexible and customized services and solutions, the combined company will be better positioned to meet the needs of a more diverse client base that includes large employers, managed care organizations, state and local governments and hospice, fee-for-service Medicaid, long-term care, and workers’ compensation clients, among others.

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Enhanced Size and Scale to Deliver More Cost-Effective Solutions. The SXC board of directors considered that the combined company should be able to leverage its enhanced size and scale to create more purchasing efficiency in the supply chain and generate greater cost savings for plan sponsors and members. As of the date of this joint proxy statement/prospectus, the combined company is expected to cover approximately 30 million members, with annual prescription volume of more than 200 million adjusted PBM scripts. Adjusted PBM scripts equal retail and specialty prescriptions, plus mail pharmacy prescriptions multiplied by three. The mail pharmacy prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied as compared to retail and specialty prescriptions.

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Strong Position in Key Growth Areas. The SXC board of directors considered its belief that together, SXC and Catalyst should be uniquely positioned to capitalize on key areas of growth in the evolving healthcare market, including positive trends in drug utilization, greater member engagement, specialty pharmacy benefit programs, new biosimilar introductions, home delivery, generic utilization, and increases in the number of insured lives and will have the ability to target a larger market and compete for a full range of employer, health plan and government contracts.

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Well Positioned for Healthcare Reform. The SXC board of directors considered its belief that the combined company will be well positioned to capitalize on the changes in the regulatory landscape of the healthcare industry, regardless of the outcome of healthcare reform. This belief is based on, among other things, the fact that the combined company is expected to have a strong fee-for-service Medicaid offering, as well as a complete Medicare and Managed Medicaid product line.

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Accelerated Growth. In light of the trends, growth prospects and competitive developments in the PBM industry, the SXC board of directors considered Catalyst as the best potential merger partner, noting in particular that the transactions will combine two of the fastest growing independent PBMs, with the expectation that the combination will allow SXC to accelerate its growth faster than it could do so organically and will increase its ability to achieve its goal of providing affordable and high quality healthcare solutions that enhance value for employer, health plan and government customers.

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Strategic Alternatives. The SXC board of directors considered the trends and competitive developments in the industry and the range of strategic alternatives available to SXC, including SXC continuing to grow its business organically or through acquisitions of smaller companies rather than by a transformative business combination.

Financial and Other Considerations of Combined Company

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Accretive Transaction. The SXC board of directors considered that, while there is no guarantee regarding future results of the combined company, the merger is expected to be accretive to the combined company’s non-GAAP earnings in 2013, which excludes transaction-related amortization.

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Significant Opportunity for Synergies. The SXC board of directors considered that, although no assurances could be given that any particular level of synergies will be achieved, based upon work performed by management as of the date of the SXC board meeting, the merger is expected to provide significant opportunities for cost savings. Specifically, the combined company is expected to achieve approximately $125 million of annual cost synergies over the first 18 to 24 months after closing, through improved scale and operating leverage. The SXC board of directors took note of the fact that management expects the combined company to incur approximately $40 to 45 million of transition expenses to achieve these estimated annual synergies. In considering the combined company’s ability to achieve the estimated synergies, the SXC board of directors took note of SXC’s history of successful integrations following consummation of previous acquisitions and that this integration should be made easier given the fact that Catalyst has been operating on SXC’s claims adjudication platform for many years and the companies’ overall familiarity with each other.

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Strong Financial Profile. The SXC board of directors considered, while there is no guarantee regarding future results of the combined company, the pro forma financial position and results of the combined company and the fact that the combined company is expected to have a strong balance sheet and the ability to generate substantial cash flow to finance future expansion as well as to invest in enhancing and developing new technology, services and products for customers, with expected combined revenue of approximately $13 billion for fiscal year 2012.

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Increased Level of Indebtedness. The SXC board of directors considered that in order to finance the cash portion of the merger consideration and pay transaction-related expenses, the combined company would incur approximately $1.8 billion in indebtedness. The SXC board of directors considered the combined company’s ability to repay that indebtedness, as well as the fact that the parties have agreed that SXC may sell shares of its common stock, which may reduce the amount of debt financing necessary to finance the cash portion of the merger consideration. See “Description of Debt Financing” for descriptions of the debt commitment letter and the public offering and sale of 5.98 million shares of SXC common stock on May 16, 2012.

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Strong Management Team. SXC’s board of directors considered that the combined company would be led by a strong, experienced management team with a demonstrated track record of integrating acquisitions.

Information Regarding Catalyst and SXC

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Due Diligence. The SXC board of directors considered the due diligence conducted by management and SXC’s advisors, including the review and analysis of Catalyst’s and SXC’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management, public information available regarding Catalyst and SXC and the disclosure schedules to the merger agreement. The SXC board of directors also took into account the projected financial information of SXC and that of Catalyst, which was shared by management of Catalyst with SXC and subsequently provided by SXC to its advisors. See “Financial Forecasts—Catalyst Summary Unaudited Prospective Financial Information” beginning on page 176.

•	Historic Stock Prices. The SXC board of directors noted the historical market prices, volatility and trading information with respect to Catalyst’s and SXC’s common stock.

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Familiarity with Catalyst. The SXC board of directors considered its and SXC’s management’s knowledge of the business, operations, technological capabilities and financial condition of Catalyst, as well as Catalyst’s track record of industry leadership. The SXC board of directors also took note of the fact that its and SXC management’s knowledge of Catalyst was enhanced by the fact that Catalyst was a customer of SXC and has been operating on SXC’s claims adjudication platform for many years, and the fact that SXC and Catalyst had engaged in discussions in the past regarding a possible business combination, as described under “The Merger—Background of the Merger” beginning on page 51.

Terms and Conditions of Transaction

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Financial Terms. The SXC board of directors considered the mix of cash and stock consideration, the fixed exchange ratio for the stock component of the merger consideration and the fact that because the exchange ratio under the merger agreement is fixed (i.e., it will not be adjusted for fluctuations in the market price of SXC’s common stock or Catalyst’s common stock), SXC has certainty as to the number of shares of common stock to be issued, but also noted that the value of SXC common stock to be paid to Catalyst stockholders upon consummation of the merger could be significantly more or less than its implied value immediately prior to the announcement of the entry into the merger agreement based on any such fluctuations in the market price of SXC common stock. The SXC board of directors took note of the course of negotiations between the parties in arriving at the amount of consideration to be paid in the merger. The SXC board of directors also took note of the historic and current market prices of SXC common stock and Catalyst common stock, and that the merger consideration represented an approximately 28% premium over the closing price of Catalyst common stock on April 17, 2012.

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Pro Forma Ownership. The SXC board of directors took note of the fact that upon consummation of the merger, current SXC shareholders and Catalyst stockholders are expected to own approximately 65% and 35%, respectively, of the combined company based on the number of outstanding shares of common stock and other equity securities of SXC and Catalyst on the date of the merger agreement.

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Other Terms of Merger Agreement. The SXC board of directors considered the terms and conditions of the merger agreement, including (i) the nature and scope of the closing conditions, as well as the likelihood of satisfaction of these conditions, (ii) the circumstances under which a termination fee is payable by Catalyst and the size of the termination fees payable by Catalyst, and (iii) limitations on Catalyst’s ability, subject to the exceptions described in “The Merger Agreement—No Solicitation of Alternative Transactions by Catalyst,” to solicit alternative transactions and restrictions on operations between signing and closing. The SXC board of directors also considered that under certain circumstances, if the merger is not consummated because SXC is not able to obtain financing for the cash portion of the merger consideration and all conditions to closing are satisfied, SXC may be required to pay Catalyst a termination fee of $281,500,000. The SXC board of directors took note, however, that in the event of a financing failure, the termination fee is Catalyst’s sole and exclusive remedy against SXC.

Likelihood of Completion of the Merger

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The SXC board of directors considered its view of the likelihood of the satisfaction of the closing conditions and its view that the required regulatory approvals would be obtained without a material adverse impact on the respective businesses of SXC, Catalyst or the combined company.

Opinions of SXC’s Financial Advisors

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The SXC board of directors considered the financial analyses reviewed and discussed with the SXC board of directors by representatives of J.P. Morgan and Barclays on April 17, 2012, as well as the oral opinions of J.P. Morgan and Barclays rendered to the SXC board of directors on April 17, 2012 (each of which were subsequently confirmed in writing by delivery of written opinions dated the same date) that, as of April 17, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in such written opinions, the merger consideration to be paid by SXC in the proposed merger was fair to SXC, taking into account the terms of J.P. Morgan’s and Barclays’ engagement as financial advisors and the anticipated roles that J.P. Morgan and Barclays and their respective affiliates may assume in connection with the financing required to complete the merger as more fully described in “The Merger—Opinion of SXC’s Financial Advisors”.

Terms and Conditions of Financing

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Terms of the Debt Financing. The SXC board of directors considered the terms of the proposed financing for the transactions, including the interest rates, amortization schedule and covenants with which the combined company will be required to comply.

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Availability of Financing. The SXC board of directors considered the views of SXC’s management and financial advisors as to the likelihood that SXC will be able to obtain the necessary financing and that the full proceeds of the financing will be available to SXC, in each case subject to the terms of the debt commitment letter.

The SXC board of directors also considered the following potentially negative factors associated with the merger:

•	the dilution associated with the shares that SXC would be required to issue under the merger agreement;

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the risk that the potential benefits of the merger may not be fully or partially realized, recognizing the many potential management and regulatory challenges associated with successfully combining the businesses of SXC and Catalyst, including the potential for client losses and the possibility that anticipated cost savings from the merger may not be realized;

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the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with the merger, including the risk that the announcement of the transactions and potential diversion of management and employee attention may adversely affect SXC’s and Catalyst’s ability to retain current clients and bid for and secure new client contracts, particularly in the current selling season;

•	the risk that certain key employees and customers of SXC or Catalyst might not choose to remain with the combined company;

•	the risk that the additional debt incurred in connection with the merger could have a negative impact on SXC’s business, including its operational flexibility;

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the potential challenges and difficulties relating to integrating the operations of SXC and Catalyst given that previous integrations undertaken by SXC’s management team were of a significantly smaller scale than Catalyst and the fact that both SXC and Catalyst are still in the process of integrating significant recent acquisitions (namely HealthTran LLC, in the case of SXC, and Walgreens Health Initiative’s, Inc. (now known as Catalyst Rx Health Initiatives, Inc.), in the case of Catalyst);

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the potential length of the regulatory approval process and the period of time during which SXC may be subject to the terms of the merger agreement and the possibility that regulatory or governmental authorities might seek to impose conditions or divestitures on or otherwise prevent or delay the merger, including the risk that they might seek an injunction in federal court and/or commence an administrative proceeding seeking to prevent the parties from completing the transaction;

•	the risks and costs to SXC if the merger is not completed, including potential employee attrition and the potential effect on business and customer relationships;

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the risk that the merger might not be consummated in a timely manner or that the closing of the merger might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the SXC shareholders or of the Catalyst stockholders;

•	the possibility that the financing for the transactions may not be available and that SXC may be obligated to pay Catalyst a termination fee due to a financing failure in the amount of $281,500,000;

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the restrictions on the conduct of SXC’s business prior to the completion of the merger, requiring SXC to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent SXC from undertaking business opportunities that may arise pending completion of the merger;

•	the limitations imposed in the merger agreement on the solicitation or consideration by SXC of alternative business combinations;

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the fact that SXC may be required to (i) pay Catalyst a termination fee of up to $134,500,000 if the merger agreement were to be terminated under certain specified circumstances or (ii) reimburse Catalyst for up to $41,400,000 of its transaction expenses under certain other specified circumstances (see “The Merger Agreement—Termination Fees and Expenses”);

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Catalyst’s right, prior to obtaining stockholder approval of the merger agreement and subject to complying with the terms of the merger agreement, to terminate the merger agreement to enter into a transaction representing a superior proposal; and

•	the significant fees and expenses associated with completing the transactions.

The SXC board of directors concluded that these risks could be managed or mitigated by SXC or were unlikely to have a material impact on the merger or SXC, and that, overall, the potentially negative factors or risks associated with the merger were greatly outweighed by the potential benefits of the merger to SXC and its shareholders. The SXC board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion addresses the material information and factors that the SXC board of directors reviewed in its consideration of the merger.

Recommendation of the Catalyst Board of Directors and Its Reasons for the Merger

At its meeting held on April 17, 2012, the Catalyst board unanimously (i) approved the merger agreement and the merger on the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, and in the best interests of, Catalyst and its stockholders, (iii) directed that the merger agreement be submitted to the Catalyst stockholders for adoption at the Catalyst special meeting and (iv) recommended that Catalyst stockholders vote “FOR” the adoption of the merger agreement and the merger.

ACCORDINGLY, THE CATALYST BOARD UNANIMOUSLY RECOMMENDS THAT CATALYST STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, “FOR” THE APPROVAL OF CERTAIN COMPENSATION ARRANGEMENTS AND “FOR” THE CATALYST MEETING ADJOURNMENT PROPOSAL.

As described above under “—Background of the Merger,” Catalyst and SXC discussed the potential for a combination of the two companies on several previous occasions in 2009 and 2010. After receiving and initially discussing the most recent oral proposal for a transaction, which was communicated to Mr. David Blair, Catalyst’s Chief Executive Officer, by Mr. Mark Thierer, SXC’s Chief Executive Officer, on March 21, 2012, the Catalyst board of directors began (i) reviewing and evaluating the advisability of pursuing the SXC proposal, including determining whether to take no action with respect to the SXC proposal, (ii) providing direction to Catalyst’s management with respect to the negotiation with SXC regarding the material terms of the proposed transactions, (iii) overseeing the due diligence process with SXC, including directing members of management involved in providing SXC with access to Catalyst’s management and to confidential information regarding Catalyst’s business, assets, properties, liabilities and prospects and (iv) considering the advisability of pursuing alternatives to the proposed transactions with SXC.

In determining that the merger, the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Catalyst and its stockholders, the Catalyst board of directors considered a variety of factors, including the expected benefits and considerations of the merger and the merger agreement.

Expected Benefits of the Merger and the Merger Agreement

The merger is expected to result in benefits to all stockholders of Catalyst. The Catalyst board of directors considered a number of factors and a substantial amount of information in the course of reaching its determination and making the recommendation described above. The Catalyst board held 6 telephonic and in-person meetings subsequent to March 21, 2012. In addition, during the entirety of the period up to and including the date that the merger agreement was executed, there were on-going discussions among members of the Catalyst board of directors, on the one hand, and Catalyst’s management and legal and financial advisors, on the other hand.

The principal factors and expected benefits that the Catalyst board of directors believes support its recommendations include, but are not limited to, the following:

Strategic Considerations

In reaching its recommendations, the Catalyst board of directors considered the potential strategic benefits of the merger, including the following:

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Highly Complementary Businesses. The Catalyst board of directors considered that the transaction would combine two businesses with complementary products, services and solutions which should enable the combined company to benefit from strengthened capabilities and improved market visibility. In particular, the Catalyst board of directors noted that the combined company should benefit from leveraging Catalyst’s client service and clinical model and SXC’s PBM tools and technology. The Catalyst board of directors noted that the complementary nature of these offerings and the expanded portfolio of products and services should result in an improved competitive position of the combined company.

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Complementary Market Segments. The Catalyst board of directors also considered the complementary nature of the distinct market segments served by Catalyst and SXC. The Catalyst board of directors noted that the combined company should be better positioned to meet the needs of a more diverse client base that includes large employers, managed care organizations, state and local governments, hospice, fee-for-service Medicaid, long-term care, and workers’ compensation clients, among others.

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Increased Operating Scale to Deliver More Cost-Effective Solutions. The Catalyst board of directors considered that the significantly greater operating scale of the combined company should improve its competitiveness relative to Catalyst’s stand-alone prospects by, among other things, providing greater purchasing efficiencies in the supply chain which would permit greater cost-savings for plan sponsors and their members. As of the date of this joint proxy statement/prospectus, the combined company is expected to cover approximately 25 million members, with annual prescription volume of more than 200 million adjusted PBM scripts. Adjusted PBM scripts equal retail and specialty prescriptions, plus mail pharmacy prescriptions multiplied by three. The mail pharmacy prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied as compared to retail and specialty prescriptions.

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Strong Position in Key Growth Areas. The Catalyst board of directors considered that the combined company should be better positioned to capitalize on, and benefit from, key areas of growth in the evolving healthcare market, including positive trends in drug utilization, specialty pharmacy benefit programs, home delivery, generic utilization and the potential expansion in the number of insured lives as a result of healthcare reform. The Catalyst board of directors also noted that the combined company should have the ability to target a larger market and compete for a full range of employer, health plan and government contracts. The Catalyst board of directors also considered that the business combination is expected to result in strengthened and more comprehensive Medicare and Managed Medicaid product lines based, in part, on SXC’s strong fee-for-service Medicaid offering, which should better position the company to capitalize on healthcare reform and other potential changes in the healthcare regulatory environment.

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Industry Environment. In the context of the overall dynamics of the PBM market, the Catalyst board of directors considered Catalyst’s ability to compete with its current and potential future competitors, including the company’s ability to compete with larger companies which may have significantly greater scale, resources or operating efficiencies. The Catalyst board of directors considered Catalyst’s business and financial prospects as an independent company and the range of strategic alternatives available to Catalyst, including continuing to grow its business organically and/or through acquisitions, as well as its potential as a combined company with SXC.

Financial Considerations of Combined Company

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Significant Opportunity for Synergies. The Catalyst board of directors evaluated the potential for significant synergies based on analyses performed by management as well as on a third-party assessment of potential cost of revenue synergies which could potentially be achieved by the combined company from improvements in retail, mail, and specialty pharmacy and rebate contracting. The Catalyst board of directors also considered the costs and risks involved in achieving any such synergies. Among the factors considered by the Catalyst board in evaluating the potential synergies were the current prescription claim volumes of prescription drug spending for each company, Catalyst’s history of successful integrations following consummation of previous acquisitions, and efficiencies resulting from the fact that a significant portion of Catalyst’s prescription claim volume is already processed on SXC’s claims adjudication platform. The Catalyst board of directors also considered the significant savings in selling, general and administrative costs that could potentially be achieved by optimizing the operations of the combined company.

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Participation in Earnings of the Combined Company. The Catalyst board of directors considered that the stock portion of the merger consideration provides Catalyst stockholders an opportunity to participate in the future earnings of the combined company, which should be enhanced as synergies and other operating efficiencies arising from the merger are realized over time. The Catalyst board of directors also noted that the stock portion of the merger considerations provides Catalyst stockholders an opportunity to benefit from continued participation in a combined company with an expanded portfolio of products and services, strengthened capabilities, improved operating efficiencies, a broader and more diverse client base and an overall improved competitive position in a dynamic market environment.

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Pro Forma Leverage and Financial Profile. The Catalyst board of directors considered the pro forma financial position of the combined company, including the pro forma leverage ratios after giving effect to the financing incurred to pay the cash portion of the merger consideration. The Catalyst board of directors noted that the relatively low levels of leverage should not impede the ability of the combined company to attract and retain customers or to finance additional expansion opportunities.

Information Regarding Catalyst and SXC

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Due Diligence. The Catalyst board of directors considered the due diligence review conducted by management and Catalyst’s advisors, including the review and analysis of SXC’s businesses, historical financial performance and condition, operations, properties, assets, regulatory status, competitive positions, prospects and management. The Catalyst board of directors also took into account the projected financial information of SXC, which was shared by management of SXC with Catalyst and subsequently provided by Catalyst to its advisors. See “Financial Forecasts—SXC Summary Unaudited Prospective Financial Information” beginning on page 174.

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Familiarity with SXC. The Catalyst board of directors considered its and Catalyst’s management’s knowledge of the business, operations, technological capabilities and financial condition of SXC. The Catalyst board of directors also took note of the fact that its and Catalyst’s management’s knowledge of SXC was enhanced by the fact that Catalyst was a long-term customer of SXC and has been operating on SXC’s claims adjudication platform for many years.

Considerations Related to Catalyst

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The Catalyst board of directors reviewed and considered, with the assistance of management and their financial and legal advisors possible alternatives to the merger (including continuing with Catalyst’s current stand-alone business plan (which included potential growth opportunities) and pursuing other potential transaction partners) and the perceived risks and benefits of any such alternatives, including the timing and likelihood of consummating any such alternative. Based on the foregoing, the Catalyst board of directors determined that such alternatives were likely to be less favorable than the proposed transaction with SXC and that a merger with SXC would yield greater benefits for Catalyst and its stockholders. Moreover, the Catalyst board of directors believed that attempting to solicit interest from other third parties while continuing discussions with SXC would not likely lead to a better offer and could result in the loss of SXC’s proposed offer and potential disruption to Catalyst’s business.

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In evaluating potential alternatives, including continued execution of Catalyst’s stand-alone plan, the Catalyst board of directors considered a number of factors impacting the business, operations, prospects, business strategy, properties and assets of Catalyst, including Catalyst’s current and projected results of operations and its financial condition. See “Financial Forecasts—Catalyst Summary Unaudited Prospective Financial Information” beginning on page 176.

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The Catalyst board of directors also considered the historical and prospective operating environment and financial performance of Catalyst, including the existing cash flow, liquidity and financial flexibility of Catalyst, and the need for and potential availability of funding necessary to execute the business plan and to pursue growth opportunities.

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The Catalyst board of directors also discussed and deliberated at length with respect to both the expected benefits from continuing to execute Catalyst’s stand-alone business plan and strategy, as reflected in management’s projections, as well as the potential risks and uncertainties of achieving the target assumptions set forth in the stand-alone plan. In evaluating potential risks associated with executing the Catalyst stand-alone plan, the Catalyst board of directors considered the current market conditions for Catalyst in a consolidating, competitive industry, Catalyst’s ability to successfully identify, execute upon, and integrate acquisitions and, potential risks that regulatory developments and other key trends affecting the PBM industry in general could adversely impact Catalyst’s business. The Catalyst board of directors also considered the financial condition of the United States economy in general, which continues to slowly emerge from a recession of extended duration, and the impact that such macroeconomic trends have had and could potentially continue to have on Catalyst’s results and operations.

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Based on its consideration and evaluation of the benefits, risks and uncertainties associated with the stand-alone plan and other strategic alternatives, the Catalyst board of directors believes that the strategic combination with SXC represents the best opportunity for long-term value creation for Catalyst stockholders reasonably available at the current time.

Opinion of Financial Advisor

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Opinion of Goldman. The Catalyst board of directors considered the oral opinion of Goldman Sachs rendered to the Catalyst board of directors, which was subsequently confirmed in writing, that as of April 17, 2012, and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the Goldman Sachs written opinion, the merger consideration, consisting of $28.00 in cash and 0.6606 of a share of SXC common stock, to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement was fair, from a financial point of view, to those Catalyst stockholders. For a discussion of Goldman Sachs’ opinion rendered to the Catalyst board of directors and the financial analyses presented by Goldman Sachs to the Catalyst board of directors in connection with the delivery of this opinion, see “The Merger—Opinion of Catalyst’s Financial Advisor”.

Terms and Conditions of Transaction

•	Form of Consideration Received and Pro Forma Ownership

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Merger Consideration. The Catalyst board of directors considered that the cash portion of the merger consideration will provide Catalyst stockholders with immediate value in cash for a portion of their shares, with the balance paid in freely tradeable shares of SXC common stock.

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Pro Forma Ownership. The Catalyst board of directors considered that the merger consideration would enable Catalyst stockholders to own approximately 35% of the outstanding stock of SXC based on the number of outstanding shares of common stock and other equity securities of SXC and Catalyst on the date of the merger agreement, which will provide the Catalyst stockholders with the opportunity to participate in any future earnings or growth of SXC and future appreciation in the value of SXC common shares following the merger should such stockholders determine to retain the SXC common shares payable in the merger.

•	The Catalyst board of directors also considered the existing significant overlap in the stockholder bases of Catalyst and SXC.

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In addition, the Catalyst board of directors considered the fact that the SXC common stock is, and after the merger will be, listed and traded on NASDAQ and the TSX, and that the outstanding shares of SXC (before the transactions) are, and of the combined company (after the transactions) will be, widely held by a large number of shareholders, none of which is or will be a controlling or significant shareholder.

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The Catalyst board of directors considered that a fixed ratio for the stock component of the merger consideration provides Catalyst stockholders the opportunity to benefit from any increase in the trading price of SXC common shares between the announcement of the merger agreement and the completion of the merger.

•	Historical Trading Prices; Premium to Market Price

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The Catalyst board of directors considered the relationship of the merger and merger consideration to the historical and projected market prices of the Catalyst shares as traded on NASDAQ. In this regard, the Catalyst board of directors observed that the merger consideration represents (i) a 27.5% premium to the closing price per share for Catalyst common stock on April 17, 2012; (ii) a 28.9% premium to the average closing price per share for Catalyst common stock for the one (1) month preceding April 17, 2012; (iii) a 34.5% premium to the average closing price per share for Catalyst common stock for the three (3) months preceding April 17, 2012; (iv) a 44.8% premium to the average closing price per share for Catalyst common stock for the six (6) months preceding April 17, 2012; (v) a 43.1% premium to the average closing price per share for Catalyst common stock for the one (1) year preceding April 17, 2012; (vi) an 86.4% premium to the average closing price per share for Catalyst common stock for the three (3) years preceding April 17, 2012; and (vii) a significant premium to the highest reported trading price since Catalyst’s IPO in 1999.

•	The Catalyst board of directors also believed that, as of April 17, 2012, the merger consideration represented the highest per share consideration reasonably obtainable from SXC.

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Financing. The Catalyst board of directors considered that SXC has secured fully committed debt financing for the cash portion of the transaction, subject to the terms and conditions set forth in the debt commitment letter. Accordingly, the Catalyst board of directors considered the likelihood that the merger would be completed based on, among other things, (i) the absence of a financing condition or any condition requiring third party consents and (ii) the financial strength of SXC and its affiliates.

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Timing of Completion. The Catalyst board of directors considered the fact that the transaction is structured as a one-step merger and that all Catalyst stockholders can receive the merger consideration more promptly pursuant to such a structure as compared to other potential transaction structures.

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Likelihood of Closing. The Catalyst board of directors considered that the transaction is likely to be completed based on (i) the view of the Catalyst board of directors that there is a lack of any significant antitrust or other regulatory impediments, (ii) the limited number of conditions to the merger, including the fact that the merger is not conditioned on the receipt of any third party consents and (iii) SXC’s prior experience in successfully completing acquisitions of other companies.

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Terms of the Merger Agreement. The Catalyst board of directors reviewed, considered and discussed with Catalyst’s management and outside advisors the terms and conditions of the merger agreement. The Catalyst board of directors believes that the provisions of the merger agreement are in the best interests of Catalyst and its stockholders. In particular, the Catalyst board of directors considered the following:

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No Financing Condition. The Catalyst board of directors considered the representations and covenants of SXC with respect to obtaining the necessary financing for the cash portion of the merger consideration, including that SXC will have available sufficient cash and other financial resources to satisfy its obligations to purchase the Catalyst shares and pay the merger consideration pursuant to the merger, and the fact that the merger is not subject to a financing condition. The Catalyst board also considered that the merger agreement requires SXC to pay a termination fee of $281,500,000 (equal to approximately 6.8% of the aggregate equity value of the transaction) if Catalyst terminates the merger agreement because SXC failed to deposit cash sufficient to pay the cash portion of the aggregate merger consideration.

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Termination Right to Accept Superior Proposals. The Catalyst board of directors considered the fact that the merger agreement provides that, at any time prior to the approval of the proposal to adopt the merger agreement by Catalyst stockholders, if the Catalyst board of directors receives an unsolicited Catalyst takeover proposal that constitutes a Catalyst superior proposal and the Catalyst board of directors determines in good faith, after consultation with legal counsel, that the failure to make a Catalyst adverse recommendation change would be inconsistent with the exercise of the Catalyst board of directors’ fiduciary duties to the Catalyst stockholders under applicable laws, the Catalyst board of directors can terminate the merger agreement to concurrently enter into an agreement with respect to that Catalyst superior proposal, subject to paying a termination fee, less the aggregate amount of any transaction expenses previously paid to SXC.

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Change in Recommendation. The Catalyst board of directors considered the fact that, on the terms and subject to the conditions set forth in the merger agreement, the Catalyst board of directors may withdraw or modify its recommendation in response to a Catalyst superior proposal if it determines in good faith, after consultation with its legal advisors, that the failure to make a Catalyst adverse recommendation change would be inconsistent with the exercise of the Catalyst board of directors’ fiduciary duties to the Catalyst stockholders under applicable laws.

•	Termination Date. The Catalyst board of directors considered that there is a date certain for terminating the transaction if the merger has not been consummated.

Other Considerations

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No Pre-Market Check and no “Go Shop”. The Catalyst board of directors took into consideration the fact that Catalyst entered into the merger agreement with SXC before actively seeking offers from other potential purchasers. The Catalyst board of directors also considered the fact that the merger agreement did not contain any “go shop” or similar provision that permitted Catalyst to actively seek an alternative transaction for a period of time following the execution of the merger agreement. The Catalyst board of directors also considered that the merger agreement precludes Catalyst from actively soliciting potential third party acquisition proposals.

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Likelihood of Interest from Third Parties. The Catalyst board of directors considered the likelihood that third parties capable of completing an acquisition would be interested in pursuing an alternative transaction with Catalyst. In evaluating this likelihood, the Catalyst board of directors took into account its own knowledge of the market, advice from Catalyst’s financial advisor as to potential third party acquirers, and the factors that would be expected to impact their interest in or ability to complete a transaction.

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Termination by SXC. The Catalyst board of directors considered the risk that SXC may terminate the merger agreement and not complete the merger in certain limited circumstances, including, subject to certain conditions, if there is a “material adverse effect” with respect to Catalyst, or if Catalyst does not perform its obligations under the merger agreement in all material respects. The Catalyst board of directors also considered the risk that SXC may terminate the merger agreement to enter into a superior proposal.

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Termination Fee. The Catalyst board of directors reviewed and discussed the termination fees that could become payable by Catalyst pursuant to the merger agreement under certain circumstances. The Catalyst board of directors considered the potential effect of such termination fee in deterring third parties from proposing alternative transactions. The merger agreement requires Catalyst to pay a termination fee of $134,500,000 (equal to approximately 3.25% of the aggregate equity value of the transaction based on the closing price of SXC common stock on NASDAQ as of April 17, 2012) if Catalyst terminates the merger agreement to enter into an agreement with respect to a superior proposal. The Catalyst board of directors believes that the termination fee structure is customary and reasonable and will not deter to any significant extent any interested third party from making a superior proposal in accordance with its fiduciary duties under applicable laws or inhibit the Catalyst board of directors from approving a superior proposal if such were available. For further discussion, see “The Merger Agreement—Termination Fees and Expenses.”

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Pre-Closing Covenants. The Catalyst board of directors considered that, under the terms of the merger agreement, Catalyst has agreed that it will conduct its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that Catalyst will not take a number of actions related to the conduct of its business without the prior written consent of SXC. The Catalyst board further considered that these terms may limit the ability of Catalyst to pursue or undertake business opportunities that could arise prior to the consummation of the merger.

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Equity Participation; Exchange Ratio. The Catalyst board of directors considered the fact that Catalyst stockholders will have a significantly smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of shares of the combined company’s common stock following the merger) than they currently have in Catalyst. The Catalyst board of directors considered the fact that, since the stock component of the merger consideration is based on a fixed exchange ratio, the market value of the merger consideration received by the Catalyst stockholders would be adversely affected by a decrease in the trading price of SXC common stock between the announcement of the merger agreement and the completion of the merger.

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Failure to Close. The Catalyst board of directors considered the risk that the proposed transactions might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

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The market price of the Catalyst shares, which could be affected by many factors, including (i) the reason for which the merger agreement was terminated and whether such termination results from factors adversely affecting Catalyst and (ii) the possibility that the marketplace would consider Catalyst to be an unattractive acquisition candidate;

•	Catalyst’s operating results, particularly in light of the costs incurred in connection with the transactions, including the potential requirement to make a termination payment;

•	Catalyst’s ability to attract and retain key personnel; and

•	Catalyst’s relationships with customers, suppliers, vendors, purchasing agents and other business partners of Catalyst.

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Regulatory Approval and Third Party Consents. The Catalyst board of directors considered the regulatory approvals and third party consents that may be required to consummate the merger and the prospects for receiving any such approvals and consents. The Catalyst board of directors also considered the risk that the parties may incur significant costs and unexpected delays resulting from seeking governmental consents and approvals necessary for completion of the merger.

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Interests of Certain Persons in the Merger. The Catalyst board of directors considered the fact that certain of its executive officers have interests in the merger which may differ from those of its stockholders generally.

For further discussion, see “—Interests of Catalyst’s Directors and Executive Officers in the Merger” beginning on page 112.

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Management Distraction; Operational Costs. The Catalyst board of directors considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger. The Catalyst board of directors considered the risks and uncertainties of combining the businesses, policies, processes, systems, operations and workforces of SXC and Catalyst and realizing the anticipated cost savings and operating synergies.

This discussion of the information and factors considered by the Catalyst board of directors includes the material positive and negative factors considered by the Catalyst board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Catalyst board of directors. The Catalyst board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair to and in the best interests of Catalyst and its stockholders. Rather, the Catalyst board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Catalyst management and Catalyst’s outside advisors, and considered the factors overall to be favorable to, and to support, its determination. In addition, individual members of the Catalyst board may have given different weight to different factors. This explanation of the reasoning of the Catalyst board and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of SXC’s Financial Advisors

Barclays Opinion

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the SXC board of directors, addresses only the fairness, from a financial point of view, of the consideration to be paid by SXC in the merger and does not constitute a recommendation to any SXC shareholder or Catalyst stockholder as to how they should vote with respect to the proposed transaction or any other matter. The terms of the proposed merger were determined through arm’s-length negotiations between SXC and Catalyst and were unanimously approved by the SXC board of directors. Barclays was not requested to address, and its opinion does not in any manner address, SXC’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of consummation of the proposed transaction. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration paid in the proposed transaction or otherwise. Furthermore, Barclays expressed no opinion with respect to the terms of the subsequent merger. No limitations were imposed by the SXC board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things, reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed merger;

•	publicly available information concerning SXC that Barclays believed to be relevant to its analysis, including SXC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	publicly available information concerning Catalyst that Barclays believed to be relevant to its analysis, including Catalyst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•

financial and operating information with respect to the business, operations and prospects of SXC furnished to Barclays by SXC, including financial estimates and forecasts for SXC prepared by SXC’s management, which included financial forecasts for the fiscal years 2012 through 2016, and certain extrapolations to those financial forecasts through fiscal year 2022 that were reviewed and approved by SXC’s management;

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financial and operating information with respect to the business, operations and prospects of Catalyst furnished to Barclays by SXC, including financial estimates and forecasts for Catalyst prepared by Catalyst’s management, which included financial forecasts for the fiscal years 2012 through 2015, and certain extrapolations to those financial forecasts through fiscal year 2022 that were reviewed and approved by SXC’s management;

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the trading histories of SXC common stock and Catalyst common stock from April 17, 2010 to April 17, 2012 and a comparison of those trading histories with each other and with those of other companies and indices that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of SXC and Catalyst with each other and with those of other companies that Barclays deemed relevant;

•	published estimates of independent research analysts with respect to ratings and future price targets of SXC common stock and Catalyst common stock;

•	the relative contributions of SXC and Catalyst to the historical and future financial condition and performance of the combined company on a pro forma basis;

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the potential pro forma impact of the proposed transaction on the future financial condition and performance of SXC, including estimated cost savings, operating synergies and other strategic benefits that the management of SXC currently anticipate will result from a combination of the businesses of SXC and Catalyst (the “Synergies”) and the anticipated impact of the proposed transaction on SXC’s pro forma adjusted earnings per share; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant.

In addition, Barclays had discussions with the management of SXC concerning the business, operations, assets, liabilities, financial condition and prospects of SXC and Catalyst and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information. Barclays also relied upon the assurances of management of SXC that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of SXC for fiscal years 2012 through 2016 and Catalyst for fiscal years 2012 through 2015, upon advice of SXC, Barclays assumed that such financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SXC and the management of Catalyst as to the future financial performance of SXC and Catalyst, respectively, and that SXC and Catalyst would perform in accordance with such financial forecasts. Barclays was not provided with, and did not have access to, financial forecasts of SXC for any period following fiscal year 2016 or Catalyst for any period following fiscal year 2015. Accordingly, in conjunction with the management of SXC, Barclays prepared extrapolations to the financial forecasts of SXC and Catalyst through fiscal year 2022 on the basis of assumptions discussed with, and reviewed and approved by, SXC’s management. In addition, with respect to the extrapolated financial forecasts of SXC for fiscal years 2017 through 2022 and Catalyst for fiscal years 2016 through 2022, upon the advice of SXC, Barclays assumed that such extrapolated financial forecasts were a reasonable estimate of SXC’s and Catalyst’s future financial performance, respectively, and SXC agreed to the use of, and Barclays’ reliance upon, such extrapolated financial forecasts in performing its analysis. With respect to the Synergies, upon the advice of SXC, Barclays assumed that the amounts and timing of the Synergies and the costs to achieve those Synergies are reasonable and that the Synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such financial forecasts or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of SXC or Catalyst, did not make or obtain any evaluations or appraisals of the assets or liabilities of SXC or Catalyst and did not engage in any due diligence with Catalyst or had any discussions with Catalyst or its management. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of April 17, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 17, 2012. In addition, Barclays expressed no opinion as to the prices at which shares of (i) SXC common stock or the Catalyst common stock will trade at any time following the announcement of the proposed merger or (ii) SXC common stock will trade at any time following the consummation of the proposed merger.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of SXC, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the merger agreement and that the proposed transaction would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that SXC obtained such advice as it deemed necessary from qualified professionals.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the proposed merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the SXC board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SXC or any other parties to the proposed transaction. None of SXC, Catalyst, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Catalyst common stock by reference to these companies, Barclays reviewed and compared specific financial data relating to Catalyst with the following selected companies that Barclays, based on its experience in the PBM industry, deemed comparable to Catalyst. The selected comparable companies were SXC, CVS Caremark Corp. and Express Scripts, Inc. (pro forma for the acquisition of Medco Health Solutions, Inc.).

Barclays calculated and compared various financial multiples and ratios of Catalyst and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected cash earnings per share, which is referred to as EPS (commonly referred to as a price earnings ratio, or P/E). All of these calculations were performed, and based on publicly available financial data (including Wall Street research and FactSet estimates) and closing stock prices, as of April 17, 2012, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Comparable Company	Cash P/E
	2012E	2013E
Catalyst	23.5x	22.2x
CVS Caremark Corp.	13.4x	11.9x
Express Scripts, Inc.	16.2x	13.1x
SXC	33.1x	27.5x
Mean (excluding Catalyst)	20.9x	17.5x
Median (excluding Catalyst)	16.2x	13.1x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Catalyst. However, because no selected comparable company is exactly the same as Catalyst, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Catalyst and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Catalyst and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 20.0x to 30.0x multiples of 2012E P/E and of 18.0x to 25.0x multiples of 2013E P/E for Catalyst and applied such ranges to the management financial forecasts to calculate a range of implied prices per share of Catalyst. The following summarizes the result of these calculations:

Implied Equity Value Per Share
2012E P/E	$54.00 – $81.00
2013E P/E	$60.25 – $83.75

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Catalyst with respect to the size, mix, growth prospects and other characteristics of their businesses.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Target	Acquiror	Month and Year Announced
Medco Health Solutions, Inc.	Express Scripts, Inc.	July 2011
Walgreens Health Initiative, Inc.	Catalyst	March 2011
WellPoint NextRx	Express Scripts, Inc.	April 2009
Option Care, Inc.	Walgreen Co.	July 2007
Caremark Rx, Inc.	CVS Corporation	March 2007
Caremark Rx, Inc.	Express Scripts, Inc.	December 2006
Priority Healthcare Corporation	Express Scripts, Inc.	July 2005
Accredo Health, Inc.	Medco Health Solutions, Inc.	February 2005
AdvancePCS	Caremark Rx, Inc.	September 2003
National Prescription Administrators, Inc.	Express Scripts, Inc.	February 2002

Using publicly available estimates, Barclays reviewed the enterprise values implied by the transaction as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization, which is referred to as “EBITDA,” for the twelve-month period immediately preceding announcement of the transaction (“LTM EBITDA”), which is referred to below as “EV/LTM EBITDA.” The enterprise value of each target company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. For the precedent transactions, Barclays noted that this analysis showed a range of EV/LTM EBITDA multiples of 11.1x to 16.4x, with a mean of 14.0x.

Based on the results of this analysis and other factors that Barclays considered appropriate, Barclays applied an EV/LTM EBITDA multiple range of 12.0x to 16.0x to Catalyst’s estimated LTM EBITDA as of March 31, 2012, which gives effect to the pro forma impact of Catalyst’s acquisition of Walgreens Health Initiative, Inc., completed on June 13, 2011. This analysis showed the following:

Multiple	Implied Equity Value Per Share
EV/LTM EBITDA	$49.75 – $67.75

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Catalyst and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed merger.

Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed merger which would affect the acquisition values of the selected target companies and Catalyst.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Catalyst in the proposed merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premiums paid in the transactions listed above. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average share price during the one trading day prior to announcement. The results of this transaction premium analysis are summarized below:

One-Day Prior
Low	8%
Mean	27%
High	43%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Catalyst and the companies included in the transaction premium analysis, as well as differences in the structure and consideration mix of the proposed merger and the transactions analyzed in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed merger which would affect the acquisition values of the target companies and Catalyst. Based upon these judgments, Barclays selected a range of 25% to 40% to the closing price of Catalyst common stock on April 17, 2012 to calculate a range of implied prices per share of Catalyst. The following summarizes the result of these calculations:

Implied Equity Value Per Share
Premium Paid	$79.50 – $89.00

Discounted Cash Flow Analysis

In order to estimate the present value of shares of SXC common stock and shares of Catalyst common stock, Barclays performed a discounted cash flow analysis of SXC and Catalyst. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated price per share of Catalyst common stock, for Catalyst as a stand-alone entity without regard to Synergies, using the discounted cash flow method, Barclays added (i) Catalyst’s projected unlevered free cash flows for the period between June 30, 2012 and June 30, 2022 based on Catalyst management financial forecasts for the fiscal years 2012 through 2015 and certain extrapolations to those financial forecasts reviewed and approved by SXC’s management, to (ii) the terminal value of Catalyst as of June 30, 2022, and discounted such amount to its present value using a range of selected discount rates. The unlevered free cash flows were calculated by taking the tax-effected earnings before interest and before transaction-related amortization and adding back the aggregate of depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital and other non-cash items. The residual value of Catalyst at the end of the forecast period, or terminal value, was estimated by selecting a range of terminal value multiples based on LTM EBITDA for the period ending June 30, 2022 of 11.0x to 13.0x. The range of after-tax discount rates of 7.5% to 8.5% was selected based on an analysis of the weighted average cost of capital of Catalyst and the comparable companies. Barclays then calculated a range of implied prices per share of Catalyst by subtracting estimated net debt as of June 30, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Catalyst common stock. The range of the implied prices per share without Synergies that resulted from these calculations was $71.00 to $87.00.

To calculate the estimated price per share of Catalyst common stock, for Catalyst with Synergies, Barclays relied on estimates from SXC management for Synergies and costs to achieve those Synergies from 2012 through 2015 and certain extrapolations to those Synergies and costs to achieve those Synergies reviewed and approved by SXC management. By applying a range of discount rates from 7.5% to 8.5% and terminal value multiples based on LTM EBITDA for the period ending June 30, 2022 of 11.0x to 13.0x to the estimates, Barclays calculated the range of implied prices per share of Catalyst with Synergies to be from $96.00 to $117.00. The following summarizes the result of these calculations:

Multiple	Implied Equity Value Per Share
DCF without Synergies	$71.00 - $87.00
DCF including Synergies	$96.00 - $117.00

Relative Implied Value Analysis

In order to assist in evaluating the exchange ratio to be used for the stock component of the merger consideration, Barclays performed an implied exchange ratio analysis for the discounted cash flow analysis. In order to perform such analysis, Barclays reviewed the comparable information for SXC, on a stand-alone basis for the discounted cash flow analysis, using the same methods as described above for Catalyst, and utilized an 8% discount rate (which was the midpoint of the chosen range by Barclays based on an analysis of the estimated weighted average cost of capital of SXC, which included, among other things, an analysis of the companies listed under the “Selected Comparable Company Analysis” described above) and 11.0x to 13.0x range of terminal value multiples based on LTM EBITDA for the period ending June 30, 2022. Barclays then calculated a range of implied prices per share of SXC by subtracting estimated net debt as of June 30, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of SXC common stock, which Barclays then compared on a low-to-high and a high-to-low basis to the corresponding ranges of implied equity values per share for Catalyst. Such comparisons resulted in ranges of implied exchange ratios of Catalyst’s common stock to SXC’s common stock that are set forth below, in each case, as compared to the 1.0094x exchange ratio of the Catalyst merger consideration (as adjusted for the cash component of the Catalyst merger consideration):

Implied Exchange Ratio
Low-High Range	0.8734x - 1.0905x

In addition, Barclays reviewed the SXC financial forecasts and Catalyst financial forecasts to determine SXC’s and Catalyst’s relative contribution to the combined company after the proposed merger. Barclays analyzed SXC’s and Catalyst’s relative contribution to estimated 2012 EBITDA, estimated 2013 EBITDA, estimated 2012 cash net income, estimated 2013 cash net income, in each case based on the SXC and Catalyst management financial forecasts. EBITDA for each year reviewed was calculated by applying the EBITDA contribution percentage of one company to the sum of each company’s total enterprise value and then subtracting out that company’s projected net debt as of December 31, 2011.

Based on the relative contributions of SXC and Catalyst to the combined company calculated in the contribution analysis, Barclays determined a range of implied exchange ratios for shares of Catalyst common stock to shares of SXC common stock. The following table reflects the results of the analysis:

	Implied Equity Split		Implied Exchange Ratio Based on Contributions to Combined Company
	Catalyst	SXC
2012E EBITDA	47%	53%	1.1104x
2013E EBITDA	44%	56%	0.9865x
2012E Cash Net Income	46%	54%	1.0801x
2013E Cash Net Income	44%	56%	0.9569x
Low-High Range			0.9569x - 1.1104x

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The SXC board of directors selected Barclays because of its familiarity with the PBM industry and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

Barclays is acting as financial advisor to SXC in connection with the proposed merger, and upon delivery of Barclays’ opinion, SXC paid Barclays an opinion fee of $1,000,000. In addition, SXC has agreed to reimburse Barclays for expenses incurred in connection with the proposed merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by SXC and the rendering of Barclays’ opinion. Barclays and its affiliates have performed various investment banking and financial services for SXC and Catalyst in the past, and expect to perform such services for SXC in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed the following investment banking and financial services: an affiliate of Barclays is a lender under outstanding credit facilities of SXC. Subsequent to delivery of its written opinion, Barclays acted as a joint book-running manager in connection with SXC’s public offering and sale of 5,980,000 shares of SXC common stock, for which Barclays received underwriting discounts and commissions of approximately $5,400,000. In addition, Barclays anticipates that it and its affiliates will arrange and/or provide debt financing for SXC in connection with the proposed merger for aggregate fees of approximately $6,500,000.

Barclays and its affiliates engage in a wide range of businesses, including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of SXC and Catalyst for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

J.P. Morgan Opinion

Pursuant to an engagement letter dated April 17, 2012 and effective as of September 1, 2009, SXC retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the SXC board of directors on April 17, 2012, J.P. Morgan rendered its oral opinion to the SXC board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by SXC in the proposed merger was fair, from a financial point of view, to SXC. J.P. Morgan has confirmed its April 17, 2012 oral opinion by delivering its written opinion to the SXC board of directors, dated April 17, 2012, that, as of such date, the consideration to be paid by SXC in the proposed merger was fair, from a financial point of view, to SXC. No limitations were imposed by the SXC board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated April 17, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. SXC’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the SXC board of directors and is directed only to the consideration to be paid in the proposed merger and does not constitute a recommendation to any SXC shareholder or Catalyst stockholder as to how they should vote at the special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The issuance of the J.P. Morgan opinion to the SXC board of directors was approved by J.P. Morgan’s Fairness Opinion Committee.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Catalyst and SXC and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Catalyst and SXC with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Catalyst’s common stock and SXC’s common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Catalyst and SXC relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed transaction; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Catalyst and SXC with respect to certain aspects of the proposed transaction, and the past and current business operations of Catalyst and SXC, the financial condition and future prospects and operations of Catalyst and SXC, the effects of the proposed transaction on the financial condition and future prospects of SXC, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Catalyst and SXC or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Catalyst or SXC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Catalyst and SXC to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed transaction and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of SXC, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by SXC, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and Catalyst in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to SXC with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Catalyst or SXC or on the contemplated benefits of the proposed transaction.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm the opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by SXC in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of SXC or as to the underlying decision by SXC to engage in the proposed transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the subsequent merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration to be paid by SXC in the proposed transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which SXC’s common stock or Catalyst’s common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of SXC and Catalyst with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to SXC’s and Catalyst’s businesses, respectively, or aspects thereof. The companies selected by J.P. Morgan were:

•	CVS Caremark Corp.

•	Express Scripts, Inc. (pro forma for the acquisition of Medco Health Solutions, Inc.)

These companies were selected, among other reasons, because they operate in the same industries as SXC and Catalyst, and, in certain cases, are similar to SXC and Catalyst based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to SXC or Catalyst and certain of the companies may have characteristics that are materially different from those of SXC or Catalyst. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company and for each of SXC and Catalyst, J.P. Morgan calculated such company’s estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, for the 2012 calendar year ending December 31st and the 2013 calendar year ending December 31st, and divided its firm value by its EBITDA, which is referred to as FV/EBITDA. For purposes of this analysis, a company’s firm value was calculated as the fully diluted common equity value of such company as of April 17, 2012 plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities. In addition, for each selected company and for each of SXC and Catalyst, J.P. Morgan calculated the price to earnings ratio, which is referred to as P/E, for the 2012 calendar year ending December 31st and the 2013 calendar year ending December 31st.

The following table represents the results of J.P. Morgan’s analysis of comparable publicly traded companies as of April 17, 2012:

Multiple Analysis	Low	High	Mean	Median
2012E FV/EBITDA	7.7x	12.6x	10.2x	10.2x
2013E FV/EBITDA	7.3x	9.1x	8.2x	8.2x
2012E P/E	13.4x	16.1x	14.8x	14.8x
2013E P/E	11.8x	12.4x	12.1x	12.1x

J.P. Morgan then calculated Catalyst’s equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between the scale, growth prospects and historical and estimated future profitability levels of each of Catalyst and the comparable companies and such other factors as J.P. Morgan deemed appropriate, and noted that the implied equity value per share of Catalyst, assuming estimated net debt and minority interest of $229 million as of March 31, 2012, per financial projections of Catalyst prepared by management of Catalyst and provided to J.P. Morgan by SXC, ranged from: (1) $57.75 to $86.25, based on 2012E FV/EBITDA, using a reference range of 13.0x to 19.0x; (2) $47.25 to $73.00, based on 2013E FV/EBITDA, using a reference range of 10.0x to 15.0x; (3) $59.75 to $75.75, based on 2012E P/E, using a reference range of 30.0x to 38.0x; and (4) $53.00 to $72.50, based on 2013E P/E, using a reference range of 22.0x to 30.0x, each as rounded to the nearest $0.25.

J.P. Morgan calculated SXC’s equity value per share based on a selected public market multiples analysis similar to that described in the paragraph above, and noted that the implied equity value per share of SXC, assuming estimated net cash of $116 million as of March 31, 2012, per SXC’s management, ranged from: (1) $53.75 to $77.50, based on 2012E FV/EBITDA, using a reference range of 13.0x to 19.0x; (2) $50.25 to $74.25, based on 2013E FV/EBITDA using a reference range of 10.0x to 15.0x; (3) $61.50 to $78.00, based on 2012E P/E, using a reference range of 30.0x to 38.0x; and (4) $57.75 to $78.75, based on 2013E P/E, using a reference range of 22.0x to 30.0x, each as rounded to the nearest $0.25.

Based upon the implied per share equity values for Catalyst and SXC described above, J.P. Morgan calculated an implied exchange ratio of Catalyst per share value (adjusted for cash consideration) to SXC per share value, as shown below:

Highest estimated valuation of SXC common stock to lowest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2012E FV/EBITDA multiples)	1.0837

Lowest estimated valuation of SXC common stock to highest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2012E FV/EBITDA multiples)	0.3839

Highest estimated valuation of SXC common stock to lowest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2013E FV/EBITDA multiples)	0.8955

Lowest estimated valuation of SXC common stock to highest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2013E FV/EBITDA multiples)	0.2593

Highest estimated valuation of SXC common stock to lowest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2012E EPS multiples)	0.7764

Lowest estimated valuation of SXC common stock to highest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2012E EPS multiples)	0.4071

Highest estimated valuation of SXC common stock to lowest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2013E EPS multiples)	0.7706

Lowest estimated valuation of SXC common stock to highest estimated valuation of Catalyst common stock (using implied per share equity values calculated based on 2013E EPS multiples)	0.3175

The implied exchange ratio analysis provides a measure of the relative value of shares of Catalyst common stock to shares of SXC common stock by showing the number of shares of Catalyst common stock having a value equal to one share of SXC common stock. The purpose of this implied exchange ratio analysis is to provide a range of illustrative exchange ratios, or a relative measure of the relative market values of Catalyst common stock to SXC common stock.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan determined to be analogous to Catalyst’s business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to Catalyst based on operational characteristics and financial metrics. The transactions considered and the month and year each transaction was announced are as follows:

Target	Acquiror	Month and Year Announced
Medco Health Solutions, Inc.	Express Scripts, Inc.	July 2011
Walgreens Health Initiative, Inc.	Catalyst	March 2011
WellPoint NextRx	Express Scripts, Inc.	April 2009
Option Care, Inc.	Walgreen Co.	July 2007
Caremark Rx, Inc.	CVS Corporation	March 2007
Caremark Rx, Inc.	Express Scripts, Inc.	December 2006
Priority Healthcare Corporation	Express Scripts, Inc.	July 2005
Accredo Health, Inc.	Medco Health Solutions, Inc.	February 2005
AdvancePCS	Caremark Rx, Inc.	September 2003
National Prescription Administrators, Inc.	Express Scripts, Inc.	February 2002

Using publicly available estimates, J.P. Morgan reviewed the firm values implied by the transaction as a multiple of the target company’s EBITDA for the twelve-month period immediately preceding announcement of the transaction (“LTM EBITDA”), which is referred to below as “FV/LTM EBITDA.” For the precedent transactions, J.P. Morgan noted that this analysis showed a range of FV/LTM EBITDA multiples of 11.2x to 16.4x, with a median of 14.2x.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a FV/LTM EBITDA multiple range of 12.0x to 16.0x to Catalyst’s estimated LTM EBITDA as of March 31, 2012. In calculating Catalyst’s equity value per share, J.P. Morgan assumed estimated net debt and minority interest of $202 million as of June 30, 2012, per SXC management. This analysis showed the following, each as rounded to the nearest $0.25:

Multiple	Implied Equity Value Per Share
FV/LTM EBITDA	$50.25 - $68.25

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value per share of each of Catalyst and SXC. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

In performing its discounted cash flow analysis of Catalyst, J.P. Morgan considered the stand-alone value of Catalyst and the value of Catalyst with synergies from the proposed merger.

In arriving at the implied equity value per share of Catalyst as a stand-alone entity without regard to synergies, J.P. Morgan calculated the unlevered free cash flows that Catalyst is expected to generate during the time period from June 30, 2012 through December 31, 2022 based upon financial projections of Catalyst, which included financial forecasts for the fiscal years 2012 through 2015 prepared by the management of Catalyst and provided to J.P. Morgan by SXC, and certain extrapolations to those financial forecasts reviewed and approved by SXC’s management. J.P. Morgan also calculated a range of terminal asset values of Catalyst at the end of the 10-year period ending December 31, 2022 by applying a terminal growth rate ranging from 2.75% to 3.25% of the unlevered free cash flow of Catalyst as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Catalyst. J.P. Morgan further assumed estimated net debt and minority interest of $202 million as of June 30, 2012, per SXC management. By applying a range of discount rates from 7.5% to 8.5% and a terminal growth rate ranging from 2.75% to 3.25% to the estimates, J.P. Morgan calculated the implied equity value per share of Catalyst, without synergies, as ranging from $69.50 to $93.25, each as rounded to the nearest $0.25.

In arriving at the implied equity value per share of Catalyst with synergies from the proposed merger, J.P. Morgan calculated the unlevered free cash flows that are expected to be generated during the time period from June 30, 2012 through December 31, 2022 based upon estimates from SXC management for synergies from 2012 through 2015 and certain extrapolations to those synergies reviewed and approved by SXC management. By applying a range of discount rates from 7.5% to 8.5% and a terminal growth rate ranging from 2.75% to 3.25% to the estimates, J.P. Morgan calculated the implied value of synergies per share as ranging from $26.56 to $34.68, and the implied equity value per share of Catalyst with synergies as ranging from $96.00 to $128.00, each as rounded to the nearest $0.25.

A summary of the implied valuation ranges of Catalyst that J.P. Morgan derived from such analyses is set forth below:

Catalyst	Implied Equity Value Per Share of Catalyst Range
Stand-alone	$69.50 - $93.25
Stand-alone + synergies	$96.00 - $128.00

In arriving at the implied equity value per share of SXC, J.P. Morgan calculated the unlevered free cash flows that SXC is expected to generate during the time period from June 30, 2012 through December 31, 2022 based upon financial projections of SXC, which included financial forecasts prepared by the management of SXC for the fiscal years 2012 through 2016 and certain extrapolations to those forecasts reviewed and approved by SXC’s management. J.P. Morgan also calculated a range of terminal asset values of SXC at the end of the 10-year period ending December 31, 2022 by applying a terminal growth rate ranging from 2.75% to 3.25% of the unlevered free cash flow of SXC as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of SXC. J.P. Morgan further assumed estimated net cash of $146 million as of June 30, 2012, per SXC management. By applying a range of discount rates from 7.5% to 8.5% and a terminal growth rate ranging from 2.75% to 3.25% to the estimates, J.P. Morgan calculated the implied equity value per share of SXC as ranging from $73.25 to $95.25, each as rounded to the nearest $0.25.

Based upon the implied per share equity values for Catalyst and SXC described above, J.P. Morgan calculated an implied exchange ratio of Catalyst per share value (adjusted for cash consideration) to SXC per share value, as shown below:

Highest estimated valuation of SXC common stock to lowest estimated valuation of Catalyst common stock (using implied per share equity values calculated without synergies)	0.8908

Lowest estimated valuation of SXC common stock to highest estimated valuation of Catalyst common stock (using implied per share equity values calculated without synergies)	0.4357

Highest estimated valuation of SXC common stock to lowest estimated valuation of Catalyst common stock (using implied per share equity values calculated with synergies)	1.3652

Lowest estimated valuation of SXC common stock to highest estimated valuation of Catalyst common stock (using implied per share equity values calculated with synergies)	0.7139

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Catalyst or SXC, and none of the selected transactions reviewed was identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies that operate in the industries in which Catalyst and SXC operate and, in certain cases, have operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Catalyst and SXC. The transactions selected were similarly chosen because their participants, the industries in which the transaction participants operate and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Catalyst and SXC and the transactions compared to the proposed merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the SXC board of directors in making its determination to approve the proposed merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the SXC board of directors with respect to the value of Catalyst, or of whether the SXC board of directors would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise SXC with respect to the proposed merger on the basis of such experience.

J.P. Morgan has acted as financial advisor to SXC with respect to the proposed merger, and SXC has agreed to pay J.P. Morgan an aggregate fee of $13,000,000 in respect of such services, $2,000,000 of which was earned upon delivery of the opinion and the remaining $11,000,000 of which will be payable upon completion of the proposed merger. In addition, SXC has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with SXC and Catalyst for which it and its affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner and sole lead arranger for SXC’s revolving credit facility in December 2011. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under such credit facility of SXC and also provides treasury and cash management services to SXC, for which it receives customary compensation or other financial benefits. Subsequent to delivery of its written opinion, J.P. Morgan acted as a joint book-running manager in connection with SXC’s public offering and sale of 5,980,000 shares of SXC common stock, for which J.P. Morgan received underwriting discounts and commissions of approximately $5,400,000. In addition, J.P. Morgan anticipates that it and its affiliates will arrange and/or provide debt financing for SXC in connection with the proposed merger for aggregate fees of approximately $17,400,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of SXC or Catalyst for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Catalyst’s Financial Advisor

On April 17, 2012, at a meeting of the Catalyst board of directors, Goldman Sachs rendered to the Catalyst board of directors its oral opinion, subsequently confirmed in writing, that, as of April 17, 2012, and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated April 17, 2012, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D. The summary of the Goldman Sachs opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Catalyst board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of Catalyst common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Catalyst and SXC for the five fiscal years ended December 31, 2011;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Catalyst and SXC;

•	certain other communications from Catalyst and SXC to their respective stockholders;

•	certain publicly available research analyst reports for Catalyst and SXC;

•	certain internal financial analyses and forecasts for SXC;

•

certain internal financial analyses and forecasts for Catalyst and certain financial analyses and forecasts for SXC prepared by the management of Catalyst as summarized under “Financial Forecasts—Catalyst Summary Unaudited Prospective Financial Information”, which we refer to, collectively, as the management forecasts, in each case, as approved for Goldman Sachs’ use by Catalyst; and

•

certain cost savings and operating synergies projected by the management of Catalyst to result from the proposed merger, which we refer to as the synergies, as approved for Goldman Sachs’ use by Catalyst.

Goldman Sachs also held discussions with members of the senior managements of Catalyst and SXC regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed merger and the past and current business operations, financial condition and future prospects of their respective companies; reviewed the reported price and trading activity for the shares of Catalyst common stock and shares of SXC common stock; compared certain financial and stock market information for Catalyst and SXC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the PBM industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it. In that regard, Goldman Sachs assumed with the consent of Catalyst that the management forecasts and the synergies were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Catalyst. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Catalyst or SXC or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on Catalyst or SXC or on the expected benefits of the proposed merger in any way meaningful to its analysis. Goldman Sachs also assumed that the proposed merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Catalyst to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to Catalyst; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of April 17, 2012, of the merger consideration to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including, without limitation, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Catalyst;

nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Catalyst or class of such persons, in connection with the proposed merger, whether relative to the merger consideration to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of SXC common stock will trade at any time or as to the impact of the proposed merger on the solvency or viability of Catalyst or SXC or the ability of Catalyst or SXC to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 17, 2012 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Catalyst board of directors in connection with its consideration of the proposed merger and its opinion does not constitute a recommendation as to how any holder of Catalyst common stock should vote with respect to such merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman, Sachs & Co.

The following is a summary of the material financial analyses presented by Goldman Sachs to the Catalyst board of directors in connection with rendering the opinion described above. Goldman Sachs’ analyses and the summary below must be considered as a whole and selecting portions of its analyses and factors could create a misleading or incomplete view of Goldman Sachs’ analyses and opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 17, 2012, the last trading day before the public announcement of the merger agreement, and is not necessarily indicative of current market conditions.

The estimates of the future performance of Catalyst, SXC or the combined company underlying Goldman Sachs’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.

Implied Premia and Multiples Analysis

Based upon the closing price of $80.265 per share of SXC common stock on NASDAQ on April 17, 2012, Goldman Sachs calculated that the merger consideration reflected an implied value of $81.02 per share of Catalyst common stock, or the “implied merger consideration value.” By multiplying this per share merger consideration by the total number of fully diluted shares of Catalyst common stock provided by Catalyst management, Goldman Sachs derived an implied equity value of Catalyst of approximately $4.14 billion. Goldman Sachs then added Catalyst’s net debt amount of approximately $224.5 million as of December 31, 2011 (as reflected in Catalyst’s SEC filings) to this implied equity value and derived an implied enterprise value of Catalyst of approximately $4.364 billion.

Using the results of the calculations described above, actual financial results of Catalyst for 2011, estimates of Catalyst’s financial results for 2012 and 2013 reflected in the management forecasts and the most recent median estimates for Catalyst’s financial results for 2012 and 2013 published by Institutional Brokers’ Estimate System, or IBES, respectively, Goldman Sachs calculated the following premia and multiples:

•	the implied merger consideration value as a premium to the closing price of Catalyst common stock on April 17, 2012;

•	the implied merger consideration value as a premium to the average of the closing prices of Catalyst common stock over the 1-month period ended April 17, 2012;

•	the implied merger consideration value as a premium to the average of the closing prices of Catalyst common stock over the 1-year period ended April 17, 2012;

•	the implied merger consideration value as a premium to the highest closing price of Catalyst common stock during the 52-week period ended April 17, 2012;

•	the implied enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2011, as reported in Catalyst’s SEC filings;

•	the implied enterprise value as a multiple of 2011 EBITDA, as adjusted to include the pro forma impact of Catalyst’s acquisition of Walgreens Health Initiatives, Inc. completed on June 13, 2011;

•	the implied enterprise value as a multiple of the median estimates for 2012 EBITDA, as published by IBES;

•	the implied merger consideration value as a multiple of estimated earnings per share, or P/E multiple, for 2012 and 2013, in each case, as published by IBES and as prepared by Catalyst management; and

•	the ratio of 2013 P/E multiple to the estimated long term projected earnings growth rate, or P/E/G ratio, as published by IBES.

The results of these analyses are summarized as follows:

Premium to
4/17/2012 Close	27.5%
1-Month Average	28.9%
1-Year Average	43.1%
52-Week high	21.8%

Enterprise Value / EBITDA
Reported 2011A EBITDA	21.6	x
Adjusted 2011A EBITDA	19.9	x
IBES 2012E EBITDA	17.9	x

P/E Multiple
IBES 2012E	30.0	x
IBES 2013E	24.2	x
Management 2012E	30.0	x
Management 2013E	25.3	x

P/E/G Ratio
IBES 2013E	1.2	x

Historic Implied Premia Analysis

Goldman Sachs calculated the implied value of the merger consideration based on the closing share price of SXC common stock on the date that is 1 month, 3 months, 1 year and 3 years prior to April 17, 2012, as well as the average of closing prices of SXC common stock over the 1-month, 3-month, 1-year and 3-year period ended on April 17, 2012. These implied values of the merger consideration represented the following implied premia to the corresponding closing and average share prices of Catalyst common stock:

Implied Premium
1-Month Prior	24.0%
1-Month Average	23.7%
3-Months Prior	21.9%
3-Month Average	22.2%
1-Year Prior	17.5%
1-Year Average	19.0%
3-Years Prior	64.6%
3-Year Average	29.4%

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following change of control transactions in the healthcare industry:

Date Announced	Acquiror	Target
7/21/11	Express Scripts Inc.	Medco Health Solutions, Inc.
2/26/08	SXC Health Solutions Corp.	National Medical Health Card Systems, Inc.
7/02/07	Walgreen Company	Option Care Enterprises Inc.
11/1/06	CVS Caremark Corporation	Caremark RX, Inc.
7/21/05	Express Scripts Inc.	Priority Healthcare Corporation
2/23/05	Medco Health Solutions, Inc.	Accredo Health Group, Inc.
9/03/03	Caremark RX, Inc.	AdvancePCS

Although none of the selected transactions is directly comparable to the proposed merger, the target companies in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated and reviewed the following:

•

the implied premium represented by the announced per share transaction price to the closing price of the target company’s common stock on the last trading day before the public announcement of the transaction; and

•

the implied enterprise value of the target company based on the announced transaction price, as a multiple of the target company’s EBITDA for the last twelve month period, or “LTM”, prior to the announcement of the transaction, or the “EV/LTM EBITDA multiple.”

For purposes of this analysis, the target companies’ implied enterprise values were generally calculated based on SEC filings and press releases by multiplying the per share consideration paid in the transaction by the total number of outstanding shares of the target company’s common stock on a fully diluted basis and adding the target company’s net debt amount.

Goldman Sachs compared the implied premia it calculated for the selected transactions to the implied merger consideration value as a premium to the closing price of Catalyst common stock on April 17, 2012, the last trading day before the public announcement of the merger.

The following table presents the results of this comparison:

	Proposed Merger	Selected Transactions
		High	Low	Median
1 Day Premium	28%	43%	8%	28%

Goldman Sachs also compared the EV/LTM EBITDA multiples it calculated for the selected transactions to the implied enterprise value as a multiple of Catalyst’s 2011 EBITDA, as adjusted to include the pro forma impact of Catalyst’s acquisition of Walgreens Health Initiatives, Inc. completed on June 13, 2011.

The following table presents the results of this comparison:

	Proposed Merger		Selected Transactions
			High	Low
Enterprise value/LTM EBITDA	19.9x	(1)	16.7x	11.9x

(1)	Using Catalyst’s 2011 EBITDA, as adjusted to include the pro forma impact of Walgreens Health Initiatives, Inc. completed on June 13, 2011.

Selected Companies Analysis

Goldman Sachs calculated and compared certain financial information, multiples and ratios for Catalyst and SXC, each on a stand-alone basis, to corresponding financial information, multiples and ratios for the following selected companies in each of the pharmacy benefit management, drug retailer and managed care sectors:

Pharmacy Benefit Management Company

•	Express Scripts Holding Company

Drug Retailer Companies

•	CVS Caremark Corporation

•	Walgreen Company

Managed Care Companies

•	Unitedhealth Group, Inc.

•	Humana Inc.

•	Cigna Corp.

•	Aetna Inc.

•	Coventry Health Care Inc.

•	WellPoint Inc.

Although none of the selected companies is directly comparable to Catalyst or SXC, the companies included were chosen because they are publicly traded companies in the healthcare industry with operations that, for purposes of analysis, may be considered similar to certain operations of Catalyst or SXC.

With respect to Catalyst, SXC and each of the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated 2012 EBITDA;

•	P/E multiples based on the closing share price on April 17, 2012 and estimated earnings per share, or EPS, for 2012 and 2013, respectively; and

•	estimated 2013 P/E/G ratio.

For purposes of these calculations, Goldman Sachs calculated an implied equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on April 17, 2012. By adding the net debt amount of each company as reported in its most recent public filings to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an implied enterprise value for each company. The multiples for Catalyst, SXC and each of the selected companies were calculated using the most recent median estimates for each company published by IBES as of April 17, 2012. The multiples for SXC were included in the calculation of the median value for the pharmacy benefit management companies. The following table presents the results of these calculations:

			High / Low of Selected Companies			Median of Selected Companies
	Catalyst	SXC	Pharmacy Benefit Management	Drug Retailer	Managed Care	Pharmacy Benefit Management	Drug Retailer	Managed Care
Enterprise Value/2012E EBITDA	14.3x	20.0x	20.0x /12.4x	7.6x /6.5x	7.6x /6.5x	16.2x	7.1x	6.7x
2012E P/E multiple	23.5x	33.2x	33.2x /15.8x	13.4x /13.0x	12.1x /8.9x	24.5x	13.2x	9.8x
2013E P/E multiple	19.0x	26.6x	26.6x /12.6x	11.9x /11.8x	10.6x /8.0x	19.6x	11.9x	8.9x
2013E P/E/G ratio	0.9x	0.9x	0.9x /0.7x	1.2x /0.9x	1.0x /0.7x	0.8x	1.1x	0.8x

Catalyst. Based on its review of the foregoing calculations and applying its professional judgment:

•

Goldman Sachs applied illustrative P/E multiples ranging from 18.0x to 25.0x to estimated 2013 EPS for Catalyst contained in the management forecasts to derive a range of stand-alone implied values per share of Catalyst common stock of $57.54 to $79.92.

•

Goldman Sachs applied illustrative P/E/G ratios ranging from 0.8x to 1.1x to the median estimated long term projected earnings growth rate for Catalyst published by IBES and estimated 2013 EPS for Catalyst contained in the management forecasts to derive a range of stand-alone implied values per share of Catalyst common stock of $51.15 to $70.33.

SXC. Based on its review of the foregoing calculations and applying its professional judgment:

•

Goldman Sachs applied illustrative P/E multiples ranging from 20.0x to 27.0x to estimated 2013 EPS for SXC contained in the management forecasts to derive a range of stand-alone implied values per share of SXC common stock of $58.43 to $78.89.

•

Goldman Sachs applied illustrative P/E/G ratios ranging from 0.8x to 1.1x to the median estimated long term projected earnings growth rate for SXC published by IBES and estimated 2013 EPS for SXC contained in the management forecasts to derive a range of stand-alone implied values per share of SXC common stock of $70.12 to $96.42.

Illustrative Discounted Cash Flow Analyses

Goldman Sachs performed an illustrative discounted cash flow analysis for each of Catalyst and SXC to determine their respective present values per share on a stand-alone basis, without giving effect to the value of any synergies expected from the merger. Using discount rates ranging from 8.0% to 9.5%, reflecting estimates of the weighted average cost of capital for both companies, Goldman Sachs derived illustrative ranges of implied enterprise values for Catalyst and SXC by discounting to present values as of June 30, 2012 (a) estimates of unlevered free cash flows of each company for the last six months of 2012 and for the years 2013 through 2016, and (b) illustrative terminal values of each company as of December 31, 2016 derived by applying perpetuity growth rates ranging from 2.5% to 3.5% to estimates of the unlevered free cash flow of each company for 2016. In performing this analysis, Goldman Sachs used the management forecasts.

To calculate the illustrative ranges of stand-alone present values per share of Catalyst common stock and SXC common stock, Goldman Sachs subtracted estimates of the net debt amounts of Catalyst and SXC as of June 30, 2012 based on the SEC filings of Catalyst and SXC, respectively, from the respective illustrative ranges of implied enterprise values for each company derived as described above and divided the ranges of results by the number of each company’s fully diluted shares outstanding as provided by the management of each company. These analyses resulted in an illustrative range of stand-alone present values per share of Catalyst common stock of $50.97 to $90.22 and an illustrative range of stand-alone present values per share of SXC common stock of $65.57 to $97.90.

In addition, using the same methodologies described in the preceding two paragraphs and based on the merger consideration, Goldman Sachs calculated an illustrative present value of the merger consideration to be paid to the holders of Catalyst common stock pursuant to the merger agreement utilizing estimates of unlevered free cash flows for the combined company derived by Catalyst management based on the stand-alone estimates for Catalyst and SXC contained in the management forecasts, the synergies and assuming the cash portion the merger consideration is financed using debt financing. To calculate the illustrative present value per share of the combined company, Goldman Sachs utilized estimates of unlevered free cash flows for the combined company provided by Catalyst management, and applied a discount rate of 8.75% and a perpetuity growth rate of 3.0%, both midpoints of the respective range of such rates used in the stand-alone analyses. Goldman Sachs multiplied the result of the foregoing calculations by 0.6606 and added to it the $28.00 per share in cash to be paid in the merger to derive an illustrative present value of the per share merger consideration of $81.15.

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs calculated an illustrative range of implied stand-alone present values per share of Catalyst common stock as of June 30, 2012 based on hypothetical share prices for Catalyst common stock as of the end of each of the years 2012 through 2015. For purposes of this analysis, Goldman Sachs derived these hypothetical future share prices for Catalyst common stock by applying, respectively, a next twelve month (“NTM”) P/E multiple for Catalyst of 23.5x (derived by dividing the closing price of Catalyst common stock as of April 17, 2012 by Catalyst’s estimated EPS for 2012 published by IBES) and the average of Catalyst’s NTM P/E multiples over the last three years of 20.5x to estimated EPS values for Catalyst for each of the years 2013 through 2016 as reflected in the management forecasts. By applying a discount rate of 9.25%, reflecting an estimate of Catalyst’s cost of equity, to these hypothetical future share prices, Goldman Sachs derived an illustrative range of present values per share of Catalyst common stock of $62.69 to $96.01.

Goldman Sachs also calculated an illustrative range of implied stand-alone present values per share of SXC common stock as of June 30, 2012 based on hypothetical share prices for SXC common stock as of the end of each of the years 2012 through 2015. For purposes of this analysis, Goldman Sachs derived these hypothetical future share prices for SXC common stock by applying, respectively, a NTM P/E multiple for SXC of 33.2x (derived by dividing the closing price of SXC common stock as of April 17, 2012 by SXC’s estimated EPS for 2012 published by IBES) and the average of SXC’s NTM P/E multiples over the last three years of 31.0x to estimated EPS for SXC for each of the years 2012 through 2016 as reflected in the management forecasts. By applying a discount rate of 9.25%, reflecting an estimate of SXC’s cost of equity, to these hypothetical future share prices, Goldman Sachs derived an illustrative range of present values per share of SXC common stock of $86.66 to $113.52.

Using the same methodologies, Goldman Sachs calculated an illustrative range of implied present values of the per share merger consideration as of June 30, 2012 based on hypothetical share prices for the common stock of the combined company as of the end of each of the years 2012 through 2015. For purposes of this analysis, Goldman Sachs derived these hypothetical future share prices for the common stock of the combined company by applying certain illustrative P/E multiples to estimated EPS values for the combined company for each of the years 2013 through 2016 derived by Catalyst management based on the stand-alone estimates for Catalyst and SXC contained in the management forecasts, the synergies and assuming the cash portion the merger consideration is financed using debt financing. The illustrative P/E multiples applied by Goldman Sachs were the NTM P/E multiple for SXC of 33.2x, the NTM P/E multiple for Catalyst of 23.5x and an illustrative blended P/E multiple of 28.3x. By applying a discount rate of 9.25%, reflecting an estimate of the combined company’s cost of equity, to these hypothetical future share prices, Goldman Sachs derived an illustrative range of implied present values per share of common stock of the combined company. Goldman Sachs multiplied the results of the foregoing calculations by 0.6606 and added to them the cash consideration of $28.00 per share to derive an illustrative range of implied present values of the per share merger consideration of $86.92 to $136.70.

In addition, Goldman Sachs calculated illustrative present values as of June 30, 2012 of the per share merger consideration based on estimated 2013 cash EPS for the combined company derived by Catalyst management based on the stand-alone estimates for Catalyst and SXC contained in the management forecasts, the synergies and assuming the cash portion the merger consideration is financed using debt financing. In performing this analysis, Goldman Sachs used the Catalyst, SXC and blended P/E multiples referred to in the immediately preceding paragraph and applied a discount rate of 9.25%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs also calculated the implied premium of the resulting illustrative present values of the per share merger consideration to be paid to the holders of Catalyst common stock in the merger to the closing share price of Catalyst common stock on April 17, 2012. The results of this analysis are summarized as follows:

Hypothetical P/E Multiple	Illustrative Present Value	Implied Premium
23.5x (Catalyst)	$85.42	34.4%
28.3x (Blended)	$93.29	46.8%
33.2x (SXC)	$101.46	59.7%

Synergy Financial Analysis

Goldman Sachs performed a discounted cash flow analysis with respect to the amount of synergies projected by Catalyst management to result from the merger for purposes of calculating the present value of these synergies as of June 30, 2012 and the aggregate premium paid to the holders of Catalyst common stock in the merger. Using a discount rate of 8.75%, reflecting an estimate of the weighted average cost of capital for both companies, Goldman Sachs derived illustrative present values of the projected synergies based upon projected synergies of $25 million in 2012, $100 million in 2013 and estimated full run-rate pre-tax synergies for years thereafter of both $100 million and $150 million as set forth in the synergies. This analysis resulted in an illustrative present value of the projected synergies of approximately $750 million calculated based upon estimated full run-rate pre-tax synergies of $100 million, and approximately $1,087 million calculated based upon estimated full run rate pre-tax synergies of $150 million.

Based on the implied value of the per share merger consideration of $81.02 calculated as described above under the “—Implied Premia and Multiples Analysis”, the closing share price of Catalyst common stock on April 17, 2012 and the number of fully diluted shares of Catalyst common stock as provided by Catalyst management, Goldman Sachs calculated the aggregate premium to be paid to the holders of Catalyst common stock in the merger of approximately $893 million. This aggregate premium represented 119% of the illustrative present value of the projected synergies calculated using estimated full run-rate pre-tax synergies of $100 million and 82% of the illustrative present value of the projected synergies calculated using estimated full run-rate pre-tax synergies of approximately $150 million.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Catalyst, SXC or the proposed merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Catalyst board of directors as to the fairness from a financial point of view of the merger consideration to be paid to the holders (other than SXC and its affiliates) of Catalyst common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Catalyst, SXC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Catalyst and SXC and was approved by the Catalyst board of directors. Goldman Sachs provided advice to Catalyst during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Catalyst or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the Catalyst board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Catalyst, SXC and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Catalyst in connection with, and has participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs provided certain investment banking services to Catalyst and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Catalyst in connection with the acquisition of Walgreens Health Initiatives, Inc. in March 2011, as joint bookrunner with respect to the amendment of Catalyst’s senior credit facilities (including a $150,000,000 term loan facility and a $400,000,000 revolving credit facility) in April 2011, and as joint bookrunner with respect to the public offering of 6,325,000 shares of Catalyst common stock in April 2011. During the two year period ended April 17, 2012, Goldman Sachs has not been engaged by SXC or its affiliates to provide investment banking services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs may in the future provide investment banking services to Catalyst, SXC and their respective affiliates for which its Investment Banking Division may receive compensation.

The Catalyst board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to a letter agreement, dated August 3, 2010, as amended by a letter agreement dated April 16, 2012, Catalyst engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the merger agreement as well as a sale of Catalyst to any third party. Pursuant to the terms of this engagement letter, Catalyst has agreed to pay Goldman Sachs a transaction fee based on the value of the total consideration paid by SXC for shares of Catalyst’s common stock, plus the amount of Catalyst’s net debt. Such fee would be approximately $25 million using the price per share of SXC common stock on NASDAQ on April 17, 2012, provided, that Catalyst may pay an additional advisory fee of up to $2.5 million in its sole discretion, all of which is contingent and payable upon consummation of the proposed merger. In addition, Catalyst has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

SXC’s Dividend Policy

SXC has never paid a cash dividend on its common stock and has no present intention to commence the payment of cash dividends. It is possible that the board of directors could determine in the future, based on SXC’s financial and other relevant circumstances at that time, to pay cash dividends. The debt commitment letter may place restrictions on SXC that could prevent SXC from paying dividends or making distributions.

Regulatory Approvals

SXC and Catalyst have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or the expiration or termination of waiting periods pursuant to, the HSR Act and other applicable regulatory laws.

Department of Justice, Federal Trade Commission and Other United States Antitrust Authorities. The merger is subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, in advance. SXC and Catalyst filed the required HSR notification and report form on April 27, 2012. The HSR Act further provides that a transaction or portion of a transaction that is notifiable under the Act, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective HSR Act notification forms. On May 29, 2012, at 11:59 p.m. Eastern Daylight Time, the waiting period under the HSR Act expired.

At any time before or after the merger is completed, either the DOJ or FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin the business combination or seeking divestiture of substantial assets of SXC or Catalyst or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, SXC and Catalyst believe that the merger will receive the necessary regulatory clearance. However, SXC and Catalyst can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that SXC and Catalyst will prevail.

In addition, the merger may be reviewed by the attorneys general in the various states in which SXC and Catalyst operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Other Approvals to be Obtained. Approvals of the merger in any other jurisdictions where competition approval is required by applicable law prior to the closing of the merger are a condition to the closing of the merger. SXC and Catalyst have agreed, as promptly as reasonably practicable, to make their respective filings and thereafter make any other required submissions under other applicable regulatory laws (see “The Merger Agreement—Efforts to Complete the Merger” beginning on page 134).

Timing. SXC and Catalyst cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, SXC and Catalyst cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. SXC and Catalyst also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, SXC and Catalyst cannot assure you as to its result.

SXC and Catalyst are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation

On or about April 20, 2012, Hillary Coyne, an alleged Catalyst stockholder, filed a complaint in the Court of Chancery of the State of Delaware against Catalyst, Catalyst’s directors, SXC and certain wholly-owned subsidiaries of SXC (collectively, the “defendants”). The complaint purports to be brought on behalf of a class of all Catalyst stockholders and alleges that the Catalyst directors violated their fiduciary duties, in connection with their negotiation of and agreement to the merger agreement and the merger by, among other things, agreeing to allegedly inadequate consideration and preclusive terms. The SXC defendants are alleged to have aided and abetted the Catalyst directors’ alleged breaches of fiduciary duty. The complaint seeks a preliminary and permanent injunction against the merger and, in the alternative, damages. On April 23, 2012 and April 30, 2012,

Colleen Witmer and Ida Lindell, respectively, each alleged Catalyst stockholders, filed complaints in the Court of Chancery of the State of Delaware against the same defendants, alleging substantially the same facts and seeking relief similar to that sought in the Coyne action. On or about April 27, 2012, Susan Edinburgh Schafer, an alleged Catalyst stockholder, filed a fourth complaint in the Circuit Court for Montgomery County, State of Maryland against Catalyst, Catalyst’s directors and SXC alleging substantially the same facts and seeking relief similar to that sought in the Delaware actions. On or about May 8, 2012, Haverhill Retirement System, an alleged Catalyst stockholder, filed a complaint in the Court of Chancery of the State of Delaware against the same defendants, alleging substantially the same facts and seeking relief similar to that sought in the Coyne action, with the addition of allegations of misleading disclosures and omissions in the initial filing with the SEC of the registration statement, of which this joint proxy statement/prospectus forms a part. On or about May 10, 2012, Haverhill filed a motion seeking expedited proceedings. Catalyst and SXC have opposed this motion. On or about May 16, 2012, Haverhill filed an amended complaint and a motion to consolidate the four currently-pending actions in Delaware. On or about May 18, 2012, Lindell filed an amended complaint which, among other things, added allegations of false and misleading disclosures in the initial filing with the SEC of the registration statement, of which this joint proxy statement/prospectus forms a part. The Lindell and Haverhill plaintiffs have filed competing motions for the appointment of lead plaintiff and lead counsel. A hearing was held on May 24, 2012 with the Delaware Court of Chancery. On May 25, 2012, the Delaware Court of Chancery issued a decision and order consolidating the Delaware cases and designating the Haverhill plaintiff’s counsel as lead counsel.

Taxation

The following discussion sets forth the material U.S. federal income tax and Canadian federal income tax consequences of (1) the exchange of Catalyst common stock for SXC common stock and cash in the merger and (2) the ownership and disposition of SXC common stock received in the merger.

Generally, the following discussion does not address any aspects of (1) U.S. taxation other than federal income taxation, (2) Canadian taxation other than federal income taxation or (3) any state, local or other foreign taxation.

We urge you to consult with a tax advisor regarding the U.S. federal, state and local tax consequences, the Canadian federal tax consequences and other tax consequences of the exchange of Catalyst common stock in the merger and of owning and disposing of SXC common stock.

Material U.S. Federal Income Tax Consequences

This discussion of material U.S. federal income tax consequences of the exchange of Catalyst common stock for SXC common stock and cash in the merger, and the ownership and disposition of SXC common stock received in the merger, to the extent that it relates to matters of U.S. federal income tax law or legal conclusions with respect thereto, represents the opinions of each of Sidley and Milbank. This discussion only addresses holders of Catalyst common stock and SXC common stock that hold their shares of Catalyst common stock and SXC common stock, as applicable, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of a holder’s particular circumstances or that might be applicable to holders subject to special treatment under U.S. federal income tax law (including, without limitation, tax-exempt entities, insurance companies, broker-dealers, financial institutions, mutual funds, U.S. expatriates, traders in securities that elect to mark to market, holders liable for alternative minimum tax, entities or arrangements treated as a partnership or other pass-through entity for U.S. federal income tax purposes or investors in such entities, holders that actually or constructively own or have owned 10% or more of the voting shares of SXC, holders that hold shares of Catalyst common stock or SXC common stock as part of a straddle or a hedging or conversion transaction, and U.S. holders whose functional currency is not the U.S. dollar). This discussion also does not apply to holders who acquired their shares of Catalyst common stock or SXC common stock, as applicable, through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan.

The following is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, administrative rulings and judicial authorities, as in effect as of the date of this joint proxy statement/prospectus, each and all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Catalyst common stock or, after the merger, SXC common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

For purposes of this discussion, an “eligible Catalyst stockholder” is any U.S. holder that is a beneficial owner of Catalyst common stock and who (1) will not be a “five percent transferee stockholder” as defined in U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or (2) enters into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c). A “five percent transferee stockholder” is, in general, a person who holds shares of Catalyst common stock and that immediately after the merger will hold at least five percent of the outstanding shares of SXC common stock by vote or value (taking into account shares of SXC common stock received as a result of the merger or otherwise held by the person).

A “non-U.S. holder” is any beneficial owner of shares of Catalyst common stock or, after the merger, shares of SXC common stock that is neither a “U.S. holder” nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Catalyst common stock or, after completion of the merger, shares of SXC common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Catalyst common stock or shares of SXC common stock should consult its own tax advisors with respect to the consequences of the merger and the ownership and disposition of shares of SXC common stock.

U.S. Federal Tax Characterization of the Transactions Contemplated by the Merger Agreement

Provided the tax opinions described below are received by Catalyst and SXC on or prior to the closing date of the merger, the surviving corporation from the merger will merge with and into Merger LLC, a newly created limited liability company wholly owned by US Corp., in what we refer to as the subsequent merger, with Merger LLC surviving the subsequent merger. See “The Merger Agreement—Structure and Completion of the Merger.” The U.S. federal income tax consequences of the merger to beneficial owners of shares of Catalyst common stock in general will depend on whether the merger and the subsequent merger, taken together, qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

If, on or prior to the closing date of the merger,

•

Catalyst receives an opinion from its special counsel, Milbank, to the effect (i) that the merger and the subsequent merger, taken together, should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) that each of SXC, US Corp., and Catalyst will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) that, assuming the correctness of the foregoing conclusions, a conversion of Catalyst common stock into the consideration provided for in the merger agreement will be an exchange governed by Section 354 and Section 356 of the Internal Revenue Code to which Section 367(a)(1) of the Internal Revenue Code does not apply; and

•

SXC receives an opinion from its special counsel, Sidley, to the effect that none of Catalyst, the surviving corporation, US Corp., SXC or Merger LLC will recognize income or gain for U.S. federal income tax purposes as a result of the subsequent merger, then the surviving corporation from the merger will merge with and into Merger LLC in the subsequent merger. In that case, SXC and Catalyst will each treat the merger and the subsequent merger, taken together, for all tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code in which Catalyst is treated as merging directly with and into US Corp., with the Catalyst common stock converted in that merger into the merger consideration.

If Catalyst and SXC do not receive such opinions on or prior to the closing date, the subsequent merger will not occur and SXC and Catalyst will treat the merger for U.S. federal income tax purposes as a taxable acquisition of the Catalyst common stock by US Corp. in exchange for the merger consideration.

SXC and Catalyst expect to be able to obtain these tax opinions from their respective tax counsel if:

•	the merger and subsequent merger occur in accordance with the merger agreement;

•	SXC and Catalyst are able to deliver to counsel customary representations relevant to the merger and the subsequent merger;

•	there is no adverse change in U.S. federal income tax law or interpretation thereof;

•	at the effective time of the merger, the fair market value of SXC is at least equal to the fair market value of Catalyst, determined as provided under certain U.S. federal income tax regulations;

•	the holders of SXC common stock immediately before the effective time in the aggregate own actually or constructively less than 50% of the Catalyst common stock outstanding at such time; and

•

the former officers, directors and “five percent transferee stockholders” of Catalyst in the aggregate own immediately after the effective time of the merger, actually or constructively, less than 50% of the SXC common stock outstanding at such time.

Delivery of these opinions is not a condition to the closing of the merger, however, and no assurance can be given that the opinions will be delivered. It will not be known at the time of the special meetings of the SXC shareholders and Catalyst stockholders whether the opinions will be delivered and therefore the U.S. federal income tax treatment of the transactions contemplated by the merger agreement will not be known at such time.

We intend to make a public announcement at or soon after the effective time of the merger regarding whether the opinions described above have been delivered.

The opinions of counsel will in each case represent counsel’s legal judgment and will not be binding on the Internal Revenue Service or the courts, and the Internal Revenue Service might successfully assert that the tax consequences of the merger and the subsequent merger are contrary to the conclusions of counsel stated in the opinions. Qualification as a “reorganization” depends on the satisfaction of a number of requirements under the Internal Revenue Code and applicable Treasury Regulations. Among the requirements is that SXC have trade or business activity outside the United States meeting certain criteria. A determination of whether the trade or business requirement is satisfied requires taking into account all the facts and circumstances, and certain aspects of the trade or business requirement are unclear under existing U.S. tax law. As a result, even if the opinions of Sidley and Milbank are delivered to SXC and Catalyst, respectively, counsel will not be able to conclude with certainty that the merger and the subsequent merger, taken together, will qualify as a “reorganization,” and the Internal Revenue Service might successfully assert that the merger and the subsequent merger do not so qualify.

If the Internal Revenue Service successfully asserted that the trade or business requirement was not satisfied, the merger and subsequent merger, taken together, would not qualify as a “reorganization” for U.S. federal income tax purposes. No assurances can be given in that regard. In that case, the receipt of the merger consideration would be subject to taxation as described below under the heading “—Tax Consequences if the Transactions Contemplated by the Merger Agreement Do Not Qualify as a Reorganization.”

Tax Consequences if the Transactions Contemplated by the Merger Agreement Qualify as a “Reorganization”

If the subsequent merger occurs, and the merger and the subsequent merger, taken together, qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences to a Catalyst stockholder will be as summarized below.

U.S. Holders

General

If the subsequent merger occurs, and the merger and the subsequent merger, taken together, qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences to an eligible Catalyst stockholder whose shares of Catalyst common stock are exchanged in the merger for the merger consideration generally will be as follows:

•

the eligible Catalyst stockholder generally will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (i) the aggregate per share cash amount received by the stockholder in the exchange and (ii) the excess, if any, of the sum of the aggregate per share cash amount plus the fair market value, at the effective time, of the SXC common stock received by the stockholder in the exchange over the stockholder’s aggregate tax basis in the Catalyst common stock given up in the exchange;

•

the eligible Catalyst stockholder will have an aggregate tax basis in the shares of SXC common stock received in the exchange (including any fractional share of SXC common stock for which cash is received) equal to the stockholder’s aggregate tax basis in the Catalyst common stock given up in the exchange, reduced by the aggregate per share cash amount received in the exchange, and increased by the amount of any gain recognized by the eligible Catalyst stockholder in the exchange (other than any gain attributable to cash received in lieu of a fractional share of SXC common stock, under the rules described below); and

•

the eligible Catalyst stockholder’s holding period for the shares of SXC common stock received in the exchange (including any fractional share of SXC common stock for which cash is received) will include the holding period of the shares of Catalyst common stock given up in the exchange.

If an eligible Catalyst stockholder acquired different blocks of Catalyst common stock at different times or at different prices, the foregoing rules generally will be applied separately with reference to each block of Catalyst common stock. In particular, in computing the amount of gain recognized, if any, an eligible Catalyst stockholder may not offset a loss realized on one block of shares against the gain realized on another block of shares.

Under the foregoing rules, as a result of the cash received in the merger, an eligible Catalyst stockholder might recognize all or a significant portion of any gain inherent in its Catalyst common stock, even if the transactions contemplated by the merger agreement constitute a “reorganization”.

Unless the eligible Catalyst stockholder’s receipt of cash in the merger has the effect of a dividend under the rules summarized below, any such gain will be long-term capital gain if, as of the effective time, the shares of Catalyst common stock given up in the exchange have been held for more than one year, and otherwise will be short-term capital gain. Long-term capital gains of certain non-corporate eligible Catalyst stockholders, including individuals, generally are eligible for preferential rates of U.S. federal income taxation.

Potential Dividend Treatment

Notwithstanding the foregoing, there are certain circumstances in which all or part of the cash received by an eligible Catalyst stockholder would be treated as a dividend rather than as capital gain. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the stockholder’s deemed percentage share ownership interest in SXC. For purposes of this determination, a stockholder will be treated as if it first exchanged all of its Catalyst capital stock solely for SXC common stock and then SXC immediately redeemed a portion of those shares of SXC common stock in exchange for the cash that the eligible Catalyst stockholder actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules of the Internal Revenue Code must be taken into account. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Eligible Catalyst stockholders are urged to consult their tax advisors about the possibility that all or a portion of the cash received in exchange for Catalyst common stock will be treated as a dividend, based on the holders’ specific circumstances.

Cash in Lieu of a Fractional Share of SXC Common Stock

An eligible Catalyst stockholder that receives cash in lieu of a fractional share of SXC common stock will be deemed to have received that fractional share in the merger and then to have received such cash in redemption of the fractional share. As a result, an eligible Catalyst stockholder who receives cash in lieu of a fractional share of SXC common stock generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in the fractional share (determined as described above and subject to the discussion under “—Potential Dividend Treatment”). Any gain or loss recognized will be long-term capital gain or loss if, as of the effective time, the shares of Catalyst common stock given up in the exchange were held for more than one year.

Dissenting Stockholders

Eligible Catalyst stockholders who dissent with respect to the merger as described in “—Catalyst Stockholder Appraisal Rights” beginning on page 123, and who receive cash in respect of their Catalyst common stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Treatment of “Five Percent Transferee Stockholders”

In accordance with Treasury Regulations under Section 367(a) of the Internal Revenue Code, a U.S. holder who is a “five percent transferee stockholder” of SXC after the merger and who receives SXC common stock in the merger will qualify for the treatment described above only if the “five percent transferee stockholder” files a gain recognition agreement with the Internal Revenue Service. A “five percent transferee stockholder” who fails to file a gain recognition agreement with the Internal Revenue Service will not qualify for the treatment described above, and instead will recognize gain (but not loss) in the merger in an amount equal to the difference between the amount of cash plus the fair market value of the SXC common stock received in the merger and the “five percent transferee stockholder’s” tax basis in its Catalyst common stock surrendered.

Any holder of Catalyst common stock that will be a “five percent transferee stockholder” is urged to consult its own tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with such filing.

Non-U.S. Holders

The amount of a non-U.S. holder’s gain from the receipt of merger consideration in exchange for Catalyst common stock will be determined in the same manner as described above under “—U.S. Holders” as if the non-U.S. holder were an eligible Catalyst stockholder. However, a non-U.S. holder generally will not be subject to U.S. federal income tax on any such gain unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. holder described in the first bullet point will be subject to tax under the rules described above as if it were a U.S. holder and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits. An individual non-U.S. holder described in the second bullet point will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

Catalyst stockholders might be subject to backup withholding and information reporting as described below under “—Information Reporting and Backup Withholding.”

Tax Consequences if the Transactions Contemplated by the Merger Agreement Do Not Qualify as a “Reorganization”

If the opinions of counsel described above are not received and the subsequent merger does not occur, or if the transactions contemplated by the merger agreement otherwise do not qualify as a “reorganization” for U.S. federal income tax purposes, the material U.S. federal income tax consequences to a Catalyst stockholder will be as summarized below.

U.S. Holders

In general, a U.S. holder who receives the merger consideration in exchange for Catalyst common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (1) the amount of cash and the fair market value, at the effective time, of the SXC common stock received by the U.S. holder in the exchange, and (2) the U.S. holder’s tax basis in the shares of Catalyst common stock given up in the exchange. Any such gain or loss will be long-term capital gain or loss if, as of the effective time, the shares of Catalyst common stock given up in the exchange are held for more than one year, and otherwise will be short-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Catalyst common stock at different times or at different prices, such U.S. holder must determine its gain or loss, and whether such gain or loss is long-term, separately with respect to each block of Catalyst common stock.

A U.S. holder will have an aggregate tax basis in the SXC common stock received in the exchange equal to the fair market value of the SXC common stock at the effective time, and the holding period of such SXC common stock will begin on the date after the merger.

Non-U.S. Holders

A non-U.S. holder who receives the merger consideration in exchange for Catalyst common stock will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. holder described in the first bullet point will be subject to tax under the rules described above as if it were a U.S. holder and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits. An individual non-U.S. holder described in the second bullet point will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

Catalyst stockholders might be subject to backup withholding and information reporting as described below under “—Information Reporting and Backup Withholding.”

Material U.S. Federal Income Tax Considerations Relating to the Ownership and Disposition of SXC Common Stock Received in the Merger

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of SXC common stock received in the merger.

U.S. Holders

Taxation of Dividends and Other Distributions on SXC Common Stock

Subject to the PFIC rules discussed below, distributions made by SXC with respect to common stock, including deemed dividends (which for these purposes will include the amount of any Canadian withholding tax paid with respect to such distributions and withheld therefrom) generally will be taxable as ordinary dividend income to the extent that such distributions are paid out of SXC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. U.S. holders will not be entitled to claim the corporate dividends received deduction with respect to distributions by SXC.

With respect to non-corporate U.S. holders, including individual U.S. holders, for taxable years beginning before January 1, 2013 dividends constituting “qualified dividend income” may be taxed at the lower income tax rate applicable to long-term capital gains. As a Canadian corporation, for SXC’s dividends to qualify for taxation at the reduced rate, (1) SXC cannot be a PFIC (discussed below) for either SXC’s taxable year in which the dividend was paid or the preceding taxable year and (2) certain holding period requirements must be met. Each Catalyst stockholder should consult its own tax advisors regarding the availability of the lower qualified dividend rate for dividends paid with respect to SXC’s common stock.

Subject to certain limitations and restrictions, Canadian taxes withheld from or paid on distributions by SXC, if any, generally will be eligible for deduction or credit in computing the U.S. holder’s U.S. federal income tax liability. The ability to claim a foreign tax credit may be significantly limited, however, since, for foreign tax credit limitation purposes, a significant portion of SXC’s dividends are expected to be treated as U.S. source income and since SXC’s dividends that are treated as “qualified dividend income” (as discussed above) will be taken into account only to a limited extent. The rules relating to foreign tax credits are complex, and U.S. holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of foreign tax credit limitations to their particular circumstances.

To the extent, if any, that the amount of any distribution exceeds SXC’s current and accumulated earnings and profits as computed under U.S. federal income tax principles, such excess will first reduce a U.S. holder’s tax basis in its SXC common stock and, to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property and taxed as described below under “—Taxation of Disposition of SXC Common Stock.”

The taxable amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of distribution regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars or upon conversion of Canadian dollars into U.S. dollars will generally be U.S. source ordinary income or loss.

Taxation of Disposition of SXC Common Stock

Subject to the PFIC rules discussed below, a U.S. holder generally will recognize a capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of shares of SXC common stock in an amount equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in such shares. Gain or loss, if any, generally will be U.S.-source gain or loss and will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year at the time of the disposition. If the gain on a disposition qualifies as a long-term capital gain, a non-corporate taxpayer might be eligible for a reduced rate of taxation on such gain. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

Special, generally unfavorable, U.S. federal income tax rules apply to U.S. persons owning stock of a Passive Foreign Investment Company, which we refer to as PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income (as defined in the Internal Revenue Code), or (ii) the average percentage of its assets (measured by value) that produce, or are held for the production of, passive income is at least 50%.

SXC believes that it currently is not a PFIC for U.S. federal income tax purposes, and SXC does not expect to become a PFIC in the future. However, the determination of PFIC status for any year is fact-specific, and there can be no assurance in this regard. Accordingly, it is possible that SXC may become a PFIC in the current taxable year or in future years.

If SXC were a PFIC in any taxable year during which a U.S. holder holds common stock, gain recognized by such U.S. holder on a sale or other disposition (including certain pledges) of the common stock would be allocated ratably over the U.S. holder’s holding period for such shares. The amount of gain allocated to the taxable year of the sale or other disposition and to any year before SXC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount of tax so determined. Further, to the extent that any distribution received by a U.S. holder on its common stock exceeds 125% of the average annual distributions on the common stock received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. However, certain elections may be available that would result in alternative treatment.

If SXC is classified as a PFIC in any year during which a U.S. holder holds common stock, SXC generally will continue to be treated as a PFIC as to such U.S. holder in all succeeding years, regardless of whether SXC continues to meet the income or asset test discussed above (unless such U.S. holder is eligible to and does make a purging election). U.S. holders should consult their own tax advisors as to the potential application of the PFIC rules (including any election that may be available) to the ownership and disposition of the common stock.

Medicare Tax

Effective with respect to taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for a taxable year or (ii) the excess of the U.S. person’s modified adjusted gross income for such taxable year over $200,000

($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest, dividends (including dividends paid with respect to SXC common stock), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of SXC common stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Non-U.S. Holders

Taxation of Dividends and Other Distributions on SXC Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax or withholding on SXC dividends, if any, unless such income is effectively connected with a U.S. trade or business of such non-U.S. holder.

Taxation of Disposition of SXC Common Stock

Any gain realized on the sale, exchange or other taxable disposition of SXC common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. holder described in the first bullet point will be subject to tax under the rules described above as if it were a U.S. holder and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits. An individual non-U.S. holder described in the second bullet point will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

Catalyst stockholders might be subject to backup withholding and information reporting as described below under “—Information Reporting and Backup Withholding.”

Information Reporting and Backup Withholding

In general, payments to a U.S. holder or non-U.S. holder of Catalyst common stock in connection with the merger, dividend payments with respect to SXC common stock, and proceeds from the sale, exchange or redemption of SXC common stock might be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding tax at a current rate of 28%. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. A U.S. holder who is required to establish its exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

Non-U.S. holders generally are exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish their eligibility for exemption.

Material Canadian Federal Income Tax Consequences

The following section contains a discussion of the material Canadian federal income tax considerations related to the merger as well as the ownership and disposition of SXC common stock received in the merger to Canadian holders and non-Canadian holders (as defined below).

This summary is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and Regulations publicly and officially announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the current provisions of the Convention Between the United States of America and Canada with respect to Taxes or Income and Capital, which we refer to as the Treaty, and counsel’s understanding of the current administrative policy and practices of the Canada Revenue Agency (the “Administrative Practices”) published in writing prior to the date hereof. It has been assumed that all Proposed Amendments will be enacted substantially as proposed and that there will be no other relevant changes in any governing law, the Treaty or Administrative Practices, although no assurances can be given in these respects. This summary does not take into account provincial, territorial, or other foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular holder. It is not intended to be, and should not be construed as, legal or tax advice to any particular holder. Therefore, we urge you to consult with a tax advisor regarding the Canadian income tax consequences resulting from the merger and of owning and disposing of SXC common stock.

This discussion does not address holders of SXC common stock who acquired, as beneficial owners, SXC common stock otherwise than pursuant to the merger. This discussion only addresses holders of Catalyst common stock and SXC common stock who, for purposes of the Tax Act and at all relevant times, deal at arm’s length with and are not affiliated with Catalyst or SXC, and who hold their Catalyst common stock and SXC common stock as capital property. Catalyst common stock and SXC common stock will generally be considered to be capital property to a holder unless the holder holds such securities in the course of carrying on a business of trading or dealing in securities or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders that are resident or are deemed to be resident in Canada may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have their SXC common stock and every other “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of the election and in all subsequent years deemed to be capital property. The summary does not apply to a holder (i) who is a “financial institution”, as defined in the Tax Act for the purpose of the mark-to-market rules, (ii) a “specified financial institution”, as defined in the Tax Act, (iii) an interest in which is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act, or (iv) to whom the functional currency reporting rules contained in subsection 261(4) of the Tax Act apply.

For the purposes of the Tax Act, all amounts, including the adjusted cost base of the Catalyst common stock, SXC common stock and proceeds of disposition from the disposition of Catalyst common stock or SXC common stock, must be determined in Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts first arose or such other rate of exchange as is acceptable to the Canada Revenue Agency.

Residents of Canada

The following portion of this summary is generally applicable to a holder who exchanges Catalyst common stock for cash and SXC common stock pursuant to the merger and who, for purposes of the Tax Act and at all relevant times, is or is deemed to be resident in Canada (a “Canadian holder”).

Material Canadian Federal Income Tax Considerations of the Transactions Contemplated by the Merger Agreement

A Canadian holder will realize a capital gain (or a capital loss) on the disposition of such holder of shares of Catalyst common stock pursuant to the merger, to the extent that the aggregate of the amount of cash and fair market value of the shares of SXC common stock received pursuant to the merger, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base of the Catalyst common stock to the Canadian holder immediately before the merger. The tax treatment of capital gains and capital losses is discussed in greater detail below under “—Capital Gains and Capital Losses”. The cost to a Canadian holder of SXC common stock received pursuant to the merger will be equal to the fair market value of the SXC common stock at the time of the merger. The adjusted cost base to a Canadian holder of SXC common stock acquired pursuant to the merger will be determined by averaging the cost of the shares of SXC common stock so acquired with the adjusted cost base of all other shares of SXC common stock held at that time by the Canadian holder as capital property.

Material Canadian Federal Income Tax Considerations Relating to the Ownership and Disposition of SXC Shares Received in the Merger

Dividends

Dividends received on SXC common stock by a Canadian holder will be subject to the tax treatment generally applicable to taxable dividends paid by taxable Canadian corporations. In the case of a Canadian holder who is an individual (other than certain trusts), dividends received or deemed to be received on SXC common stock will be included in computing the Canadian holder’s income, and will be subject to the normal gross-up and dividend tax credit rules applicable to dividends paid by taxable Canadian corporations under the Tax Act, including the enhanced gross-up and dividend tax credit applicable to any dividend designated as an “eligible dividend” in accordance with the provisions of the Tax Act.

A Canadian holder that is a corporation will be required to include in income any dividend received or deemed to be received on SXC common stock, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A Canadian holder that is a “private corporation” (as defined in the Tax Act) or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on SXC common stock to the extent such dividends are deductible in computing taxable income for the year.

Sale or Other Disposition of SXC Common Stock

A Canadian holder who disposes or is deemed to dispose of SXC common stock will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the SXC common stock, less any reasonable costs of disposition, exceed (or are exceeded by) the Canadian holder’s adjusted cost base of the SXC common stock immediately before the disposition. The tax treatment of capital gains and capital losses is discussed in greater detail below under “—Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

One-half of any capital gain (a “taxable capital gain”) will be included in computing the Canadian holder’s income under the Tax Act for the year of disposition. One-half of any capital loss (an “allowable capital loss”) may be deducted by the Canadian holder from any of the taxable capital gains realized in the year of disposition. Allowable capital losses in excess of taxable capital gains for that year may be carried back and deducted in any of the three preceding years or any subsequent year to the extent and in the circumstances described in the Tax Act.

A Canadian holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which includes an amount in respect of taxable capital gains.

Non-Residents of Canada

This portion of the summary is applicable only to a holder who exchanges Catalyst common stock for cash and SXC common stock pursuant to the merger and who, for purposes of the Tax Act and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold and is not deemed to use or hold Catalyst common stock or SXC common stock in carrying on business in Canada (a “non-Canadian holder”). Special rules not discussed herein may apply to a non-resident insurer carrying on business in Canada and elsewhere.

Material Canadian Federal Income Tax Considerations of the Transactions Contemplated by the Merger Agreement

A non-Canadian holder will not be subject to tax under the Tax Act in respect of a capital gain (and will not be entitled to deduct any capital loss) realized on the exchange of such holder’s shares of Catalyst common stock for cash and shares of SXC common stock pursuant to the merger, unless, at the time of disposition, the Catalyst common stock constitutes “taxable Canadian property”, as defined in the Tax Act, to the holder thereof and the holder is not entitled to relief under an applicable treaty. A description of what constitutes taxable Canadian property is discussed in greater detail below under “—Taxable Canadian Property”.

Material Canadian Federal Income Tax Considerations Relating to the Ownership and Disposition of SXC Shares Received in the Merger

Dividends

Dividends paid or credited or deemed to be paid or credited to a non-Canadian holder by SXC will be subject to Canadian non-resident withholding tax at a rate of 25%, unless reduced by the terms of an applicable tax treaty. For a U.S. holder entitled to all of the benefits under the Treaty this withholding tax is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. holder that is a company beneficially owning at least 10% of SXC’s voting shares).

Sale or Other Dispositions of SXC Common Stock

A non-Canadian holder will generally not be subject to tax under the Tax Act in respect of a capital gain (or entitled to deduct any capital loss) realized on the disposition of SXC common stock unless, at the time of disposition, the SXC common stock constitutes “taxable Canadian property”, as defined in the Tax Act, to such non-Canadian holder and the holder is not entitled to relief under an applicable treaty. A description of what constitutes taxable Canadian property is discussed in greater detail below under the subheading “—Taxable Canadian Property”.

Taxable Canadian Property

Provided that the shares of Catalyst common stock or shares of SXC common stock are listed on a designated stock exchange (which currently includes the TSX and NASDAQ) at the time they are disposed of, they will generally not constitute taxable Canadian property to a non-Canadian holder unless, at any time within the 60 month period that ends at that time, (i) the non-Canadian holder, persons with whom the non-Canadian holder did not deal at arm’s length (within the meaning of the Tax Act), or the non-Canadian holder together with all such persons owned 25% or more of the issued shares of any class or series of shares of SXC common stock or shares of Catalyst common stock, as applicable, and, (ii) more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in

Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), or options in respect of, interests in, or civil law rights in such properties. If shares of Catalyst common stock or shares of SXC common stock constitute taxable Canadian property to a U.S. holder entitled to all of the benefits under the Treaty, any capital gain realized on a disposition or deemed disposition of shares of Catalyst common stock or shares of SXC common stock generally will not be subject to tax under the Tax Act unless the value of the shares of Catalyst common stock or shares of SXC common stock at the time of the disposition is derived principally from “real property situated in Canada” within the meaning of the Treaty.

In the event shares of Catalyst common stock or shares of SXC common stock constitutes taxable Canadian property to a non-Canadian holder and that non-Canadian holder is not entitled to any benefits under an applicable tax treaty, the consequences of a disposition or deemed disposition of shares of Catalyst common stock or shares of SXC common stock described under “Residents of Canada” will generally apply.

Accounting Treatment

Financial Accounting Standards Board, which we refer to as FASB, Accounting Standards Codification 805, Business Combinations, which we refer to as ASC 805, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquirer and the acquiree for accounting purposes. In a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally considered the acquirer, but there are other factors in ASC 805 that must also be considered. SXC management considered these other factors and determined that SXC will be considered the acquirer of Catalyst for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Catalyst based on their fair values as of the date of the completion of the transactions, with any excess allocated to goodwill. Reports of financial condition and results of operations of SXC issued after completion of the merger will reflect Catalyst’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Catalyst. Following the completion of the merger, the earnings of the combined company will reflect acquisition accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

In accordance with the FASB Accounting Standards Codification 350, Intangibles-Goodwill and Other, goodwill resulting from the purchase business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). If SXC management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of SXC Common Stock

It is a condition to the completion of the merger that the shares of SXC common stock to be issued in connection with the merger be approved for listing on NASDAQ, subject to official notice of issuance, and conditionally approved for listing on the TSX, subject only to the satisfaction of standard listing conditions.

Catalyst Stockholder Appraisal Rights

In connection with the merger, record holders of Catalyst common stock who comply with the requirements of Section 262 of the DGCL, which is summarized below, will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, which we refer to as Section 262, holders of shares of Catalyst common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash. Catalyst is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This joint proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached to this joint proxy statement/prospectus as Annex E.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

A stockholder who desires to exercise appraisal rights must (1) not vote in favor of the merger and (2) deliver a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of Catalyst before the vote on the merger at the special meeting. Merely not voting for the merger will not preserve the right of Catalyst stockholders to appraisal of their shares of Catalyst common stock under Delaware law because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the Catalyst special meeting adjournment proposal and “FOR” the Catalyst compensation arrangements proposal at the Catalyst special meeting. Accordingly, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Catalyst stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time since appraisal rights will be lost if the shares are transferred prior to the effective time.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the proposal to adopt the merger agreement at the special meeting. A beneficial owner of shares held in “street name” who desires appraisal rights with respect to those shares should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any beneficial owner of shares desiring appraisal rights with respect to such shares should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Catalyst of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Catalyst Health Solutions, Inc., 800 King Farm Boulevard, Rockville, Maryland, Attention: Corporate Secretary or by facsimile at 240-268-3119. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Catalyst prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, a stockholder demanding appraisal must not vote its shares of common stock in favor of the proposal to adopt the merger agreement. Because a signed proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Within 120 days after the effective time, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Within 120 days after the effective time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote any shares subject thereto for any purpose or receive dividends or other distributions thereon (except dividends or other distributions payable to the stockholders of record at a date prior to the effective time).

Except as explained in the second to last sentence of this paragraph, at any time within 60 days after the effective time, any stockholder who has demanded appraisal will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and shares of SXC common stock to which the stockholder is entitled pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written consent of the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the cash and shares of SXC common stock as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation in the merger does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached hereto as Annex E. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Delisting and Deregistration of Catalyst Common Stock

If the merger is completed, Catalyst common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Catalyst will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of SXC Common Stock Received in the Merger

The shares of SXC common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of SXC for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of SXC include individuals or entities that control, are controlled by, or are under common control with, SXC and may include the executive officers, directors and significant shareholders of SXC.

The issuance of shares of SXC common stock in connection with the merger and the issuance of shares of SXC common stock from time to time upon the exercise of converted Catalyst stock options and assumed Catalyst warrants, will be exempt from the prospectus requirements of applicable Canadian securities legislation. The sale of SXC common stock received pursuant to the merger or upon the exercise of converted Catalyst stock options and assumed Catalyst warrants will be free from restriction under Canadian securities legislation provided that (i) such sale is not a control distribution within the meaning of Canadian securities laws, (ii) no unusual effort is made to prepare the market or to create a demand for the SXC common stock, (iii) no extraordinary commission or consideration is paid to a person or company in respect of such sale, and (iv) if the selling security holder is a holder of 10% or more of the outstanding shares of SXC stock or officer or director of SXC, the selling security holder has no reasonable grounds to believe that SXC is in default of Canadian securities legislation.

Board of Directors of SXC After the Merger

In connection with the merger, SXC has agreed to appoint two designees mutually agreed upon by SXC and Catalyst to the SXC board of directors. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the mutual designees who will be appointed to the SXC board of directors. The two designees to be appointed to the SXC board of directors will be compensated in the same manner and amounts as other non-employee directors of SXC. See “SXC Executive Compensation—Compensation of Directors.”

Information about the current SXC directors and executive officers can be found in the documents listed under the heading “Additional Information—Where You Can Find More Information” beginning on page 233.

Interests of Catalyst’s Directors and Executive Officers in the Merger

The directors and executive officers of Catalyst have interests in the transactions that are in addition to their interests as stockholders of Catalyst generally. The Catalyst board of directors was aware of these interests and considered them, among other matters, in approving the merger and in determining to recommend that Catalyst stockholders adopt the merger agreement.

As described in more detail below, these interests include certain payments and benefits that are expected to be provided to the executive officers upon consummation of the merger or in connection with termination of their employment under certain circumstances following the merger, including accelerated vesting of equity awards, severance benefits and health and welfare benefits. It is also expected that Mr. Blair will provide ongoing support to the combined company to assist with the integration of the two companies. As of the date of this joint proxy statement/prospectus, SXC and Mr. Blair have not negotiated the specifics of any such role or the terms and conditions, if any, relating to Mr. Blair’s involvement with the combined company following the completion of the proposed merger.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Catalyst’s common stock.

Treatment of Stock Options

Under the merger agreement, each option to purchase Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase SXC common stock, on the same terms and conditions as the Catalyst stock option (with the number of shares of SXC common stock subject to each such converted stock option being equal to the number of shares of Catalyst common stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of SXC common stock). The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Catalyst stock option divided by the option exchange ratio (rounded up to the nearest cent).

Treatment of Restricted Stock

At the effective time, each outstanding share of restricted stock granted under a Catalyst stock plan will become fully vested and will be cancelled in exchange for the right to receive the merger consideration as described in “The Merger Agreement—Merger Consideration” beginning on page 121.

Treatment of Performance Share Unit Awards

Under the merger agreement, each award of performance share units with respect to shares of Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will become fully vested at 100% of the target number of performance share units subject to such performance share unit award. Such performance share unit awards will be cancelled in exchange for the right to receive the merger consideration as described in “The Merger Agreement—Merger Consideration” beginning on page 121.

The table below sets forth, as of April 17, 2012 (and taking into account the assumptions set forth in footnotes 1 and 2 to the chart below), for each of Catalyst’s directors and executive officers (before any deduction for applicable withholding taxes and disregarding fractional shares):

•	the aggregate number of shares of restricted stock held by each director and executive officer that have restrictions that will lapse upon completion of the merger;

•	the aggregate cash and stock payment that will be made in respect of the foregoing shares of restricted stock upon the completion of the merger, which consists of the merger consideration;

•	the aggregate number of performance share units held by each director and executive officer that have restrictions that will lapse upon completion of the merger; and

•	the aggregate cash and stock payment that will be made in respect of the foregoing performance share units upon the completion of the merger, which consists of the merger consideration.

Name	Estimated Number of Shares of Catalyst Restricted Stock(1)	Estimated Amount of Cash Consideration	Estimated Number of Converted Shares of SXC Common Stock	Estimated Number of Shares of Catalyst Common Stock subject to Performance Share Unit Awards	Estimated Amount of Cash Consideration	Estimated Number of Converted Shares of SXC Common Stock
David T. Blair	146,250	$4,095,000	96,613	75,000	$2,100,000	49,545
Richard A. Bates	81,250	$2,275,000	53,674	0	0	0
Stephen R. Cunanan	18,362	$514,136	12,130	0	0	0
Timothy R. Pearson	40,000	$1,120,000	26,424	0	0	0
Benjamin R. Preston	23,250	$651,000	15,359	0	0	0
Daniel J. Houston	0	$0	0	0	0	0
Michael R. McDonnell	3,500	$98,000	2,312	0	0	0
William E. Brock	3,500	$98,000	2,312	0	0	0
Kenneth A. Samet	3,500	$98,000	2,312	0	0	0
Steven B. Epstein	3,500	$98,000	2,312	0	0	0
Dale B. Wolf	3,500	$98,000	2,312	0	0	0

(1)	Depending on when the merger is actually completed, certain shares of Catalyst restricted stock and certain performance share units shown as unvested in the chart above may become vested in accordance with their terms without regard to the merger.

For more information regarding the treatment of Catalyst stock options, restricted stock and performance share units, see “The Merger Agreement—Treatment of Equity Awards” beginning on page 121.

Change-in-Control Severance Benefits

David T. Blair

Catalyst previously entered into an employment agreement with its Chief Executive Officer, David T. Blair. The employment agreement provides Mr. Blair with certain severance protections in the event of a termination of employment in connection with a change of control of Catalyst, which includes the completion of the merger.

If Mr. Blair’s employment is terminated by Catalyst or the surviving company without “cause” or if he terminates his employment for “good reason,” in either case within one year after the completion of the merger, Mr. Blair is entitled to receive a lump sum cash severance payment equal to two times the sum of (x) his current base salary and (y) the average incentive bonus paid or payable for the three calendar years immediately preceding the calendar year of termination. Additionally, in the event of such a termination, (i) Catalyst or the surviving company would be obligated to provide Mr. Blair (and his eligible dependents) continuing healthcare benefits for 24 months following the termination, (ii) Mr. Blair would be entitled to full vesting of time-based restricted stock awards and full vesting at the target level of any then outstanding equity award that, prior to the merger, vested primarily based on performance and (iii) any unpaid incentive bonus for the year of termination. Mr. Blair is also entitled to reimbursement of legal fees if a dispute arises regarding termination of his employment following the merger and Mr. Blair’s position is substantially upheld.

Payment of the cash severance and other benefits upon such a qualifying termination is conditioned upon Mr. Blair executing a general release of claims in favor of Catalyst and complying with ongoing confidentiality covenants, as well as non-competition and non-solicitation provisions that apply for a period of two years after Mr. Blair’s employment terminates.

“Cause” is defined in Mr. Blair’s employment agreement and is generally limited to failure to comply with any law or regulation arising from conduct not undertaken in good faith, acts of fraud or personal dishonesty, misappropriation of any funds, property or rights of Catalyst or its affiliates, willful breach or habitual neglect of Mr. Blair’s duties or Mr. Blair’s failure or refusal to comply with explicit directions of Catalyst’s board of directors, conviction of a felony, use or possession of illegal drugs at work or working under the influence of drugs at work, or breach of the provisions of any non-competition or confidentiality agreements or written policies to which Mr. Blair is bound or subject.

“Good Reason” is defined in the employment agreement and generally arises if Catalyst or the surviving company takes any action that results in Mr. Blair being assigned any duties inconsistent in any material respect with Mr. Blair’s position, authority, duties or responsibilities as of the effective date of the agreement, or the failure by Catalyst or the surviving company to honor all terms of the employment agreement. During the one year period following the merger, Good Reason also arises if (i) Mr. Blair is required to be based more than 50 miles from his primary office location and more than 50 miles from his principal residence at time of the merger, (ii) Mr. Blair is required to travel to an extent substantially greater than Mr. Blair’s travel obligations immediately prior to the merger, or (iii) Catalyst or the surviving company fails to provide Mr. Blair with benefits in the aggregate substantially equivalent to the benefits Mr. Blair was entitled to under the employment benefit plans of Catalyst immediately prior to the merger. Mr. Blair’s employment agreement further provides that if the payments and benefits provided to Mr. Blair under his employment agreement, or any other plan or agreement would constitute an “excess parachute payment” for the purposes of Section 280G of the Internal Revenue Code, then Mr. Blair will have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Internal Revenue Code, if such a reduction would result in Mr. Blair receiving a greater benefit on an after-tax basis.

Richard A. Bates and Timothy R. Pearson

Catalyst previously entered into employment agreements with its president and chief operating officer, Richard A. Bates, and its executive vice president and chief financial officer, Timothy R. Pearson. The employment agreements provide Messrs. Bates and Pearson with certain severance protections in the event of a termination of employment in connection with a change of control of Catalyst, which includes the completion of the merger. In addition, the employment agreements provide that if the executive remains continuously employed through a change of control transaction, the executive shall fully vest in all equity awards held by the executive immediately prior to the effective date of the change of control.

If either Mr. Bates’ or Mr. Pearson’s employment is terminated by Catalyst or the surviving company without “cause” or if such executive terminates his employment for “good reason,” in either case within one year after the completion of the merger, the executive is entitled to receive a lump sum cash severance payment equal to two times the sum of his current base salary and his target bonus. Additionally, in the event of such a termination, (i) Catalyst or the surviving company would be obligated to provide the executive with continuing healthcare benefits for one year following the termination, (ii) full vesting of any equity awards that relate to Catalyst’s common stock that would have vested in the 12 months following termination and (iii) any unpaid incentive bonus for performance periods completed prior to the termination of employment and, for Mr. Pearson, a pro-rata bonus for the current performance period paid at target level. The executive is also entitled to reimbursement of legal fees if a dispute arises regarding the termination of the executive’s employment following the merger and the executive’s position is substantially upheld.

Payment of the cash severance and other benefits upon such a qualifying termination is conditioned upon the executive executing a general release of claims in favor of Catalyst and complying with ongoing confidentiality covenants, as well as non-solicitation provisions that apply for a period of one year and non-competition provisions that apply for a period of two years after a termination of employment within 12 months following the merger.

“Cause” is defined in the executives’ employment agreements and is generally limited to failure to comply with any law or regulation arising from conduct not undertaken in good faith, acts of fraud or personal dishonesty, misappropriation of any funds, property or rights of Catalyst, willful breach or habitual neglect of executive’s duties or executive’s failure or refusal to comply with the explicit directions of Catalyst, conviction of a felony, use or possession of illegal drugs at work or working under the influence of drugs at work, or breach of the provisions of any non-competition or confidentially agreements or written policies to which the executive is bound or subject.

“Good Reason” is defined in the employment agreements and generally arises if Catalyst or the surviving company takes any action that results in the executive being assigned any duties inconsistent in any material respect with his position, authority, duties or responsibilities as of the effective date, or the failure by Catalyst or the surviving company to honor all terms of the employment agreement. During the one year period following the merger, Good Reason also arises if such executive is required (i) to be based more than 50 miles from his primary office location and more than 50 miles from his principal residence at time of the merger, (ii) to travel to an extent substantially greater than the travel obligations immediately prior to the merger or (iii) Catalyst or the surviving company fails to provide the executive with benefits in the aggregate substantially equivalent to the benefits the executive was entitled to under the employment benefit plans of Catalyst immediately prior to the merger. Messrs. Pearson and Bates’ employment agreements further provide that if the payments and benefits provided to Messrs. Pearson and Bates under their employment agreements would constitute an “excess parachute payment” for the purposes of 280G of the Internal Revenue Code, then Messrs. Pearson and Bates will have their payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Internal Revenue Code.

Benjamin R. Preston and Stephen R. Cunanan

Catalyst previously entered into employment letter agreements with its executive vice president, general counsel and secretary, Benjamin R. Preston, and its senior vice president, chief human resources officer, Stephen R. Cunanan. The employment agreements provide Messrs. Preston and Cunanan with certain severance protections. These severance protections are the same for terminations preceding or following the merger; although following the merger, the definition of good reason is expanded as discussed below. In addition, the employment agreements provide that if the executive remains continuously employed through a change of control transaction, the executive shall fully vest in all equity awards held by the executive immediately prior to the effective date of the change of control.

If either Mr. Preston’s or Mr. Cunanan’s employment is terminated by Catalyst or the surviving company without “cause” or if he terminates his employment for “good reason,” the executive is entitled to receive a lump sum cash severance payment equal to 1.5 times the sum of his current base salary. Further, each executive is entitled to a pro-rated bonus based on his actual period of service and actual performance and Catalyst or the surviving company would be obligated to provide the executive (and his eligible dependents) continuing healthcare benefits for one year following the termination. Additionally, each executive would be entitled to full vesting of any equity awards that relate to Catalyst’s common stock that would have vested in the 12 months following termination, assuming 100% achievement of performance-based targets.

Payment of the cash severance and other benefits upon such a qualifying termination is conditioned upon the execution of a general release of claims in favor of Catalyst and complying with ongoing confidentiality covenants, as well as non-competition and non-solicitation provisions that apply for a period of one year after the executive’s employment terminates.

“Cause” is defined in the executives’ employment agreements and is generally limited to failure to comply with any law or regulation arising from conduct not undertaken in good faith, acts of fraud or personal dishonesty, misappropriation of any funds, property or rights of Catalyst or its affiliates, willful breach or habitual neglect of executive’s duties or executive’s failure or refusal to comply with the explicit directions of Catalyst, conviction of a felony, use or possession of illegal drugs at work or working under the influence of drugs at work, or breach of the provisions of any non-competition or confidentially agreements or written policies to which the executive is bound or subject.

“Good Reason” is defined in the employment agreement and generally arises if Catalyst or the surviving company takes any action that results in an executive being assigned any duties inconsistent in any material respect with his position, authority, duties or responsibilities as of the effective date, or the failure by Catalyst or the surviving company to honor all terms of the employment agreement. During the one year period following the merger, Good Reason also arises if either executive is required (i) to be based more than 50 miles from his primary office location and more than 50 miles from his principal residence at time of the merger, (ii) to travel to an extent substantially greater than the travel obligations immediately prior to the merger or (iii) Catalyst or the surviving company fails to provide the executive with benefits in the aggregate substantially equivalent to the benefits the executive was entitled to under the employment benefit plans of Catalyst immediately prior to the merger.

Estimated Payments

For illustrative purposes only, it is currently estimated that, assuming the closing of the merger will occur on or before October 17, 2012 and a qualifying termination of each of Catalyst’s executive officers occurs immediately following consummation of the merger, Catalyst’s executive officers would be entitled to receive, in the aggregate, approximately $8,195,626.85 in termination payments and benefits.

Using the same assumptions, it is estimated that Catalyst’s executive officers, in the aggregate, would receive approximately $8,195,626.85 of this amount in termination payments and benefits, as set forth in the following chart:

Name	Estimated Severance Payment	Estimated Pro Rata Annual Incentive	Estimated Value of Health Benefits Continuation
David T. Blair	$3,756,667	$0	$41,189
Richard A. Bates	$1,837,500	$0	$20,594
Stephen R. Cunanan	$510,000	$0	$18,000
Timothy R. Pearson	$1,506,750	$0	$20,427
Benjamin R. Preston	$472,500	$0	$12,000

Employee Benefits

The merger agreement provides that, until the first anniversary of the completion of the merger, each continuing employee of Catalyst and its subsidiaries will be eligible to receive employee benefits and compensation that are substantially comparable in the aggregate to the employee benefits and compensation that are provided to similarly situated employees of SXC and its subsidiaries. See “Merger Agreement—Benefit Plans” beginning on page 139 for a more complete description of these arrangements.

With respect to each employee benefit plan in which an employee of Catalyst or its subsidiaries, whom we refer to as a continuing Catalyst employee, becomes a participant, SXC will cause the surviving corporation to (i) fully credit each participating continuing Catalyst employee for eligibility and vesting purposes under such employee benefit plan for such continuing Catalyst employee’s service with Catalyst or one of its subsidiaries prior to closing; provided, that no such service need be given where such credit would result in a duplication of benefits, (ii) fully credit each participating continuing Catalyst employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the date the continuing Catalyst employee becomes a participant in such employee benefit plan with respect to the calendar year in which such participation commences, and (iii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such continuing Catalyst employees. Nothing in the merger agreement, however, limits the power of SXC or the surviving company to amend or terminate any Catalyst benefit plan or agreement, or any other individual employee benefit plan, program, contract or policy or requires SXC or the surviving company to offer to continue the employment of any employee or independent contractor or, other than as required by its terms, any written employment contract.

Under the merger agreement, SXC has also agreed to pay each Catalyst employee all annual bonuses earned by such Catalyst employee with respect to the 2012 calendar year at the same time and in a manner no less favorable to the Catalyst employee than the employee bonuses of similarly situated employees of SXC and SXC subsidiaries.

Catalyst may adopt a change of control severance plan that provides cash severance benefits to certain employees of Catalyst whose employment is terminated within 12 months following the closing of the merger for reasons other than cause, up to an aggregate amount of $2,000,000. The employees, individual severance allocations and details of the plan are subject to the mutual agreement of the Chief Executive Officers at SXC and Catalyst. The parties have also agreed that, if requested by SXC, Catalyst will make grants of unvested restricted shares to employees of Catalyst, subject to the restrictions on vesting, acceleration, and other terms as directed by the Chief Executive Officer of SXC. In addition, the parties have also agreed that Catalyst may also:

•	implement a cash retention program for selected Catalyst employees with awards payable immediately prior to the effective time, in an aggregate amount of not more than $4,000,000;

•

issue up to 125,000 shares of Catalyst’s common stock to selected employees of Catalyst that will (1) be in amounts to each employee as determined by the Chief Executive Officer of Catalyst, (2) vest pro rata over a four year period, and (3) will accelerate upon the consummation of the merger; and

•

enter into agreements with employees to pay bonuses of up to an aggregate of $1.5 million upon the successful retention of key clients by Catalyst after the merger (the employees, individual bonus allocations and details of the bonus program are subject to the mutual agreement of the Chief Executive Officers of SXC and Catalyst).

Indemnification of Catalyst Executive Officers and Directors

SXC, Merger Sub and Merger LLC have agreed that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time existing in favor of the current or former directors or officers of Catalyst and Catalyst’s subsidiaries as provided in their respective certificates of incorporation, bylaws or other organizational documents will survive the merger and the subsequent merger and will continue in full force and effect in accordance with their terms. SXC and the subsidiary surviving the merger agreed to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of Catalyst or any of Catalyst’s subsidiaries, in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person is or was an officer, director or fiduciary of Catalyst or any of Catalyst’s subsidiaries at or prior to the effective time.

Subject to applicable law, SXC has also agreed that it will or will cause the subsidiary surviving the merger:

•

for a period of six years following the effective time, to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificate of incorporation and bylaws or similar organization documents of Catalyst and Catalyst’s subsidiaries in effect as of the date of the merger or in any indemnification agreements of Catalyst or Catalyst’s subsidiaries with any of their respective directors, officers or employees in effect as of the date of the merger agreement, and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time were current or former directors, officers or employees of Catalyst or Catalyst’s subsidiaries; and

•

use its reasonable best efforts to obtain at, or prior to the effective time, proposal directors’ and officers’ insurance and indemnification policies that provide coverage for at least six years from the effective time and are substantially similar (with respect to limits and deductibles) to Catalyst’s policy existing at the date of the merger agreement or if such policy is unavailable in commercially reasonable terms, to provide the directors and officers of SXC an insurance and indemnification policy that provides coverage for events occurring prior to the effective time for an aggregate period of not less than six years from the effective time that is substantially similar (with respect to limits and deductibles) to Catalyst’s existing directors’ and officers’ insurance policies or, if substantially similar insurance coverage is unavailable, the best available coverage, so long as the annual premium for the insurance does not exceed 300% of the last annual premium that Catalyst paid prior to the date of the merger agreement. If the annual premium of Catalyst’s existing insurance policy exceeds the 300% limitation, SXC will maintain policies of insurance providing the maximum amount of coverage available with an annual premium equal to 300% of Catalyst’s current annual premium.

For additional information about the indemnification rights of Catalyst directors and executive officers under the merger agreement, see “The Merger Agreement—Other Covenants and Agreements” beginning on page 143.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You should read the merger agreement carefully in its entirety, as it is the legal document governing the transactions.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transactions described in this joint proxy statement/prospectus. We do not intend for the text of the merger agreement to be a source of factual, business or operational information about SXC or Catalyst. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public documents that SXC and Catalyst file with the SEC. See “Additional Information—Where You Can Find More Information” beginning on page 233.

The merger agreement contains representations, warranties, covenants and other agreements that the parties made to each other as of specific dates. Representations and warranties are used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, and not necessarily to establish such matters as facts. Furthermore, the representations and warranties in the merger agreement may be modified or qualified by information contained in disclosure letters that the parties exchanged in connection with the execution of the merger agreement or certain of the respective parties’ SEC or other public filings. Some of these representations and warranties may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the federal securities laws. Finally, information concerning the subject matter of the representations and warranties in the merger agreement may have changed since the date of the merger agreement, which may or may not be fully reflected in SXC’s and Catalyst’s public disclosures. SXC and Catalyst will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Structure and Completion of the Merger

Pursuant to the merger agreement, Merger Sub, a wholly-owned subsidiary of US Corp., a wholly-owned subsidiary of SXC, will merge with and into Catalyst, with Catalyst surviving the merger.

The merger will occur as soon as possible but no later than the third business day after the date which each of the conditions to completion of the merger contained in the merger agreement (other than those conditions that are waived or by their nature are to be satisfied at the closing of the merger) are satisfied or if SXC has not received the financing by such date, the date 10 business days following such date or at such other earlier date as SXC requests on 2 business days’ notice to Catalyst (see “—Conditions to Completion of the Merger” beginning on page 124). The merger will become effective at the time that Catalyst and Merger Sub file the certificate of merger with the Secretary of State of the State of Delaware, or at such later time agreed to by the parties and specified in the certificate of merger.

Immediately following the completion of the merger, provided certain tax opinions are received by Catalyst and SXC, the surviving corporation from the merger will merge with and into Merger LLC, a wholly-owned subsidiary of US Corp., with Merger LLC surviving the subsequent merger.

We currently expect that the merger and the subsequent merger will be completed during the second half of 2012.

Merger Consideration

Conversion of Shares

The merger agreement provides that at the effective time, each share of Catalyst common stock issued and outstanding immediately prior to the effective time (other than shares of Catalyst common stock held by Catalyst, SXC or any of their respective wholly-owned subsidiaries and shares with respect to which appraisal rights are validly exercised) will be converted into the right to receive the combination of (x) $28.00 in cash without interest and (y) 0.6606 of a validly issued, fully paid and nonassessable share of SXC common stock, subject to any necessary adjustment. We refer to the cash to be received and the shares of SXC common stock to be received for each share of Catalyst common stock being converted into merger consideration.

The total number of shares of SXC common stock and the total amount of cash consideration will not change from what was agreed to in the merger agreement (other than for adjustment in the event that there is any change in the outstanding shares of capital stock of SXC or Catalyst as a result of any reclassification, stock split, (including reverse stock split), recapitalization, split-up, combination or exchange or readjustment of shares, or any stock dividend being declared with a record date within the period between the date of the merger agreement and the effective time of the merger). However, since the market price of SXC common stock will fluctuate, the total value of the stock consideration and therefore the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time. Accordingly, the value of the actual per share consideration to be paid to Catalyst stockholders cannot be determined until after the effective time.

Treatment of Equity Awards

Treatment of Stock Options

Under the merger agreement, each option to purchase Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will, to the extent permitted by the terms of the applicable plan, be assumed by SXC and become an option to purchase SXC common stock, on the same terms and conditions as the Catalyst stock option (but taking into account any changes to the option, including any acceleration, lapse or other vesting, provided in the Catalyst stock plan or related award documents by reason of the merger).

The number of shares of SXC common stock subject to each such converted stock option will be equal to the number of shares of Catalyst common stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of SXC common stock. The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Catalyst stock option divided by the option exchange ratio (rounded up to the nearest cent).

The “option exchange ratio” is equal to the sum of 0.6606 plus the fraction obtained by dividing $28.00 by the average per share last reported sale price of SXC common stock over the five trading days preceding the closing date of the merger.

Treatment of Restricted Stock

Additionally, at the effective time, each outstanding share of Catalyst restricted stock granted under a Catalyst stock plan will become fully vested and will be converted in the merger into the right to receive the merger consideration as described in “The Merger Agreement—Merger Consideration” beginning on page 121.

Treatment of Performance Share Unit Awards

Under the merger agreement, each award of performance share units with respect to shares of Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will become fully vested at 100% of the target number of performance share units subject to such performance share unit award. Such performance share unit awards will be cancelled in exchange for the right to receive the merger consideration as described in “The Merger Agreement—Merger Consideration” beginning on page 121.

Treatment of Warrants

Under the merger agreement, certain unexpired and unexercised Catalyst warrants issued pursuant to a stock purchase agreement, dated as of June 18, 2004, which we refer to as the 2008 warrants, will be assumed by SXC and become a warrant to purchase the number of shares of SXC common stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Catalyst common stock subject to the 2008 warrant immediately prior to the effective time by (ii) the option exchange ratio, at an exercise price per share of SXC common stock (rounded up to the nearest cent) equal to the exercise price per share of Catalyst common stock under the 2008 warrant immediately prior to the effective time divided by the option exchange ratio. We refer to the assumed 2008 warrants as the new SXC warrant.

Under the merger agreement, certain unexpired and unexercised Catalyst warrants issued pursuant to a stock purchase agreement, dated as of August 25, 2010, which we refer to as the 2010 warrants, will be cancelled and converted into the right to receive, upon payment of the aggregate exercise price of the 2010 warrant, the combination of (x) the product of the per share cash amount (without interest, and subject to deduction for any required withholding taxes), multiplied by the number of shares of the Catalyst common stock subject to the 2010 warrant as of immediately prior to the effective time, and (y) the number of shares of SXC common stock (decreased to the nearest full share) equal to the product of the exchange ratio, multiplied by the number of shares of the Catalyst common stock subject to the 2010 warrant immediately prior to the effective time.

Manner and Procedure for Exchanging Shares of Catalyst Common Stock; No Fractional Shares

The conversion of shares of Catalyst common stock into the right to receive the merger consideration will occur automatically at the effective time. SXC will retain an exchange agent for the merger to handle the exchange of shares of Catalyst common stock for the merger consideration, including the payment of the cash portion and stock portion of the merger consideration, payment of any dividends or distributions payable pursuant to the merger agreement, and the payment of cash for fractional shares.

Only those holders of Catalyst common stock who properly surrender their Catalyst common stock certificates in accordance with the exchange agent’s instructions will receive:

•	a statement indicating book-entry ownership of SXC common stock or, if requested, a certificate representing SXC common stock;

•	the merger consideration;

•	any dividends or distributions payable pursuant to the merger agreement; and

•	cash in lieu of any fractional share of SXC common stock.

After the effective time, each certificate representing shares of Catalyst common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate, each of the items listed in the preceding sentence. Following completion of the merger, Catalyst will not register any transfers of Catalyst common stock outstanding on the stock transfer books of the SXC surviving subsidiary prior to the merger.

SXC will instruct the exchange agent to, as soon as reasonably practicable after the effective time, mail to each record holder of shares of Catalyst common stock, whose shares were converted into the right to receive merger consideration pursuant to the merger agreement, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of such holder’s certificates representing shares of Catalyst common stock and will have such other terms as SXC may reasonably specify) and instructions for surrendering the certificates representing shares of Catalyst common stock or book-entry shares in exchange for the merger consideration. Upon surrender of certificates representing shares of Catalyst common stock or book-entry shares, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the merger consideration. The surrendered certificates representing Catalyst common stock and book-entry shares of Catalyst common stock held by any Catalyst stockholder will each be cancelled.

SXC will not issue fractional shares in the merger. Instead, each holder of shares of Catalyst common stock who would otherwise be entitled to a fractional share of SXC common stock will have their fractional shares aggregated and will be entitled to receive a cash payment, without interest, rounded down to the nearest cent, from the exchange agent, in lieu of such fractional shares in an amount equal to the product of:

•	the amount of the fractional interest in a share of SXC common stock to which such holder is entitled under the merger agreement; multiplied by

•

an amount equal to the average of the closing sales price of SXC common stock on NASDAQ for each of the five consecutive trading days ending with the fifth complete trading day prior to the closing date of the merger.

Distributions with Respect to Unexchanged Shares

No dividends or distributions with respect to shares of SXC common stock with a record date after the effective time will be paid to the holder of any certificate or book-entry shares formerly representing Catalyst common stock with respect to the shares of SXC common stock issuable upon surrender of any certificate or book-entry shares formerly representing Catalyst common stock, and no cash payment in lieu of fractional shares will be paid to any such holder until such holder’s certificate or book-entry shares are surrendered. After the merger is completed and following the surrender of any stock certificate or book-entry shares, holders of Catalyst common stock certificates or book-entry shares will be entitled to, without interest (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of SXC common stock to which the holder is entitled and the amount of dividends or other distributions with a record date after the effective time which have been paid with respect to whole shares of SXC common stock and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of SXC common stock with a record date after the effective time, but prior to such surrender and with a payment date subsequent to such surrender.

Termination of Exchange Fund

Six months after the completion of the merger, SXC may require the exchange agent to deliver to SXC any cash or shares of SXC common stock remaining in the exchange fund. Thereafter, Catalyst stockholders must look only to SXC for payment of the merger consideration on their shares of Catalyst common stock, subject to applicable law. Any shares of SXC common stock or cash remaining unclaimed by holders of shares of Catalyst common stock five years following the completion of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the SXC surviving subsidiary free and clear of any claims or interest of any person previously entitled to such shares of SXC common stock or cash.

No Liability

None of SXC, Catalyst, US Corp., Merger Sub, Merger LLC, the exchange agent or any other person will be liable to any person in respect of any shares of SXC common stock (or dividends or distributions with respect thereto) or cash from the exchange fund (including any undistributed portion of the exchange fund) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Catalyst Stockholder Appraisal Rights

Under Delaware law, Catalyst stockholders of record who do not vote in favor of the merger will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Catalyst common stock in connection with the merger, if the merger is completed. This value could be more than, less than or the same as the merger consideration for Catalyst common stock. The relevant provisions of the DGCL are included as Annex E to this joint proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Catalyst stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Merely not voting for the merger will not preserve the right of Catalyst stockholders to appraisal of their shares of Catalyst common stock under Delaware law because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the Catalyst special meeting adjournment proposal at the Catalyst special meeting. Accordingly, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Catalyst stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares. See “The Merger—Catalyst Stockholder Appraisal Rights” beginning on page 123.

Conditions to Completion of the Merger

The obligations of SXC, US Corp., Merger Sub and Catalyst to effect the merger are subject to the satisfaction, or waiver by SXC, US Corp., Merger Sub and Catalyst, of the following conditions at or prior to the completion of the merger:

•

the approval by the holders of a majority of the issued and outstanding shares of Catalyst common stock entitled to vote of the proposal to adopt the merger agreement and the approval by the holders of a majority of the shares of SXC common stock entitled to vote and present in person or represented by proxy at the SXC special meeting of the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement;

•

the approval for listing on NASDAQ, subject to official notice of issuance, and the conditional approval for listing on TSX, subject only to the satisfaction of standard listing conditions, of the shares of SXC common stock to be issued to Catalyst stockholders pursuant to the merger agreement and under Catalyst’s stock plans;

•	the expiration or termination of any applicable waiting period under the HSR Act;

•

the receipt of all consents of or filings with, or expirations or terminations of waiting periods imposed by, any governmental entity, including under applicable regulatory laws, which the failure to obtain, make or occur would have the effect of making the merger, the subsequent merger or any of the other transactions illegal or would, individually or in the aggregate, have a “material adverse effect” with respect to Catalyst or SXC, will have been obtained or have occurred, as applicable;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the subsequent merger or that would require a “burdensome regulatory action” (as that term is defined under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 134); and

•

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings initiated by the SEC for that purpose.

The obligations of SXC, US Corp. and Merger Sub to effect the merger are subject to the satisfaction, or waiver by SXC, US Corp. and Merger Sub of the following conditions at or prior to completion of the merger:

•

(i) the representations and warranties regarding the capitalization of Catalyst must be true and correct in all respects (other than de minimis inaccuracies), (ii) the representations and warranties of Catalyst in the merger agreement regarding the absence since December 31, 2011 of a material adverse effect with respect to Catalyst must be true and correct in all respects, (iii) the representations and warranties of Catalyst in the merger agreement regarding authority, information supplied and brokers must be true in all material respects, and (iv) all other representations and warranties of Catalyst in the merger agreement, when read without any exception or qualification as to materiality or material adverse effect with respect to Catalyst, must be true and correct, except where the failure to be true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a material adverse effect with respect to Catalyst or would not reasonably be likely to materially adversely affect the ability of Catalyst to effect the merger, in each case, as of the date of the merger agreement and as of the date of the completion of the merger as though made on and as of such date (other than those representations or warranties that are made as of a particular date or period, in which case, those representations or warranties must be true and correct in all respects or all material respects, as applicable, only as of such date or period), and the receipt of a certificate from an executive officer of Catalyst to that effect;

•

Catalyst having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the date of completion of the merger, and the receipt of a certificate from an executive officer of Catalyst to that effect; and

•	no more than 10% of the outstanding shares of Catalyst common stock electing to exercise appraisal rights as of the completion of the merger in accordance with the terms of the merger agreement.

The obligations of Catalyst to effect the merger are subject to the satisfaction, or waiver by Catalyst, of the following conditions at or prior to completion of the merger:

•

(i) the representations and warranties of SXC, US Corp., Merger Sub and Merger LLC in the merger agreement regarding capitalization will be true and correct in all respects (other than de minimis inaccuracies), (ii) the absence since December 31, 2011 of a material adverse effect with respect to SXC must be true and correct in all respects, (iii) the representations and warranties of SXC, US Corp., Merger Sub and Merger LLC in the merger agreement regarding authority, information supplied and brokers by SXC, US Corp., Merger Sub and Merger LLC must be true and correct in all material respects and (iv) all other representations and warranties of SXC, US Corp. Merger Sub and Merger LLC in the merger agreement, when read without any exception or qualification as to materiality or material adverse effect with respect to SXC, must be true and correct, except where the failure to be true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have, a material adverse effect with respect to SXC or reasonably be likely to materially adversely affect the ability of SXC, US Corp., Merger Sub and Merger LLC to effect the merger, in each case, as of the date of the merger agreement and as of the date of the completion of the merger as though made on and as of such date (other than those representations or warranties that are made as of an earlier date or period, in which case, such representations or warranties must be true and correct in all respects or all material respects, as applicable, only as of such date or period), and the receipt of a certificate from an executive officer of SXC to that effect; and

•

SXC, US Corp., Merger Sub and Merger LLC having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the date of completion of the merger, and the receipt of a certificate from an executive officer of SXC to that effect.

SXC, Catalyst, US Corp., Merger Sub or Merger LLC may elect to waive certain of the foregoing conditions in accordance with the terms of the merger agreement and applicable law. However, despite their ability to do so, none of the parties currently expects to do so. The conditions to completion of the merger relating to the approval by Catalyst stockholders of the proposal to adopt the merger agreement, the approval by SXC shareholders of the proposal to approve the issuance of shares of SXC common stock to holders of Catalyst common stock pursuant to the merger agreement, the prohibition or prevention of the merger by a governmental authority, the expiration or termination of any applicable waiting period under the HSR Act and the effectiveness under the Securities Act of the registration statement on Form S-4 may not be waived by any party to the merger agreement. If any condition to completion of the merger is waived, SXC and Catalyst will evaluate the materiality of such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is necessary under applicable law or the rules of the TSX or NASDAQ. If SXC and Catalyst determine that any such waiver is not significant enough to require resolicitation of proxies, they will have the discretion to complete the merger without seeking further shareholder approval.

Definition of Material Adverse Effect

Many of Catalyst’s and SXC’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either party, is defined to mean any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole. However, a material adverse effect does not include any events, changes, effects, developments, states of facts, conditions, circumstances or occurrences:

•

affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate;

•

affecting the industries in which such party or its subsidiaries operate generally, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate; or

•	resulting from or arising out of:

•

other than with respect to the no conflicts representation and the related closing condition, the compliance with, or taking any action required by the merger agreement or the transactions contemplated by the merger agreement,

•	the taking of any action at the written request of the other party,

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable laws relating to the merger agreement or the transactions contemplated by the merger agreement,

•

any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of the merger agreement, of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate,

•

any changes in GAAP or accounting standards or interpretations thereof, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party and its subsidiaries operate,

•

any outbreak or escalation of hostilities or acts of war or terrorism, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party or its subsidiaries operate,

•

any change in the share price or trading volume of the shares of such party’s common stock, in such party’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of such party to meet projections or forecasts (including any analyst’s projections), in and of itself, provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure will not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a “material adverse effect”, or

•

other than with respect to the no conflicts representation and the related closing condition, the announcement of the execution of the merger agreement (including threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in such relationships) but only, in each case, to the extent caused by the announcement of the execution of the merger agreement.

No Solicitation of Alternative Transactions by Catalyst

Catalyst has agreed that, except as described further below, neither it nor any of its respective subsidiaries will, nor will Catalyst or any of its subsidiaries authorize or permit any representatives of Catalyst or any of its subsidiaries to, directly or indirectly from the date of the merger agreement until the earlier of the effective time or the date of termination of the merger agreement:

•

solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Catalyst takeover proposal (as described below) or any proposal or offer that could reasonably be expected to lead to a Catalyst takeover proposal;

•

enter into any letter of intent or agreement in principle or any contract (other than a confidentiality agreement in accordance with the merger agreement) providing for, relating to or in connection with, any Catalyst takeover proposal or any inquiry, offer or proposal that could reasonably be expected to lead to a Catalyst takeover proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any Catalyst takeover proposal or any inquiry, offer or proposal that could reasonably be expected to lead to a Catalyst takeover proposal; or

•

furnish any non-public information regarding Catalyst or any of its subsidiaries, or afford access to their respective properties, books and records, to any third party in connection with or in response to any Catalyst takeover proposal or any inquiry, offer or proposal that could reasonably be expected to lead to a Catalyst takeover proposal.

Catalyst or the Catalyst board of directors may, however, directly or indirectly through any of its representatives prior to Catalyst stockholders approving the proposal to adopt the merger agreement, have discussions or negotiations with a third party regarding an unsolicited bona fide written Catalyst takeover proposal made after the date of the merger agreement furnish non-public information regarding Catalyst in connection with any unsolicited bona fide written Catalyst takeover proposal, if (i) the Catalyst board of directors concludes in good faith, after consultation with its outside financial advisors, that the Catalyst takeover proposal constitutes a Catalyst superior proposal or would reasonably be expected to result in a Catalyst superior proposal, (ii) the Catalyst board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Catalyst takeover proposal would be inconsistent with the exercise by the Catalyst board of directors of its fiduciary duties to the Catalyst stockholders under applicable laws, (iii) the Catalyst takeover proposal was not solicited in violation of the non-solicitation provisions of the merger agreement and (iv) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such third party, (1) Catalyst receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable in the aggregate to Catalyst than the confidentiality agreement entered into by SXC and Catalyst and (2) Catalyst provides written notice to SXC of the information specified in the following paragraph.

Catalyst is required to promptly (and in any event no later than 24 hours) notify SXC if it or any of its subsidiaries or its or their respective representatives receives any Catalyst takeover proposal, any written request for nonpublic information regarding Catalyst or its subsidiaries in connection with a Catalyst takeover proposal, or any inquiry, proposal or offer with respect to or which could reasonably be expected to lead to, any Catalyst takeover proposal, advise SXC orally and in writing of such Catalyst takeover proposal or request, inquiry, proposal or offer, including providing the identity of the third party making the Catalyst takeover proposal or request and, if it is in writing, a copy of such Catalyst takeover proposal and any related draft agreements, or, if it is oral, a reasonably detailed summary of all material terms and conditions of the Catalyst takeover proposal made or submitted by any third party during the period between the date of the merger agreement and the completion of the merger. Catalyst is also required to keep SXC informed in all material respects on a prompt basis of any changes to the material terms of any such Catalyst takeover proposal. Catalyst has also agreed, prior to, or concurrent with, the time it is provided to third parties, to provide SXC with any non-public information concerning Catalyst or its subsidiaries not previously provided to SXC that Catalyst provides to any third party in connection with a Catalyst takeover proposal.

Catalyst has agreed to, and to cause its subsidiaries and its and their respective representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of the merger agreement between Catalyst or any of its subsidiaries or representatives, and any third party and its representatives, relating to a Catalyst takeover proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Catalyst takeover proposal and will seek to have returned to it any confidential information that has been provided in connection with such activities, discussions or negotiations. Catalyst has further agreed to not terminate, amend, modify or waive any confidentiality agreement relating to a Catalyst takeover proposal or standstill agreement to which Catalyst or any of its subsidiaries is a party (other than any involving SXC) during the period from the date of the merger agreement through the earlier of the effective time and the date of termination of the merger agreement.

A “Catalyst takeover proposal” means any offer or proposal by a third party relating to any transaction or series of related transactions (other than the merger and the subsequent merger) involving:

•	any acquisition or purchase by any third party of more than 20% of the total outstanding voting securities of Catalyst or any of Catalyst’s subsidiaries;

•

any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 20% of the total outstanding voting securities of Catalyst or any of Catalyst’s subsidiaries;

•

any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving Catalyst or any Catalyst subsidiary, pursuant to which the stockholders of Catalyst immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction;

•

any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Catalyst subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Catalyst and Catalyst’s subsidiaries, taken as a whole; or

•	any liquidation or dissolution of Catalyst or any Catalyst subsidiary.

A “Catalyst superior proposal” means an unsolicited, bona fide written Catalyst takeover proposal to acquire more than (i) 50% of the outstanding voting securities of Catalyst or (ii) 50% of the consolidated assets of Catalyst and Catalyst’s subsidiaries, in either case on terms that, in the good faith judgment of the Catalyst board of directors, after consultation with its outside financial advisors and its outside legal counsel, taking into account all legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal:

•

is more favorable, from a financial point of view, to the Catalyst stockholders than the merger and the subsequent merger, taken together, taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by SXC in response to such proposal or otherwise); and

•	is reasonably capable of being completed on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects of the proposal.

No Solicitation of Alternative Transactions by SXC

SXC has agreed that, except as described further below, neither it nor any of its respective subsidiaries will, nor will SXC or any of its subsidiaries authorize or permit any representatives of SXC or any of its subsidiaries to, directly or indirectly from the date of the merger agreement until the earlier of the effective time or the date of the termination of the merger agreement:

•

solicit, initiate or knowingly facilitate, induce or encourage the submission of, any SXC takeover proposal (as described below) or any proposal or offer that could reasonably be expected to lead to an SXC takeover proposal;

•

enter into any letter of intent or agreement in principle or any contract (other than a confidentiality agreement in accordance with the merger agreement) providing for, relating to or in connection with, any SXC takeover proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an SXC takeover proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any SXC takeover proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an SXC takeover proposal; or

•

furnish any non-public information regarding SXC or any of its subsidiaries, or afford access to their respective properties, books and records, to any third party in connection with or in response to any SXC takeover proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an SXC takeover proposal.

SXC or the SXC board of directors may, however, directly or indirectly through any of its representatives, prior to SXC shareholders approving the issuance of shares of SXC common stock pursuant to the merger agreement, have discussions or negotiations with a third party regarding an unsolicited bona fide written SXC takeover proposal made after the date of the merger agreement and furnish non-public information regarding SXC in connection with any unsolicited bona fide written SXC takeover proposal, if (i) the SXC board of directors concludes in good faith, after consultation with its outside financial advisors, that the SXC takeover proposal constitutes an SXC superior proposal or would reasonably be expected to result in an SXC superior proposal, (ii) the SXC board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such SXC takeover proposal would be inconsistent with the exercise by the SXC board of directors of its fiduciary duties to the SXC shareholders under applicable laws, (iii) the SXC takeover proposal was not solicited in violation of the non-solicitation provisions of the merger agreement and (iv) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such third party, (1) SXC receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable in the aggregate to SXC than the confidentiality agreement entered into by SXC and Catalyst and (2) SXC provides written notice to Catalyst of the information specified in the following paragraph.

SXC is required to promptly (and in any event no later than 24 hours) notify Catalyst if it or any SXC subsidiary or its or their respective representatives receives any SXC takeover proposal, any written request for nonpublic information regarding SXC or its subsidiaries in connection with an SXC takeover proposal, or any inquiry, proposal or offer with respect to or which could reasonably be expected to lead to, any SXC takeover proposal, advise Catalyst orally and in writing of such takeover proposal or request, inquiry, proposal or offer, including providing the identity of the third party making the SXC takeover proposal, request or inquiry and, if it is in writing, a copy of such SXC takeover proposal and any related draft agreements, or, if it is oral a reasonably detailed summary of all material terms and conditions of the SXC takeover proposal made or submitted by any third party during the period between the date of the merger agreement and the completion of the merger. SXC is also required to keep Catalyst informed in all material respects on a prompt basis of any changes to the material terms of any such SXC takeover proposal. SXC has also agreed, prior to, or concurrent with, the time it is provided to third parties, to provide Catalyst with any non-public information concerning SXC or its subsidiaries not previously provided to Catalyst that SXC provides to any third party in connection with an SXC takeover proposal.

SXC has agreed to, and to cause its subsidiaries and its and their respective representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of the merger agreement between SXC or any of its subsidiaries or its or their representatives, and any third party and its representatives, relating to an SXC takeover proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an SXC takeover proposal will seek to have returned to it any confidential information that has been provided in connection with such activities, discussions or negotiations. SXC has further agreed to not terminate, amend, modify or waive any confidentiality agreement relating to an SXC takeover proposal or standstill agreement to which SXC or any of its subsidiaries is a party (other than any involving Catalyst) during the period from the date of the merger agreement through the earlier of the effective time and the date of termination of the merger agreement.

An “SXC takeover proposal” means any offer or proposal by a third party relating to any transaction or series of related transactions (other than the merger and the subsequent merger or any transaction permitted under the interim operations covenant of the merger agreement) involving:

•	any acquisition or purchase by any third party of more than 20% of the total outstanding voting securities of SXC or any of SXC’s subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 20% of the total outstanding voting securities of SXC or any of SXC’s subsidiaries;

•

any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving SXC or any SXC subsidiary pursuant to which the shareholders of SXC immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction;

•

any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any SXC subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of SXC and SXC’s subsidiaries, taken as a whole; or

•	any liquidation or dissolution of SXC or any SXC subsidiary.

An “SXC superior proposal” means an unsolicited, bona fide written SXC takeover proposal to acquire more than (i) 50% of the outstanding voting securities of SXC or (ii) 50% of the consolidated assets of SXC and SXC’s subsidiaries, in either case on terms that, in the good faith judgment of the SXC board of directors, after consultation with its outside financial advisors and its outside legal counsel, taking into account all legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal:

•

is more favorable, from a financial point of view, to the SXC shareholders than the merger and the subsequent merger, taken together, taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Catalyst in response to such proposal or otherwise), and

•	is reasonably capable of being completed on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects of the proposal.

Special Meeting of Catalyst Stockholders; Board Recommendation of Catalyst Board of Directors

Catalyst has agreed to convene and hold a meeting of its stockholders to consider the approval of the proposal to adopt the merger agreement. Unless the merger agreement has been terminated (including a termination by Catalyst to accept a Catalyst superior proposal (as described below)), this requirement to hold the Catalyst stockholder meeting applies even if the Catalyst board of directors has made a Catalyst adverse recommendation change as described below. Catalyst has agreed to use reasonable best efforts to solicit proxies in favor of the proposal to adopt the merger agreement, and the Catalyst board of directors has agreed to recommend that the Catalyst stockholders approve the proposal to adopt the merger agreement, unless, in each case, it has made a Catalyst adverse recommendation change, which is only permitted under the circumstances described below.

The merger agreement provides that, at any time prior to, but not after, the Catalyst stockholders’ adoption of the merger agreement, the Catalyst board of directors may (i) withhold, withdraw or modify (in a manner adverse to SXC) or propose publicly to withhold, withdraw or so modify its recommendation that the Catalyst stockholders approve the proposal to adopt the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Catalyst and its stockholders, (ii) make or authorize any public statement in connection with such recommendation or determination or in reference to a Catalyst takeover proposal that is inconsistent with such recommendation or determination, (iii) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Catalyst takeover proposal or any letter of intent or agreement in principle or any contract (other than a confidentiality agreement in accordance with the merger agreement) relating to a Catalyst takeover proposal or (iv) take any action to make the provisions of any takeover laws or any restrictive provision of any applicable anti-takeover provision in Catalyst’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Catalyst takeover proposal (we refer to any of the actions set forth in clauses (i) through (iv) above as a Catalyst adverse recommendation change) if:

•

a written Catalyst takeover proposal that was not solicited in violation of Catalyst’s non-solicitation obligations is made to Catalyst by a third party and such Catalyst takeover proposal is not withdrawn;

•	Catalyst has complied with its obligations under the non-solicitation provisions of the merger agreement in all material respects;

•	such Catalyst takeover proposal constitutes a Catalyst superior proposal;

•

after consultation with its outside legal counsel, the Catalyst board of directors concludes in good faith that the failure to make a Catalyst adverse recommendation change would be inconsistent with the exercise of its fiduciary duties under applicable laws;

•

Catalyst provides SXC at least five business days’ prior written notice of the Catalyst board of directors’ intention to take such action, which notice must include a reasonably detailed summary of all material terms and conditions of such Catalyst superior proposal as well as a copy of the related draft agreements;

•

during such five business day period (or, with respect to any revisions to the terms of the transactions contemplated by the merger agreement proposed by SXC in response to a new Catalyst takeover proposal, during the period that ends on the later to occur of (i) two business days after Catalyst provides written notice of the new Catalyst takeover proposal to SXC and (ii) the end of the original five business day period), Catalyst and its representatives have negotiated in good faith with SXC regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by SXC in response to such Catalyst superior proposal;

•

at the end of the applicable period described in the previous bullet point (and taking into account any adjustment or modification of the terms of the merger agreement proposed by SXC), such Catalyst takeover proposal continues to constitute a Catalyst superior proposal and the Catalyst board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors that failure to make a Catalyst adverse recommendation change would be inconsistent with the exercise by the Catalyst board of directors of its fiduciary duties to the Catalyst stockholders under applicable laws; and

•	concurrently with the termination of the merger agreement, Catalyst pays SXC a termination fee of $134,500,000.

The merger agreement also provides that the Catalyst board of directors may make a Catalyst adverse recommendation change of the type contemplated by clause (i) of the description thereof above other than in circumstances involving or relating to a Catalyst takeover, but only in response to a Catalyst intervening event (as described below) if (and only if):

•

the Catalyst board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Catalyst board of directors to the Catalyst stockholders under applicable laws;

•

Catalyst has provided SXC at least five business days’ prior written notice describing the Catalyst intervening event and advising SXC that the Catalyst board of directors intends to effect a Catalyst adverse recommendation change and specifying the reasons therefor in reasonable detail;

•

during the five business days following the written notice described in the previous bullet point, Catalyst and its representatives negotiate with SXC in good faith regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by SXC in response to the Catalyst intervening event; and

•

at the end of the five business day period described in the previous bullet point, the Catalyst board of directors again concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of the transactions contemplated by the merger agreement proposed by SXC), that a Catalyst intervening event continues to exist and that the failure to make a Catalyst adverse recommendation change would be inconsistent with its fiduciary duties to the Catalyst stockholders under applicable laws.

A “Catalyst intervening event” means an event or circumstance material to Catalyst and Catalyst’s subsidiaries, taken as a whole (other than an increase in the market price of Catalyst common stock or a decrease in the market price of the SXC common stock or any event or circumstance resulting from a breach of the merger agreement by Catalyst or the Catalyst subsidiaries), that was unknown to Catalyst on the date of the merger agreement, which event or circumstance becomes known to the Catalyst board of directors prior to approval by the Catalyst stockholders of the proposal to adopt the merger agreement by the Catalyst stockholders. However, none of the following constitutes a “Catalyst intervening event” for purposes of the merger agreement: (i) the receipt, existence or terms of a Catalyst takeover proposal, or any inquiry or matter relating thereto or consequence thereof, (ii) events or circumstances arising from any action taken by either party pursuant to and in compliance with the terms of, the merger agreement.

In addition, nothing in the merger agreement prohibits the Catalyst board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of the Catalyst takeover proposal to the extent required by applicable law, provided that any disclosure by the Catalyst board of directors contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Catalyst takeover proposal or an express reaffirmation of the recommendation of the Catalyst board of directors to approve and adopt the merger agreement will be deemed a Catalyst adverse recommendation change and neither Catalyst nor the Catalyst board of directors may effect a Catalyst adverse recommendation change except in compliance with the terms of the merger agreement.

Special Meeting of SXC Shareholders; Board Recommendation of SXC Board of Directors

SXC has agreed to convene and hold a meeting of its shareholders to consider the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement. Unless the merger agreement has been terminated, this requirement to hold the SXC shareholder meeting applies even if the SXC board of directors has made an SXC adverse recommendation change as described below. SXC has agreed to use reasonable best efforts to solicit proxies in favor of the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement, and SXC’s board of directors has agreed to recommend that the SXC shareholders vote in favor of the proposal to approve the issuance of shares of SXC common stock to Catalyst stockholders pursuant to the merger agreement, unless, in each case, it has made an SXC adverse recommendation change, which is only permitted under the circumstances described below.

The merger agreement provides that, at any time prior to, but not after, the SXC shareholders’ approval of the proposal to issue shares of SXC common stock pursuant to the merger agreement, the SXC board of directors may (i) withhold, withdraw or modify (in a manner adverse to Catalyst), or propose publicly to withhold, withdraw or so modify its recommendation that the SXC shareholders approve the proposal to issue shares pursuant to the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interest of SXC and its shareholders, (ii) make or authorize any public statement in connection with such recommendation or determination or in reference to an SXC takeover proposal that is inconsistent with such recommendation or determination, (iii) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any SXC takeover proposal or any letter of intent or agreement in principle or any contract (other than a confidentiality agreement in accordance with the merger agreement) relating to an SXC takeover proposal or (iv) take any action to make the provisions of any takeover laws or any restrictive provision of any applicable anti-takeover provision in SXC’s articles of continuance or bylaws, inapplicable to any transactions contemplated by an SXC takeover proposal (we refer to any of the actions set forth in clauses (i) through (iv) above as an SXC adverse recommendation change) if:

•	a written SXC takeover proposal that was not solicited in violation of SXC’s non-solicitation obligations is made to SXC by a third party and such SXC takeover proposal is not withdrawn;

•	SXC has complied with its obligations under the nonsolicitation provisions of the merger agreement in all material respects;

•	such SXC takeover proposal constitutes an SXC superior proposal;

•

after consultation with its outside legal counsel, the SXC board of directors concludes in good faith that the failure to make an SXC adverse recommendation change would be inconsistent with the exercise of its fiduciary duties to the SXC shareholders under applicable laws;

•

SXC provides Catalyst at least five business days’ prior written notice of the SXC board of directors’ intention to take such action, which notice must include a reasonably detailed summary of all material terms and conditions of such SXC superior proposal as well as a copy of the related draft agreements;

•

during such five business day period (or, with respect to any revisions to the terms of the transactions contemplated by the merger agreement proposed by Catalyst in response to a new SXC takeover proposal, during the period that ends on the later to occur of (i) two business days after SXC provides written notice of the new SXC takeover proposal to Catalyst and (ii) the end of the original five business day period), SXC and its representatives have negotiated in good faith with Catalyst regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Catalyst in response to such SXC superior proposal;

•

at the end of the applicable period described in the previous bullet point (and taking into account any adjustment or modification of the terms of the transactions contemplated by the merger agreement proposed by Catalyst), such SXC takeover proposal continues to constitute an SXC superior proposal and the SXC board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors that failure to make an SXC adverse recommendation change would be inconsistent with the exercise by the SXC board of directors of its fiduciary duties to the SXC shareholders under applicable laws; and

•	concurrently with the termination of the merger agreement, Catalyst pays SXC a termination fee of $134,500,000.

The merger agreement also provides that the SXC board of directors may make an SXC adverse recommendation change of the type contemplated by clause (i) of the description thereof above other than in circumstances involving or relating to an SXC takeover proposal, but only in response to an SXC intervening event (as described below) if (and only if):

•

SXC’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of SXC’s board of directors to the SXC shareholders under applicable laws;

•

SXC has provided Catalyst at least five business days’ prior written notice describing the SXC intervening event and advising Catalyst that SXC’s board of directors intends to effect an SXC adverse recommendation change and specifying the reasons therefor in reasonable detail;

•

during the five business days following the written notice described in the second bullet point, SXC and its representatives negotiate with Catalyst in good faith regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Catalyst in response to the SXC intervening event; and

•

at the end of the five business day period described in the third bullet point, SXC’s board of directors again concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of the transactions contemplated by the merger agreement proposed by Catalyst), that an SXC intervening event continues to exist and that the failure to make an SXC adverse recommendation change would be inconsistent with its fiduciary duties to the SXC shareholders under applicable laws.

An “SXC intervening event” means an event or circumstance material to SXC and SXC’s subsidiaries, taken as a whole (other than in increase in the market price of SXC common stock or a decrease in the market price of Catalyst common stock or any event or circumstance resulting from a breach of the merger agreement by SXC or SXC’s subsidiaries), that was unknown to SXC’s board of directors on the date of the merger agreement, which event or circumstance becomes known to SXC’s board of directors prior to the approval by SXC’s shareholders of the proposal to approve the issuance of shares of SXC common stock to the Catalyst stockholders pursuant to the merger agreement. However, none of the following constitutes an “SXC intervening event” for purposes of the merger agreement: (i) the receipt, existence or terms of an SXC takeover proposal, or any inquiry or matter relating thereto or consequence thereof constituting an SXC intervening event, (ii) events or circumstances arising from any action taken by either party pursuant to and in compliance with the terms of, the merger agreement.

In addition, nothing in the merger agreement prohibits the SXC board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of SXC takeover proposal to the extent required by applicable law, provided that any disclosure by the SXC board of directors contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable SXC takeover proposal or an express reaffirmation of the recommendation of the SXC board of directors to approve the proposal to issue shares of SXC common stock pursuant to the merger agreement will be deemed an SXC adverse recommendation change and neither SXC nor the SXC board of directors may effect an SXC adverse recommendation change except in compliance with the terms of the merger agreement.

Efforts to Complete the Merger

SXC and Catalyst have agreed to use their commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the merger agreement. SXC and Catalyst have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approvals under, or the expiration or termination of applicable waiting periods pursuant to, the HSR Act and various other applicable regulatory laws. The parties have agreed that under no circumstances would SXC be required to (or would Catalyst agree to, without the prior written consent of SXC) divest any assets or agree to divest any assets or consent to or take any other action or agree to any limitation or make any concession or other undertaking which would individually, or together with all other such divestitures, agreements, consents, actions, limitations or concessions, be reasonably likely to materially and adversely affect (x) the benefits expected to be derived by SXC as a result of the merger and the subsequent merger, taken together, (y) the business of SXC and its subsidiaries or of Catalyst and its subsidiaries, in each case as currently conducted, or (z) the business of Catalyst and its subsidiaries as contemplated to be conducted on a combined basis with SXC and the SXC subsidiaries following the merger and the subsequent merger (any such requirement, individually or together with all other such requirements, is referred to as a “burdensome regulatory action”).

Conduct of Business Pending the Merger

SXC and Catalyst have agreed to promptly advise the other orally and in writing if any of the following occur after the date of the merger agreement:

•	receipt of any notice in writing from any person alleging that the consent of such third party is or may be required in connection with the transaction or the financing;

•	receipt of any notice or other communication from any governmental entity, NASDAQ or TSX (or any other securities market) in connection with the transaction or the financing; or

•

Catalyst or SXC becomes aware of the occurrence of an event that could prevent or materially delay the consummation of the transaction or the financing, or that would be reasonably expected to result in the conditions to closing in the merger agreement not being satisfied.

Restrictions on Catalyst’s Interim Operations

Catalyst has agreed that, except as expressly required or permitted by the merger agreement or required by law, prior to the completion of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to:

•	preserve intact its current business organization;

•	maintain in effect all material permits;

•	keep available the services of its current officers and key employees; and

•	preserve intact its goodwill and its ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

Catalyst has further agreed to not (and will not permit any of its subsidiaries to) take certain actions prior to the completion of the merger without the written consent of SXC (which consent will not be unreasonably withheld, conditioned or delayed) unless the actions are expressly required or permitted by the merger agreement. In particular, subject to the above exceptions, Catalyst may not, and may not permit any of its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Catalyst to its parent;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of capital stock of Catalyst or any of Catalyst’s subsidiaries or any other securities or any rights, warrants or options to acquire any such shares or other securities;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any of its voting debt or other voting securities or any of its convertible securities, in each case, as applicable, other than (i) the issuance of Catalyst common stock upon the exercise of convertible securities of Catalyst or any of Catalyst’s subsidiaries outstanding on the date of the merger agreement and in accordance with their present terms under the equity and equity-based compensation plans of Catalyst and Catalyst’s subsidiaries, and (ii) grants of any company stock options or unvested company shares to newly hired employees of Catalyst after the date of the merger agreement in the ordinary course of business in an amount not in excess of 25,000 shares, provided that none of such company stock options or unvested company shares granted under (ii) will become fully vested at or prior to the effective time of the merger agreement, or as a result of the consummation of the transactions contemplated thereby;

•	amend, authorize or propose to amend its certificate of incorporation, bylaws, limited liability company operating agreement or other comparable charter or organizational documents;

•

except for (i) internal reorganizations or consolidations involving existing Catalyst subsidiaries that would not present a material risk of any delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger or (ii) the creation of new Catalyst subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Catalyst and Catalyst’s subsidiaries, taken as a whole;

•

except to the extent required by applicable law, as required by existing plans and arrangements as of the date of the merger agreement as set forth in the merger agreement and the disclosure letter, (i) grant to any executive officer or director of Catalyst or any Catalyst subsidiary any increase in compensation, (ii) grant to any employee who is not an executive officer or director of Catalyst or any Catalyst subsidiary any increase in compensation, other than in the ordinary course of business, (iii) grant to any employee, officer or director of Catalyst or any Catalyst subsidiary any increase in severance or termination pay, except to the extent required under any agreement included in or as described in the documents furnished or filed with the SEC by Catalyst, (iv) enter into any employment, consulting, indemnification, severance or termination agreement with any executive officer or director, (v) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement, Catalyst benefit agreement or Catalyst benefit plan or (vi) take any action to accelerate any rights or benefits, or make any material determinations, under any of the agreements mentioned in (v) above; however, the parties have agreed that (A) Catalyst may adopt a change of control severance plan that provides cash severance benefits to certain key employees of Catalyst whose employment is terminated within 12 months following the closing of the merger by Catalyst or SXC for reasons other than cause, up to an aggregate amount of $2,000,000, (B) if requested by SXC, Catalyst will make grants of unvested restricted shares to employees of Catalyst, subject to the restrictions on vesting, acceleration, and other terms as directed by the CEO of SXC, (C) Catalyst may implement a cash retention program for selected Catalyst employees with awards payable immediately prior to the effective time, in an aggregate amount of not more than $4,000,000, (D) Catalyst may issue up to 125,000 shares of Catalyst’s common stock to selected employees of Catalyst that will (1) be in amounts to each employee as determined by the CEO of Catalyst, (2) vest pro rata over a four year period, and (3) will accelerate upon the occurrence of a change of control at closing and (E) Catalyst may enter into agreements to pay bonuses of up to an aggregate of $1.5 million upon the successful retention of key clients by Catalyst after the merger (the matters described in clauses (A), (B) and

(E) will be subject to the mutual agreement of the CEOs of each of Catalyst and SXC and the matters described in clauses (C) and (D) are subject to the review of the CEOs, but not the approval of the SXC CEO);

•

make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Catalyst, except as required by a change in GAAP or as advised by Catalyst’s regular public independent accounting firm is required by GAAP;

•

except for internal reorganizations or consolidations involving existing Catalyst subsidiaries that would not present a substantial risk of any material delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger or any risk or failure to receive or a delay in receipt of the financing, sales of inventory, including any member related drug utilization in the ordinary course of business, sales of properties or assets with a sale price that does not exceed $1,000,000 in the aggregate, or dispositions of obsolete or worthless assets, sell, lease (as lessor), license or otherwise dispose of, or subject to any lien, any of its properties or assets;

•

incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness owed to a third party (excluding, for the avoidance of doubt, ordinary course trade payables or performance bonds entered into or provided in the ordinary course of business), or guarantee any such indebtedness of any third party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Catalyst or any Catalyst subsidiary, guarantee any debt securities of any third party, enter into any “keep well” or other agreement to maintain any financial statement condition of any third party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness other than in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than Catalyst or any Catalyst subsidiary;

•	make or agree to make any new capital expenditures that, individually, or in the aggregate is in excess of $5,000,000, in any fiscal quarter;

•

settle or compromise any material liability for taxes for an amount in excess of $2,500,000 in any particular instance, or: (i) make any material tax election, (ii) prepare or file any tax return inconsistent with past practice, (iii) take any material position on any material tax return, (iv) file any amended material tax return or (v) make any change in any method of accounting for tax purposes;

•	adopt or enter into a plan of complete or partial liquidation or dissolution of Catalyst or any of the significant Catalyst subsidiaries;

•

compromise, settle or agree to settle any proceeding (i) for an amount in excess of $1,000,000 or (ii) that would include any non-monetary relief that would materially affect the operations of Catalyst, the Catalyst subsidiaries or its affiliates from and after the closing date;

•

enter into, modify, amend, terminate or cancel any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, cancelled, renewed, terminated, waived, released or assigned would reasonably be expected to (i) prevent or materially delay or impair the ability of Catalyst and Catalyst subsidiaries to consummate the merger or (ii) materially impair the ability of Catalyst and the Catalyst subsidiaries, taken as a whole, to conduct their business in the ordinary course of business;

•	modify, amend, terminate, cancel, extend or grant any consent or waiver under any Catalyst contract, other than in the ordinary course of business;

•	make any material change in internal accounting controls or disclosure controls or procedures;

•	change its fiscal year;

•

waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar contract that would restrict or limit, in any material respect, the operations of Catalyst or Catalyst subsidiaries, as the case may be, or any of their respective subsidiaries or affiliates (whether before or after closing);

•

enter into (including via any acquisition) any new line of business which represents a material change in its operations and that is material to Catalyst and the Catalyst subsidiaries taken as a whole, or make any material change to its businesses, except as required by law; or

•	authorize any of, or resolve, commit or agree to take any of, the above actions.

Restrictions on SXC’s Interim Operations

SXC has agreed that, except as expressly required or permitted by the merger agreement, the debt commitment letter or required by law, prior to the completion of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to:

•	preserve intact its current business organization;

•	maintain in effect all material permits;

•	keep available the services of its current officers and key employees; and

•	preserve intact its goodwill and its ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

SXC has further agreed to not (and will not permit any of its subsidiaries to) take certain actions prior to the completion of the merger without the written consent of Catalyst (which consent will not be unreasonably withheld, conditioned or delayed) unless the actions are expressly required or permitted by the merger agreement. In particular, subject to the above exceptions, SXC may not, and may not permit any of its subsidiaries to:

•

declare, set aside or pay any cash dividends on, or make any other cash distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect subsidiary of SXC to its parent or quarterly dividends consistent with past practice;

•	combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of SXC or any other securities or any rights, warrants or options to acquire any such shares or other securities;

•

issue, deliver, sell or grant any shares of its capital stock, any of its voting debt or other voting securities, or any of its convertible securities, other than (i) the issuance of SXC common stock upon the exercise of convertible securities of SXC or any SXC subsidiary in accordance with their present terms under the equity or equity-based compensation plans of SXC or SXC’s subsidiaries, (ii) pursuant to a stock plan of SXC or SXC’s subsidiaries; however, the parties have agreed that SXC may sell shares of SXC common stock in one or more offerings to finance a portion of the merger consideration;

•	amend, authorize or propose to amend the articles of continuance, bylaws or other comparable charter or organizational documents of SXC;

•	adopt or enter into a plan of complete or partial liquidation or dissolution of SXC or any of the significant SXC subsidiaries;

•

enter into any agreement to acquire another business or effect any similar transaction that, at the time thereof, would reasonably be expected to prevent or delay the closing beyond the drop-dead date of October 17, 2012 (as it may be extended) or would reasonably be expected to materially increase the likelihood of a failure to satisfy certain closing conditions;

•

enter into, modify, amend, cancel, renew or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, cancelled, renewed, terminated, waived, released or assigned would reasonably be expected to (i) prevent or materially delay or impair the ability SXC and the SXC subsidiaries to consummate the transactions contemplated by the merger agreement or (ii) materially impair the ability of SXC and the SXC subsidiaries, taken as a whole, to conduct their business in the ordinary course of business;

•

make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of SXC, except insofar as may have been required by a change in GAAP or as advised by SXC’s regular public independent accounting firm is required by GAAP;

•

except for (i) internal reorganizations or consolidations involving existing SXC subsidiaries that would not present a material risk of any delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger or (ii) the creation of new SXC subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to SXC and the SXC subsidiaries, taken as whole;

•

sell, lease (as lessor), license or otherwise dispose of any of SXC’s properties or assets, other than (i) the transfer of properties or assets from one wholly-owned SXC subsidiary to another pursuant to internal reorganizations or consolidations involving existing wholly-owned SXC subsidiaries that would not present a substantial risk of the failure to receive or any material delay in the receipt of the approvals required under the merger agreement or any risk of failure to receive or delay in receipt of the financing, (ii) sales of inventory, including any member-related drug utilization, in the ordinary course of business, (iii) sales of properties or assets with a sale price that does not exceed $1,000,000 in the aggregate, or (iv) dispositions of obsolete or worthless assets;

•

incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness owed to a third party (excluding, for the avoidance of doubt, ordinary course trade payables or performance bonds entered into or provided in the ordinary course of business), or guarantee any such indebtedness of any third party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of SXC or any SXC subsidiary, guarantee any debt securities of any third party, enter into any “keep well” or other agreement to maintain any financial statement condition of any third party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness other than in the ordinary course of business;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or in SXC or any SXC subsidiary;

•

enter into (including via acquisition) any new line of business that represents a material change in its operations and which is material to SXC and SXC subsidiaries taken as a whole or make any material change to SXC’s or SXC subsidiaries’ business, except as required by law; or

•	authorize any of, or resolve, commit or agree to take any of, the above actions.

Benefit Plans

Under the merger agreement, SXC has agreed that it will cause, from the closing date to the first anniversary, the surviving company to provide each employee of Catalyst and Catalyst subsidiaries with employee benefits and compensation that are substantially comparable in the aggregate to the employee benefits and compensation received by similarly situated SXC and SXC subsidiary employees. SXC has also agreed that it will cause the surviving company from and after the effective time to honor all Catalyst benefit plans and Catalyst benefit agreement. However, SXC’s agreement to do so does not:

•

limit the power of SXC or the surviving company to amend or terminate any Catalyst benefit plan, any Catalyst benefit agreement or any other individual employee benefit plan, program, contract or policy; or

•	require SXC or the surviving company to offer to continue to employ any employee or independent contractor, or, other than as required by its terms, any written employment contract.

Under the merger agreement, SXC has also agreed that with respect to each employee benefit plan in which a Catalyst employee becomes a participant, SXC will cause the surviving corporation to (i) fully credit each participating Catalyst employee for eligibility and vesting purposes under such employee benefit plan for such employee’s service with Catalyst or one of the Catalyst subsidiaries, provided that such credit does not result in a duplication of benefits, (ii) fully credit each participating Catalyst employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the date the Catalyst employee becomes a participant in such employee benefit plan, and (iii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such Catalyst employee.

Under the merger agreement, SXC has also agreed to pay each Catalyst employee all annual bonuses earned by such Catalyst employee with respect to the 2012 calendar year at the same time and in a manner no less favorable to the Catalyst employee than the employee bonuses of similarly situated employees of SXC and SXC subsidiaries.

Upon the written request of SXC, effective the day prior to closing, Catalyst and Catalyst subsidiaries will terminate any and all Catalyst benefit plans intended to include Internal Revenue Code Section 401(k) arrangements, unless SXC provides written notice otherwise.

The parties have agreed that, subject to certain limitations, Catalyst may implement certain severance plans and measures as described under “—Restrictions on Catalyst’s Interim Operations.”

Board of Directors of SXC After the Merger

SXC has agreed to take all actions to cause two designees mutually agreed upon by SXC and Catalyst to be appointed to the SXC board of directors as of the effective time.

Financing

Under the merger agreement, SXC, US Corp. and Merger Sub will use their respective reasonable best efforts to arrange the financing on the terms and conditions described in the debt commitment letter, and will not permit any amendment or modification to, and replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the debt commitment letter if such amendment, modification, replacement or waiver will reduce the aggregate amount of the financing or impose new or additional conditions that would reasonably be expected to delay or prevent the closing, make the financing less likely to occur, or adversely impact the ability of SXC, US Corp. or Merger Sub to enforce the rights against other parties to any financing agreements. However, SXC, US Corp. and Merger Sub may amend, supplement, modify, replace or substitute the debt commitment including to, among other things, (i) add or replace lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the debt commitment letter as of the date of the merger agreement, (ii) increase the amount of indebtedness, and (iii) replace all or a portion of the facility committed under the debt commitment letter as in effect as of date of the merger agreement with one or more new facilities under such debt commitment letter or under any new commitment letter or facility. SXC, US Corp. and Merger Sub may also replace all or a portion of the financing with substitute or replacement debt financing or equity financing, provided that any amendments, modifications or replacements of any replacement financing will be subject to the same limitations that apply to the debt commitment letter as set forth above. SXC, US Corp. and Merger Sub agree to use their respective reasonable best efforts to obtain a corporate credit rating from each of Standard and Poor’s Rating Services and Moody’s Investor’s Services, Inc.

SXC, US Corp. and Merger Sub have agreed to use their reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to maintain in effect the debt commitment letter pursuant to its terms until the merger is consummated and to obtain the financing on the terms and conditions described in debt commitment letter, including using its reasonable best efforts:

•	to negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the debt commitment letter (including any applicable “flex” provisions);

•

to satisfy all conditions on a timely basis to obtaining the financing applicable to each of SXC, US Corp. and Merger Sub set forth in the definitive agreements for the financing that are within its control;

•	to comply in all respects with its covenants and obligations under the debt commitment letter; and

•	to enforce through exercise of all available remedies its rights under the debt commitment letter in the event of a breach or other failure to fund by the proposed lenders.

SXC must give Catalyst prompt notice upon becoming aware of (i) any material breach or default of the debt commitment letter or other financing document, (ii) the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to the debt commitment letter or other financing document and (iii) if for any reason SXC, US Corp. or Merger Sub believes in good faith that they will not be able to obtain all or any portion of the financing required to consummate the transactions.

If all conditions to the debt commitment letter are satisfied, SXC, US Corp. or Merger Sub must use reasonable best efforts to cause the lenders to fund on the closing date of the merger the financing required to consummate the merger and the transactions contemplated by the merger agreement. If SXC, US. Corp or Merger Sub becomes aware of any event or circumstance that makes procurement of any portion of the financing unlikely to occur in the manner or from the sources contemplated in the debt commitment letter, SXC, US Corp. or Merger Sub will, in addition to promptly notifying Catalyst in writing of such event or circumstance, use their respective reasonable best efforts to, as promptly as practicable, arrange any such portion (other than amounts that are replaced by SXC’s cash on hand and marketable securities) from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement, which we refer to as alternate financing; provided, however, that SXC, US Corp. and Merger Sub will not be required to agree to terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to SXC, US Corp. and Merger Sub than those contained in the debt commitment letter (and the “flex” provisions contained in the related fee letter).

Prior to the closing of the merger, Catalyst has agreed to provide, and has agreed to cause its subsidiaries to provide, and to use its reasonable best efforts to cause its and their representatives, officers and employees to provide, on a timely basis, all reasonable cooperation requested by SXC to the extent that such cooperation does not unreasonably interfere with the ongoing operations of Catalyst and Catalyst subsidiaries, including, but not limited to:

•	using reasonable best efforts to facilitate the provision of guarantees and pledge of collateral (effective as of the actual completion of the merger);

•

providing customary financial and other pertinent information regarding Catalyst and Catalyst’s subsidiaries and cooperating in the preparation of pro forma financial information for the transactions contemplated by the merger agreement (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of SXC and Catalyst customary for such financing or reasonably necessary for the completion of the financing) as may be reasonably requested in writing by SXC to assist in preparation of customary offering or information documents to be used for the completion of the financing;

•

reasonably cooperating with the marketing efforts for the financing (including the reasonable use of Catalyst’s and Catalyst’s subsidiaries’ logos, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Catalyst or their marks and on such other customary terms and conditions as Catalyst will reasonably impose) and using commercially reasonable efforts to provide an introduction and access to Catalyst’s existing lenders in connection with any syndication efforts;

•

providing copies of any recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of Catalyst and Catalyst’s subsidiaries that are in Catalyst’s possession that are reasonably requested by SXC;

•

providing other reasonably requested customary certificates, opinions or documents, including a customary certificate of the principal financial officer of the surviving corporation of the merger (in his capacity as such) with respect to solvency matters;

•

requesting such customary legal opinions and customary accountant comfort letters (including consents of accountants for use of their reports in any materials relating to the financing) as may be reasonably requested by SXC;

•

participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or underwriters, as applicable, for the financing and their counsel and senior management and representatives, with appropriate seniority and expertise, of Catalyst), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies as are customary and reasonably requested by SXC;

•

providing reasonable and customary assistance to SXC and its financing sources or underwriters, as applicable, in (i) the preparation of all credit agreements (including review of schedules), currency or interest hedging agreements or other agreements, offering documents, an offering memorandum, prospectus or prospectus supplement and other marketing and rating agency materials for the financing or (ii) the amendment or termination of any of Catalyst’s or its subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to SXC and that are reasonably requested by SXC in connection with the financing provided that no obligation of Catalyst or any Catalyst subsidiary under any such agreements or amendments will be effective until the actual occurrence of the effective time;

•

using reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including, among other things, in connection with due diligence and preparation of pro forma financial information for the transactions contemplated by the merger agreement;

•	using reasonable best efforts to permit any cash and marketable securities of Catalyst and Catalyst’s subsidiaries to be made available to SXC, US Corp. and Merger Sub at the completion of the merger;

•

cooperating reasonably with SXC’s financing sources’ or underwriters’, as applicable, due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Catalyst;

•	furnishing SXC and financing sources promptly, and in no event later than ten days prior to the closing date, with all documentation and other information required by any governmental entity;

•	providing customary authorization letters to the financing sources; and

•	to the extent reasonably requested by SXC, adopting customary corporate resolutions by Catalyst and Catalyst subsidiaries to permit the completion of the financing.

SXC has also agreed to reimburse Catalyst for all reasonable and documented out-of-pocket costs (including reasonable a documented attorneys’ fees) incurred by Catalyst or its subsidiaries in connection with providing cooperation to SXC with respect to the financing and, subject to certain exceptions, to indemnify and hold Catalyst and Catalyst’s subsidiaries and their respective representatives harmless from and against any and all reasonable and documented out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with third party claims arising out of the arrangement of the financing and any information used in connection therewith.

Other Covenants and Agreements

SXC and Catalyst have agreed to take certain additional actions pursuant to the merger agreement. In particular, SXC and Catalyst have agreed to:

•

afford the other party and its representatives reasonable access during normal business hours from the date of the merger agreement through the date of completion of the merger or the termination of the merger agreement to all of its properties, books, contracts, commitments, personnel and records and to furnish promptly to the other party a copy of each report, schedule, registration statement or other document filed by such party during such period pursuant to the requirements of the securities laws and all other information concerning such party’s business, properties and personnel as the other party may reasonably request, but only to the extent that such access would not unreasonably disrupt the normal operations of the party granting such access;

•

not issue any press release or public statements with respect to the merger, the subsequent merger and the other transactions contemplated by the merger agreement without prior consultation of the other party, except as may be required by law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with respect to any SXC adverse recommendation change or Catalyst adverse recommendation change by the SXC board of directors or Catalyst board of directors, respectively;

•

prior to the effective time, use reasonable best efforts to cause the shares of SXC common stock to be issued to Catalyst stockholders in the merger and under the Catalyst stock plan to be approved for listing on NASDAQ, subject to official notice of issuance be conditionally approved for listing on the TSX, subject to the satisfaction of standard listing conditions;

•

prior to the effective time, not take any action or fail to take any action which action or failure, to the knowledge of SXC, would disqualify the merger and subsequent merger, taken together, to be treated, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

promptly advise the other party of any action commenced after the date of the merger agreement against such party or any of its directors by any shareholder of such party relating to the merger agreement and the transactions contemplated by the merger agreement and to keep the other party reasonably informed regarding any such litigation;

•

take no action to cause any takeover law to become applicable to the merger agreement, the merger or the other transactions contemplated by the merger agreement and if any takeover statute becomes applicable to the merger or the other transactions contemplated by the merger agreement, use their reasonable best efforts to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement; and

•

take all steps required to cause dispositions of Catalyst common stock or acquisitions of SXC common stock resulting from the transactions contemplated by the merger agreement by each individual subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act;

SXC, US Corp., Merger Sub and Merger LLC have agreed that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time now existing in favor of the current or former directors or officers of Catalyst and Catalyst’s subsidiaries as provided in their respective certificates of incorporation, bylaws or other organizational documents will survive the merger and the subsequent merger and will continue in full force and effect in accordance with their terms. SXC and the subsidiary surviving the merger will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of Catalyst or any of Catalyst’s subsidiaries, in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person is or was an officer, director or fiduciary of Catalyst or any of Catalyst’s subsidiaries at or prior to the effective time.

Subject to applicable law, SXC has also agreed that it will or will cause the surviving corporation, for a period of six years following the effective time, to:

•

maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificate of incorporation and bylaws or similar organization documents of Catalyst and Catalyst’s subsidiaries in effect as of the date of the merger or in any indemnification agreements of Catalyst or Catalyst’s subsidiaries with any of their respective directors, officers or employees in effect as of the date of the merger agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time were current or former directors, officers or employees of Catalyst or Catalyst’s subsidiaries; and

•

provide directors’ and officers’ insurance and indemnification policies that provide coverage for events occurring prior to the effective time for an aggregate period of not less than six years from the effective time which are substantially similar (with respect to limits and deductibles) to Catalyst’s existing directors’ and officers’ insurance policies or, if substantially similar insurance coverage is unavailable, the best available coverage, so long as the annual premium for the insurance does not exceed 300% of the last annual premium that Catalyst paid prior to the date of the merger agreement. If the annual premium of Catalyst’s existing insurance policy exceeds the 300% limitation, SXC will maintain policies of insurance providing the maximum amount of coverage available with an annual premium equal to 300% of Catalyst’s current annual premium.

Termination of the Merger Agreement

Termination by SXC or Catalyst

The merger agreement may be terminated at any time prior to the completion of the merger by the mutual written consent of SXC, US Corp., Merger Sub, Merger LLC and Catalyst. Also, either SXC or Catalyst may terminate the merger agreement at any time prior to the completion of the merger if:

•

the merger is not completed on or before October 17, 2012, provided either party may extend for a period of 90 days if by the fifth business day prior to October 17, 2012 the closing conditions are satisfied, unless the party seeking to terminate the merger agreement has materially breached any representation, warranty or covenant in the merger agreement and the failure to complete the merger results from such material breach;

•

a governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger or the subsequent merger or imposing, either individually or together with any other orders, decrees, rulings or actions, a burdensome regulatory action that has become final and non-appealable, except that this right of termination is not available to any party (i) whose failure to fulfill an obligation under the merger agreement has been the cause of, or resulted in, any such order, decree, ruling or other action to have been enacted, issued, promulgated, enforced or entered or (ii) that did not use reasonable best efforts to have such order, decree, ruling or other action vacated prior to its becoming final and non-appealable;

•

the approval by the Catalyst stockholders of the proposal to adopt the merger agreement has not been obtained upon a vote taken thereon at the Catalyst special meeting or at any adjournment or postponement thereof, provided that Catalyst may not terminate the merger agreement if Catalyst has not complied with its obligations under the merger agreement regarding non-solicitation, the Catalyst board’s recommendation to the Catalyst stockholders to approve the proposal to adopt the merger agreement and convening and holding the Catalyst special meeting; or

•

the approval by the SXC shareholders of the proposal to approve the issuance of shares of SXC common stock to the Catalyst stockholders pursuant to the merger agreement has not been obtained upon a vote taken thereon at the SXC special meeting or at any adjournment or postponement thereof, provided that SXC may not terminate the merger agreement if SXC has not complied with its obligations under the merger agreement regarding non-solicitation, the SXC board’s recommendation to the SXC shareholders to approve the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement and convening and holding the SXC special meeting.

Termination by Catalyst

Catalyst may terminate the merger agreement at any time prior to the completion of the merger if SXC, US Corp., Merger Sub or Merger LLC breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement or of any such representations and warranties will have become untrue as of any date subsequent to the date of the merger agreement, which breach or failure to perform or failure to be true would give rise to the failure of the conditions precedent to the consummation of the merger in the merger agreement with respect to the accuracy of the representations and warranties or performance of obligations of SXC, US Corp., Merger Sub and Merger LLC and which failure cannot be or has not been cured within 30 days after receipt of written notice of such failure from Catalyst.

Catalyst may also terminate the merger agreement if any of the following events occurs:

•

SXC’s board of directors or any committee thereof has effected a change of recommendation with respect to its recommendation that SXC shareholders vote in favor of the proposal to approve the issuance of shares of SXC common stock to the Catalyst stockholders pursuant to the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and its shareholders;

•

SXC’s board of directors or any committee thereof has taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any SXC takeover proposal other than recommending rejection of such SXC takeover proposal;

•

SXC’s board of directors or committee thereof has failed to include the recommendation of the SXC board of directors that SXC shareholders vote in favor of the proposal to approve the issuance of shares of SXC common stock to the Catalyst stockholders pursuant to the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and its shareholders in this joint proxy statement/prospectus;

•

SXC or any SXC subsidiary has entered into any letter agreement or agreement in principle or contract (other than a confidentiality agreement in accordance with the merger agreement) providing for, relating to or in connection with, any SXC takeover proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an SXC takeover proposal; or

•

SXC’s board of directors or any committee thereof has refused to affirm publicly its recommendation of the merger agreement, the merger and the other transactions following any written request by Catalyst to provide such reaffirmation following an SXC takeover proposal (which request may only be made once with respect to such SXC takeover proposal absent further material changes in such SXC takeover proposal) prior to the earlier of ten (10) days following such request and five (5) business days prior to the SXC shareholder meeting.

Catalyst may also terminate the merger agreement, if:

•

the mutual conditions to consummate the merger and the conditions to SXC’s obligations to consummate the merger are satisfied or waived (or, upon an immediate closing, would be satisfied as of such closing) and SXC has not, within five (5) business days after the date on which the closing was required to have occurred pursuant to the terms of the merger agreement, deposited or caused to be deposited with the exchange agent at or prior to the closing cash in U.S. dollars in an aggregate amount sufficient to pay the merger consideration in respect of all Catalyst common stock because of the failure of SXC, US Corp., and/or Merger Sub to receive the proceeds from the financing sources. We refer to the failure to deposit such funds with the exchange agent by such date as a “financing failure.”

Catalyst may also terminate the merger agreement, prior to the approval by the Catalyst stockholders of the proposal to adopt the merger agreement, under the circumstances described under “—Special Meeting of Catalyst Stockholders; Board Recommendation of Catalyst Board of Directors” beginning on page 130.

Termination by SXC

SXC may terminate the merger agreement at any time prior to completion of the merger agreement if Catalyst breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement or any of such representations or warranties have become untrue as of any date subsequent to the date of the merger agreement, which breach or failure to perform or failure to be true would give rise to the failure of the conditions to completion of the merger in the merger agreement with respect to the accuracy of the representations and warranties or performance of obligations of Catalyst, and which failure cannot be or has not been cured within 30 days after receipt of written notice of such failure from SXC.

SXC may also terminate the merger agreement if any of the following events occurs:

•

Catalyst’s board of directors or any committee thereof has effected a change of recommendation with respect to its recommendation that Catalyst stockholders vote to adopt and approve the merger agreement and the merger or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and the Catalyst stockholders;

•

Catalyst’s board of directors or any committee thereof has taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Catalyst takeover proposal other than recommending rejection of such Catalyst takeover proposal;

•

Catalyst’s board of directors or committee thereof has failed to include the recommendation of the Catalyst board of directors that Catalyst stockholders vote to adopt the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and the Catalyst stockholders in this joint proxy statement/prospectus;

•

Catalyst or any Catalyst subsidiary has entered into any letter agreement or agreement in principle or contract (other than a confidentiality agreement in accordance with the merger agreement) providing for, relating to or in connection with, any Catalyst takeover proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Catalyst takeover proposal; or

•

Catalyst’s board of directors or any committee thereof has refused to affirm publicly its recommendation of the merger agreement, the merger and the other transactions following any written request by SXC to provide such reaffirmation following a Catalyst takeover proposal (which request may only be made once with respect to such Catalyst takeover proposal absent further material changes in such Catalyst takeover proposal) prior to the earlier of ten (10) days following such request and five (5) business days prior to the Catalyst stockholder meeting.

SXC may also terminate the merger agreement, prior to the approval by the SXC shareholders of the proposal to adopt the merger agreement under the circumstances described under “—Special Meeting of SXC Shareholders; Board Recommendation of SXC Board of Directors.”

Termination Fees and Expenses

Catalyst Termination Fees and Expenses

Catalyst is required to reimburse SXC upon demand by wire transfer of immediately available funds for the out-of-pocket expenses of SXC in connection with the merger, the subsequent merger and the transactions contemplated by the merger agreement, which we refer to as transaction expenses, if (1) the merger agreement is terminated (i) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the merger has not been completed on or before October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), (ii) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the approval by the Catalyst stockholders of the proposal to adopt the merger agreement has not been obtained upon a vote taken thereon at the Catalyst special meeting or at any adjournment or postponement thereof or (iii) by SXC under the provisions providing SXC the right to terminate the merger agreement if a breach or failure to perform by Catalyst of its representations, warranties or covenants in the merger agreement and (2) (A) a Catalyst takeover proposal existed between the date of the merger agreement and the date of termination of the merger agreement and (B) such Catalyst takeover proposal was not withdrawn prior to, in the case of a termination under (i) above, October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), in the case of termination under (ii) above, at least five (5) business days prior to the date of the Catalyst stockholder meeting (which withdrawal must have been publicly announced), or in the case of termination under (iii) above, prior to the date of the breach of the merger agreement giving rise to the right to terminate the merger agreement. Transaction expenses will not exceed $41,400,000.

Catalyst is required to pay SXC upon demand by wire transfer of immediately available funds a fee equal to $134,500,000, less any transaction expenses of SXC for which Catalyst previously reimbursed SXC, if the merger agreement is terminated (A) (i) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the merger has not been completed on or before October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), (ii) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the approval by the Catalyst stockholders of the proposal to adopt the merger agreement has not been obtained upon a vote taken thereon at the Catalyst special meeting or at any adjournment or postponement thereof or (iii) by SXC under the provisions providing SXC the right to terminate the merger agreement if a breach or failure to perform by Catalyst of its representations, warranties or covenants in the merger agreement and, in each case, (B) (1) a Catalyst takeover proposal existed between the date of the merger agreement and the date of termination of the merger agreement and (2) such Catalyst takeover proposal was not withdrawn prior to, in the case of a termination under (i) above, October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), in the case of termination under (ii) above, at least five (5) business days prior to the date of the Catalyst stockholder meeting (which withdrawal must have been publicly announced), or in the case of termination under (iii) above, prior to the date of the breach of the merger agreement giving rise to the right to terminate the merger agreement (provided, however, that if concurrently or within twelve months after any such termination any Catalyst acquisition transaction is effected or Catalyst or any Catalyst subsidiary enters into any definitive agreement to effect any Catalyst acquisition transaction with the same party or any of its affiliates that made such Catalyst acquisition transaction described in (B)(1), then the requirement that the Catalyst acquisition transaction have not been withdrawn will not apply), and (C) concurrently with, or within twelve months after any such termination any Catalyst acquisition transaction is consummated, or Catalyst or any of the Catalyst subsidiaries enters into any definitive agreement to effect any Catalyst acquisition transaction.

Catalyst must also pay SXC a termination fee of $134,500,000, less the aggregate amount of any transaction expenses already reimbursed to SXC if:

•

SXC terminates the merger agreement because (i) the Catalyst board of directors or any committee thereof has effected a Catalyst adverse recommendation change, (ii) the Catalyst board of directors or any committee thereof has taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to a Catalyst takeover proposal other than recommending the rejection of such Catalyst takeover proposal, (iii) the Catalyst board of directors or any committee thereof has failed to include the recommendation of the Catalyst board of directors that Catalyst stockholders vote in favor of the proposal to adopt the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Catalyst and its stockholders in this joint proxy statement/prospectus, (iv) Catalyst or any Catalyst subsidiary has entered into any letter agreement or agreement in principle or contract (other than a confidentiality agreement in accordance with the merger agreement) providing for, relating to or in connection with, any Catalyst takeover proposal or any proposal, offer or inquiry that could reasonably be expect to lead to a Catalyst takeover proposal or (v) the Catalyst board of directors or any committee thereof has refused to affirm publicly its recommendation of the merger agreement and the merger following any written request by SXC to provide such reaffirmation following a Catalyst takeover proposal prior to the earlier of (a) ten (10) days following such request and (b) five (5) business days prior to the Catalyst special meeting;

•	the merger agreement is terminated by Catalyst to accept a superior Catalyst proposal prior to the receipt of the Catalyst stockholder approval; or

•

the merger agreement is terminated by either SXC or Catalyst upon the failure to obtain the approval by the Catalyst stockholders of the proposal to adopt the merger agreement upon a vote taken thereon at the Catalyst special meeting or at any adjournment or postponement thereof following a Catalyst adverse recommendation change.

Solely for purposes of the payment of termination fees by Catalyst, a “Catalyst acquisition transaction” means any transaction or series of related transactions (other than the merger and the subsequent merger) involving:

•	any acquisition or purchase by any third party of more than 50% of the total outstanding voting securities of Catalyst or any of Catalyst’s subsidiaries;

•

any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 50% of the total outstanding voting securities of Catalyst or any of Catalyst’s subsidiaries;

•

any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving Catalyst or any Catalyst subsidiary pursuant to which the stockholders of Catalyst immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction;

•

any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Catalyst subsidiary) that constitute or account for 50% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Catalyst and Catalyst’s subsidiaries, taken as a whole; or

•	any liquidation or dissolution of Catalyst or any Catalyst subsidiary.

SXC Termination Fees and Expenses

SXC is required to reimburse Catalyst upon demand by wire transfer of immediately available funds for transaction expenses of Catalyst if (1) the merger agreement is terminated (i) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the merger has not been completed on or before October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), (ii) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the approval by the SXC shareholders of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement has not been obtained upon a vote taken thereon at the SXC special meeting or at any adjournment or postponement thereof or (iii) by Catalyst under the provisions providing Catalyst the right to terminate the merger agreement if a breach or failure to perform by SXC of its representations, warranties or covenants in the merger agreement and (2) (A) an SXC takeover proposal existed between the date of the merger agreement and the date of termination of the merger agreement and (B) was not withdrawn prior to, in the case of a termination under (i) above, October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), in the case of termination under (ii) above, at least five (5) business days prior to the date of the SXC shareholder meeting (which withdrawal must have been publicly announced), or in the case of termination under (iii) above, prior to the date of the breach of the merger agreement giving rise to terminate the merger agreement. Transaction expenses will not exceed $41,400,000.

SXC is required to pay Catalyst upon demand by wire transfer of immediately available funds a fee equal to $134,500,000, less any transaction expenses to the extent SXC previously reimbursed Catalyst, if (A) the merger agreement is terminated (i) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the merger has not been completed on or before October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), (ii) by SXC or Catalyst under the provisions providing either party the right to terminate the merger agreement if the approval by the SXC shareholders of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement has not been obtained upon a vote taken thereon at the SXC special meeting or at any adjournment or postponement thereof or (iii) by Catalyst under the provisions providing Catalyst the right to terminate the merger agreement due to a breach or failure to perform by SXC its representations, warranties or covenants in the merger agreement and (B)(1) an SXC takeover proposal existed between the date of the merger agreement and the date of termination of the agreement and (2) such SXC takeover proposal was not withdrawn prior to, in the case of a termination under (i) above, October 17, 2012 (or January 17, 2013 if extended in accordance with the merger agreement), in the case of termination under (ii) above, at least five (5) business days prior to the date of the SXC shareholder meeting (which withdrawal must have been publicly announced), or in the case of termination under (iii) above, prior to the date of the breach of the merger agreement giving rise to terminate the merger agreement (provided, however, that if concurrently with or within twelve months after any such termination any SXC acquisition transaction is effected or SXC or any SXC subsidiary enters into any definitive agreement to effect any SXC acquisition transaction, in each case, with the same third party or any of its affiliates that made the SXC acquisition transaction, then the requirement that the SXC acquisition transaction have not been withdrawn will not apply), and (C) concurrently with, or within twelve months after, any such termination an SXC acquisition transaction is consummated, or SXC or any of the SXC subsidiaries enters into any definitive agreement to effect any SXC acquisition transaction.

SXC must also pay Catalyst a termination fee of $134,500,000, less the aggregate amount of any previously reimbursed transaction expenses if:

•

Catalyst terminates the merger agreement because (i) the SXC board of directors or any committee thereof has effected an SXC adverse recommendation change, (ii) the SXC board of directors or any committee thereof has taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to an SXC takeover proposal other than recommending the rejection of such SXC takeover proposal, (iii) the SXC board of directors or any committee thereof has failed to include the recommendation of the SXC board of directors that SXC shareholders vote in favor of the proposal to adopt the merger agreement or its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of SXC common stock pursuant to the merger agreement, are advisable, fair to and in the best interests of SXC and its shareholders in this joint proxy statement/prospectus, (iv) SXC or any SXC subsidiary has entered into any letter agreement or agreement in principle or in contract (other than a confidentiality agreement in accordance with the merger agreement) providing for, relating to or in connection with, any SXC takeover proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an SXC takeover proposal or (v) the SXC board of directors or any committee thereof has refused to affirm publicly its recommendation of the merger agreement and the merger following any written request by Catalyst to provide such reaffirmation following an SXC takeover proposal prior to the earlier of (a) ten (10) days following such request and (b) five (5) business days prior to the SXC special meeting unless, in the case of clause (b), it would be inconsistent with the fiduciary duties of the SXC board of directors to comply with such a request within such time period, in which case SXC’s board must comply with such request as promptly as practicable consistent with its fiduciary duties;

•	the merger agreement is terminated by SXC to accept a superior SXC proposal prior to the receipt of the SXC shareholder approval; or

•

the merger agreement is terminated by either SXC or Catalyst upon the failure to obtain the approval by the SXC shareholders of the proposal to adopt the merger agreement upon a vote taken thereon at the SXC special meeting or at any adjournment or postponement thereof following an SXC adverse recommendation change.

If Catalyst terminates the agreement due a financing failure, SXC must pay Catalyst a termination fee of $281,500,000, which we refer to as an SXC financing failure fee. If a financing failure occurs, SXC and Catalyst have agreed that Catalyst’s right to receive the financing termination fee is the sole and exclusive remedy of Catalyst or any of its subsidiaries or stockholders, partners, members affiliates, directors, officers, employees, representatives or agents, and all other remedies (including equitable remedies) are waived against SXC, Merger Sub, Merger LLC or any of their affiliates or representatives (including the financing sources) for any and all losses, damages and expenses suffered by Catalyst or any such other person in connection with the merger agreement or the transactions or the financings and upon payment of such amount, none of SXC, US Corp., Merger Sub or Merger LLC or any of their respective affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Solely for purposes of the payment of termination fees by SXC, an “SXC acquisition transaction” means any transaction or series of related transactions (other than the merger and the subsequent merger or any transaction permitted under the merger agreement) involving:

•	any acquisition or purchase by any third party of more than 50% of the total outstanding voting securities of SXC or any of SXC’s subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 50% of the total outstanding voting securities of SXC or any of SXC’s subsidiaries;

•

any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving SXC or its subsidiaries pursuant to which the shareholders of SXC immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction;

•

any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any SXC subsidiary) that constitute or account for 50% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of SXC and SXC’s subsidiaries, taken as a whole; or

•	any liquidation or dissolution of SXC or any SXC subsidiary.

Effect of Termination

If the merger agreement is terminated as described above, the merger agreement will become void and have no effect, without any liability or obligation on the part of SXC, US Corp., Merger Sub, Merger LLC or Catalyst (except for the provision relating to payment of termination fees and expenses, the provision relating to effects of termination and certain other miscellaneous provisions), provided that, subject to the limitations described above following the occurrence of a financing failure, termination of the merger agreement will not relieve any party from any liability for any willful breach of a representation or warranty or any willful breach of any covenant or other agreement contained in the merger agreement. In addition, no termination of the merger agreement will affect the obligations of the parties under the confidentiality agreement between SXC and Catalyst, all of which obligations will survive termination of the merger agreement.

Representations and Warranties

The merger agreement contains certain representations and warranties of Catalyst and certain representations and warranties of SXC, US Corp., Merger Sub and Merger LLC relating to their respective businesses. These representations and warranties have been made solely for the benefit of the other party or parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

with limited exceptions, are qualified in their entirety by the information publicly available on the SEC’s EDGAR website disclosed by Catalyst with the SEC and disclosed by SXC with the SEC and, in each case, prior to the date of the merger agreement, excluding any risk factor disclosure, disclosure of risks in any “forward-looking statements” disclaimer and any other statements that are similarly predictive or forward-looking in nature;

•	have been further qualified by information contained in disclosure letters that the parties exchanged in connection with the execution of the merger agreement;

•	will not survive completion of the merger or the termination of the merger agreement;

•	are in certain cases subject to a materiality standards described in the merger agreement which may differ from what may be viewed as material by you; and

•	are in certain cases, qualified by the knowledge of the parties making such representations and warranties.

Catalyst has made representations and warranties relating to, among other things:

•	organization, standing and power;

•	capital stock;

•	authority, execution and delivery and enforceability;

•	state takeover statutes;

•	no conflicts; consents;

•	SEC documents; undisclosed liabilities;

•	information supplied;

•	absence of certain changes or events;

•	properties;

•	intellectual property;

•	information technology; security and privacy;

•	contracts;

•	permits;

•	insurance;

•	taxes;

•	tax treatment;

•	proceedings;

•	compliance with laws; environmental laws;

•	regulatory compliance

•	absence of changes in benefit plans and agreements;

•	ERISA compliance; excess parachute payments;

•	employee and labor matters;

•	opinion of Catalyst’s financial advisor; and

•	brokers.

SXC, US Corp., Merger Sub and Merger LLC have made representations and warranties relating to, among other things:

•	organization, standing and power;

•	capital stock;

•	authority, execution and delivery; enforceability;

•	no conflicts; consents;

•	publicly filed documents; undisclosed liability;

•	information supplied;

•	absence of certain changes or events;

•	properties;

•	intellectual property;

•	information technology; security and privacy;

•	permits;

•	insurance;

•	taxes

•	tax treatment;

•	proceedings;

•	compliance with laws; environmental laws;

•	regulatory compliance;

•	absence of changes in benefit plans and agreements;

•	ERISA compliance and excess parachute payments;

•	employment and labor matters;

•	availability of funds;

•	opinions of financial advisors; and

•	brokers.

Expenses

Except as provided above under “—Termination Fees and Expenses—Catalyst Termination Fees and Expenses” beginning on page 147 and “—Termination Fees and Expenses—SXC Termination Fees” beginning on page 149, and except with respect to all HSR Act filing fees and all costs and expenses incurred in connection with the printing, filing and mailing of this joint proxy statement/prospectus and the Form S-4 (including the applicable SEC filing fees), which will be shared equally between SXC and Catalyst, each party is required to pay its own costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement.

Governing Law; Jurisdiction; Specific Enforcement

The merger agreement is governed by, and is to be construed in accordance with, the laws of Delaware. All legal actions or proceedings with respect to the merger agreement are to be brought and determined in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware. Subject to the limitations described above, following the occurrence of a financing termination event, the parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of the parties to the merger agreement has waived its right to trial by jury in any legal proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time prior to the completion of the merger, except that certain provisions may not be amended or waived in any manner that adversely affects the rights of SXC’s financing sources without their prior written consent and any amendment after approval by the Catalyst stockholders of the proposal to adopt the merger agreement or approval by the SXC shareholders of the proposal to approve the issuance of shares of SXC common stock pursuant to the merger agreement which requires approval by the Catalyst stockholders or SXC shareholders, respectively, may not be made without such approval. All amendments to the merger agreement must be in writing and signed by each party.

Extensions and Waivers

At any time prior to the completion of the merger, the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and/or

•	waive compliance with any of the covenants, agreements or conditions contained in the merger agreement which may legally be waived.

However, after receipt of the Catalyst stockholder approval or the SXC shareholder approval, if any such waiver requires further approval of the stockholders of Catalyst or SXC, the effectiveness of such waiver will be subject to the approval of the stockholders of Catalyst or SXC, as applicable. All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

DESCRIPTION OF DEBT FINANCING

Overview

Concurrently, and in connection with entering into the merger agreement, SXC entered into a debt commitment letter with JPMCB and J.P. Morgan. JPMCB, J.P. Morgan and SXC subsequently entered into the accession agreements to the debt commitment letter with Bank of America, N.A., Barclays Bank, and SunTrust. Pursuant to the debt commitment letter and the accession agreements and subject to the conditions set forth therein, JPMCB, Bank of America, Barclays Bank and SunTrust committed to provide senior secured credit facilities in an aggregate amount of $1.8 billion, consisting of (i) a five-year senior secured term loan A facility in the amount of $650 million, (ii) a seven-year senior secured term loan B facility in the amount of $800 million and (iii) a five-year senior secured revolving facility in the amount of $350 million.

On May 16, 2012, SXC issued 5,980,000 shares of SXC common stock in an underwritten public offering and received net proceeds of approximately $518.6 million, net of underwriting discounts and commissions and estimated offering expenses. SXC expects to use approximately $400 million of these proceeds to finance a portion of the cash component of the aggregate merger consideration, thereby reducing the amount of debt necessary to finance the cash portion of the aggregate merger consideration by an equal amount.

As of the date of this joint proxy statement/prospectus, the definitive agreements governing the senior secured credit facilities have not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this joint proxy statement/prospectus.

Credit Facilities

Borrowings under the term loan facilities will be used to finance a portion of the cash component of the aggregate merger consideration, the repayment of existing indebtedness of SXC and Catalyst and payment of related fees and expenses. Borrowings under the revolving facility may be used for general corporate purposes, including the financing of a portion of the cash component of the aggregate merger consideration, repayment of existing SXC and Catalyst indebtedness and financing permitted acquisitions and payment of related fees and expenses.

SXC will pay certain customary fees and expenses in connection with obtaining the credit facilities, including an underwriting fee, which was paid by SXC following execution of the debt commitment letter.

The term loan A facility and the revolving facility will mature five years following the closing date of the merger, and the term loan B facility will mature seven years following the closing date of the merger.

The commitments under the debt commitment letter are subject to satisfaction of the conditions precedent to funding no later than January 17, 2013.

A copy of the debt commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by SXC on April 20, 2012, which is incorporated by reference in this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 233.

Guarantees and Collateral

All obligations of SXC with respect to the credit facilities will be guaranteed by certain of its material direct and indirect subsidiaries, including US Corp. and Catalyst. SXC and each guarantor will pledge substantially all of its assets to secure SXC’s obligations under the credit facilities, subject to certain exceptions.

Conditions Precedent

The debt commitment letter includes customary conditions to funding, including, among others, the completion of definitive documentation, payment of fees and expenses, the delivery of financial information and other customary closing deliveries, satisfaction of conditions precedent to the merger and the absence of any amendment or modification to the merger agreement materially adverse to the administrative agent, the lead arranger or the lenders unless approved by the administrative agent, receipt of ratings from S&P and Moody’s, the absence of a “material adverse effect” on SXC and Catamaran on a combined basis, in each case, consistent with the corresponding definitions in the merger agreement, and repayment of certain existing indebtedness.

Interest Rate

Borrowings under the credit facilities will bear interest, at SXC’s option, at a rate equal to either (a) the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits in the London interbank market for a period equal to the applicable interest period are quoted on Reuters Screen LIBOR01 (the “Eurodollar Rate”), plus the applicable margin, or (b) the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the one month Eurodollar Rate plus 1.0% (the “ABR Rate”), plus the applicable margin. The Eurodollar Rate and the ABR Rate for borrowings under the term loan B facility will be subject to a floor of 1.00% and 2.00%, respectively. The applicable margin for borrowings under the term loan A facility and the revolving facility may change depending on SXC’s consolidated leverage ratio but will range between 1.75%—2.75% for Eurodollar loans and .75%—1.75% for ABR loans.

Prepayments and Redemptions

Subject to certain exceptions, the outstanding loans under the term loan facilities will be prepaid:

•	with the net cash proceeds received from the incurrence of certain indebtedness; and

•

if SXC’s consolidated leverage ratio is greater than 2.50 to 1.00, with the net cash proceeds of the sale or other disposition of any property or assets outside the ordinary course of business (subject to a materiality threshold and reinvestment rights).

The term loan A facility and the revolving facility may be repaid or reduced in whole or in part at the election of SXC without premium or penalty (other than payment of breakage costs for loans bearing interest with reference to the Eurodollar Rate). The term loan B facility is subject to a prepayment premium equal to 1.00% of the principal prepaid in connection with any repricing transaction during the first year of the credit facilities, and thereafter may be repaid or reduced in whole or in part at the election of SXC without premium or penalty (other than payment of breakage costs for loans bearing interest with reference to the Eurodollar Rate).

Covenants and Events of Default

The credit facilities will contain a number of covenants, including limitations on the following (subject in each case to materiality thresholds and certain exceptions):

•	indebtedness;

•	liens;

•	guarantee obligations;

•	mergers, consolidations, liquidations and dissolutions;

•	sales of assets;

•	sale and leasebacks;

•	dividends and other payments in respect of capital stock;

•	investments, acquisitions, loans and advances;

•	optional prepayments of subordinated and other material debt instruments;

•	transactions with affiliates;

•	negative pledge clauses;

•	restrictive agreements;

•	swap agreements; and

•	changes in lines of business.

The credit facilities will also include a maximum consolidated leverage ratio and minimum interest coverage ratio (with add-backs permitted to consolidated EBIT and EBITDA for (i) fees and expenses related to the merger and the closing of the credit facilities, (ii) synergies projected by SXC in good faith to be realized as a result of the merger in an aggregate amount not to exceed a specified threshold and (iii) fees and expenses and integration costs related to historical acquisitions of Catalyst and its subsidiaries in an aggregate amount not to exceed a specified threshold).

The credit facilities will also contain certain customary events of default (subject to materiality thresholds and certain exceptions and grace periods), including relating to non-payment, breach of covenants, material inaccuracy of representations and warranties, cross-default to certain other indebtedness, certain judgments, certain ERISA events, invalidity of guarantees or security documents, bankruptcy and change of control.

DESCRIPTION OF SXC CAPITAL STOCK

SXC’s authorized capital stock consists of an unlimited number of common shares, no par value per share, and no shares of preferred stock. As of May 31, 2012, there were 68,901,972 shares of SXC common stock outstanding and held of record or in street name by approximately 35,382 shareholders. On such date 2,389,105 shares of common stock were reserved for issuance pursuant to all of SXC’s equity plans, of which options to purchase 1,071,738 SXC common were outstanding, 1,317,367 of restricted stock units were outstanding (assuming the performance targets associated with the performance based RSUs will be met at the maximum achievement level) and 1,416,119 shares remained available for grant as of such date.

The following description of the terms of the SXC common stock is not complete and is qualified in its entirety by reference to SXC’s articles of continuance and its bylaws, each of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. To find out where these documents can be obtained, see “Additional Information—Where You Can Find More Information,” beginning on page 233.

Common Shares

SXC authorized share capital consists of an unlimited number of shares of SXC common stock without nominal or par value. The holders of SXC common stock are entitled to dividends if, as and when declared by the SXC board of directors and to receive notice of and attend and vote, on the basis of one vote per share, at all meetings of shareholders. In addition, the holders of SXC common stock are entitled upon our liquidation, dissolution or winding up to receive SXC’s remaining assets after payments of all liabilities. The holders of SXC common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the SXC common shares.

SXC common stock is listed on NASDAQ under the symbol “SXCI” and on the TSX under the symbol “SXC.” The transfer agent and registrar for SXC common stock is Canadian Stock Transfer Company Inc., who acts as administrative agent for CIBC Mellon Trust Company/Mellon Investor Services, LLC.

Canadian Anti-Takeover Provisions

SXC is governed by the laws of the YBCA. In Canada, rules or policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), contain requirements pertaining to certain transactions between a company and one or more related parties.

For the purpose of MI 61-101 the term “related party” in respect of any issuer includes, but is not limited to, a person or company that owns voting securities carrying greater than 10% of the voting rights attached to all voting securities of the issuer, a person or company that holds a sufficient amount of voting securities to materially affect control of the issuer, or is controlled by the issuer and each director or senior officer of the issuer. The types of transactions governed by MI 61-101 include asset sales or purchases, loans and guarantees, the purchase and/or issuance of securities, a merger, amalgamation or business combination and a formal take-over bid.

Transactions subject to MI 61-101 may be subject to (i) enhanced disclosure requirements, (ii) the requirement to prepare and disclose a formal valuation of the subject matter of the transaction and/or (iii) the requirement to obtain approval of the transaction by disinterested shareholders of the issuer.

Provisions of SXC’s Articles of Continuance, Bylaws and Yukon Law that May Have an Anti-Takeover Effect

SXC’s articles of continuance and bylaws contain provisions, summarized below, that could have the effect of delaying, deferring or preventing a change of control. Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the provisions of SXC’s articles of continuance and bylaws, as well as the provisions of any applicable laws.

Approval of Business Combinations

Under the YBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds (2/3) of the votes cast by the stockholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights

Advance Notice

The YBCA provides for an advance notice procedure for shareholders to nominate director candidates or bring other business before an annual meeting of shareholders; however, such provisions do not preclude nominations made at meetings of the shareholders.

Shareholder Action by Written Consent

Under the YBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at the meeting.

Ability to Call Special Meetings

Under the YBCA, holders of 5% of the issued shares of SXC may requisition the directors to call a special meeting of the shareholders.

Amendments to SXC’s Articles of Continuance or Bylaws

Under the YBCA, any amendment to SXC’s articles of continuance generally requires approval by a special resolution passed by not less than two-thirds (2/3) of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. SXC’s board of directors may amend the bylaws by resolution, but under the YBCA they must submit the bylaw amendment to the shareholders at the next meeting of shareholders to confirm, reject or amend the bylaws by resolution passed by a majority of the votes cast.

SXC TRADING PRICE AND VOLUME

SXC’s common shares are listed on NASDAQ under the symbol “SXCI” and on the TSX under the symbol “SXC”. The following table sets forth, for the periods indicated, the reported high and low sales prices and the average volume of trading of SXC’s common shares on NASDAQ and TSX:

	NASDAQ ($)			TSX (Cdn$)
Calendar Period	High	Low	Volume (rounded to the nearest hundreds)	High	Low	Volume (rounded to the nearest hundreds)
May 2011	$62.00	$54.55	393,000	$59.50	$52.31	57,900
June 2011	$60.80	$54.22	306,700	$59.20	$53.27	62,100
July 2011	$66.40	$58.40	315,400	$62.64	$57.72	65,600
August 2011	$64.67	$45.31	523,400	$60.31	$44.93	167,900
September 2011	$59.85	$50.18	351,600	$61.27	$49.92	102,800
October 2011	$59.96	$40.36	887,200	$60.85	$41.45	174,500
November 2011	$58.83	$43.73	598,300	$60.28	$44.34	118,000
December 2011	$60.00	$54.00	291,000	$60.97	$55.86	66,800
January 2012	$65.95	$56.81	357,100	$66.37	$57.27	161,600
February 2012	$72.34	$59.73	454,300	$72.38	$59.56	159,000
March 2012	$76.42	$69.65	374,300	$75.23	$69.60	103,100
April 2012	$100.50	$72.82	1,654,800	$99.56	$72.33	175,400
May 2012 (through May 31, 2012)	$96.49	$86.71	1,029,792	$96.49	$88.29	375,840

SXC HEALTH SOLUTIONS CORP. AND CATALYST HEALTH SOLUTIONS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 and for the twelve months ended December 31, 2011 give effect to the merger and related financing transactions as if they had occurred on January 1, 2011; the unaudited pro forma condensed combined balance sheet as of March 31, 2012 gives effect to the merger and related financing transactions as if they had occurred on March 31, 2012 (together with the unaudited pro forma condensed combined statement of operations, the “pro forma financial statements”). Additionally, the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2011 gives effect to (i) SXC’s acquisition of HealthTran LLC (“HealthTran”), as more fully described in SXC’s Current Report on Form 8-K/A filed with the SEC on March 14, 2012, which was completed on January 1, 2012, as if it had occurred on January 1, 2011, and (ii) Catalyst’s acquisition of Walgreens Health Initiatives, Inc. (“WHI”), as more fully described in Catalyst’s Annual Report on Form 10-K for the year ended December 31, 2011 and Current Report on Form 8-K/A filed with the SEC on August 19, 2011, which was completed on June 13, 2011, as if it had occurred on January 1, 2011.

Effective immediately prior to the completion of the HealthTran acquisition, HealthTran sold, assigned, transferred, conveyed and delivered to Innovante Benefit Administrators, LLC (“Innovante”), a wholly-owned subsidiary of HealthTrans Data Services, LLC, a former significant equity interest holder of HealthTran, all of HealthTran’s right, title and interest in and to all assets exclusively used in the operation of its business of providing third party administration (“TPA”) services (the “TPA Business”) for both medical and prescription drug claim processing and adjudication and general benefit plan administration, in consideration for the payment of $1 and the assumption by Innovante of all of the liabilities of the TPA Business. The pro forma financial statements exclude the assets, liabilities and results of operations of the TPA Business, as the TPA Business was not acquired by SXC.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and related financing transactions and the acquisitions of HealthTran and WHI, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The adjustments to the pro forma financial statements are preliminary and have been made solely for the purpose of developing the pro forma financial statements, necessary to comply with the applicable disclosure and reporting requirements of the SEC. The pro forma financial statements are not intended to represent what SXC’s actual consolidated results of operations or consolidated financial position would have been had the merger, the related financing transactions and the acquisitions occurred on the dates assumed, nor are they necessarily indicative of SXC’s future consolidated results of operations or consolidated financial position. The actual results reported in periods following the closing of the merger, the related financing transactions and the acquisitions may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to: differences in the ordinary conduct of the business following the merger and acquisitions; differences between the assumptions used to prepare these pro forma financial statements and actual amounts; cost savings from operating efficiencies; changes to pharmacy network and rebate contracting; potential synergies; and the impact of the incremental costs incurred in integrating the companies.

The pro forma adjustments and related assumptions are described in the accompanying notes. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed, based on preliminary estimates of fair value. SXC believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of acquired assets and liabilities assumed are in process and are not expected to be finalized until after the merger is completed, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation may be subject to adjustment.

Furthermore, the pro forma financial statements do not reflect any cost savings from operating efficiencies, any other potential synergies or any incremental costs that could result from integrating Catalyst, WHI or HealthTran. The pro forma financial statements are based on the historical financial statements of SXC, Catalyst, HealthTran, and WHI, as adjusted for the pro forma effect of the merger, the related financing transactions and the acquisitions of HealthTran and WHI. The pro forma financial statements should be read in conjunction with the historical financial statements and the accompanying notes of SXC included in its Quarterly Report on Form 10-Q filed with the SEC on May 4, 2012 and its Annual Report on Form 10-K filed with the SEC on February 24, 2012, the historical financial statements and the accompanying notes of Catalyst included in its Quarterly Report on Form 10-Q filed with the SEC on May 4, 2012 and its Annual Report on Form 10-K filed with the SEC on February 24, 2012, the historical financial statements and the accompanying notes of HealthTran included in Exhibits 99.2 and 99.3 of SXC’s Current Report on Form 8-K/A filed with the SEC on March 14, 2012, and the historical financial statements and the accompanying notes of WHI included in Exhibits 99.1 and 99.2 of Catalyst’s Current Report on Form 8-K/A dated August 19, 2011, each of which is incorporated into this joint proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 233.

SXC Health Solutions Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2012

(in thousands)

	SXC (actual)	Catalyst (actual)	Merger Pro Forma Adjustments (Note 4-C)	Total Pro Forma Combined
ASSETS

Current assets
Cash and cash equivalents	$272,119	$51,223	$107,381	$430,723
Accounts receivable, net	292,471	444,629	(1,943)	735,157
Rebates receivable	46,970	230,386	0	277,356

Other current assets	37,760	39,868	0	77,628

Total current assets	649,320	766,106	105,438	1,520,864

Property and equipment, net	27,531	71,762	(3,160)	96,133
Goodwill	464,902	785,270	3,150,576	4,400,748
Other intangible assets, net	136,589	303,870	1,033,430	1,473,889
Other assets	5,789	91,387	2,744	99,920

Total assets	$1,284,131	$2,018,395	$4,289,028	$7,591,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities

Pharmacy benefit claim payments payable	$263,353	$402,053	$0	$665,406

Pharmacy benefit management rebates payable	69,223	247,819	0	317,042
Accounts payable	16,758	3,705	(1,943)	18,520

Accrued expenses and other current liabilities	95,755	137,052	55,000	287,807
Current portion of long-term debt	0	7,500	33,000	40,500

Total current liabilities	445,089	798,129	86,057	1,329,275

Long-term debt	100,000	261,250	997,961	1,359,211
Other liabilities	7,331	53,370	(10,989)	49,712
Deferred income taxes	20,419	37,126	476,174	533,719

Total liabilities	572,839	1,149,875	1,549,203	3,271,917

Shareholders’ equity

Common shares	411,826	506	3,605,168	4,017,500
Additional paid-in capital	34,791	493,103	(466,107)	61,787
Retained earnings/members deficit	264,675	389,045	(414,045)	239,675
Treasury stock	0	(14,779)	14,779	0
Accumulated other comprehensive loss	0	(30)	30	0

Total shareholders’ equity	711,292	867,845	2,739,825	4,318,962

Non-controlling interest	0	675	0	675

Total liabilities and shareholders’ equity	$1,284,131	$2,018,395	$4,289,028	$7,591,554

See the accompanying notes to the unaudited pro forma financial statements

SXC Health Solutions Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2012

(in thousands, except per share data)

	SXC (actual)	Catalyst (actual)	Merger Pro Forma Adjustments (Note 4-C)	Total Pro Forma Combined
Revenue	$1,717,097	$1,454,805	$(545)	$3,171,357
Cost of revenue	1,606,708	1,359,472	(4,745)	2,961,435

Gross profit	110,389	95,333	4,200	209,922
Expenses:

Selling, general and administrative	56,714	58,160	(570)	114,304
Depreciation and amortization	12,674	9,563	38,179	60,416

Total operating expenses	69,388	67,723	37,609	174,720

Operating income (loss)	41,001	27,610	(33,409)	35,202
Interest and other expense, net	1,240	2,152	11,802	15,194

Income (loss) before income taxes	39,761	25,458	(45,211)	20,008
Income tax expense (benefit):	13,419	9,623	(17,631)	5,411

Net income (loss)	26,342	15,835	(27,580)	14,597
Noncontrolling interest net loss	0	(3,398)	0	(3,398)

Net income attributable to the company	$26,342	$19,233	$(27,580)	$17,995

Earnings per share:
Basic	$0.42	$0.39	0	$0.18
Diluted	$0.42	$0.39	0	$0.18

Weighted average shares outstanding:
Basic	62,529	49,144	5,980	100,973
Diluted	63,284	49,592	5,980	102,025

See the accompanying notes to the unaudited pro forma financial statements

SXC Health Solutions Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2011

(in thousands, except per share data)

	SXC (actual)	HealthTran (actual)	HealthTran Pro Forma Adjustments (Note 4-A)	SXC- HealthTran Pro Forma Combined	Catalyst (actual)	WHI (actual)	WHI Pro Forma Adjustments (Note 4-B)	Catalyst- WHI Pro Forma Combined	Merger Pro Forma Adjustments (Note 4-C)	Total Pro Forma Combined
Revenue	$4,975,496	$253,044	$(23,505)	$5,205,035	$5,329,594	$57,741	$597,787	$5,985,122	$4,615	$11,194,772
Cost of revenue	4,666,008	199,796	(23,505)	4,842,299	5,021,709	0	604,624	5,626,333	(10,885)	10,457,747

Gross profit	309,488	53,248	0	362,736	307,885	57,741	(6,837)	358,789	15,500	737,025
Expenses:
Selling, general and administrative	145,788	44,478	(9,605)	180,661	166,483	57,507	(16,003)	207,987	0	388,648
Depreciation and amortization	23,129	6,093	15,100	44,322	27,182	6,354	1,606	35,142	157,155	236,619
Settlement expense	0	3,150	0	3,150	0	0	0	0	0	3,150

Total operating expenses	168,917	53,721	5,495	228,133	193,665	63,861	(14,397)	243,129	157,155	628,417

Operating income (loss)	140,571	(473)	(5,495)	134,603	114,220	(6,120)	7,560	115,660	(141,655)	108,608
Interest and other expense, net	2,277	9,793	(6,874)	5,196	7,263	(1,290)	2,772	8,745	46,245	60,186
Dividends on Class C preferred units	0	4,463	(4,463)	0	0	0	0	0	0	0
Accretion of Class C preferred units discount	0	902	(902)	0	0	0	0	0	0	0

Income (loss) before income taxes	138,294	(15,631)	6,744	129,407	106,957	(4,830)	4,788	106,915	(187,900)	48,422
Income tax expense (benefit):	46,508	0	(8,964)	37,544	40,370	20	1,843	42,233	(62,410)	17,367

Net income (loss)	91,786	(15,631)	15,708	91,863	66,587	(4,850)	2,945	64,682	(125,490)	31,055
Noncontrolling interest net loss	0	0	0	0	(401)	0	0	(401)	0	(401)

Net income attributable to the company	$91,786	$(15,631)	$15,708	$91,863	$66,988	$(4,850)	$2,945	$65,083	$(125,490)	$31,456

Earnings per share:
Basic	$1.48	0	0	$1.48	$1.41	0	0	$1.33	0	$0.32
Diluted	$1.46	0	0	$1.46	$1.39	0	0	$1.32	0	$0.31
Weighted average shares outstanding:
Basic	62,127	0	0	62,127	47,569	0	0	48,827	5,980	100,362
Diluted	62,952	0	0	62,952	48,107	0	0	49,365	5,980	101,543

See the accompanying notes to the unaudited pro forma financial statements

1.	Description of Transaction

On April 18, 2012, SXC Health Solutions Corp. (“SXC”) announced that it had entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Catalyst Health Solutions, Inc. (“Catalyst”), a full-service PBM serving more than 18 million lives in the United States and Puerto Rico, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, a newly-formed wholly-owned subsidiary of SXC will be merged with and into Catalyst, with Catalyst surviving as a wholly-owned subsidiary of SXC (the “Merger”). Each share of Catalyst common stock outstanding immediately prior to the effective time of the Merger (other than shares owned by SXC or Catalyst or any of their respective wholly-owned subsidiaries or shares with respect to which appraisal rights have been properly exercised) will be converted in the Merger into the right to receive 0.6606 of a share of SXC common stock and $28.00 in cash. The completion of the Merger is subject to certain conditions, including, among others, (i) approval and adoption by Catalyst stockholders of the Merger Agreement, (ii) approval by SXC shareholders of the issuance of shares of SXC common stock in connection with the Merger, (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of certain governmental approvals and (iv) other customary closing conditions. The Merger is expected to close in the second half of 2012.

In connection with the merger, SXC has entered into a debt commitment letter with JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan. J.P. Morgan, JPMCB and SXC subsequently entered into accession agreements with Bank of America, Barclays Bank and SunTrust. Pursuant to the debt commitment letter and the accession agreements, JPMCB, Bank of America, Barclays Bank and SunTrust committed to provide senior secured credit facilities to SXC in an aggregate amount of $1.8 billion, subject to the terms and conditions of the debt commitment letter. The existing SXC revolving credit facility and Catalyst senior secured loan facility and revolving credit facility will be refinanced as part of the Merger.

Each stock option and one series of warrants to acquire Catalyst common stock existing at the effective time of the Merger will be assumed by SXC (each, a “continuing award”). At the closing of the Merger, each continuing award will be converted into an award to acquire shares of SXC common stock, on the same terms and conditions as were applicable to the award prior to the Merger. For each stock option, the share underlying the stock option award will be multiplied by a ratio equal to the sum of 0.6606 plus the fraction obtained by dividing $28.00 by the average per share daily closing price of SXC common stock over the five trading days preceding the closing date of the Merger and the exercise price will be divided by the same ratio.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with SXC being the accounting acquirer, and is based on the historical financial statements of SXC, Catalyst, HealthTran LLC (“HealthTran”) and Walgreens Health Initiatives, Inc. (“WHI”). Certain reclassifications have been made to the historical financial statements of Catalyst to conform to the financial statement presentation to be adopted by SXC.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 combines the consolidated statements of operations of SXC and Catalyst for the period then ended to give effect to the Merger as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines the consolidated statements of operations of SXC and Catalyst for the year then ended to give effect to the Merger as if it had occurred on January 1, 2011, the unaudited statement of operations of HealthTran for the twelve months ended November 30, 2011 to give effect to the HealthTran acquisition as if it had occurred on January 1, 2011, and adds the unaudited results of WHI (now known as CatalystRx Health Initiatives) for the six-month period ended May 31, 2011, to give effect to the WHI acquisition as if it had occurred on January 1, 2011. The unaudited statement of operations of HealthTran for the twelve months ended November 30, 2011 was prepared by taking the audited HealthTran statement of operations for the twelve months ended May 31, 2011, less the results from the unaudited statement of operations of HealthTran for the six months ended November 30, 2010, plus the results from the unaudited statement of operations of HealthTran for the six months ended November 30, 2011. The HealthTran unaudited statement of operations for the year ended November 30, 2011, excludes the results of the TPA business line of HealthTran not acquired by SXC. The WHI pro forma adjustments include an adjustment to reduce WHI’s unaudited six-month results due to actual results already included in Catalyst’s results for the second half of June 2011.

The unaudited pro forma condensed combined balance sheet as of March 31, 2012, combines the consolidated balance sheets of SXC and Catalyst as of March 31, 2012 to give effect to the Merger as of it had occurred on March 31, 2012.

The pro forma adjustments include the application of the acquisition method of accounting under purchase accounting guidance. Purchase accounting guidance requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing of the Merger. The transaction fees for the Merger and acquisitions are expensed as incurred and are included in selling, general and administrative expenses in SXC’s and Catalyst’s results for the three months ended March 31, 2012 and the year ended December 31, 2011. Catalyst incurred approximately $12 million in transaction expenses during 2011 for its acquisition of WHI. SXC incurred approximately $0.9 million in transaction expenses during 2011 for its acquisition of HealthTran. Each of SXC and Catalyst incurred approximately $0.3 million of transaction expenses related to the Merger during the three months ended March 31, 2012, and an insignificant amount of transaction expenses related to the Merger during 2011.

The pro forma adjustments described herein have been developed based on management’s judgment, including estimates relating to the allocations of purchase price to the assets acquired and liabilities assumed of Catalyst, WHI, and HealthTran based on preliminary estimates of fair value. SXC management believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of assets acquired and liabilities assumed are in process and are not expected to be finalized until subsequent to the Merger’s completion later in 2012, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocations may be subject to adjustment. The pro forma financial statements do not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs which may be incurred in connection with integrating Catalyst, WHI or HealthTran.

The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what SXC’s actual consolidated results of operations or consolidated financial position would have been had the Merger, the related financing transactions or the acquisitions occurred on the dates assumed, nor are they necessarily indicative of SXC’s future consolidated results of operations or consolidated financial position.

3.	Preliminary Purchase Price Calculation and Allocation

SXC will allocate the purchase price in the Merger to the fair value of the Catalyst assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Catalyst as of March 31, 2012. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisers, at the completion of the Merger. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to SXC only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Merger. The estimated intangible assets are comprised of customer contracts with an estimated useful life of 8 years and trade names with an estimated useful life of 1 year. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. The residual amount of the purchase price after preliminary allocation to identifiable net assets represents goodwill. Below is a preliminary purchase price calculation as well as a preliminary purchase price allocation.

Purchase price calculation	Amount (in thousands)
Cash payment	$1,432,536
SXC shares issued	3,087,074
Options and warrants assumed	26,996

Total purchase price	$4,546,606

The preliminary purchase price calculation was based on the number of outstanding shares of Catalyst common stock, stock options, restricted stock units (“RSU”) and warrants as of March 31, 2012, disclosed in Catalyst’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2012. All RSUs and 100,000 Catalyst common stock warrants issued in connection with a 2010 acquisition, were treated as shares outstanding for the purchase price calculation. The cash component of the purchase price was a product of the shares of Catalyst common stock assumed to be outstanding multiplied by $28.00 per share. The value for SXC common stock to be exchanged for Catalyst common stock was calculated by applying the conversion factor of 0.6606 of a share of SXC common stock for each share of Catalyst common stock outstanding, multiplied by the closing price per share of SXC common stock on NASDAQ of $91.34 at market close on May 29, 2012. Outstanding Catalyst stock options and the remaining 255,000 Catalyst common stock warrants were valued using a Black Scholes model, utilizing the closing price per share of SXC common stock on NASDAQ of $91.34 at market close on May 29, 2012, a volatility rate of 49%, a risk free interest rate of 0.83%, an expected life of 0.3 years for the stock options and 3 years for the Catalyst common stock warrants and a dividend yield of 0%, after converting the number of outstanding stock options and warrants and their associated exercise price based on the defined conversion ratio in the Merger Agreement.

The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Merger is consummated. In accordance with purchase accounting guidance, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share equity component different from the amount assumed in the unaudited pro forma condensed combined financial information and that difference may be material. SXC believes that a price volatility of as much as 50% in SXC’s common stock price on the closing date of the Merger from the common stock price assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon the recent history of the price of SXC’s common stock. A change of this magnitude would increase or decrease the consideration expected to be transferred by approximately $1.5 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

Below is the preliminary purchase price allocation for the Merger:

Preliminary purchase price allocation	Amount (in thousands)
Current assets	$766,106
Goodwill	3,935,846
Other intangible assets	1,337,300
Other assets	153,089

Total assets acquired	6,192,341

Current liabilities-excluding debt	820,629
Long term liabilities-excluding debt	556,356
Debt assumed	268,750

Total liabilities assumed	1,645,735

Net assets acquired	$4,546,606

4.	Unaudited Pro Forma Adjustments

A. SXC-HealthTran Acquisition Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2012

There are no adjustments to the unaudited pro forma condensed combined balance sheet for SXC’s acquisition of HealthTran since the accounts of HealthTran were included in SXC’s consolidated balance sheet as of March 31, 2012.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2011

Revenue and cost of revenue

For transactions at SXC’s participating pharmacies, under the terms of the customer contracts, the pharmacy is solely obligated to collect the co-payments from the participants. SXC does not assume liability for participant co-payments in non-SXC owned pharmacy transactions, and therefore does not include participant co-payments in revenue or cost of revenue. If these amounts were included in SXC’s operating results, its operating income and net income would not have been affected. HealthTran included in revenue and cost of revenues co-payments collected by participating pharmacies. Accordingly, these adjustments remove from revenue and cost of revenue HealthTran’s co-payments that were collected by participating pharmacies.

Selling, general and administrative expenses

The adjustment to selling, general and administrative expenses (“SG&A”) relates to the reversal of $9.6 million in stock-compensation charges recorded by HealthTran related to its class B units as a result of the acquisition of HealthTran by SXC.

Depreciation and amortization

The adjustment to depreciation and amortization is the result of adjusting the historical expense to include the additional depreciation and amortization from the estimated first year amortization of the intangible assets.

Interest

Interest income was adjusted to reflect the reduction of interest due to using cash on hand to finance the acquisition. Interest expense was adjusted to remove interest expense from HealthTran’s previous debt that was not assumed by SXC, and adding $2.7 million for estimated interest expense related to SXC’s draw on its revolving credit facility to finance a portion of the purchase price for the HealthTran acquisition.

HealthTran preferred unit expenses

These adjustments remove the associated expenses of HealthTran related to class C preferred units that were not assumed by SXC.

Income taxes

The adjustment reflects the income tax effect of the pro forma combined effective income tax rate of 29.0% for the year ended December 31, 2011. The pro forma adjustments were tax affected based on applicable federal and state statutory tax rates and the combined results of SXC and HealthTran.

B. Catalyst-WHI Acquisition Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

There are no adjustments to the unaudited pro forma condensed combined balance sheet for Catalyst’s acquisition of WHI since the accounts of WHI were included in Catalyst’s consolidated balance sheet as of March 31, 2012.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2011

Revenue and cost of revenue

Based on WHI’s former owner’s (Walgreen Co.) revenue recognition policies, WHI historical revenue is primarily presented net of pharmacy reimbursement costs, primarily as a result of WHI acting as an agent in administering pharmacy reimbursement contracts. Subsequent to the acquisition, Catalyst assumed the credit risk for certain transactions due to the operational nature of Catalyst’s business, and accordingly these revenue streams are presented on a gross basis. This is consistent with SXC’s revenue recognition policy and is the expected outcome for this revenue stream subsequent to the Merger completion. Although this adjustment results in a higher revenue contribution from such contracts, there is no impact on client-level or overall gross profit. In addition to the adjustment to record revenue and cost of revenue on a gross basis, Catalyst had a portion of its acquired intangibles of WHI amortized as a revenue reduction. An incremental $2.6 million was recorded as a revenue reduction to reflect additional amortization related to the WHI acquisition, and $4.2 million was recorded to reduce revenue to adjust for Catalyst having a partial-period of WHI actual results already included in revenue.

Selling, general and administrative expenses

The adjustment to SG&A reflects the reversal of Catalyst’s expenses incurred to complete the WHI acquisition of $12 million, as well as $4 million to reduce SG&A charges for a partial month due to Catalyst’s actual results already including a partial period of WHI results.

Depreciation and amortization

Adjustments have been included to record the estimated net increase in amortization expense for intangible assets. The incremental amortization expense was calculated using estimated lives of 13 years for the customer relationship intangibles, with an estimated value of $133.0 million; 8 years for the customer contract intangibles, with an estimated value of $44.9 million; and 6 years for the acquired technology, with an estimated value of $11.3 million. The incremental amortization expense recorded related to the WHI acquisition was $7.9 million. This was offset by removing $6.3 million in historical depreciation and amortization expense of WHI.

Interest

Interest income was adjusted to reflect the reduction in investment earnings for the cash consideration paid to fund the purchase price.

Interest expense was adjusted to reflect the increased interest expense attributable to an amount of $180.0 million drawn down under the revolving credit facility to partly finance the acquisition consideration for WHI. The interest rate, immediately after the draw down, was approximately 2.0%. Additionally, the interest expense has also been adjusted to reflect the amortization of the financing costs related to Catalyst’s amended revolving credit facility.

Income taxes

The adjustments reflect the income tax effect of the pro forma combined income tax provision of 39.5%. The pro forma adjustments were tax affected based on applicable federal and state statutory tax rates.

Basic and diluted shares

This adjustment reflects the change to the weighted average number of shares outstanding as a result of the issuance of 4.5 million shares of Catalyst common stock on April 13, 2011, the proceeds of which were used to finance a portion of the purchase price for the acquisition of WHI by Catalyst.

C. SXC-Catalyst Merger Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

Cash and cash equivalents

The adjustment to cash and cash equivalents reflects the net inflows from new senior secured term loans, revolving credit facility borrowings and the public offering and sale of 5,980,000 shares of SXC common stock to finance the Merger as if each occurred on March 31, 2012, offset by the aggregate cash outflows related to the payment of Merger consideration of $28.00 per share of Catalyst common stock to complete the Merger and refinancing and repayment of outstanding Catalyst and SXC debt.

Adjustment	Amount (in thousands)
Net proceeds from new SXC borrowings	$1,390,067
Net proceeds from public offering	518,600
Cash Merger consideration to Catalyst stockholders	(1,432,536)
Repayment of outstanding Catalyst debt	(268,750)
Repayment of SXC debt	(100,000)

Total adjustment	$107,381

Accounts receivable and accounts payable

The adjustment to accounts receivable and accounts payable relates to the amount due to SXC from Catalyst for services provided.

Property and equipment, net

This adjustment decreases Catalyst’s property and equipment by $3.2 million based on the preliminary valuation of property and equipment.

Goodwill and other intangible assets

The adjustments to goodwill and intangible assets represent the net amounts for goodwill and other intangible assets recognized from the Merger’s preliminary purchase price allocation less the amounts of goodwill and intangible assets of Catalyst as of March 31, 2012. The preliminary goodwill recognized in connection with the Catalyst combination is $3.9 billion. To the extent the computed purchase price varies resulting from the fluctuation in SXC’s stock price, goodwill will also vary. The preliminary value of other intangible assets is $1.3 billion. The customer relationships intangible asset was valued using an excess earnings model based on expected future revenues derived from the customers acquired. Trademarks/Tradenames were valued using a royalty savings model based on future projected revenues of Catalyst. See below for detail of the other intangible assets acquired. The additions of these assets were offset by the reduction to the historical Catalyst balances of goodwill of $785.3 million, and of other intangible assets of $303.9 million, which related to Catalyst’s past acquisitions.

The other identified intangible assets acquired consist of the following:

	Fair Value (in thousands)	Useful Life
Customer relationships	$1,333,100	8 years
Trademarks/Tradenames	4,200	1 year

	$1,337,300

Other assets

The adjustment to other assets reflects $9.6 million in unamortized deferred financing costs related to SXC’s new revolving credit facility, less the elimination of Catalyst’s deferred financing charges of $6.9 million in connection with repaying Catalyst’s outstanding debt.

Accrued expenses and other liabilities

This adjustment records an estimated $55 million in transaction costs to be incurred by SXC and Catalyst to complete the Merger and related transactions. These costs are not reflected in the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.

Debt

In conjunction with financing the Merger, SXC expects, subject to the terms and conditions of the debt commitment letter, to enter into a $1.8 billion senior secured credit agreement contemplated by such debt commitment letter. This debt, net of an assumed 2.0% discount on the $800 million term loan and other direct lender transaction costs, has been reflected as outstanding as of March 31, 2012, in the unaudited pro forma condensed combined balance sheet. Additionally, the outstanding debt of each company will be settled upon closing of the Merger, and accordingly has been reflected as extinguished in the unaudited pro forma condensed combined balance sheet. The table below lists the adjustments made to reach the pro forma adjustment for debt:

Adjustment	Amount (in thousands)
Debt incurred related to the Merger-long term	$1,359,211
Debt incurred related to the Merger-short term	40,500
Settlement of outstanding SXC debt	(100,000)
Settlement of outstanding Catalyst debt-long term	(261,250)
Settlement of outstanding Catalyst debt-short term	(7,500)

Total debt adjustments	$1,030,961

Net current portion of long-term debt adjustment	$33,000
Net long-term debt adjustment	$997,961

Other liabilities

The adjustment to other liabilities removes Catalyst’s deferred rent liability as of March 31, 2012.

Deferred taxes

Deferred taxes of $508 million were recorded to reflect the deferred tax liability related to the other intangible assets generated from the Merger, calculated using an estimated statutory tax rate of 38%. This adjustment is offset by reducing deferred tax liabilities of $32 million related to deferred tax liabilities recorded in connection with Catalyst’s prior acquisitions.

Shareholders’ equity

Shareholders’ equity was adjusted to remove all of Catalyst’s equity account balances, except for the non-controlling interest, add the value of the shares of SXC common stock, as well as replacement options and warrants issued as part of the Merger consideration based on the conversion ratios defined in the Merger Agreement and to reflect the net proceeds of $518.6 million from the public offering and sale of 5,980,000 shares of SXC common stock in May 2012. The value of the shares issued as part of the merger consideration was based on SXC’s share price of $91.34 at market close on May 29, 2012. Additionally, $25 million was recorded as a reduction to shareholders’ equity to reflect the anticipated transaction costs to be incurred by SXC to complete the Merger and related transactions.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2012

Revenue and cost of revenue

Revenue and cost of revenue were adjusted to remove the effect of transactions between SXC and Catalyst. Revenue and cost of revenue were each reduced by $4.8 million, reflecting the amount earned and billed by SXC to Catalyst during three months ended March 31, 2012. Additionally, revenue was increased by $4.2 million to reverse amortization expense recorded by Catalyst related to other intangibles from its prior acquisitions. Customer contract intangible assets acquired by Catalyst in its WHI acquisition were amortized as revenue reductions due to Catalyst’s contract it entered into with WHI’s former parent, Walgreens, in connection with the WHI acquisition.

Depreciation and amortization

The adjustment to depreciation and amortization is principally the result of the preliminary estimation of amortization expense of intangible assets acquired of $43.9 million. This amount is offset by a reduction of $5.8 million of amortization expense recorded by Catalyst from its intangible assets.

Interest

Interest expense was adjusted to remove $2.2 million of interest expense from Catalyst’s previous debt and $1.2 million from SXC’s previous debt, to reflect its repayment in connection with the Merger. Interest expense was increased by $15.2 million to reflect the estimated interest expense related to SXC’s new debt that will be incurred to finance the Merger, utilizing an estimated effective rate of 4.3% based on terms of SXC’s debt commitment letter and current market rates that SXC’s debt commitment letter is subject to. A deviation of 0.1% in the interest rate would cause interest expense to increase or decrease by $0.4 million for the three month period, or $1.5 million on an annual basis.

Income taxes

The adjustment reflects the income tax effect of the pro forma combined effective income tax rate of 26.4% for the three months ended March 31, 2012. The pro forma adjustments were tax effected based on applicable federal and state statutory rates.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2011

Revenue and cost of revenue

Revenue and cost of revenue were adjusted to remove the effect of transactions between SXC and Catalyst. Revenue and cost of revenue were each reduced by $10.9 million, reflecting the amount earned and billed by SXC to Catalyst during 2011. Additionally, revenue was increased by $15.5 million to reverse amortization expense recorded by Catalyst related to other intangibles from its prior acquisitions. Customer contract intangible assets acquired by Catalyst in its WHI acquisition were amortized as revenue reductions due to Catalyst’s contract it entered into with WHI’s former parent, Walgreens, in conjunction with the WHI acquisition.

Depreciation and amortization

The adjustment to depreciation and amortization is driven by the preliminary estimate of first year amortization expense of intangible assets acquired of $183.7 million. This amount is offset by a reduction of $26.5 million of amortization expense recorded by Catalyst from its intangible assets. Amortization expense of intangible assets acquired, based on preliminary estimates, is expected to be $175.7 million, $171.9 million, $168.3 million and $164.6 million for years two through five, respectively, following completion of the Merger. A 10% change in the amount allocated to other intangible assets would increase or decrease annual amortization expense by approximately $17 million.

Interest

Interest expense was adjusted to remove $10.2 million of interest expense from Catalyst’s previous debt and $5.5 million from SXC’s previous debt, to reflect its repayment in connection with the Merger. Interest expense was increased by $62.0 million to reflect the estimated interest expense related to SXC’s new debt that will be incurred to finance the cash portion of the merger consideration for the Merger, utilizing an estimated effective rate of 4.3% based on terms of SXC’s debt commitment letter and current market rates that SXC’s debt commitment letter is subject to. A deviation of 0.1% in the interest rate would cause interest expense to increase or decrease by $1.5 million for the year.

Income taxes

The adjustment reflects the income tax effect of the pro forma combined effective income tax rate of 35.8% for the year ended December 31, 2011. The pro forma adjustments were tax effected based on applicable federal and state statutory rates.

Basic and diluted shares

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the estimated combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted average shares of Catalyst are assumed to be replaced by the shares expected to be issued by SXC at an exchange ratio of 0.6606 of a share of SXC common shares per share of Catalyst common stock.

Additionally, the basic and diluted earnings per share calculations reflect an additional 5,980,000 shares related to SXC’s public offering and sale of its shares of common stock in May 2012 as if they were issued on January 1, 2011.

FINANCIAL FORECASTS

SXC Summary Unaudited Prospective Financial Information

SXC does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the review of the merger, SXC management prepared certain unaudited prospective financial information, treating SXC on a stand-alone basis, without giving effect to the merger and as if the merger had not been contemplated by SXC. The SXC summary unaudited prospective financial information is not provided to influence investors to make any investment decisions with respect to the merger or otherwise, but is being included only to provide the shareholders of SXC and the stockholders of Catalyst access to certain of the non-public unaudited prospective financial information that was made available to the SXC board of directors and the Catalyst board of directors for purposes of considering and evaluating the merger. The unaudited prospective financial information included in this joint proxy statement/prospectus was also provided by SXC to the financial advisors of SXC and Catalyst management. In addition, SXC provided its board of directors and financial advisors with unaudited prospective financial information for the fiscal years ending 2015 and 2016. Catalyst management provided SXC’s prospective financial information to Catalyst’s financial advisor, together with prospective financial information for SXC for the fiscal years ending 2015 and 2016, which Catalyst informed SXC was compiled by Catalyst management by extrapolating from SXC’s prospective financial information for the fiscal years ending 2012 through 2014. In connection with J.P. Morgan’s and Barclays’ independent financial analyses, each of J.P. Morgan and Barclays applied different assumptions and adjustments to the unaudited prospective financial information of SXC provided by SXC management. As a result, there were minor deviations in the projections that SXC management approved for use by each of J.P. Morgan and Barclays, none of which, individually or in the aggregate, materially affected J.P. Morgan’s or Barclays’ financial analyses. See also the sections entitled “The Merger—Opinion of SXC’s Financial Advisors” and “The Merger—Opinion of Catalyst’s Financial Advisor” beginning on page 71.

The unaudited prospective financial information of SXC was not prepared with a view toward public disclosure and the inclusion of summary unaudited prospective financial information below should not be regarded as an indication that any of SXC, Catalyst or any other recipient of this information either previously considered, or currently considers, such information to be necessarily predictive of actual future results. None of SXC, Catalyst the combined company, or their respective affiliates assumes any responsibility to any person for the accuracy of this prospective information. Such projections do not necessarily reflect current estimates or assumptions SXC management may have about prospects for its businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the SXC projections were prepared.

SXC’s projections do not necessarily take into account any circumstances or events occurring after the date they were prepared. SXC has not updated or revised the SXC projections to reflect changes in circumstances since the preparation of such projections, including changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events or changes in assumptions underlying the SXC projections, even in the event that any or all of the underlying assumptions change or are shown to be in error. The SXC projections are forward-looking statements, and SXC’s shareholders and Catalyst’s stockholders are urged to review SXC’s most recent SEC filings for a description of risk factors with respect to SXC’s business and review the “Risk Factors” contained in SXC’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 24, 2012. See “Additional Information—Where You Can Find More Information” beginning on page 233 and “Risk Factors” beginning on page 29, as well as the section of this joint proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38.

The SXC unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the SXC unaudited prospective financial information reflects numerous estimates and assumptions made by the management of SXC with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to SXC’s business, all of which are difficult to predict and many of which are beyond SXC’s control. In preparing long-term financial forecasts, SXC management also makes certain assumptions regarding the achievement of certain organic revenue growth (without giving effect to any potential acquisitions) based on known new client additions for fiscal years 2012 and 2013 and projected modest new client growth in 2014 and client retention rates at levels consistent with prior years. There can be no assurance regarding the accuracy of any of these assumptions. As a result, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated as set forth below. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants, which we refer to as the AICPA, for preparation and presentation of prospective financial information. The SXC unaudited prospective financial information included in this section of the joint proxy statement/prospectus has been prepared by, and is the responsibility of, SXC management. KPMG LLP has neither examined, compiled nor performed any procedures with respect to the accompanying unaudited prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP reports incorporated by reference in this joint proxy statement/prospectus relate to SXC’s historical financial information. They do not extend to the SXC unaudited prospective financial information and should not be read as such.

The SXC management projections were prepared based on SXC as a stand-alone company. Such projections do not take into account the merger, including the impact of negotiating or executing the transactions, the expenses that may be incurred in connection with consummating the merger, the impact that preparing for closing or integrating the companies will have on SXC’s business, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which instead were altered, accelerated, postponed or not taken in anticipation of the merger.

The following table presents summary selected SXC unaudited prospective financial information for the fiscal years ending 2012 through 2014 prepared by SXC management in connection with its evaluation of the merger.

	Year Ending December 31,
($ in millions, except per share data)	2012E	2013E	2014E
(unaudited)
Revenue	$6,930	$8,073	$8,719
EBITDA(1)	$254	$309	$369
GAAP EPS (Diluted)	$2.05	$2.62	$3.21
Adjusted EPS(2)	$2.43	$2.92	$3.47

(1)	EBITDA is defined as earnings prior to interest income, interest expense and other expense, net, income taxes, depreciation and amortization. SXC did not add back stock-based compensation expense to reach EBITDA. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. SXC management believes it is useful to exclude depreciation, amortization, interest income and interest expense and other expense, net, as these are essentially fixed amounts that cannot be influenced by management in the short term.
(2)

Adjusted EPS excludes all amortization of intangible assets, net of tax, and non-recurring charges and is a non-GAAP financial measure and should not be considered as an alternative to GAAP EPS as a measure of financial performance. Amortization of intangible assets arises from the acquisition of intangible assets in connection with SXC’s business acquisitions. SXC excludes amortization of intangible assets from non-GAAP Adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC’s business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Readers of this joint proxy statement/prospectus should note that the use of these intangible assets contributes to revenue in the period presented as well as future periods and should also note that such expenses will recur in future periods.

Readers of this joint proxy statement/prospectus are cautioned not to rely on the unaudited prospective financial information set forth above. No representation or warranty is or has been made to shareholders of SXC or the combined company, or stockholders of Catalyst or any person regarding the information included in the unaudited prospective financial information described herein or the ultimate performance of SXC, Catalyst or the combined company, compared to the information included in the above unaudited prospective financial information.

The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such. The information concerning financial projections provided by SXC is not included in this joint proxy statement/prospectus in order to induce any person to vote in favor of the merger agreement or to acquire securities of SXC.

SXC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE SXC PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Catalyst Summary Unaudited Prospective Financial Information

Catalyst does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty of such projections due to the uncertainties relating to the underlying assumptions and estimates on which the forecasts are based. However, in connection with the review of the proposed transactions with SXC, Catalyst management prepared unaudited prospective financial information for Catalyst on a stand-alone basis (the “Catalyst Projections”). Catalyst management provided the Catalyst board of directors only with the unaudited prospective financial information summarized in the first table below. The SXC board of directors was only provided with the unaudited adjusted prospective financial information summarized in the second table below. Catalyst is providing the summary unaudited prospective financial information summarized below solely to provide the stockholders of Catalyst and the shareholders of SXC access to certain non-public unaudited prospective financial information that was made available to the Catalyst board of directors and the SXC board of directors, as applicable, for purposes of considering and evaluating the transaction. The Catalyst Projections summarized in the first table below were used by the financial advisor of Catalyst and the Catalyst Projections summarized in the second table below were used by the financial advisors of SXC. See also the sections entitled “The Merger—Opinion of SXC’s Financial Advisors” and “The Merger—Opinion of Catalyst’s Financial Advisor” beginning on page 71. Catalyst management provided to Catalyst’s financial advisor this prospective financial information of Catalyst, together with certain prospective financial information for Catalyst for the 2016 fiscal year, which was compiled by Catalyst management by extrapolating from the prior years’ information. Catalyst management also provided to Catalyst’s financial advisor the prospective financial information for SXC summarized above, together with certain prospective financial information for SXC for the fiscal years ending 2015 and 2016, which was compiled by Catalyst management by extrapolating from SXC’s unaudited prospective financial information for the fiscal years ending 2012 through 2014. The Catalyst Projections were not prepared with a view toward public disclosure and the inclusion of summary unaudited prospective financial information below should not be regarded as an indication that any of Catalyst, SXC or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither Catalyst, SXC or their respective affiliates assumes any responsibility to stockholders or any other person for the accuracy of this information.

The Catalyst Projections were prepared solely for internal use or for the use of SXC, as applicable, and are subjective in many respects and thus subject to interpretation. In preparing long-term financial forecasts, Catalyst management considers a number of factors including, but not limited to, organic growth rate assumptions, client retention rates, margin expansion opportunities, product and service line expansion, potential PBM outsourcing opportunities with managed care organizations (“MCOs”), operating expense assumptions, capital expenditure requirements and contributions from investing free cash flow generated from operations. In the context of its long-term capital allocation strategy, Catalyst management, therefore, makes certain assumptions regarding potential uses of excess cash which may include acquisitions, strategic partnerships, joint ventures or other investment opportunities, including PBM outsourcing arrangements with MCOs. The Catalyst Projections were prepared solely for the purpose of illustrating the potential financial impact of the Catalyst stand-alone plan and, as such, the Catalyst Projections include a range of target assumptions as it relates to Catalyst’s long-term strategy and capital allocation. Accordingly, the Catalyst Projections assume that Catalyst will continue to benefit from additional acquisitions (in the case of the Catalyst Projections summarized in the first table below), PBM outsourcing relationships and other investment opportunities over the time period covered by the Catalyst Projections. There is no assurance that Catalyst will be able to identify attractive acquisition or other investment opportunities or that, if identified, Catalyst will be able to successfully complete and integrate any such acquisitions or investment opportunities. While presented with numeric specificity, the Catalyst Projections reflect numerous estimates and assumptions made by the management of Catalyst with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Catalyst’s business, all of which are difficult to predict and many of which are beyond Catalyst’s control. There can be no assurance that the results reflected in the Catalyst Projections will be realized. Actual results are expected to vary from those set forth in the Catalyst Projections and such variations are likely to be material. Since the Catalyst Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Stockholders are urged to review Catalyst’s most recent SEC filings for a description of risk factors with respect to Catalyst’s business. See also “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38 and “Summary—Information About the Companies” beginning on page 40 and “Risk Factors” beginning on page 29. The Catalyst Projections were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Catalyst unaudited prospective financial information has been prepared by, and is the responsibility of, Catalyst management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the Catalyst unaudited prospective financial information or the summary information set forth below and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Catalyst’s historical financial information. They do not extend to the Catalyst unaudited prospective financial information and should not be read as such.

The Catalyst unaudited prospective financial information was prepared based on Catalyst as a stand-alone company. Such forecasts do not take into account the proposed transactions with SXC, including the impact of negotiating or executing the transactions, the expenses that may be incurred in connection with consummating the transactions, the potential synergies that may be achieved by the combined company as a result of the transactions, or the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed.

The following table presents summary selected unaudited Catalyst prospective financial information for the fiscal years ending December 31, 2012 through 2015 prepared by Catalyst management in connection with its evaluation of the transactions, along with actual financial results for the year ended December 31, 2011.

Catalyst Management Forecasts (Stand-Alone, Pre-Merger Basis)

(in millions)

(unaudited)

	Year Ending December 31,
	2011	2012E	2013E	2014E	2015E
Revenue	$5,329.6	$6,522.4	$7,941.4	$9,550.0	$11,333.6
Adjusted EBITDA(1)	$201.9	$244.1	$294.1	$361.4	$436.3
Adjusted net income(1)	$114.3	$134.5	$161.6	$199.3	$242.5

(1)	EBITDA is defined as earnings prior to interest income, interest expense and other expense, net, income taxes, depreciation and amortization. Adjusted EBITDA and Adjusted net income have been calculated, in each case, by excluding certain charges recorded each year, such as integration-related expenses and amortization of acquisition-related intangible assets, as these expenses are not considered an indicator of ongoing company performance. EBITDA, Adjusted EBITDA and Adjusted net income are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as measures of operating performance or cash flows or as measures of liquidity.

Following the delivery to SXC of Catalyst’s unaudited prospective financial information set forth above, SXC requested that Catalyst provide to SXC unaudited prospective financial information that did not give effect to the completion of additional acquisitions during the periods covered by the projections. SXC informed Catalyst management that removing the effect of contemplated acquisitions would facilitate a more meaningful comparison of the two companies, as SXC did not include contemplated acquisitions in its projections. Catalyst management does not believe that the adjustments requested by SXC to the prospective financial information are consistent with Catalyst’s assumptions regarding the future financial results of Catalyst on a stand-alone basis. Due to the nature of the capital allocation assumptions incorporated in the Catalyst Projections and based on its past experience, Catalyst believes that the identification and classification of additional forecast revenues as derived either from acquisitions or from new customer acquisition or PBM outsourcing activities is partially subjective and not susceptible to easy classification. Nevertheless, as requested by SXC, Catalyst provided to SXC a version of the unaudited prospective financial information described above, adjusted to eliminate the effect of additional acquisitions during the forecast periods. SXC has informed Catalyst that this adjusted forecast information was used by the SXC board of directors and by SXC’s financial advisors in considering the proposed transaction and are being presented here solely for that reason. Catalyst’s management does not believe that this unaudited adjusted prospective financial information is representative of Catalyst’s stand-alone plan. In addition, SXC informed Catalyst that in connection with J.P. Morgan’s and Barclays’ independent financial analyses, each of J.P. Morgan and Barclays applied different assumptions and adjustments to these projections. As a result, there were minor deviations in the projections that SXC management approved for use by each of J.P. Morgan and Barclays, none of which, individually or in the aggregate, materially affected J.P. Morgan’s or Barclays’ financial analyses.

Catalyst Adjusted Forecast Data (Pre-Merger Basis, Adjusted to Eliminate Acquisitions)

(in millions)

(unaudited)

	Year Ending December 31,
	2011	2012E	2013E	2014E	2015E
Revenue	$5,329.6	$6,522.4	$7,312.1	$8,253.5	$9,219.2
Adjusted EBITDA(1)	$201.9	$244.1	$264.1	$299.6	$335.9
Adjusted net income(1)	$114.3	$134.5	$144.7	$165.9	$188.4

(1)

EBITDA is defined as earnings prior to interest income, interest expense and other expense, net, income taxes, depreciation and amortization. Adjusted EBITDA and Adjusted net income have been calculated, in each case, by excluding certain charges recorded each year, such as integration-related expenses and amortization of acquisition-related intangible assets, as these expenses are not considered an indicator of ongoing company performance. EBITDA, Adjusted EBITDA and Adjusted net income are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as measures of operating performance or cash flows or as measures of liquidity.

The adjusted forecast information described above was derived from, and is subject to the same limitations and qualifications as, the Catalyst Projections set forth above.

Readers of this joint proxy statement/prospectus are cautioned not to rely on the Catalyst Projections set forth above. No representation or warranty is or has been made to stockholders by Catalyst, SXC or any person regarding the information included in the Catalyst Projections or the ultimate performance of Catalyst or, following the transactions, the combined company, compared to the information set forth above. The inclusion of the Catalyst Projections in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be necessarily predictive of actual future events nor construed as financial guidance, and they should not be relied on as such.

CATALYST DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE CATALYST PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION HAVE CHANGED.

COMPARISON OF RIGHTS OF SXC SHAREHOLDERS

AND CATALYST STOCKHOLDERS

As a result of the merger, Catalyst stockholders will exchange their issued and outstanding shares of Catalyst stock for merger consideration, which will include shares of SXC common stock and cash. Catalyst is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of Catalyst are governed by the DGCL. SXC is incorporated under the YBCA. Therefore, upon completion of the merger, the rights of the former Catalyst stockholders will be governed by the YBCA, the articles of continuance of SXC, as amended, and the bylaws of SXC, as amended.

The following discussion is a summary of the current rights of SXC shareholders and the current rights of Catalyst stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the YBCA and the other governing documents referred in this joint proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of SXC and a stockholder of Catalyst. SXC and Catalyst each have filed with the SEC, and SXC has filed with the securities commissions or securities regulatory authorities in Canada in each jurisdiction where it is a reporting issuer, their respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See “Additional Information—Where You Can Find More Information” beginning on page 233.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders
Authorized Capital Stock	SXC is authorized under its articles of continuance to issue an unlimited number of common shares without nominal or par value.	Catalyst is authorized under its certificate of incorporation to issue one hundred and five million (105,000,000) total number of shares of stock, consisting of five million (5,000,000) shares of preferred stock, par value one cent ($.01) per share, and one hundred million (100,000,000) shares of common stock, par value of one cent ($.01) per share.

Meetings of Stockholders

Under the YBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may request that the directors call a meeting of shareholders. Upon meeting the technical requirements set out in the YBCA for making such a request, the directors of the corporation shall call a meeting of shareholders, subject to the following exceptions:

a) a record date has been fixed under subsection 135(2) and notice of the record date has been given under subsection 135(4);

b) the directors have called a meeting of shareholders and have given notice of the meeting under section 136;

Under Catalyst’s bylaws and the DGCL, special meetings of the stockholders may be called by the board of directors of Catalyst.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders

c) the business of the meeting as stated in the requisition includes one of the following matters:

i) it clearly appears that the proposal has been submitted by the shareholder primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the corporation, its directors, officers or security holders or any of them, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes;

ii) the corporation, at the shareholder’s request, included a proposal in a management proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the request, and the shareholder failed to present the proposal, in person or by proxy, at the meeting;

iii) substantially the same proposal was submitted to shareholders in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the shareholder’s request and the proposal was defeated; or

iv) the right to requisition the meeting is being abused to secure publicity.

If they do not call such a meeting within 21 days after receiving the request, any shareholder who signed the request may call the meeting. Under the YBCA, the directors have the power at any time to call special meetings of shareholders.

Stockholder Action by Written Consent	Under the YBCA, subject to the company’s articles, bylaws or a unanimous shareholders agreement, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.	Catalyst’s bylaws provide that any action required or permitted to be taken by the stockholders of Catalyst at an annual or special meeting of stockholders of Catalyst may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than

	Rights of SXC Shareholders	Rights of Catalyst Stockholders
the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to Catalyst by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of Catalyst having custody of the book in which proceedings of the meetings of stockholders are recorded.

Stockholder Proposals (other than Nomination of Candidates for Election to the Board of Directors)

Under the YBCA, a shareholder entitled to vote at an annual meeting of shareholders may submit to the corporation notice of any matter that the shareholder proposes to raise at the meeting and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal.

If a proposal is submitted within 90 days before the anniversary date of the previous annual meeting of shareholders, the corporation shall set out the proposal in the management information circular of the corporation, or attach the proposal thereto, unless:

a) it clearly appears that the proposal has been submitted by the shareholder primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the corporation, its directors, officers or security holders or any of them, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes;

b) the corporation, at the shareholder’s request, included a proposal in a management proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the request, and the shareholder failed to present the proposal, in person or by proxy, at the meeting;

c) substantially the same proposal was submitted to shareholders in a management proxy circular or a

Catalyst’s bylaws provide that the proposal of other business may be made at an annual meeting of stockholders by a stockholder of Catalyst.

For proposals to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of Catalyst not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders

dissident’s proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the shareholder’s request, and the proposal was defeated; or

d) the right to requisition the meeting is being abused to secure publicity.

In addition, if so requested by the person submitting the proposal, the corporation shall include in or attach to the management information circular a statement of not more than 200 words in support of the proposal by the person and the name and address of the person.

If a corporation refuses to include a proposal in a management proxy circular, the corporation shall notify the person in writing within 10 days of its receipt of the proposal of its intention to omit the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court and a court may restrain the holding of the meeting and make any further order it sees fit. In addition, a corporation or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting the corporation to omit the proposal from the management proxy circular, and the court may make such order as it thinks fit.

Nomination of Candidates for Election to the Board of Directors

Under the YBCA, proposals with respect to the nomination of candidates for election to the board of directors may be made by holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting. Notwithstanding the foregoing, these provisions do not preclude nominations made at meetings of shareholders.

Proposals for election of directors are subject to the same conditions as above under “Stockholder Proposals.”

Neither SXC’s articles of continuance nor its bylaws contain any provision regarding the nomination of directors.

Catalyst’s bylaws provide that nominations of persons for election as directors may be made at a meeting of stockholders at which directors are to be elected by any stockholder of the corporation entitled to vote for the election of directors.

For nominations for election to the board of directors of Catalyst or other business to be properly brought before an annual meeting, the stockholder must have given timely notice as described above under “Stockholder Proposals,” and such notice must include all the information regarding the nominee(s), and the stockholder giving the notice, as set forth in the bylaws.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders

Notice of Stockholder Meetings	Under the YBCA, notice of the date, time and place of a meeting of shareholders shall be sent not less than twenty-one (21) nor more than fifty (50) days before the meeting to each director, to the auditor, and to each holder of shares carrying the voting rights at the close of business on the record date for the notice.	Catalyst’s bylaws and the DGCL require notice to stockholders of the place (if any), date, and hour, and means of remote communication, if any, of each annual and special stockholders’ meeting at least 10 days, but no more than 60 days, before the meeting date, unless other provisions of the DGCL require a different notice. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called. Pursuant to the DGCL, notice of a stockholders’ meeting to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date.

Supermajority Vote Requirements	Under the YBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than 2/3 of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.	Catalyst’s bylaws requires a vote of at least 66 2/3% of the voting power of the then-outstanding shares of the voting stock, voting together as a single class, for the stockholders to alter, amend or repeal any provision of the bylaws.

Number of Directors

SXC’s articles of continuance provides that the number of directors of SXC shall consist of a minimum of three and a maximum of ten.

The YBCA provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of SXC by special

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Catalyst’s bylaws provide that the number of directors shall be such number as the board of directors shall

	Rights of SXC Shareholders	Rights of Catalyst Stockholders
	resolution. Subject to the minimum and maximum numbers of directors, SXC’s board of directors is authorized to determine the number of directors of SXC and from time to time to appoint additional directors within the limits specified by the YBCA. In accordance with YBCA and SXC’s articles of continuance, the total number of directors so appointed by the board of directors may not exceed 1/3 of the number of directors elected at the previous annual meeting of shareholders and such directors shall hold office for a term expiring not later than the close of the next annual meeting of shareholders.	from time to time have designated, and in the absence of a designation there shall be one.

Filling Vacancies of the Board	Under the YBCA, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed. In addition, subject to certain exceptions, the YBCA allows a vacancy on the board to be filled by a quorum of directors except when the vacancy results from an increase in the number of minimum or maximum number of directors or from the failure to elect the number or minimum number of directors required by SXC’s articles of continuance. Under the YBCA, whenever a vacancy occurs on the board which results in the board not having a quorum or there has been a failure to elect the number of minimum number of directors provided for in SXC’s articles of continuance, the remaining directors shall immediately call a special meeting of shareholders to fill the vacancy. If the board fails to call such a meeting or it there are no such directors then in office, any shareholder may call the meeting. In addition, SXC’s bylaws and the YBCA authorize the board to appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed 1/3 of the number of directors elected at the previous annual meeting of shareholders.	Catalyst’s bylaws provide that filling any vacancies of the board of directors may only be done by a majority vote of the board of directors then in office.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders
Election of Directors	Under the YBCA, subject to section 108, shareholders, by ordinary resolution at the annual meeting, shall elect directors. Notwithstanding the foregoing, the company’s articles of continuance or a unanimous shareholder agreement may provide for the election or appointment of directors (a) for terms expiring not later than the close of the third annual meeting of the shareholders following the election; and (b) by creditors or employees of the company or by a class or classes of those creditors or employees.

Under the DGCL, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of the stockholders of Catalyst shall be held for the election of directors. Under Catalyst’s bylaws, all elections shall be determined by a plurality of the votes cast.

Removal of Directors	Under the YBCA, provided that a corporation’s articles of continuance does not provide for cumulative voting, and subject to any unanimous shareholders agreement, shareholders of the corporation may by ordinary resolution passed at a meeting remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution of that class or series. SXC’s articles of continuance does not provide for cumulative voting. The YBCA provides that directors shall be elected at the annual meeting of shareholders at which an election of directors is required and shall hold office for a term expiring not later than the close of the next annual meeting of shareholders following the election. If an election of directors is not held at a meeting of shareholders, the directors then in office shall continue in office until their successors are elected.	Under the DGCL, directors may be removed from office, with or without cause, by a majority stockholder vote.

Limitation on Liability of Directors

The YBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement which may restrict any of the powers of the directors. If a unanimous shareholder agreement is adopted, the parties who are given the power to manage or supervise the management

Under Catalyst’s certificate of incorporation, a director of Catalyst shall not be personally liable to Catalyst or its stockholders for monetary damages for breach of fiduciary duty by the director, except for liability (1) for any breach of the director’s duty of loyalty to Catalyst or its stockholders; (2) for acts or

Rights of SXC Shareholders	Rights of Catalyst Stockholders

of the business and affairs of the corporation under such agreement assume all of the liabilities of a director under the YBCA.

SXC has not adopted a unanimous shareholder agreement.

The YBCA provides the following relief to directors for the liability that they would otherwise owe the corporation:

a) A director is not liable for issuing a share for less than its monetary value if he proves that he did not know and could not reasonably have known that the share was issued for a consideration less than the fair equivalent of the money that the corporation would have received if the share had been issued for money;

b) A director is not liable for allowing the corporation to provide prohibited financial assistance to shareholders, directors or affiliates, if he proves that he did not know and could not reasonably have known that the financial assistance was given contrary to section 46; and

c) A director is generally not liable to financially reimburse the corporation if he discharges his duty of honesty, good faith, care, diligence and skill to the corporation, if he relies in good faith on:

i) financial statements of the corporation represented to him by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

ii) an opinion or report of a lawyer, accountant, professional engineer, appraiser or other person whose profession lends credibility to a statement made by him.

omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) an unlawful dividend under the DGCL; or (4) for any transaction under which the director derived an improper benefit.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders
Indemnification and of Directors and Officers

As permitted by the YBCA, SXC’s bylaws require SXC to indemnify a director or officer of SXC, a former director or officer of SXC or a person who acts or acted at SXC’s request as a director or officer of a body corporate of which SXC is or was a shareholder or creditor, a person who undertakes or who has undertaken any liability on behalf of SXC or any such body corporate, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which is made a party by reason of being or having been a director of SXC or body corporate if (a) he acted honestly and in good faith with a view to the best interests of SXC, and (b) in the case of a criminal and administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The bylaws also authorize SXC, with the approval of the Supreme Court of the Yukon Territory, to indemnify a person referred to above in respect of an action by or on behalf of SXC or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of SXC or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in (a) and (b) above.

The provisions for indemnification contained in SXC’s bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterest directors or otherwise, both as to an action in his official capacity and as to an action in

As permitted by the DGCL, Catalyst’s certificate of incorporation requires Catalyst to indemnify any person who is, or is threatened to be, made a party to a suit, by reason of the fact that he or she is or was a director or officer of Catalyst, or is or was serving at the request of Catalyst as a director, officer, employee or agent, whether the basis of such proceeding is alleged in an official capacity or any other capacity, against all expenses, liability and loss reasonably incurred in connection therewith. However, Catalyst will only indemnify an indemnitee in a suit initiated by such indemnitee if the suit was authorized by the board of directors of Catalyst.

Under the DGCL, Catalyst may only offer such indemnification to an indemnitee if such indemnitee reasonably acted in good faith and in a manner reasonably believed to be in, or not opposed, to the best interests of Catalyst, and in the case of any criminal action or proceeding, such indemnitee must have had no reasonable cause to believe his, her or its conduct was unlawful.

Catalyst’s officers and directors are entitled to be paid by Catalyst the expenses (including attorneys’ fees) incurred in connection with a proceeding in advance of its final disposition, so long as the officer or director undertakes to repay such amounts advanced if it is ultimately determined that the officer or director was not entitled to indemnification for such expenses from Catalyst.

Catalyst’s certificate of incorporation permits them to purchase and maintain insurance for the benefit of its directors, officers, employees or agents, whether or not Catalyst would have the power to indemnify such person under the DGCL.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders

any other capacity while holding such office. The provisions shall also apply to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and legal representatives of such person.

Subject to the limitations contained in the YBCA, SXC’s bylaws permit the company to purchase and maintain insurance for the benefit of its directors and officers as the board of directors of SXC may from time to time determine.

Transactions with Related Parties

The YBCA requires a director or officer of SXC who is a party to a material contract or proposed material contract with SXC or is a director or officer of or has a material interest in a person who is a party to a material contract or proposed contract with SXC to disclose in writing to SXC or request to have entered into the minutes of the meetings of directors the nature and extent of the interest.

Such disclosure by a director shall be made at the meeting at which the proposed contract is first considered, or, if not interested until later, at the first meeting after becoming interested, or if not a director at time of contract or proposed contract, at the first meeting upon becoming a director.

Such disclosure by an officer who is not a director shall be made immediately after becoming aware a contract or proposed contract is being considered or has been considered at a meeting of directors, or if not interested until after a contract is made, immediately upon becoming interested, or if not an officer at the time of consideration, immediately upon becoming an officer.

If such contract is one that, in the ordinary course of the company’s business, would not require board or shareholder approval, an officer or director must still disclose in writing to

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

	Rights of SXC Shareholders	Rights of Catalyst Stockholders

the company or request to have entered in the minutes of meetings of all directors the nature and extent of interest immediately upon becoming aware of the contract.

An interested director is not permitted to vote on the issue of the contract, except in certain limited situations.

Dividends	If the company has only one class of shares, the rights of the holders of those shares are equal in all aspects and include the right to receive dividends if, as and when declared by the board of directors, subject to a solvency test.	The DGCL provides that directors of Catalyst may declare and pay dividends upon the shares of its capital stock either out of its surplus, or, if there is not surplus, out of its net profits for the fiscal year such dividends are declared, or the preceding fiscal year.

Amendment of Bylaws	Unless the articles, bylaws or a unanimous shareholder agreement otherwise provide, the SXC board of directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the YBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If a bylaw, amendment or repeal is rejected by shareholders, or the directors of a corporation do not submit a bylaw, an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaws, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

The Catalyst bylaws provide that the Catalyst board of directors may amend the Catalyst bylaws at any meeting of the board of directors, provided notice of the proposed change was given at least two (2) days prior to the meeting.

Catalyst stockholders may also amend the bylaws at any meeting of the stockholders provided notice of the proposed change was given in the notice of the meeting, so long as 66  2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, is required for the stockholders to amend such bylaws.

SXC PROPOSAL NUMBER TWO

APPROVAL OF AMENDMENT TO THE SXC HEALTH SOLUTIONS CORP. LONG-TERM INCENTIVE PLAN

General

Effective as of March 11, 2009, the SXC board of directors adopted the SXC Health Solutions Corp. Long-Term Incentive Plan, which we refer to as the SXC LTIP, which was approved by the shareholders of SXC at the Annual and Special Meeting of Shareholders on May 13, 2009. Effective as of March 9, 2011, the compensation committee and the SXC board of directors approved an amendment to the SXC LTIP to increase the number of the shares of SXC common stock available under the SXC LTIP by 1,800,000, which was approved by the shareholders on May 11, 2011. On April 28, 2012, the Compensation Committee and the Board of Directors approved an amendment to the LTIP to increase the number of common shares available under the LTIP, as described below, which we refer to as the SXC LTIP amendment. The SXC LTIP amendment is subject to shareholder approval at the SXC special meeting and the completion of the merger. If the SXC shareholders do not approve the share issuance pursuant to the merger agreement or the Catalyst stockholders do not adopt the merger agreement, the SXC LTIP amendment will not take effect. Assuming holders of a majority of shares of SXC common stock entitled to vote on the proposal and present in person or represented by proxy at the SXC special meeting vote to approve the SXC LTIP amendment, the SXC LTIP amendment will become effective concurrent with the completion of the merger.

The SXC LTIP provides for the grant of stock option awards, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards to eligible persons, including executive officers and directors of SXC. The purpose of the SXC LTIP is to assist SXC and its subsidiaries and affiliates in attracting and retaining selected individuals to serve as directors, employees and/or consultants of SXC who are expected to contribute to SXC’s success and to achieve long-term objectives which will inure to the benefits of all shareholders of SXC through the additional incentives inherent in awards granted under the SXC LTIP. The SXC LTIP replaced the SXC Health Solutions Corp. Amended and Restated Option Plan, which we refer to as the option plan, and no further grants or awards may be made under the option plan.

Proposed Amendment

The SXC LTIP amendment would increase by 2,500,000 the number of shares of SXC common stock available for issuance under the SXC LTIP effective upon completion of the merger. As of the record date for the SXC special meeting, the maximum number of authorized shares of SXC common stock under the SXC LTIP and SXC’s prior stock option plan equals 11,815,000, of which 8,009,777 shares of SXC common stock have been issued (in each case after giving effect to outstanding restricted stock units, or RSUs, that have vested and count as 1.79 shares for every one share of SXC common stock), options in the amount of 1,071,738 remain outstanding (or 1.6% of shares of SXC common stock outstanding as of the SXC record date), restricted stock units, or RSUs, in the amount of 1,317,367 remain outstanding (it being understood that the RSUs are counted as 1.79 shares for every one share of SXC common stock for the purpose of determining the number of remaining shares of SXC common stock available under the SXC LTIP, and assuming, in the case of performance-based RSUs, that the associated performance targets will be met at the maximum achievement level, representing 1.9% of the shares of SXC common stock outstanding as of the SXC record date), leaving 1,416,119 options (or 2.1% of the shares of SXC common stock outstanding as of the SXC record date) or 791,128 RSUs available for future grants of awards under the SXC LTIP. There are no shares available for issuance under SXC’s prior stock option plan. In addition, see “—SXC Equity Compensation Plan Information” below for information relating to compensation plans under which SXC equity securities are authorized for issuance.

In addition, in connection with the merger, SXC will assume Catalyst’s outstanding equity incentive plans, which we refer to as the Catalyst equity plan, for the purpose of granting awards to certain employees of Catalyst who continue their employment with Catalyst subsequent to the merger. As of the record date for the SXC special meeting, 1,129,288 shares of Catalyst common stock remained available for issuance under the Catalyst equity plan, which will be adjusted to allow for approximately 1.1 million shares of SXC common stock to be granted after the merger under the Catalyst equity plan.

As SXC grows, it needs to continue to attract and retain high-caliber directors, executives and employees, contractors and consultants. The SXC board of directors considers stock-based awards to be a competitive element in SXC’s compensation structure. The SXC board of directors believes that the increased maximum number of shares under the SXC LTIP is desirable in order to permit SXC to continue to accomplish the purposes of the SXC LTIP and to provide for future grants of stock-based awards.

The following summary of the SXC LTIP amendment and the SXC LTIP is qualified in its entirety by reference to the complete text of the SXC LTIP amendment and the second amended and restated SXC LTIP. Copies of the SXC LTIP amendment and the second amended and restated SXC LTIP are attached to this joint proxy statement/prospectus as Annex F and G, respectively. Approval of the proposal relating to the SXC LTIP amendment requires the affirmative vote of the holders of a majority of the shares of SXC common stock present in person or by proxy and entitled to vote on such proposal. Should shareholder approval of the proposal not be obtained, the SXC LTIP, as amended through March 9, 2011, will continue in effect, and awards relating to the remaining shares of SXC common stock under the SXC LTIP will continue to be made until all of the shares of SXC common stock available for issuance under the SXC LTIP have been issued.

The SXC Board of Directors recommends a vote “FOR” the approval of the SXC LTIP amendment proposal.

Summary of SXC LTIP

Purpose

The SXC LTIP allows SXC to provide employees, consultants and non-employee members of the SXC board of directors who are selected to receive awards under the SXC LTIP the opportunity to acquire an equity interest in SXC. The SXC board of directors believes that equity incentives are a significant factor in attracting, retaining and motivating eligible persons whose present and potential contributions are important to SXC.

Key Provisions

The following is a summary of the key provisions of the SXC LTIP:

Plan Effective Date: The SXC LTIP became effective on March 11, 2009.

Plan Termination Date: 10 years, or March 11, 2019.

Eligible Participants: Employees (including SXC’s executive officers) and consultants of SXC or an affiliate of SXC and non-employee directors of SXC (of which there were approximately 150 as of the record date for the SXC special meeting), as the compensation committee may select from time to time. It is anticipated that approximately 250 employees of SXC and its affiliates (including Catalyst after completion of the merger), including all of SXC’s executive officers, are or will be eligible to receive awards under the SXC LTIP.

Award Types:

1.	stock options;
2.	stock appreciation rights;
3.	restricted stock;
4.	restricted stock units;
5.	performance awards; and
6.	other stock-based awards.

Vesting: Determined by compensation committee.

Not Permitted: Repricing of stock options, discount stock options.

No Liberal Share Counting: The SXC LTIP provides that the plan share limit will not be increased by shares delivered or withheld to pay the exercise price of awards or to pay tax withholding obligations, nor will it be increased on account of the exercise of a stock appreciation right or if SXC repurchases shares with the proceeds from the exercise of an award.

The granting of awards under the SXC LTIP is discretionary, and SXC cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Shares Authorized

Prior to the proposed SXC LTIP amendment, as of the record date for the SXC special meeting, 1,416,119 shares (subject to adjustment in the event of stock splits and other similar events, as described below) were available for issuance under the SXC LTIP. The additional 2,500,000 shares requested under the SXC LTIP represent approximately 3.6% of the total number of outstanding shares of SXC common stock as of May 31, 2012. Any shares that are subject to stock options or stock appreciation rights granted under the SXC LTIP are counted against this share limit as one share for every one share granted. Any full-value awards (i.e., any awards other than stock options or stock appreciation rights) granted under the SXC LTIP are counted against this share limit as 1.79 shares for every one share granted.

As noted above, in connection with the merger, SXC will assume the Catalyst equity plan for the purpose of granting awards to certain employees of Catalyst who continue their employment with Catalyst subsequent to the merger. As of May 31, 2012, 1,129,288 shares of Catalyst common stock remained available for issuance under the Catalyst equity plans, which will be adjusted to allow for 746,007 shares of SXC common stock to be granted after the merger under the Catalyst equity plans.

Awards

Awards under the SXC LTIP may be either performance-based and designed to comply with Section 162(m) of the Internal Revenue Code or discretionary. Subject to the SXC LTIP limits, the compensation committee has discretionary authority to determine the size of an award and whether it is subject to performance-based requirements. The compensation committee may award stock options (including nonqualified options and incentive stock options), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, other stock-based awards, or any combination thereof.

Adjustments

In the event of a merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend) or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the common shares, adjustments will be made to the SXC LTIP and outstanding awards thereunder as the compensation committee, in its discretion, determines to be appropriate. In September 2010, the SXC board of directors declared a stock dividend on the issued and outstanding shares of SXC common stock to effect a two-for-one stock split, which was distributed on September 17, 2010 to shareholders of record as of the close of business on September 14, 2010. In connection therewith, the SXC board of directors approved certain adjustments relating to the SXC LTIP, including the following: (i) doubling the total number of common shares available under the SXC LTIP; (ii) doubling the number of common shares subject to outstanding options granted under the SXC LTIP and dividing by two the exercise price of each such option; (iii) doubling the number of common shares subject to outstanding restricted stock unit awards granted under the SXC LTIP (it being understood that these additional common shares were counted as 1.79 shares for every one common share for the purpose of determining the number of remaining common shares available under the SXC LTIP); (iv) dividing by two the cumulative earnings per share targets in outstanding performance-based restrictive stock unit awards granted under the SXC LTIP; and (v) doubling the per-participant limitations on the number of common shares subject to outstanding awards granted under the SXC LTIP. All SXC share amounts presented in this joint proxy statement/prospectus have been adjusted to reflect this stock split.

Stock Options

Optionees receive the right to purchase a specified number of common shares at a specified exercise price and subject to the terms and conditions as are specified in the option grant. The exercise price of stock options granted under the SXC LTIP is not less than the fair market value of the common shares on the date of grant, and the fair market value equals the per share closing price of the common shares as reported on NASDAQ on the date of the grant (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported). Subject to adjustment provisions included in the SXC LTIP for changes in SXC’s capital stock, the repricing or discounting of options is expressly prohibited under the SXC LTIP. No stock option is exercisable more than seven years after the date it is granted. The compensation committee determines at the time of grant when each stock option becomes exercisable. Payment of the exercise price of a stock option may be in cash, common shares owned by participant, withholding shares otherwise issuable with the consent of the compensation committee, through a broker-dealer or by a combination of cash, delivered common shares and withheld common shares. Incentive stock options may not be granted to any person who is not an employee of SXC or any parent or subsidiary, as defined in Section 424 of the Internal Revenue Code. All incentive stock options must be granted within ten years of the date the SXC LTIP was adopted by the SXC board of directors.

Stock Appreciation Rights

A stock appreciation right, or SAR, is an award entitling the holder on exercise to receive, at the election of SXC, either cash or common shares with a value equal to the difference between the fair market value of a common share on the date the SAR is exercised and the exercise price of the SAR. The exercise price of SARs granted under the SXC LTIP may not be less than the fair market value of the common shares on the date of grant, and the fair market value equals the per share closing price of the common shares as reported on NASDAQ on the date of grant (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported). SARs may be granted without regard to any option or other award under the SXC LTIP or in conjunction with all or part of any option granted under the SXC LTIP. Subject to adjustment provisions included in the SXC LTIP for changes in SXC’s capital stock, the repricing or discounting of SARs is expressly prohibited under the SXC LTIP. No SAR is exercisable more than seven years after the date it is granted. The period during which stock appreciation rights may be exercised is determined by the compensation committee. SARs will become exercisable at such time and in such installments as the compensation committee determines. At exercise, the holder must surrender the stock appreciation right.

Restricted Stock and Restricted Stock Units

Restricted stock awards entitle recipients to acquire common shares, subject to forfeiture of all or part of such shares from the recipient in the event the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established in such award. Restricted stock unit awards, or RSUs, entitle the recipient to receive common shares to be delivered in the future subject to such terms and conditions on the delivery of the shares as the compensation committee may determine. Restricted stock awards and RSUs are subject to restriction against transfer during a period of time or until performance measures are satisfied, as established by the compensation committee. Unless otherwise set forth in the award agreement, the holder of a restricted stock award has all rights as a shareholder of SXC, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common shares; provided, however, that a distribution with respect to common shares will be deposited with SXC and will be subject to the same restrictions as the common shares with respect to which such distribution was made. Prior to the settlement of a RSU award, the holder of such award does not have any rights as a shareholder of SXC with respect to the common shares subject to such award, except to the extent that the compensation committee grants dividend equivalents on restricted stock unit awards that are settled in common shares. Restricted stock awards and RSUs vest at such times and in such installments as the compensation committee determines.

Performance Awards

Performance grants are awards whose final value, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by the compensation committee. For an award to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance measures applicable to such award will be one or more of the following: revenue growth; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; attainment of strategic and operational initiatives; market share; gross profits; and/or comparisons with various stock market indices of SXC or any affiliate, division or business unit of SXC for or within which the participant is primarily employed. Such criteria and objectives may relate to results obtained by the individual, SXC, a subsidiary, an affiliate, or any business unit or division thereof, or may apply to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common shares, restricted stock, RSUs or a combination thereof, as specified by the compensation committee.

Other Stock-Based Awards

Under the SXC LTIP, the compensation committee has the right to grant to participants other awards of common shares or awards otherwise based upon common shares or other property.

Transferability

Except as otherwise authorized by the compensation committee, no awards and no common shares that have not been issued or to which any applicable restriction has not lapsed may be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing and subject to the terms of the SXC LTIP, related award agreement and applicable law, the participant may transfer awards to a family member or a trust, foundation or other entity in which the participant or a family member of the participant owns more than fifty percent of the voting interests or controls the management of assets.

Change in Control

An award agreement may provide that, upon the occurrence of a change of control (as defined in the award agreement), (a) stock options and stock appreciation rights outstanding as of the date of the change of control will become exercisable in full or part, (b) restrictions and deferral limitations on restricted stock and restricted stock units lapse and the restricted stock and restricted stock units become free of all restrictions and limitations and become vested, (c) the performance period applicable to any outstanding performance awards will lapse and the performance criteria applicable to any outstanding performance award will be deemed to be satisfied at the target or other level, and (d) the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards will lapse, and such other stock-based awards or such other awards will become free of all restrictions, limitations or conditions and become fully vested in full or part and transferable to the full extent of the original grant, subject in each case to any terms and conditions contained in the award agreement.

Termination of Employment

The compensation committee determines the period of time for which any awards under the SXC LTIP continue to be exercisable and the terms of exercise upon termination of a participant’s employment or service with SXC or its affiliate, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. All terms and conditions pertaining to the treatment of awards under the SXC LTIP upon termination of a participant’s employment are specified in the participant’s award agreement.

Maximum Awards

For an award to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, the maximum aggregate number of common shares with respect to which stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards or other stock-based awards may be granted to any individual during a calendar year is 300,000. The maximum amount of cash payable during a calendar year to any person in connection with a performance award is $2,000,000. Non-employee directors of SXC may not, in the aggregate, be granted awards at any time during the term of the SXC LTIP with respect to more than one percent (1%) of the total number of outstanding shares of SXC common stock. In addition, the maximum dollar value payable to any non-employee director, in any 12-month period with respect to awards, is $100,000 and, during the term of the SXC LTIP with respect to awards, is $1,000,000.

Insiders

The SXC LTIP limits insider participation such that the number of common shares reserved for issuance and issuable within a one-year period to insiders, under the SXC LTIP and any other equity-based compensation arrangement of SXC, does not exceed 10% of the issued and outstanding common shares. In addition, the number of common shares which may be issued within a one-year period to any one insider, under the SXC LTIP and any other equity-based compensation arrangement of SXC, may not exceed 5% of the issued and outstanding common shares. Under the rules of the TSX, “insiders” include directors and officers of SXC, holders of more than 10% of SXC’s voting securities and affiliates or associates thereof.

Administration

The SXC LTIP is currently administered by the compensation committee. Each member of the compensation committee meets the requirements of an “outside director” under Section 162(m) of the Internal Revenue Code, a “non-employee director” under Section 16 of the Exchange Act of 1934, as amended, and “independent” within the rules of NASDAQ. The compensation committee is currently comprised of three directors. The compensation committee selects the employees of SXC who receive awards, determines the number of shares covered thereby, and establishes the terms, conditions and other provisions of the grants. The compensation committee may interpret the SXC LTIP and establish, amend and rescind any rules relating to the SXC LTIP. The compensation committee may delegate to a committee of one or more directors or officers the right under an award agreement to grant, cancel or suspend awards to employees who are not directors or officers of SXC.

Amendments

The SXC board of directors may at any time terminate, alter, amend or suspend the SXC LTIP as it deems advisable, and, subject to certain limitations in the plan, the SXC board of directors may amend outstanding awards under the SXC LTIP in any manner as it deems advisable in its sole discretion, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of NASDAQ and the TSX, provided that the SXC board of directors may not amend the SXC LTIP in any manner that would result in noncompliance with Rule 16b-3 promulgated under the Exchange Act and, provided further, that the SXC board of directors may not amend the SXC LTIP in any way that materially impairs the rights of a participant under any award previously granted without the participant’s consent. Without limiting the generality of the foregoing, the SXC board of directors may make the following amendments to the SXC LTIP without obtaining shareholder approval: (a) amendments to the terms and conditions of the SXC LTIP necessary to ensure that the SXC LTIP complies with the applicable regulatory requirements, including, without limitation, the rules of NASDAQ and the TSX, the requirements of Rule 16b-3 under the Exchange Act, and applicable tax laws and regulations; (b) amendments to the provisions of the SXC LTIP respecting administration of the SXC LTIP and eligibility for participation under the SXC LTIP; (c) amendments to the provisions of the SXC LTIP respecting the terms and conditions on which awards may be granted pursuant to the SXC LTIP, including the provisions relating to the exercise price, the term and the vesting schedule; and (d) amendments to the SXC LTIP that are of a “housekeeping” nature. Notwithstanding the foregoing, the SXC LTIP provides that no action may be taken by the SXC board of directors (except those described earlier under the heading “Adjustments”) without the approval of the shareholders if the amendment would (a) increase the number of shares that may be the subject of awards under the SXC LTIP, (b) expand the types of awards available under the SXC LTIP, (c) materially expand the class of persons eligible to participate in the SXC LTIP, (d) amend the provision of the SXC LTIP that prohibits re-pricing of options, (e) increase the maximum permissible term of any option beyond seven (7) years, (f) increase the term or reduce the exercise price of any award granted to any participant beyond its original expiry or exercise price, (g) amend any of the Internal Revenue Code Section 162(m) provisions of the SXC LTIP or any provision establishing limitations on grants to individual participants, (h) amend the provision of the SXC LTIP that prohibits the transfer of awards other than by will or the laws of descent and distribution, or (i) amend the provision of the SXC LTIP regarding amendments.

Award Agreements

The specific terms of any awards, including such items as vesting periods and treatment of the award upon a change of control or termination of employment, are determined by the compensation committee and set forth in the applicable award agreement.

Stock Awards under the SXC LTIP Table

The following table sets forth the number of stock options and RSUs, including performance-based restricted stock units that have been granted to the listed individuals or groups under the SXC LTIP since its inception until May 31, 2012, the record date for the SXC special meeting. Any other future awards to be received by an individual or group under the SXC LTIP are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the compensation committee.

Name and Position	Stock Options	Restricted Stock Units(1)
Mark A. Thierer
Chairman and Chief Executive Officer	254,267	321,045
Jeffrey Park
Executive Vice President, and Chief Financial Officer	110,557	101,479
John Romza
Executive Vice President, Research and Innovations	55,560	48,560
Joel Saban
Executive Vice President, Pharmacy Operations	55,160	51,560
Clifford Berman
Senior Vice President, General Counsel and Corporate Secretary	36,874	23,290
All Current Executive Officers	512,418	545,434
All Current Directors Who Are Not Executive Officers	0	71,875
All Employees (Other Than Current Executive Officers)	473,050	505,915

(1)	Includes both time-based and performance-based restricted stock units assuming the associated performance targets will be met at the maximum achievement level.

On May 31, 2012, the closing sale price of SXC’s common stock, as reported on NASDAQ and TSX, was $89.71 per share and Cdn$94.90 per share, respectively.

U.S. Federal Income Tax Consequences

The following discussion is intended only as a general summary of the U.S. federal income tax consequences of equity awards under the SXC LTIP granted to participants resident in or otherwise subject to U.S. federal income tax. The summary is based on current U.S. federal income tax law, and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of such awards in the United States, Canada or elsewhere. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

A participant to whom a nonqualified stock option is granted recognizes no income at the time of the grant. When the participant exercises a nonqualified stock option, he or she generally recognizes ordinary income equal to the excess, if any, of the fair market value of the common shares received at such time over the exercise price.

A participant to whom an incentive stock option which qualifies under Section 422 of the Internal Revenue Code is granted generally recognizes no income at the time of grant or at the time of exercise, except for purposes of the alternative minimum tax. If a participant sells the common shares received upon exercise of an incentive stock option more than one year after exercise and more than two years after the date of grant of such incentive stock option, he or she normally recognizes a long-term capital gain or loss as of the date of the sale equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the participant does not hold the shares for this required holding period, then when he or she sells such shares (a “disqualifying disposition”) the participant recognizes ordinary compensation income equal to the lesser of (i) the excess, if any, of the fair market value of such shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the sale price over the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), is normally capital gain or loss. In order to obtain incentive stock option treatment for federal income tax purposes, the participant (A) must be an employee of SXC or a subsidiary continuously from the date of grant until any termination of employment and (B) in the event of such a termination, must generally exercise an incentive stock option within three months after such termination (except in the case of death or disability).

The grant of stock appreciation rights normally does not result in taxable income to the participant. At the time of exercise, the participant normally recognizes ordinary compensation income in an amount equal to the cash and/or the fair market value of the common shares he or she receives in settlement of his or her stock appreciation rights.

A participant who receives shares of SXC common stock pursuant to a restricted stock award does not recognize any taxable income upon the receipt of such award, but recognizes taxable compensation income at the time the applicable restriction period lapses, in an amount equal to the fair market value of such shares at such time (minus the amount, if any, that the participant paid for the shares), unless the participant made an election to recognize taxable compensation at the time of receipt of the award in an amount equal to the fair market value of the shares at such time. Dividends paid prior to the vesting of a restricted stock award are included as compensation for federal income tax purposes when received, unless the participant has made an election to recognize taxable compensation at the time of receipt of the award, in which case the dividends are taxable as dividends for federal income tax purposes.

A participant to whom an RSU, performance award or other stock-based award is made recognizes no taxable income at the time such award is made. The participant recognizes taxable income, however, at the time cash, common shares or other SXC securities or property is paid to him or her pursuant to such award and, in the case of shares or other property, cease to be subject to substantial risk of forfeiture, if any. The amount of such income is equal to the amount of cash paid and the fair market value of such shares, securities or property at such time. Any dividend equivalents paid to a recipient with respect to his or her restricted stock unit or performance grant award are generally regarded for federal income tax purposes as compensation.

Any compensation includable in the gross income of a recipient who is an employee is subject to appropriate federal income tax withholding.

The company for which a participant is performing services is generally allowed to deduct amounts that are includable in the income of the participant as ordinary compensation income at the time such amounts are so includable, provided that the amounts qualify as reasonable compensation for personal services actually rendered. However, compensation payable to SXC’s chief executive officer or any of the three other most highly paid executive officers, other than the chief financial officer, pursuant to the SXC LTIP may not be deductible if such compensation is not eligible for the performance-based exemption under Section 162(m) of the Internal Revenue Code to the extent such executive officer’s annual compensation exceeds $1 million.

THE SXC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE SXC HEALTH SOLUTIONS CORP. LONG-TERM INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES SXC MAY ISSUE UNDER THE PLAN BY 2,500,000.

SXC Equity Compensation Plan Information

Information related to compensation plans under which SXC equity securities are authorized for issuance as of December 31, 2011 is set forth in the table below.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Equity Awards	Weighted Average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plan approved by SXC shareholders—SXC LTIP(2)	1,870,282	0	2,138,470
Equity compensation plan approved by SXC shareholders—Employee Stock Purchase Plan(3)	0	0	0

1.	At December 31, 2011, SXC had outstanding 81,522 options denominated in Canadian dollars with a weighted average exercise price of Cdn$6.41. There are 1,178,851 SXC options outstanding that are denominated in U.S. dollars with a weighted average exercise price of $20.42. The remaining 609,909 securities outstanding are RSUs with a weighted average grant date fair value of $14.06.
2.	The LTIP provides for the grant of stock option awards, stock appreciation rights, restricted stock awards, RSUs, performance awards and other stock-based awards to eligible persons, including executive officers and directors of SXC.
3.	On March 11, 2009, the SXC Employee Stock Purchase Plan was amended to provide that all shares available thereunder would be acquired solely on the open market and there would be no further new issuances of shares of SXC common stock.

SXC EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, which we refer to as CD&A, SXC addresses the compensation objectives, policies and practices relating to the 2011 compensation paid or awarded to SXC’s Named Executive Officers, which we refer to as NEOs. The SXC NEOs for 2011 were Messrs. Thierer, Park, Romza, Saban, and Berman.

Executive Summary

The SXC compensation committee considers many factors when setting policies and practices for determining compensation to be paid or awarded to SXC’s employees, including its executive officers. These factors are described in further detail later in this CD&A, but a fundamental element is linking pay to the performance of SXC and individuals. The SXC compensation committee believes that this pay-for-performance culture further aligns objectives among SXC, its employees, and its shareholders.

SXC completed 2011 with its most successful year to date in terms of revenue, net income, and share value. Highlights of 2011 that were considered in the SXC compensation committee’s compensation decisions included the following:

•	Revenues increased 155% to $5.0 billion from $1.9 billion in 2010;

•	Net income increased 42% to $91.8 million from $64.7 million in 2010;

•	Diluted earnings per share increased 42% to $1.46 from $1.03 in 2010;

•	Key performance targets, set by the SXC compensation committee, were met or exceeded throughout the year; and

•	As illustrated in the following chart, SXC experienced an overall increase in net income and share price of 99.1% and 109.3%, respectively, over the past three years.

Net Income and Share Value Increases

Based on the SXC compensation committee’s performance assessment of SXC’s results and accomplishments in 2011 as described above, as well as considerations of the performance of SXC’s peers, the overall economic environment, and competitive compensation trends in the marketplace, the SXC compensation committee made the following compensation decisions with respect to SXC’s NEOs.

•

The 2011 annual NEO bonuses for Messrs. Thierer, Park, Romza, Saban and Berman were paid at 200%, 188%, 106%, 106% and 106% of target levels, respectively. As a result of SXC’s 2011 performance, the annual bonus earned by Mr. Thierer, SXC’s Chairman and CEO, increased 71% as compared to the bonus he earned in 2010; and

•

Long-term incentive awards were granted in 2011 in a similar fashion to the 2010 long-term incentive awards, with a mixture of restricted stock units, which we refer to as RSUs, performance-based restricted stock units and stock option awards, to align the interests of the NEOs and SXC shareholders. Similar to the 2010 grants, a portion of the RSUs granted in 2011 are contingent on SXC meeting certain performance targets established by the SXC compensation committee.

Compensation Philosophy and Objectives

The overall compensation program for salaried employees has been designed and is administered to ensure that employee compensation promotes superior job performance and the achievement of business objectives. There are three main objectives of SXC’s executive compensation program: first, to maximize shareholder value over the long-term; second, to attract and retain highly qualified executives to ensure that the long-term financial objectives of SXC are met; and third, to provide incentives and reward each executive for his or her contributions to SXC. In particular, the goals of SXC’s executive compensation program are to reward past performance, to provide incentives for future performance, and to align the executives’ long-term interests with those of investors. The SXC compensation committee believes that these objectives can best be accomplished by an executive compensation program that reflects the following four principles:

•

Base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practices at similar companies in the healthcare services and healthcare information technology markets;

•	Bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined company and individual performance targets;

•	A substantial portion of total long-term compensation should reflect performance on behalf of the SXC’s shareholders, as measured by increases in the value of the SXC’s shares; and

•

Compensation should be weighted to reflect the performance of SXC compared to its stated goals and relative to selected competitors, taking into consideration metrics such as, but not limited to, sales, gross margin and earnings per share, which we refer to as EPS, growth.

The following table describes each executive compensation element for 2011 and each element’s relationship to the executive compensation philosophy outlined above.

Compensation Element	Principles	Relationship to Compensation Philosophy
		Accountability and Rewarding Results	Alignment with Stockholder Interests	Attract and Retain
Base Salary	Establish a pay foundation at competitive levels to attract and retain talented executives.			X
Annual Incentive Awards	Designed to reward annual performance against pre-established targets. In 2011, these targets were revenue (including new sales) and operating income objectives, which the SXC compensation committee determined to be measures of SXC’s performance that are meaningful to SXC’s stockholders.	X	X	X
Long-Term Incentive Awards	Long-term incentive awards are designed to align the interests of SXC’s executives with those of SXC’s stockholders by focusing the executives on long-term objectives over a multi-year vesting period. Since 2009, the vesting of long-term incentive awards have been tied to performance objectives designed to build a foundation for the long-term strength and performance of SXC.	X	X	X
Other Compensation and Benefits	Executives are eligible to participate in health and welfare benefit plans generally available to other SXC employees. Deferred compensation programs are also available to executives for tax advantaged savings, along with an executive severance policy and competitive perquisites.			X

Minimum Ownership Guidelines

On March 6, 2012 the SXC compensation committee adopted certain stock ownership guidelines to strengthen the alignment of interest between SXC’s management and shareholders and further promote SXC’s commitment to sound corporate governance. These guidelines apply to SXC’s NEOs and non-employee directors and are determined as a multiple of the executive’s annual then current base salary or the director’s annual cash retainer, respectively. Such executives and directors are expected to own SXC’s common shares valued in at least the following dollar amounts:

Title	Guideline
Chief Executive Officer	5 times annual base salary
Chief Financial Officer	4 times annual base salary
Other Named Executive Officers	3 times annual base salary
Non-Employee Directors	4 times annual cash retainers

While these represent minimum ownership guidelines, executives and directors are encouraged to own SXC common shares beyond these levels. The NEOs and non-employee directors will be required to achieve the applicable ownership guidelines within five years of commencement of employment as NEO with SXC or appointment to the SXC board of directors, as applicable, and are expected to make continuous progress toward their respective ownership guidelines during such five-year period. Until such guidelines are achieved, executives and directors will be required to retain an amount equal to 50% of the net profit shares received from any equity awards. This retention ratio applies to net profit shares received upon: (i) the vesting of restricted stock awards, RSU awards, performance-based RSU awards, and similar instruments expressed in stock units and payable in SXC’s common shares or (ii) the exercise of stock options or stock appreciation rights, which we refer to as SARs or similar instruments payable in SXC’s common shares. “Net profit shares” are those shares that remain after deducting the exercise price, if applicable in the event of the exercise of options, and withholding taxes.

SXC’s Compensation Committee

The SXC compensation committee currently consists of Messrs. Cosler, Bensen, and Masso, with Mr. Cosler serving as the Chair. Each of Messrs. Cosler, Bensen, and Masso has significant experience in compensation matters as a result of their service as executive officers or advisors to various companies. The SXC compensation committee’s agenda and meeting calendar were determined by the SXC compensation committee, with input as appropriate, from Mr. Thierer, the Chairman and CEO of SXC. At the request of the SXC compensation committee, Mr. Thierer and Mr. Park, CFO of SXC, attended meetings of the SXC compensation committee during 2011. At such meetings, Mr. Thierer made recommendations from time to time to the SXC compensation committee regarding base salary levels, incentive compensation awards, and equity awards for SXC’s executive officers other than himself. The CEO and CFO did not attend portions of the meetings relating to their compensation. In addition, the SXC compensation committee invited SXC’s independent compensation consultant to attend certain meetings of the SXC compensation committee to discuss the design, implementation, and administration of long-term incentive, equity incentive, and deferred compensation plans. The SXC compensation committee also meets regularly in executive sessions without the presence of any executive officers whose compensation is scheduled for discussion.

Compensation Consultant

The SXC compensation committee engaged an external consultant, The Delves Group, to assist them with compensation matters, including reviewing SXC’s peer group and peer group benchmarking information, as well as performing an independent analysis of SXC’s executive compensation and director policies and practices. The Delves Group does not provide any other services to SXC.

The Delves Group advised the SXC compensation committee with respect to the compensation arrangements for SXC’s executive officers and directors, and particularly provided advice with respect to SXC’s compensation practices in relation to the comparative peer group for SXC. The analysis of SXC’s executive compensation policies and practices provided by The Delves Group considered financial metrics for SXC’s peers, including market capitalization, various measures of profitability, and growth in SXC’s share price. In order to prepare its analysis for the SXC compensation committee, The Delves Group met from time to time with senior management.

In setting executive officer compensation levels, the SXC compensation committee considered the comparative compensation analyses provided by The Delves Group, which included multiple market surveys, as well as peer group analysis, and then applied the collective experience and judgment of the SXC compensation committee to such data (and the relative significance of the various comparative peer group components) to make compensation determinations. The market surveys used by The Delves Group included two general industry surveys and a technology industry survey. The market surveys included compensation information from 80—100 companies with annual revenues between $1 billion and $3 billion. The peer group used in assessing 2011 compensation was generated by The Delves Group, reviewed by management of SXC and approved by the SXC compensation committee. The comparative information from the peer group was obtained by The Delves Group from publicly filed reports of each company in the comparative peer group, as well as from the compensation surveys noted above. At the request of the SXC compensation committee, a representative of The Delves Group attended meetings of the SXC compensation committee, apprised the SXC compensation committee as requested on the progress of compensation surveys, and also provided competitive benchmarking regarding executive officer and director compensation levels, as well as long-term incentive plan design.

Role of Executives in Determining Compensation

The CEO annually determines performance objectives and reviews the performance of all NEOs. The performance objectives are based upon individual performance, business unit financial performance and overall SXC financial performance and are approved by the SXC compensation committee. The CEO prepares a self-assessment of himself and an assessment of all other NEOs and provides a recommendation regarding base pay increases, incentive compensation awards, and equity awards for each of the executive officers other than himself. Competitive market data is one factor used in determining recommendations for the other NEOs. In making recommendations, the CEO considers, among other factors, SXC’s ability to replace the individual in the event of the executive’s departure, size of the organization under the executive’s control (including the number of employees, revenue and profitability under the executive’s control), performance, and the amount received by others in relatively similar positions, and title, at SXC’s peer group companies. The competitive market data is used as a guide for compensation decisions and, the CEO and the SXC compensation committee do not target compensation at any particular point against the peer group.

The recommendations submitted by the CEO are reviewed by the SXC compensation committee. The SXC compensation committee evaluates performance against the performance objectives and solicits feedback from the SXC board of directors as it relates to the individual performance measures. The determination of compensation actions for all NEOs involves thorough processes that include SXC compensation committee review and approval of compensation program design and practices, and in-depth discussions between the CEO and the SXC compensation committee with respect to each NEO’s performance. The recommendations submitted by the CEO are reviewed by the SXC compensation committee and, based on such review, the SXC compensation committee provides recommendations to the CEO for revisions. The SXC compensation committee determines the compensation program for all NEOs and approves the total compensation package for each of the NEOs.

Peer Group Information

The CEO and the SXC compensation committee use peer group data as a guide to ensure that SXC’s executive compensation program is competitive with the market place and to help SXC attract, retain and motivate SXC’s executives to increase SXC’s long-term shareholder value. Peer group companies were selected based on a number of factors, including industry, number of employees, market capitalization, and product and services offerings. The SXC compensation committee and SXC’s management consider the list of peers prepared by The Delves Group and assess the information provided to determine if any modifications or amendments are needed to the peer group companies for compensation and performance comparison purposes.

The SXC compensation committee utilized the ten companies below to establish the 2011 compensation base and to set targets for 2011 incentive compensation.

Peer Group for Fiscal Year 2011
Allscripts Healthcare Solutions, Inc.	Lincare Holdings, Inc.
BioScrip, Inc.	Magellan Health Services
Catalyst Health Solutions, Inc.	Omnicare, Inc.
Centene Corp.	Pharmerica Corp.
Emdeon, Inc.	Psychiatric Solutions, Inc.
Healthsouth Corp.

The peer group was updated for 2011 based on recommendations made by The Delves Group. The 2010 peer group was modified for 2011 to include companies in the healthcare services and technology industries, such as: Omnicare, Inc., Emdeon, Inc, Pharmerica Corp., and Lincare Holdings, Inc. In addition, Medco Health Solutions, Inc. and Express Scripts, Inc. were removed as these companies were viewed to be much larger and more complex than SXC.

The peer group was further updated in 2011, to derive recommendations for 2012 base compensation and incentive compensation targets.

Peer Group for Fiscal Year 2012
Amerigroup Corporation	Magellan Health Services
BMC Software, Inc.	NCR Corporation
Catalyst Health Solutions, Inc.	Omnicare, Inc.
Centene Corporation	Pharmerica Corp.
Cognizant Technology Solutions Corp.	Tenet Healthcare Corporation
CA, Inc.	Unisys Corporation
Cerner Corporation	Universal Health Services, Inc.
Healthsouth Corp.	Vanguard Health Systems, Inc.
Health Management Associates, Inc.

The peer group was updated for 2012 based on recommendations made by The Delves Group as SXC has outgrown the peer group used in the 2011 analysis. The 2011 peer group was modified for 2012 to include companies in the healthcare services and technology industries with a median revenue level of $4.5 billion, such as: Tenet Healthcare Corporation, Amerigroup Corporation, Universal Health Services, Inc., Health Management Associates, Inc., Vanguard Health Systems, Inc., NCR Corporation, Cognizant Technology Solutions Corp., CA, Inc., Unisys Corporation, BMC Software, Inc., and Cerner Corporation. In addition, Allscripts Healthcare Solutions, Inc., Lincare Holdings, Inc., Psychiatric Solutions, Inc., Emdeon and BioScrip, Inc were removed as these companies were viewed to be smaller or less complex than SXC.

The peer group considered companies in the healthcare services and technology industries that were of similar size measured by revenue, market capitalization and business complexity. SXC considers the above companies for purposes of compensation levels for its executives. Additionally, SXC uses the PBM industry participants such as Medco Health Solutions, Inc. and Express Scripts, Inc. when determining financial metrics, such as revenue, EPS and EBITDA, on which to base its compensation targets. While these companies may not be utilized in the peer group to set compensation levels, they are used in establishing metrics utilized to measure SXC’s and executives’ performance.

Elements of Compensation and Rationale for Pay Mix

A variety of compensation elements are used to achieve SXC’s goals, including base salary, annual incentive compensation awards and equity awards, all of which are discussed below. In determining the amount and types of compensation awarded to the executives the SXC compensation committee relies on its yearly assessment of SXC’s performance and business judgment of the CEO and CFO, and, in turn, upon the CEO’s assessment regarding the individual performance of the other NEOs and each NEO’s impact on SXC’s overall financial performance. Factors influencing the SXC compensation committee’s assessment include:

•	SXC’s analyses of competitive compensation practices;

•	The compensation committee’s subjective evaluation of the CEO and, based on input from the CEO, the CFO and other NEOs;

•

SXC’s actual financial performance compared to internal plans and the role the individual executive played in and contributed to such plans, such as sales growth, gross margin, operating expenses and customer satisfaction;

•	Operational management, such as project milestones and process improvements;

•	The NEO’s effectiveness in implementing and delivering SXC’s operational and strategic goals established for the NEO at or around the beginning of the fiscal year;

•	The level of the NEO’s responsibilities within SXC, along with the NEO’s individual expertise, skills and knowledge;

•	Leadership, including developing and motivating employees, collaborating within SXC, attracting and retaining employees and personal development; and

•	Labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the long-term value to SXC.

SXC does not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the SXC compensation committee’s judgment of these factors along with competitive market data from the peer group and each of the surveys used that form the basis for approving the total compensation package for each NEO. In determining total compensation packages for SXC’s executives, the SXC compensation committee considers each executive’s current salary and previous year’s bonus and the need to establish a balance between incentives for long-term and short-term performance.

Base Salaries

SXC’s philosophy is that base salaries should meet the objectives of attracting and retaining the executives needed to lead the business. The SXC compensation committee annually reviews the base salaries of the NEOs, including the CEO, and considers increases based on SXC’s profitability, competitive salaries, position, responsibility and individual qualifications and performance. A component of this review is a comparison of current salaries, against compensation data of those reported for comparable positions in SXC’s peer group and each of the surveys used. The SXC compensation committee also factors in internal salary levels within SXC, both with respect to other executive officers and senior employees. Base salaries may be adjusted at the SXC compensation committee’s discretion when competitive data indicates a significant market lag or in recognition of outstanding individual performance or an increase in the executive’s functional responsibilities.

Based on the competitive analysis provided by The Delves Group, SXC’s base salary levels for the CEO and CFO were below both the market median and the 75% percentile of market data in 2010. As such, based on the advice of the compensation consultant, competitive data, responsibility and individual performance, effective March 9, 2011, the SXC compensation committee approved the following base salary increases for 2011: Mark Thierer—70.6%, Jeff Park—47.5%, John Romza—11.1%, Joel Saban—16.7% and Clifford Berman—10.6%.

The salaries that SXC paid to each of the NEOs during fiscal 2011 are shown in the “2011 Summary Compensation Table.” Please see “—Compensation Paid to SXC’s NEOs in 2011” for a discussion of the annual salary paid to each of SXC’s NEOs.

Annual Bonus

Executives and certain other key personnel are eligible for cash bonuses after the end of each fiscal year. The SXC board of directors, upon the recommendation of the SXC compensation committee, determines the bonuses for the CEO and CFO and the SXC compensation committee, upon the recommendation of the CEO, determines the bonuses for each of the other NEOs. The CEO’s and CFO’s bonuses are based on SXC’s overall performance and financial results, including SXC’s achievement of goals pertaining to revenue and earnings per share growth, as well as certain individual goals. These factors are weighted and then SXC’s CEO’s and the CFO’s fulfillment of these goals are evaluated. The bonuses for the other NEOs are also based on SXC’s overall performance and financial results, as measured by revenue and adjusted earnings before interest, taxes, amortization and stock-based compensation expense (“Adjusted EBITDA”), as well as certain individual goals. In making its final determinations, the SXC compensation committee determines how each NEO contributed to SXC’s achievement of its goals as well as each NEO’s fulfillment of his individual goals.

The CEO’s and CFO’s bonus opportunities are based on the achievement of (i) SXC’s financial performance factors, which represents 80% of the bonus opportunity, and (ii) individual performance factors,

which represents 20% of the bonus opportunity. The target and maximum bonus opportunities are pursuant to the CEO’s and CFO’s employment agreements. The threshold opportunities were set at 50% of the CEO’s and CFO’s target bonus.

		CEO Bonus Opportunity			CFO Bonus Opportunity
Measure	Weight	Threshold	Target	Max	Threshold	Target	Max
Earnings per share	45%	$163,125	$326,250	$652,500	$81,000	$162,000	$303,750
Revenue(1)	35%	126,875	253,750	507,500	63,000	126,000	236,250
Subjective goals	20%	72,500	145,000	290,000	36,000	72,000	135,000

Total	100%	$362,500	$725,000	$1,450,000	$180,000	$360,000	$675,000

(1)	Included in the overall revenue goals is a component of new sales recorded and recognized during the year.

The EPS performance objectives set for 2011 ranged from $1.33 to $1.49 and the total revenue performance objectives ranged from $3.0 billion to $3.4 billion. Actual EPS (fully diluted) of SXC was $1.46 per share and total revenue was $5.0 billion during 2011. EPS, after adjusting for $2.5 million in acquisition related expenses incurred in connection with the closing of the Medmetrics, PTRX, SaveDirectRx and HealthTran acquisitions, was $1.49 during 2011. The revenue performance objectives include the consideration of both new sales, measured as new clients signed in 2011, as well as total revenue recognized in the year. Based on SXC’s performance during 2011, the CEO and the CFO received payouts under the annual bonus plan equal to $1,450,000 and $675,000, respectively, representing payouts at 200% and 188%, respectively, of the target payout opportunity.

The other NEOs’ cash incentive compensation is based upon: i) achievement of individual objectives (20%); and ii) SXC’s achievement of financial targets (80%). The achievement of SXC’s financial targets was based on revenue and Adjusted EBITDA. The performance objectives ranged from $3.3 billion to $3.7 billion and from $143 million to $168 million for revenue and Adjusted EBITDA, respectively. Actual revenue and Adjusted EBITDA in 2011 was $5.0 billion and $175.9 million, respectively.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to interest income, interest expense and other expense, income taxes, depreciation, amortization and stock-based compensation expenses. Management believes it is useful to exclude these expenses as they are essentially fixed amounts that cannot be influenced by management in the short term. In addition, in 2011 management believed it was useful to exclude stock-based compensation as this is a non-cash expense. See Item 7 of SXC’s Annual Report on Form 10-K for the year ended December 31, 2011 for a reconciliation of SXC’s reported net income to EBITDA and Adjusted EBITDA.

SXC met or exceeded all performance objectives for the year ended December 31, 2011, including total revenue, new revenue growth, EPS growth, and Adjusted EBITDA. SXC’s performance resulted in the achievement of the maximum performance objectives with respect to the financial metrics. Moreover, individual objectives for the NEOs included retaining customers and ensuring a high level of satisfaction was delivered to those customers, leadership, the ability to attract, retain and build high performance teams and operational improvements in SXC to support growth in operations. The amounts paid to the NEOs under SXC’s annual bonus plan for 2011 are outlined in “—Compensation Paid to SXC’s NEOs in 2011” and included in the 2011 Summary Compensation Table.

Long-Term Incentive Compensation

The Long Term Incentive Plan, which we refer to as the SXC LTIP, allows the SXC compensation committee to award various forms of long-term incentive grants, including stock options, stock appreciation rights, restricted stock awards, RSUs, performance awards and other stock-based awards. The SXC compensation committee has sole discretion in selecting participants for long-term incentive grants.

The SXC compensation committee engaged an external consultant, The Delves Group, to assist with structuring the 2011 SXC LTIP grants for SXC. This review included analyzing the survey and peer data discussed above under “Compensation Consultant” and “Peer Group Information,” as well as considering the appropriate mix of stock options, time-based RSUs, and performance-based RSUs. The range and mix of long-term incentive compensation considered the total compensation of the NEOs and the SXC compensation committee’s desire to design compensation to promote SXC’s goal of pay for performance.

Performance-based awards are generally based upon the annual performance review process, which occurs in January through March of each year concurrently with the compilation of the corporate performance data. Each individual has a performance plan comprised of both individual and financial objectives, which are weighted during the review process. The assessments prepared by the CEO are used to determine any incentive compensation equity awards and to support any recommendations for long-term incentive grants. The SXC compensation committee reviews the assessments and long-term incentive grants are awarded on a discretionary basis.

In March 2011, the SXC compensation committee granted the NEOs’ long-term incentive awards under the SXC LTIP. The awards consisted of performance-based RSUs, time-based RSUs and stock option awards. The time-based RSUs and stock options vest in one-fourth increments on each grant date anniversary and the stock options have a seven-year term. The performance-based RSUs vest if SXC meets a performance threshold with respect to cumulative EPS for each of the fiscal years ended December 31, 2011, 2012, and 2013. At the time of grant, the cumulative EPS performance threshold was designed to be reasonably achievable with strong management performance. The SXC compensation committee’s objectives for the 2011 long-term incentive awards were to: (i) align the interests of SXC’s executives with the interests of SXC’s shareholders by focusing on objectives that result in share price appreciation through stock options and performance-based RSUs and (ii) provide an ownership stake and retention incentive through RSUs. In determining the NEOs’ 2011 equity grants under the SXC LTIP, the SXC compensation committee considered the total compensation of each of the NEOs, including the mix of all the elements of each NEO’s compensation. The SXC compensation committee considered the following when assessing the award grants: 1) the valuation of equity currently held by the NEOs; 2) the valuation of the previous years’ equity grants; 3) the analysis of competitive market survey data from the three market surveys discussed above under “Compensation Consultant,” and the peer group compensation data as discussed above under “Peer Group Information”; and 4) the review of current trends in the quantity and mix of equity awards included in long-term programs provided by peer group companies.

The SXC compensation committee’s objective when determining the allocation of the equity grant between stock option awards, time-based RSUs, and performance-based RSUs was to ensure an even weighting between the growth oriented option grants and the more shareholder risk aligned RSU grants. The performance criteria used to earn the grants was a three year cumulative EPS target, in which the NEOs would earn a target payout for achieving a 20% three year compounded annual growth rate of EPS over the 2010 EPS levels. Should the three year growth rate be 15%, the NEOs would earn 50% of the target grant of the performance-based RSUs, and should the three year growth rate meet or exceed 30%, the NEOs would earn 200% of the target grant of the performance-based RSUs.

In the event of a change of control, the 2011 stock options and time-based RSUs vest in full and the performance-based RSUs vest at target performance levels. The SXC compensation committee determined that accelerated vesting of the 2011 long-term incentive awards was a necessary component of such awards in order to provide an increased incentive to key employees of SXC to make significant and extraordinary contributions to the long-term performance and growth of SXC. See “Potential Payments Upon Termination or Change of Control” for a description of the other termination provisions relating to the 2011 long-term incentive awards.

In 2011, performance-based RSUs granted in 2009 vested based on SXC’s EPS performance over the 2009-2011 performance period. The cumulative EPS target over this period was $1.86 while the actual cumulative EPS was $3.35. The number of common shares issued in 2012 in settlement of these performance-based RSUs were 48,648, 19,552, 13,600 and 6,180, for Messrs. Thierer, Park, Romza and Berman, respectively. Mr. Saban did not have any performance-based RSUs that vested during 2011.

As of March 19, 2012, the limit of shares approved for issuance under the SXC LTIP and SXC’s prior stock option plan is 11,815,000 (representing 18.8% of SXC’s common shares outstanding as of March 19, 2012) of which 7,959,190 common shares have been issued (or 12.7% of SXC’s common shares outstanding as of March 19, 2012), options in the amount of 1,106,209 remain outstanding (or 1.8% of SXC’s common shares outstanding as of March 19, 2012), RSUs in the amount of 1,294,276 remain outstanding (assuming issuance based on 1.79, representing 2.1% of SXC’s common shares outstanding as of March 19, 2012), leaving 1,455,326 (or 2.3% of SXC’s common shares outstanding as of March 19, 2012) available for future grant of options or RSUs. There are no shares available for issuance under SXC’s prior stock option plan. In addition, see Item 12 of SXC’s Annual Report on Form 10-K for the year ended December 31, 2011 for information relating to compensation plans under which SXC’s equity securities are authorized for issuance.

Employment Agreements and Post-Termination Compensation

SXC enters into employment agreements with executives to attract, retain and motivate superior employees for key positions. The terms of the employment agreements are based upon SXC’s analysis of competitive compensation practices and SXC’s ability to attract these individuals.

SXC has employment agreements with each of the NEOs. The employment agreements provide for a certain level of severance payments under various scenarios, including termination by SXC without cause, resignation by the NEO for good reason, and termination in connection with a change of control. In return, each executive agrees to certain provisions, including non-competition and non-solicitation of customers or employees for a specified period of time post-employment. SXC provides severance benefits under the employment agreement because many of the companies with which SXC compete for executive talent provide similar benefits and these benefits are therefore necessary for retention and recruitment purposes. SXC believes that these employment agreements serve to document a clear understanding between SXC and the NEO regarding the terms and conditions of the executive’s employment with SXC, as well as the rights and obligations of each party if the employment relationship ends for any reason.

The employment agreements generally provide additional protection to the NEOs in the event of a change of control, including vesting of equity awards and additional severance benefits. In the case of Messrs. Romza, Saban, and Berman, the severance benefits following a change of control are payable only upon a so-called “double trigger.” This means that severance benefits are triggered within 12 months after the change of control only when the NEO is not offered or retained in his current or a comparable position with comparable compensation within that period. In the case of Messrs. Thierer and Park, the severance benefits following a change of control are payable if the NEO’s employment is terminated for any reason by SXC or by the NEO within 12 months after a change of control. By providing such protection to the NEOs, SXC believes it will enable these executives to focus on their duties without distraction in the face of a possible or an actual change of control, and will ensure that SXC’s senior executives are motivated to negotiate the best merger or acquisition consideration for SXC’s shareholders. Please see the “—Employment Agreements” and “—Potential Payments upon Termination or Change of Control” sections in this joint proxy statement/prospectus for a description and the amounts of the severance benefits to be paid following each NEO’s termination of employment.

Please see “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the material terms of each NEO’s existing employment agreement.

Retirement Plans

SXC provides a 401(k) plan to its employees, including the NEOs. SXC’s NEOs participate on the same terms as all other eligible SXC employees. Through December 31, 2011 SXC matched 100% of the first 1% of eligible earnings and 50% on the next 5% of eligible earnings. SXC does not maintain any defined benefit retirement plans.

SXC also provides a nonqualified deferred compensation plan, which we refer to as the deferred compensation plan, for the purpose of providing certain employees an opportunity to defer compensation on a pre-tax basis. Employees eligible to participate in the deferred compensation plan are selected in the sole discretion of a committee appointed by the SXC board of directors.

The SXC compensation committee believes that the provision of the deferred compensation plan is important as a retention and recruitment tool as many of the companies with which SXC competes for executive talent provide similar plans to their senior employees. Please see the “—2011 Nonqualified Deferred Compensation” of this joint proxy statement/prospectus for further information regarding the deferred compensation plan.

Perquisites

SXC provides NEOs with perquisites that SXC and the SXC compensation committee believe are reasonable and consistent with SXC’s overall compensation program to better enable SXC to attract, retain and motivate superior employees for key positions. The SXC compensation committee periodically reviews the levels of perquisites provided to its NEOs.

For 2011, perquisites consisted of an automobile allowance ($11,000 in the case of Mr. Thierer and $6,000 in the case of the other NEOs) and supplemental life insurance policies.

Consideration of shareholder’s vote

The SXC compensation committee considers whether SXC’s executive compensation and benefits program serves the best interests of SXC’s shareholders. In that respect, as part of its on-going review of SXC’s executive compensation program, the SXC compensation committee considered the affirmative shareholder “say on pay” vote at SXC’s prior annual meeting of shareholders and determined that SXC’s executive compensation philosophy and objectives and compensation elements continued to be appropriate and did not make any changes to SXC’s executive compensation program in response to such shareholder vote.

Deductibility of Executive Compensation

Under Internal Revenue Code Section 162(m), a company generally may not deduct compensation in excess of $1,000,000 paid to each of the chief executive officer and the other three most highly compensated officers, other than the chief executive officer or the chief financial officer. However, “performance-based compensation” is exempt from the deduction limit if certain requirements are met. The SXC compensation committee structures compensation to take advantage of this exception under Section 162(m) to the extent practicable, while satisfying SXC’s compensation policies and objectives. While the SXC compensation committee recognizes the desirability of preserving the deductibility of payments made to the NEOs, the SXC compensation committee believes that it must maintain flexibility in its approach in order to structure a program that is the most effective in attracting, motivating and retaining SXC’s key executives.

Compensation Paid to SXC’s NEOs in 2011

The overall compensation package for each of the NEOs is designed to recognize that each NEO bears responsibility for increasing the value of shareholder investments. Moreover, the SXC compensation committee believes that SXC’s focus on equity based awards aligns the interests of the NEOs with the interests of shareholders.

Compensation of the Chairman and Chief Executive Officer

Base Salary: Mr. Thierer’s base salary in 2011 was $725,000, an increase of 70.6% over his prior year base salary.

Annual Bonus. Mr. Thierer’s bonus is based substantially on SXC’s achievement of financial performance objectives (80%) and individual performance (20%). Mr. Thierer’s target bonus is equal to 100% of his base pay, or $725,000. Mr. Thierer may earn up to 200% of his base pay, based on achievement of specified performance objectives, as determined by the SXC compensation committee. Mr. Thierer received $1,450,000 as payout under the 2011 annual bonus plan as a result of achieving individual and financial threshold performance objectives, representing 200% of his base pay. Individual performance objectives include results of the annual employee survey, achievement of certain strategic objectives and client retention.

Equity Awards. Mr. Thierer was awarded 70,902 options, 15,244 time-based RSUs, and a target performance based RSU award of 20,244 RSUs with a maximum award opportunity equal to 40,488 RSUs (dependent on SXC results) in 2011 pursuant to SXC’s equity award program to properly reward his contributions, encourage retention, motivate, increase his share ownership and solidify his commitment to SXC and the interest of SXC’s shareholders. In addition, 48,648 performance-based RSUs vested during 2011.

Compensation of the Chief Financial Officer

Base Salary. Mr. Park’s base salary in 2011 was $450,000, an increase of 47.5% over his prior year base salary.

Annual Bonus. Mr. Park’s bonus is based substantially on SXC’s achievement of financial performance factors (80%) and individual performance (20%). Mr. Park’s target bonus is equal to 80% of his base pay, or $360,000. Mr. Park may earn up to 150% of his base pay, based on achievement of specified performance objectives, as determined by the SXC compensation committee. Mr. Park received $675,000 as a payout under the 2011 annual bonus plan as a result of achieving individual and financial threshold performance objectives, representing 150% of his base pay. Individual performance objectives include results of the annual employee survey, achievement of certain strategic objectives and client retention.

Equity Awards. Mr. Park was awarded 29,542 options, 6,352 time-based RSUs, and a target performance-based RSU award of 8,352 RSUs with a maximum award opportunity equal to 16,704 performance-based RSUs (dependent on SXC results) in 2011 pursuant to SXC’s equity award program to properly reward his contributions, encourage retention, motivate, increase his share ownership and solidify his commitment to SXC and the interest of SXC’s shareholders. In addition, 19,552 performance-based RSUs vested during 2011.

Compensation of Mr. Romza

Base Salary. Mr. Romza’s base salary in 2011 was $300,000, an increase of 11.1% over his prior year base salary.

Annual Bonus. Mr. Romza’s bonus is based substantially on SXC’s achievement of financial performance objectives (80%) and individual performance (20%). Mr. Romza’s target bonus is 65% of his base pay, or $195,000, based on achievement of specified performance objectives and he may receive an additional percentage of his base pay as determined by the SXC compensation committee. The NEO’s bonus payment was based on over-achieving the financial targets set for revenue and adjusted EBITDA of SXC. In addition, the individual component was awarded to Mr. Romza based on his achievement of individual measures, including customer retention and satisfaction, leadership, ability to attract, retain, and build high performance teams, and operational improvements in SXC to support the growth in operations. Mr. Romza received a payout under the 2011 annual bonus plan of $207,000 as a result of achieving individual and financial threshold performance objectives, representing 69% of his base pay.

Equity Awards. Mr. Romza was awarded 8,000 options, 3,000 time-based RSUs, and a target performance-based RSU award of 3,000 RSUs with a maximum award opportunity equal to 6,000 performance-based RSUs (dependent on SXC results) in 2011 pursuant to SXC’s equity award program to properly reward his contributions, encourage retention, motivate, increase his share ownership and solidify his commitment to SXC and the interest of SXC’s shareholders. In addition, 19,600 performance-based RSUs vested during 2011.

Compensation of Mr. Saban

Base Salary. Mr. Saban’s base salary in 2011 was $350,000, an increase of 16.7% over his prior year base salary.

Annual Bonus. Mr. Saban’s bonus is based substantially on SXC’s achievement of financial performance objectives (80%) and individual performance (20%). Mr. Saban’s target bonus is 65% of his base pay, or $228,000, based on achievement of specified performance objectives and may receive an additional percentage of his base pay as determined by the SXC compensation committee. Mr. Saban received a payout under the 2011 annual bonus plan of $242,000 as a result of achieving individual and financial threshold performance objectives, representing 69% of his base pay.

Equity Awards. Mr. Saban was awarded 10,560 options, 4,000 time-based RSUs, and a target performance-based RSU award of 3,080 with a maximum award opportunity equal to 6,160 performance-based RSUs (dependent on SXC results) in 2011 pursuant to SXC’s equity award program to properly reward his contributions, encourage retention, motivate, increase his share ownership and solidify his commitment to SXC and the interest of SXC’s shareholders.

Compensation of Mr. Berman

Base Salary. Mr. Berman’s base salary in 2011 was $260,000, an increase of 10.6% over his prior year base salary.

Annual Bonus. Mr. Berman’s bonus is based substantially on SXC’s achievement of financial performance objectives (80%) and individual performance (20%). Mr. Berman’s target bonus is 50% of his base pay, or $130,000, based on achievement of specified performance objectives and may receive an additional percentage of his base pay as determined by the SXC compensation committee. The NEO’s bonus payment was based on achieving the financial targets set for revenue and adjusted EBITDA of SXC. In addition, the individual component was awarded to Mr. Berman based on his achievement of individual measures, including leadership, ability to attract, retain, and build high performance teams, and operational improvements in SXC to support growth in operations. Mr. Berman received a payout under the 2011 annual bonus plan of $138,000 as a result of achieving individual and financial threshold performance objectives, representing 53% of his base pay.

Equity Awards. Mr. Berman was awarded 5,250 options, 1,750 time-based RSUs, and a target performance-based RSU award of 1,155 RSUs with a maximum award opportunity equal to 2,310 performance-based RSUs (dependent on SXC results) in 2011 pursuant to SXC’s equity award program to properly reward his contributions, encourage retention, motivate, increase his share ownership and solidify his commitment to SXC and the interest of SXC’s shareholders. In addition, 6,180 performance-based RSUs vested during 2011.

SXC Compensation Committee Report

The SXC compensation committee oversees SXC’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the SXC compensation committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this joint proxy statement/prospectus.

In reliance on the review and discussions referred to above, the SXC compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in SXC’s Proxy Circular and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION COMMITTEE

Steve Cosler, Chair

Peter Bensen*

Anthony Masso

*	Mr. Bensen was appointed to SXC’s Board of Directors in December 2011.

2011 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers (“NEOs”) for the last three fiscal years ended December 31:

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total($)
Mark Thierer,	2011	$725,000	$0	$2,800,000	$1,520,000	$1,450,000	$21,000	$6,516,000
Chairman and Chief	2010	$425,000	$0	$1,956,000	$482,000	$850,000	$23,000	$3,736,000
Executive Officer	2009	$425,000	$0	$932,000	$533,000	$1,141,000	$20,000	$3,051,000

Jeffrey Park,	2011	$450,000	$0	$1,158,000	$633,000	$675,000	$16,000	$2,932,000
Chief Financial Officer and	2010	$305,000	$0	$799,000	$193,000	$458,000	$26,000	$1,781,000
Executive Vice President, Finance	2009	$305,000	$0	$375,000	$214,000	$614,000	$14,000	$1,522,000

John Romza,	2011	$300,000	$0	$452,000	$171,000	$207,000	$16,000	$1,146,000
Executive Vice President	2010	$270,000	$0	$307,000	$136,000	$200,000	$14,000	$927,000
Research and Innovation	2009	$270,000	$0	$261,000	$155,000	$395,000	$16,000	$1,097,000

Joel Saban,	2011	$350,000	$0	$510,000	$226,000	$242,000	$11,000	$1,339,000
Executive Vice President	2010	$166,000	$220,000	$1,170,000	$546,000	$20,000	$3,000	$2,125,000
Pharmacy Operations(4)

Clifford Berman,	2011	$260,000	$0	$204,000	$113,000	$138,000	$16,000	$731,000
Senior Vice President and	2010	$235,000	$0	$120,000	$57,000	$118,000	$14,000	$544,000
General Counsel(5)

(1)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation- Stock Compensation (“FASB ASC Topic 718”). The amounts reported in the column are calculated at the maximum level based upon the probable outcome on the grant date for SXC’s performance-based RSU awards. The amounts reported for the performance-based RSUs granted in 2009 were disclosed in the previous year’s summary compensation table at target levels; these amounts are now reported at maximum levels based on the probable outcome of the performance-based vesting conditions, determined as of the grant date. See Note 9 to the Consolidated Financial Statements in Item 8 of SXC’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report on Form 10-K”) for more information on the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated Financial Statements in Item 8 of SXC’s Annual Report on Form 10-K for more information on the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
(3)	Other compensation consists of the vehicle allowance, 401(k) match, and SXC-paid life insurance premiums for each of the NEOs.
(4)	Mr. Saban joined SXC as its Executive Vice President, Pharmacy Operations, in June 2010. Accordingly, Mr. Saban was not a NEO in 2009.
(5)	Mr. Berman was not a NEO in 2009.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants under SXC’s Annual Bonus Plan and the SXC LTIP to the NEOs during the fiscal year ended December 31, 2011:

Name	Type of Award	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Thierer	Annual bonus plan		$363,000	$725,000	$1,450,000	0	0	0	0	0	0	0
	Stock options	3/9/2011	0	0	0	0	0	0	0	70,902	$50.23	$1,520,000
	Time-based restricted stock units	3/9/2011	0	0	0	0	0	0	15,244	0	0	$766,000
	Performance-based restricted stock units	3/9/2011	0	0	0	10,122	20,244	40,488	0	0	0	$2,034,000
Jeffrey Park	Annual bonus plan		$180,000	$360,000	$675,000	0	0	0	0	0	0	0
	Stock options	3/9/2011	0	0	0	0	0	0	0	29,542	$50.23	$633,000
	Time-based restricted stock units	3/9/2011	0	0	0	0	0	0	6,352	0	0	$319,000
	Performance-based restricted stock units	3/9/2011	0	0	0	4,176	8,352	16,704	0	0	0	$839,000
John Romza	Annual bonus plan		$98,000	$195,000	0	0	0	0	0	0	0	$0
	Stock options	3/9/2011	0	0	0	0	0	0		8,000	$50.23	$171,000
	Time-based restricted stock units	3/9/2011	0	0	0	0	0	0	3,000	0	0	$151,000
	Performance-based restricted stock units	3/9/2011	0	0	0	1,500	3,000	6,000	0	0	0	$301,000
Joel Saban	Annual bonus plan		114,000	228,000	0	0	0	0	0	0	0	$0
	Stock options	3/9/2011	0	0	0	0	0	0		10,560	$50.23	$226,000
	Time-based restricted stock units	3/9/2011	0	0	0	0	0	0	4,000	0	0	$201,000
	Performance-based restricted stock units	3/9/2011	0	0	0	1,540	3,080	6,160	0	0	0	$309,000
Clifford Berman	Annual bonus plan		65,000	$130,000	0	0	0	0	0	0	0	$0
	Stock options	3/9/2011	0	0	0	0	0	0		5,250	$50.23	$113,000
	Time-based restricted stock units	3/9/2011	0	0	0	0	0	0	1,750	0	0	$88,000
	Performance-based restricted stock units	3/9/2011	0	0	0	578	1,155	2,310	0	0	0	$116,000

(1)	The bonus amounts represent bonus opportunities under SXC’s Annual Bonus Plan. The bonus opportunities are based on SXC’s achievement of financial performance measures, as well as individual performance metrics in the case of the NEOs. The actual payouts for the bonus opportunities under SXC’s Annual Bonus Plan are made in 2012 and are discussed in the “Compensation Paid to SXC’s NEOs in 2011” section of this joint proxy statement/prospectus.
(2)	The RSUs reported in this column were granted under the SXC LTIP. The RSUs vest on December 31, 2013 if SXC meets or exceeds a performance threshold with respect to cumulative EPS for each of the fiscal years ended December 31, 2011, 2012, and 2013.
(3)	The RSUs reported in this column were granted under the SXC LTIP. The RSUs vest in one-fourth increments annually on the anniversary of the grant date, becoming fully vested four years after the grant date.
(4)	The stock options reported in this column are nonqualified stock options granted under the SXC LTIP. The options vest in one-fourth increments annually on the anniversary of the grant date, becoming fully vested four years after the grant date. The options expire seven years from the grant date.
(5)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. These amounts reflect grant date fair value of the award and do not correspond to the actual value that will be recognized by the NEOs. The fair values for the performance-based restricted stock units are based on probable achievement of the performance conditions. See Note 9 to the Consolidated Financial Statements in Item 8 of SXC’s Annual Report on Form 10-K for more information on the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As of December 31, 2011, SXC had employment agreements with each of its NEOs. The following is a description of the terms of each NEO’s employment agreement, which are relevant to an understanding of the 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards Table. Under the terms of each NEO’s employment agreement, the NEOs are subject to certain post-employment obligations, including obligations related to: (i) non-disclosure of SXC’s trade secrets, confidential and proprietary information; (ii) non-solicitation of SXC’s employees for a period of 12 months following termination of employment; (iii) non-solicitation of SXC’s customers for a period of 12 months following termination of employment; and (iv) non-competition for a period of 12 months following termination of employment, with the 12 month period extended to 24 months in the case of Mr. Berman.

Employment Agreement with Mark Thierer, Chairman and Chief Executive Officer

On August 5, 2008, SXC entered into an employment agreement with Mark Thierer, its Chairman, Chief Executive Officer and a member of the SXC board of directors, which we refer to as the Thierer employment agreement. The initial term of the Thierer employment agreement ended on June 29, 2011 and automatically renews for additional one-year periods unless earlier terminated. The term will not be renewed for a renewal year if either SXC or Mr. Thierer provides notice of intent not to renew at least 60 days prior to the expiration of the initial term or applicable renewal term. Any such notice provided by SXC that results in Mr. Thierer’s employment with SXC terminating will be deemed to be a termination by SXC without cause (as defined in the Thierer employment agreement). The Thierer employment agreement provides that, during its term, Mr. Thierer will be slated as a nominee to SXC’s board of directors as long as he remains Chief Executive Officer, provided that he will resign from the board of directors if he ceases to be Chief Executive Officer. The Thierer employment agreement provides for an incentive compensation bonus targeted at 100% of Mr. Thierer’s annual base salary with a maximum bonus opportunity of 200% of his annual base salary, the specific percentage to be set annually by the SXC compensation committee. The Thierer employment agreement also provides for a monthly car allowance, expense reimbursement for reasonably incurred business expenses and insurance benefits.

Under the Thierer employment agreement, in the event the Thierer employment agreement terminates because of Mr. Thierer’s death or total disability (as defined in the Thierer employment agreement), Mr. Thierer would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination and (ii) a payment of his incentive compensation bonus for the year in which the Thierer employment agreement was terminated prorated to the date of termination. If the Thierer employment agreement is terminated because Mr. Thierer resigns other than a resignation for good reason (as defined in the Thierer employment agreement) or as a result of a termination by SXC for Cause (as defined in the Thierer employment agreement), Mr. Thierer would be entitled to receive his annual base salary and accrued but unused vacation time through the date of termination and be entitled to participate in SXC’s executive welfare programs through the date of termination and, to the extent permitted under such plans, thereafter. If the Thierer employment agreement is terminated as a result of a termination by SXC without cause (that is not a termination arising out of a change of control) or by Mr. Thierer as a result of a resignation for good reason, Mr. Thierer would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment of his incentive compensation bonus target for the year in which the Thierer employment agreement was terminated prorated to the date of termination, (iii) a lump sum payment equal to two times his annual base salary, (iv) a lump sum payment equal to two times his incentive compensation bonus target for the year in which the Thierer employment agreement is terminated, (v) payment of COBRA insurance continuation benefits on behalf of Mr. Thierer, his spouse and dependents for 18 months following termination and (vi) outplacement services for up to 12 months following termination. If the Thierer employment agreement is terminated by SXC (whether or not as a result of a termination by SXC for cause) or by Mr. Thierer (whether or not as a result of a resignation for good reason) within 12 months following a change of control of SXC, Mr. Thierer would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment of his incentive compensation bonus target for the year in which the Thierer employment agreement was terminated prorated to the date of termination, (iii) a lump sum payment equal to three times his annual base salary, (iv) a lump sum payment equal to three times his incentive compensation bonus target for the year in which the Thierer employment agreement is terminated, (v) payment of COBRA insurance continuation benefits on behalf of Mr. Thierer, his spouse and dependents for 18 months following termination and (vi) outplacement services for up to 12 months following termination. The Thierer employment agreement further provides that if severance benefits payable after a change of control would be subject to the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code, then Mr. Thierer will be entitled to receive an additional cash payment in an amount necessary to pay such taxes (including an amount to pay the taxes on such additional cash payment). In addition to the above benefits, upon a change of control of SXC or upon termination of the Thierer employment agreement as a result of Mr. Thierer’s resignation for good reason, Mr. Thierer’s death or total disability, a termination by SXC without cause or a termination due to a change of control, all unvested equity in SXC held by Mr. Thierer, including stock options and restricted stock units, will immediately vest.

Employment Agreement with Jeff Park, Executive Vice President and Chief Financial Officer

On August 5, 2008, SXC entered into an employment agreement with Jeff Park, its Chief Financial Officer and Executive Vice President, Finance (the “Park employment agreement”). The initial term of the Park employment agreement ended on June 29, 2011 and automatically renews for additional one-year periods unless earlier terminated. The term will not be renewed for a renewal year if either SXC or Mr. Park provides notice of intent not to renew at least 60 days prior to the expiration of the applicable renewal term. Any such notice provided by SXC that results in Mr. Park’s employment with SXC terminating will be deemed to be a termination by SXC without cause (as defined in the Park employment agreement). The Park employment agreement provides that during its term Mr. Park will serve as Executive Vice President and Chief Financial Officer of SXC. The Park employment agreement provides an incentive compensation bonus targeted at 80% of Mr. Park’s annual base salary with a maximum bonus opportunity of 150% of his annual base salary, the specific percentage to be set annually by the SXC compensation committee. The Park employment agreement also provides for a monthly car allowance, expense reimbursement for reasonably incurred business expenses and insurance benefits.

Under the Park employment agreement, in the event the Park employment agreement terminates because of Mr. Park’s death or total disability (as defined in the Park employment agreement), Mr. Park would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination and (ii) a payment of his incentive compensation bonus for the year in which the Park employment agreement was terminated prorated to the date of termination of employment. If the Park employment agreement is terminated as a result of Mr. Park’s resignation or a termination by SXC for cause (as defined in the Park employment agreement), Mr. Park would be entitled to receive his annual base salary and accrued but unused vacation time through the date of termination and be entitled to participate in SXC’s executive welfare programs through the date of termination and, to the extent permitted under such plans, thereafter. If the Park employment agreement is terminated as a result of a termination by SXC without cause (that is not a termination arising out of a change of control), terminated by SXC (whether or not as a result of a termination by SXC for Cause) or by Mr. Park (whether or not as a result of a resignation for good reason), Mr. Park would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment of his incentive compensation bonus target for the year in which the Park employment agreement was terminated prorated to the date of termination, (iii) a lump sum payment equal to two times his annual base salary, (iv) a lump sum payment equal to two times his incentive compensation bonus target for the year in which the Park employment agreement is terminated, (v) payment of COBRA insurance continuation benefits on behalf of Mr. Park, his spouse and dependents for 18 months following termination and (vi) outplacement services for up to 12 months following termination. The Park employment agreement further provides that if severance benefits payable after a change of control would be subject to the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code, then Mr. Park will be entitled to receive an additional cash payment in an amount necessary to pay such taxes (including an amount to pay the taxes on such additional cash payment). In addition to the above benefits, upon termination of the Park employment agreement as a result of Mr. Park’s death or total disability, a termination by SXC without cause or a termination due to a change of control, all unvested equity in SXC held by Mr. Park, including stock options and restricted stock units, will immediately vest.

Employment Agreement with John Romza, Chief Technology Officer and Executive Vice President, Research and Development

On November 6, 2008, SXC entered into an employment agreement with John Romza, its Executive Vice President, Research and Development and Chief Technology Officer (the “Romza employment agreement”). The initial term of the Romza employment agreement ended on June 30, 2010 and automatically renews for one-year periods unless earlier terminated. The term will not be renewed for a renewal year if either SXC or Mr. Romza provides notice of intent not to renew at least 60 days prior to the expiration of the applicable renewal term. Any such notice provided by SXC that results in Mr. Romza’s employment with SXC terminating will be deemed to be a termination by SXC without cause (as defined in the Romza employment agreement). The Romza employment agreement provides that during its term Mr. Romza will serve as Executive Vice President, Research and Development and Chief Technology Officer of SXC. The Romza employment agreement provides for an incentive compensation bonus targeted at 65% of Mr. Romza’s annual base salary (the specific percentage to be set annually by the SXC compensation committee). The Romza employment agreement also provides for a monthly car allowance, expense reimbursement for reasonably incurred business expenses and insurance benefits.

Under the Romza employment agreement, in the event the Romza employment agreement terminates because of Mr. Romza’s death, total disability, resignation, or termination by SXC for Cause (as such terms are defined in the Romza employment agreement), Mr. Romza would be entitled to receive his annual base salary and accrued but unused vacation through the date of termination and be entitled to participate in SXC’s executive welfare plans and programs through the date of termination and, to the extent permitted under such plans and programs, thereafter. If the Romza employment agreement is terminated as a result of a termination by SXC without cause (as defined in the Romza employment agreement), Mr. Romza would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment equal to his incentive compensation bonus, if any, for the year in which the agreement was terminated, prorated to the date of termination and (iii) a severance payment equal to his then-current annual base salary, payable according to SXC’s regular payroll schedule. If the Romza employment agreement is terminated as a result of a termination arising out of a change of control (as defined in the Romza employment agreement), Mr. Romza would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment equal to his incentive compensation bonus, if any, for the year in which the agreement was terminated, prorated to the date of termination and (iii) a severance payment equal to two times his then-current annual base salary plus an amount equal to his incentive compensation bonus target at the time of termination.

Employment Agreement with Joel Saban, Executive Vice President, Pharmacy Operations

On June 22, 2010, SXC entered into an employment agreement with Joel Saban (the “Saban employment agreement”). The initial term of the Saban employment agreement ended on December 31, 2010 and automatically renews for one-year periods unless earlier terminated. The term will not be renewed for a renewal year if either SXC or Mr. Saban provides notice of intent not to renew at least 60 days prior to the expiration of the applicable renewal term. Any such notice provided by SXC that results in Mr. Saban’s employment with SXC terminating will be deemed to be a termination by SXC without cause (as defined in the Saban employment agreement). The Saban employment agreement provides that during its term Mr. Saban will serve as Executive Vice President, Pharmacy Operations. The Saban employment agreement provides for an incentive compensation bonus targeted at 65% of Mr. Saban’s annual base salary (the specific percentage to be set annually by the SXC compensation committee). The Saban employment agreement also provides for a monthly car allowance, expense reimbursement for reasonably incurred business expenses and insurance benefits.

Under the Saban employment agreement, in the event the Saban employment agreement terminates because of Mr. Saban’s death, total disability, resignation, or termination by SXC for cause (as such terms are defined in the Saban employment agreement), Mr. Saban would be entitled to receive his annual base salary and accrued but unused vacation through the date of termination and be entitled to participate in SXC’s executive welfare plans and programs through the date of termination and, to the extent permitted under such plans and programs, thereafter. If the Saban employment agreement is terminated as a result of a termination by SXC without cause (as defined in the Saban employment agreement), Mr. Saban would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment equal to his incentive compensation bonus, if any, for the year in which the agreement was terminated, prorated to the date of termination and (iii) a severance payment equal to his then-current annual base salary, payable according to SXC’s regular payroll schedule. If the Saban employment agreement is terminated as a result of a termination arising out of a change of control (as defined in the Saban employment agreement), Mr. Saban would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment equal to his incentive compensation bonus, if any, for the year in which the agreement was terminated, prorated to the date of termination and (iii) a severance payment equal to two times his then-current annual base salary plus an amount equal to his incentive compensation bonus target at the time of termination.

Employment Agreement with Clifford Berman, Senior Vice President, General Counsel, and Corporate Secretary

On February 16, 2008, SXC entered into an employment agreement with Clifford Berman (the “Berman employment agreement”). The initial term of the Berman employment agreement ended on December 31, 2008 with and automatically renews for one-year periods unless earlier terminated. The term will not be renewed for a renewal year if either SXC or Mr. Berman provides notice of intent not to renew at least 60 days prior to the expiration of the initial term or applicable renewal term. Any such notice provided by SXC that results in Mr. Berman’s employment with SXC terminating will be deemed to be a termination by SXC without cause (as defined in the Berman employment agreement). The Berman employment agreement provides that during its term Mr. Berman will serve as Senior Vice President, General Counsel, and Corporate Secretary of SXC Health Solutions Corp. The Berman employment agreement provides for an incentive compensation bonus targeted at 50% of Mr. Berman’s annual base salary (the specific percentage to be set annually by the Board of Directors). The Berman employment agreement also provides for a monthly car allowance, expense reimbursement for reasonably incurred business expenses and insurance benefits.

Under the Berman employment agreement, in the event the Berman employment agreement terminates because of Mr. Berman’s death, total disability, resignation, or termination by SXC for cause (as such terms are defined in the Berman employment agreement), Mr. Berman would be entitled to receive his annual base salary and accrued but unused vacation through the date of termination and be entitled to participate in SXC’s executive welfare plans and programs through the date of termination and, to the extent permitted under such plans and programs, thereafter. If the Berman employment agreement is terminated as a result of a termination by SXC without cause (as defined in the Berman employment agreement), Mr. Berman would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment equal to his incentive compensation bonus, if any, for the year in which the agreement was terminated, prorated to the date of termination and (iii) a severance payment equal to his then-current annual base salary, payable according to SXC’s regular payroll schedule. If the Berman employment agreement is terminated as a result of a termination arising out of a change of control (as defined in the Berman employment agreement), Mr. Berman would be entitled to receive (i) his annual base salary and accrued but unpaid vacation through the date of termination, (ii) a payment equal to his incentive compensation bonus, if any, for the year in which the agreement was terminated, prorated to the date of termination and (iii) a severance lump-sum payment equal to one and one-half times his then-current annual base salary plus one times his incentive compensation bonus target at the time of termination.

Awards

In March 2011, the SXC compensation committee granted the NEOs long-term incentive awards under the SXC LTIP. The 2011 long-term incentive awards consisted of performance-based RSUs, time-based RSUs and stock option awards. The time-based RSUs and stock options vest in one-fourth increments annually on each grant date anniversary (unless earlier vested as described below) and the stock options have a seven-year term. The performance-based RSUs vest if SXC meets a performance threshold with respect to cumulative EPS for each of the fiscal years ended December 31, 2011, 2012 and 2013 (unless earlier vested as described below). The vesting of the performance-based RSUs for performance in between “minimum” and “target” and “target” and “maximum” shall be determined linearly. During the restriction period, dividend equivalents equal to the dividends payable, if any, on the same number of common shares will accrue on the time-based RSUs and performance-based RSUs. The dividends payable, if any, will be paid out in cash on the vesting date.

The stock option award agreements provide that, except as otherwise provided for in an employment agreement with the NEO, the unvested stock option shall terminate upon the NEO ceasing to be an employee of SXC. In the case of a change of control, the stock option award agreement provides that the stock option agreement shall immediately become fully exercisable. As described above, Messrs. Thierer’s and Park’s employment agreements also provide that upon termination of employment as a result of termination by SXC without cause, death or total disability, a termination arising out of a change of control or, in the case of Mr. Thierer, a resignation for good reason, all unvested stock options will immediately vest in full.

The time-based RSU agreements provide that, except as otherwise provided for in an employment agreement, the award shall become fully vested if the NEO’s employment terminates by reason of permanent disability or death. If the NEOs employment terminates for any reason other than permanent disability or death, then the portion of the award that is not vested as of the date of termination shall be forfeited and cancelled immediately unless otherwise provided for in the NEO’s employment agreement. In the event of a change of control, the time-based award shall fully vest.

The performance-based RSU agreements provide that, except as otherwise provided for in an employment agreement, if the NEO’s employment terminates prior to the end of the performance period by reason of termination without cause or termination due to permanent disability or death, the award shall vest based on actual performance calculated to the date of termination of employment. If the NEO’s employment terminates for any reason other than termination without cause or termination due to permanent disability or death, then the portion of the award that is not vested as of the date of termination shall be forfeited and canceled immediately unless otherwise provided for in the NEO’s employment agreement. In the event of a change of control, the awards shall vest based on “target” achievement level.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information on the current holdings of stock options, time-based RSUs, and performance-based RSUs by the NEOs at December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($) (1)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (17)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Thierer	0	7,500	$5.68	3/10/2013	(5)	43,578	(12)	$2,461,000	83,608	$4,722,000
	67,500	67,500	$7.18	8/11/2013	(6)
	0	49,904	$12.77	6/4/2016	(8)
	9,350	28,050	$30.25	3/10/2017	(9)
	0	70,902	$50.23	3/9/2018	(11)

Total	76,850	223,856				43,578		$2,461,000	83,608	$4,722,000

Jeffrey Park	20,000	0	$11.79	5/16/2012		17,840	(13)	$1,008,000	34,304	$1,937,000
	0	12,000	$5.68	3/10/2013	(5)
	12,500	12,500	$7.18	8/11/2013	(6)
	20,056	20,056	$12.77	6/4/2016	(8)
	3,740	11,220	$30.25	3/10/2017	(9)
	0	29,542	$50.23	3/9/2018	(11)

Total	56,296	85,318				17,840		$1,008,000	34,304	$1,937,000

John Romza	22,500	0	$3.23		(2)	9,400	(14)	$531,000	12,160	$687,000
	33,332	0	$7.03		(3)
	27,000	9,000	$5.68	3/10/2013	(5)
	40,000	0	$11.79	5/16/2012
	20,000	0	$9.06	9/5/2012
	15,000	5,000	$8.00	9/16/2013	(7)
	14,500	14,500	$12.77	6/4/2016	(8)
	2,640	7,920	$30.25	3/10/2017	(9)
	0	8,000	$50.23	3/9/2018	(11)

Total	174,972	44,420				9,400		$531,000	12,160	$687,000

Joel Saban	8,400	25,200	$39.82	9/07/2017	(10)	11,350	(15)	$641,000	25,760	$1,455,000
	0	10,560	$50.23	3/9/2018	(11)

Total	8,400	35,760				11,350		$641,000	25,760	$1,455,000

Cliff Berman	0	12,500	$5.23	3/17/2013	(4)	4,286	(16)	$242,000	4,950	$280,000
	6,342	6,340	$12.77	6/4/2016	(8)
	1,100	3,300	$30.25	3/10/2017	(9)
	0	5,250	$50.23	3/9/2018	(11)

Total	7,442	27,390				4,286		$242,000	4,950	$280,000

(1)	The SXC Health Solutions Corp. Amended and Restated Stock Option Plan allowed for grants to be made in both Canadian and U.S. dollars. Prior to May, 2007 stock options were granted in Canadian dollars, with subsequent grants in U.S. dollars. For this table, all exercise prices for grants prior to May 2007 were converted to U.S. dollars using an exchange rate as of December 31, 2011 of 1.0212.
(2)	This option was granted on March 4, 2005 and, pursuant to the terms of the option grant, this option vested in one fourth increments on each grant date anniversary in 2006, 2007, 2008, and 2009. Each vested increment expires five years from the vesting date.

(3)	This option was granted on March 8, 2006 and, pursuant to the terms of the option grant, this option vested in one fourth increments on each grant date anniversary in 2007, 2008, 2009, and 2010. Each vested increment expires five years from the vesting date.
(4)	This option was granted on March 17, 2008 and, pursuant to the terms of the option grant, will vest in one-fourth increments on each grant date anniversary.
(5)	This option was granted on March 10, 2008 and, pursuant to the terms of the option grant, will vest in one-fourth increments on each grant date anniversary.
(6)	This option was granted on August 11, 2008 and, pursuant to the terms of the option grant, will vest in one-fourth increments on each grant date anniversary.
(7)	This option was granted on September 16, 2008 and, pursuant to the terms of the option grant, will vest in one-fourth increments on each grant date anniversary.
(8)	This option was granted on June 4, 2009 and, pursuant to the terms of the option grant, will vest in one-fourth increments on each grant date anniversary.
(9)	This option was granted on March 10, 2010 and, pursuant to the terms of the option grant, will vest in one-fourth increments on each grant date anniversary.
(10)	This option was granted on September 7, 2010 and, pursuant to the terms of option grant, will vest in one-fourth increments on each grant date anniversary.
(11)	This option was granted on March 9, 2011 and, pursuant to the terms of option grant, will vest in one-fourth increments on each grant date anniversary.
(12)	This amount consists of 12,164 RSUs, 16,170 RSUs and 15,244 RSUs granted on June 4, 2009, March 10, 2010 and March 9, 2011, respectively, that vest in one-fourth increments on each grant date anniversary; provided that, in each case, Mr. Thierer is still employed by SXC on the vesting date.
(13)	This amount consists of 4,888 RSUs, 6,600 RSUs and 6,352 RSUs granted on June 4, 2009, March 10, 2010 and March 9, 2011, respectively, that vest in one-fourth increments on each grant date anniversary; provided that, in each case, Mr. Park is still employed by SXC on the vesting date.
(14)	This amount consists of 3,400 RSUs, 3,000 RSUs and 3,000 RSUs granted on June 4, 2009, March 10, 2010 and March 9, 2011, respectively, that vest in one-fourth increments on each grant date anniversary; provided that, in each case, Mr. Romza is still employed by SXC on the vesting date.
(15)	This amount consists of 7,350 RSUs and 4,000 RSUs granted on September 7, 2010 and March 9, 2011, respectively, that vest in one-fourth increments on each grant date anniversary; provided that Mr. Saban is still employed by SXC on the vesting date.
(16)	This amount consists of 1,546 RSUs, 990 RSUs and 1,750 RSUs granted on June 4, 2009, March 10, 2010 and March 9, 2011, respectively, that vest in one-fourth increments on each grant date anniversary; provided that, in each case, Mr. Berman is still employed by SXC on the vesting date.
(17)	The amounts reported in this column assume the associated performance targets will be met at the maximum achievement level of performance-based RSUs granted on March 10, 2010 and March 9, 2011, and in the case of Mr. Saban, September 7, 2010 and March 9, 2011. The awards granted in 2010 and 2011 are scheduled to vest on December 31, 2012 and December 31, 2013, respectively. The 2010 and 2011 grants at maximum levels were as follows: Mr. Thierer 2010—43,120, 2011—40,488; Mr. Park 2010—17,600, 2011—16,704; Mr. Romza 2010—6,160, 2011—6,000; Mr. Saban 2010—19,600, 2011—6,160; and Mr. Berman 2010—2,640, 2011—2,310.

2011 Option Exercises

The following table sets forth the stock options exercised and vesting of RSUs for each NEO during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mark Thierer	187,302	$8,736,000	60,118	$3,373,000
Jeffrey Park	61,000	$3,246,000	24,196	$1,357,000
John Romza	55,836	$2,911,000	16,300	$917,000
Joel Saban	0	$0	2,450	$130,000
Clifford Berman	12,500	$584,000	7,282	$411,000

(1)	These stock awards represent time-based RSUs and performance-based RSUs that vested on December 31, 2011, but were issued in 2012. The value realized was calculated using SXC’s year end closing market price of $56.48 per share. The number of performance-based RSUs which vested on December 31, 2011 were 48,648, 19,552, 13,600 and 6,180, for Messrs. Thierer, Park, Romza and Berman respectively. Mr. Saban did not have any performance-based RSUs that vested during 2011.

2011 Nonqualified Deferred Compensation

The following table provides information regarding SXC’s nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings(Loss) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mark Thierer	258,000	0	(19,000)	0	328,000
Jeffrey Park	0	0	0	0	0
John Romza	93,000	0	0	0	235,000
Joel Saban	0	0	0	0	0
Clifford Berman	0	0	0	0	0

(1)	These amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table.”
(2)	Of the aggregate balance at last fiscal year end $89,000, and $142,000 was reported in prior years’ proxy statements for Mr. Thierer and Mr. Romza respectively.

Effective as of January 1, 2009, SXC established a deferred compensation plan (the “deferred compensation plan”) for the purpose of providing certain employees an opportunity to defer compensation on a pre-tax basis. Employees eligible to participate in the deferred compensation plan are selected by the sole discretion of a plan committee appointed by the SXC board of directors.

Eligible employees who elect to participate in the deferred compensation plan may defer up to 100% of annual base salary and up to 100% of incentive compensation and other compensation, fees and retainers. Participants in the deferred compensation plan may make an investment preference election with the plan committee to express their investment category preferences in which their deferrals will be invested. A variety of investment options are available in an array of asset classes, offering the opportunity for diversification. The investment crediting choices are mutual funds available through variable insurance products. Plan participant’s earnings are based on the gains and losses from the participant’s selected funds. SXC does not match any contributions made by the plan participants, nor does it provide additional earnings on the contributions made.

Each plan year’s deferral balance may have a separate distribution schedule determined by the deferred compensation plan participant. Distributions are taxable as ordinary income when received. Deferred compensation plan participants may elect to receive a plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the deferred compensation plan.

Potential Payments upon Termination or Change of Control

The estimated payments to each NEO triggered in the event of an involuntary termination without cause, retirement, death, disability, involuntary termination with cause and voluntary termination, as well as in the event of a change of control of SXC with and without a termination of employment on December 31, 2011, which was SXC’s last business day of the year, are set forth in the table below.

Summary of Potential Payments upon Termination (Fiscal Year 2011)

Name	Termination Scenario	Equity Awards($)(1)	Severance Pay ($)	Other ($)(5)		Total ($)
Mark Thierer(2)	Termination for Cause	0	0	0		0
	Death or Total Disability	$11,917,000	0	0		$11,917,000
	Termination without Cause	$11,917,000	2,900,000	35,000		$14,852,000
	Resignation for Good Reason	$11,917,000	2,900,000	35,000		$14,852,000
	Termination following Change of Control	$11,891,000	4,350,000	6,441,000	(6)	$22,682,000
Jeffrey Park(3)	Termination for Cause	0	0	0		0
	Death or Total Disability	$4,567,000	0	0		$4,567,000
	Termination without Cause	$4,567,000	1,620,000	35,000		$6,222,000
	Resignation for Good Reason	0	0	0		0
	Termination following Change of Control	$4,558,000	1,620,000	2,108,000	(6)	$8,286,000
John Romza(4)	Termination for Cause	0	0	0		0
	Resignation, Death, or Total Disability	$876,000	0	0		$876,000
	Termination without Cause	$345,000	300,000	0		$645,000
	Resignation for Good Reason	0	0	0		0
	Termination following Change of Control	$2,415,000	796,000	0		$3,211,000
Joel Saban(4)	Termination for Cause	0	0	0		0
	Resignation, Death, or Total Disability	$1,495,000	0	0		$1,495,000
	Termination without Cause	$854,000	350,000			$1,204,000
	Resignation for Good Reason	0	0	0		0
	Termination following Change of Control	$1,854,000	928,000	0		$2,782,000
Clifford Berman(4)	Termination for Cause	0	0	0		0
	Resignation, Death, or Total Disability	$385,000	0	0		$385,000
	Termination without Cause	$143,000	260,000	0		$403,000
	Resignation for Good Reason	0	0	0		0
	Termination following Change of Control	$1,419,000	520,000	0		$1,939,000

(1)

Amounts in these columns reflect the equity values to be received upon a termination or a change of control calculated in accordance with the NEO’s employment agreement or the equity award agreement, as applicable. In the case of RSU grants, the equity value was determined by multiplying the closing price of

$56.48 per share on December 31, 2011 by the number of unvested RSUs that would vest upon a change of control or following termination. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $56.48 per share on December 31, 2011 and (ii) the number of unvested option shares that would vest following termination or upon a change of control.
(2)	The calculation with respect to unvested equity awards reflects the following additional assumptions under Mr. Thierer’s equity award agreements or employment agreement, as applicable:

Event	Unvested Stock Options	Unvested RSUs (Time- Based Vesting)	Unvested RSUs (Performance- Based Vesting)
Change of Control	Vest in full.	Vest in full.	Vest at “target” achievement level.
Termination Arising Out of a Change of Control (as defined in the employment agreement)	Vest in full.	Vest in full.	Vest at “target” achievement level.
Disability or Death	Vest in full.	Vest in full.	Vest based on actual performance to date of termination.
Termination Without Cause	Vest in full.	Vest in full.	Vest based on actual performance to date of termination.
Resignation for Good Reason	Vest in full.	Vest in full.	Vest based on actual performance to date of termination.
Other Termination Events	Forfeit.	Forfeit.	Forfeit.

(3)	The calculation with respect to unvested equity awards reflects the following additional assumptions under Mr. Park’s equity award agreements or employment agreement, as applicable:

Event	Unvested Stock Options	Unvested RSUs (Time- Based Vesting)	Unvested RSUs (Performance- Based Vesting)
Change of Control	Vest in full.	Vest in full.	Vest at “target” achievement level.
Termination Arising Out of a Change of Control (as defined in the employment agreement)	Vest in full.	Vest in full.	Vest at “target” achievement level.
Disability or Death	Vest in full.	Vest in full.	Vest based on actual performance to date of termination.
Termination Without Cause	Vest in full.	Vest in full.	Vest based on actual performance to date of termination.
Other Termination Events	Forfeit.	Forfeit.	Forfeit.

(4)	The calculation with respect to unvested equity awards reflects the following additional assumptions under the NEO’s equity award agreements or employment agreement, as applicable:

Event	Unvested Stock Options	Unvested RSUs (Time- Based Vesting)	Unvested RSUs (Performance- Based Vesting)
Change of Control	Vest in full.	Vest in full.	Vest at “target” achievement level.
Disability or Death	Forfeit.	Vest in full.	Vest based on actual performance to date of termination.
Termination Without Cause	Forfeit.	Forfeit.	Vest based on actual performance to date of termination.
Other Termination Events	Forfeit.	Forfeit.	Forfeit.

(5)	Pursuant to the agreements, SXC will make payment of COBRA insurance continuation benefits on behalf of Messrs. Thierer and Park, their spouses and dependents for 18 months following termination totaling an estimated $35,000 for each executive.

(6)	Except as provided in footnote (5), these payments represent gross-up payments for the excise tax incurred under Section 4999 of the Internal Revenue Code. These amounts are provided for in the employment agreements with the executives and were calculated in accordance with Sections 280G and 4999 of the Internal Revenue Code. The tax gross-up calculations assume a blended effective tax rate of approximately 37% and a 20% excise tax incurred on excess parachute payments. These amounts are estimates and subject to change.

Under the employment agreements, a change of control is generally defined to include (i) the acquisitions by someone other than SXC of more than 50% of the voting power of the outstanding common shares, (ii) the approval of a merger, consolidation, recapitalization, reorganization, reverse stock split or consummation of any other corporate transaction requiring shareholder approval other than a transaction that would result in at least 75% of the total voting power continuing to be held by at least 75% of SXC’s shareholders prior to such corporate transaction, or (iii) shareholder approval of a complete liquidation of SXC or an agreement for the sale of all or a substantial portion of the assets of SXC. Under Messrs. Thierer’s and Park’s employment agreements, a termination arising out of a change of control is generally defined as the resignation of the executive, termination by SXC for cause, or a termination by SXC without cause within 12 months of a change of control. Under the employment agreements for Messrs. Romza, Saban and Berman a termination arising out of a change of control generally occurs if the executive is not offered or retained in his current or a comparable position.

On April 16, 2012, in connection with the merger, a number of SXC officers, including Mark Thierer, Chairman and Chief Executive Officer, Jeffrey Park, Executive Vice President, Finance and Chief Financial Officer, John Romza, Executive Vice President, Research and Innovation, Joel Saban, Executive Vice President, Pharmacy Operations, and Clifford Berman, Senior Vice President and General Counsel, each entered into a letter agreement with SXC, pursuant to which such officer acknowledged and agreed that the merger, including any actions taken in respect thereof or in connection therewith, will not be deemed to constitute a “Change of Control” for purposes of such officer’s employment agreement with SXC.

Under the equity award agreements, a change of control is generally defined to include (i) the acquisition by a person or entity of 50% of either the outstanding shares of SXC or the combined voting power of such shares, with certain exceptions; (ii) an unapproved change in a majority of the SXC board members; (iii) certain corporate restructurings, including certain mergers or consolidations; and (iv) the consummation of a liquidation or dissolution of SXC or the sale of all or substantially all of the assets of SXC, subject to certain exceptions.

Under Mr. Thierer’s employment agreement, a resignation for good reason is generally defined as a voluntary termination within 90 days after SXC’s breach of the employment agreement, the executive is assigned duties that are inconsistent with his position or significantly diminish his responsibilities, the relocation of the executive or the material diminution of executive’s annual base compensation.

Please see the narrative following the Summary Compensation Table and Grants of Plan-Based Awards Table above for a description of the terms of employment agreements SXC has entered into with each NEO as well as the material terms of the 2011 long-term incentive awards.

Compensation of Directors

Under SXC’s director compensation program each non-management director receives an annual retainer of $50,000, the Lead Independent Director receives a fee of $75,000, the Chairman of the audit committee receives a fee of $20,000, the Chairman of the SXC compensation committee receives a fee of $15,000 and each committee member receives a fee of $5,000 for each committee in which the director serves. Directors will also be reimbursed for travel expenses incurred in connection with their respective attendances. In 2011, each non-management director received an annual time-based RSU grant, which vests in half increments annually on each grant date anniversary. Directors who are also members of management do not receive director’s fees.

The following table sets forth the compensation paid to the directors of SXC during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash	Option Awards		Stock Awards(4)		Total Compensation
Peter J. Bensen(1)	$0	$0		$0		$0
Terrence C. Burke(2)	$60,000	$138,000	(5)	$424,000	(5)	$484,000
Steven D. Cosler	$145,000	$0		$132,000		$277,000
William J. Davis	$60,000	$0		$132,000		$192,000
Anthony R. Masso	$60,000	$0		$132,000		$192,000
Philip R. Reddon(3)	$75,000	$0		$132,000		$207,000
Curtis J. Thorne	$60,000	$0		$132,000		$192,000

(1)	Mr. Bensen was appointed to the Board of Directors on December 14, 2011.
(2)	Mr. Burke retired from the Board of Directors on December 14, 2011.
(3)	Mr. Reddon is an officer of Covington Capital Corporation, which manages or advises various funds which beneficially owns shares of SXC common stock. Due to this relationship, Mr. Reddon passes any fees or equity awards received from SXC directly to Covington Capital Corporation.
(4)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements in Item 8 of SXC’s Annual Report on Form 10-K for more information on the relevant assumptions used in calculating these amounts.
(5)	In connection with Mr. Burke’s retirement, SXC modified the vesting terms of Mr. Burke’s outstanding option and RSU award agreements to accelerate the vesting of his unvested awards upon retirement. SXC made this modification in recognition of Mr. Burke’s long tenure with SXC and excellent service Mr. Burke brought to SXC. The amount reported for Mr. Burke includes the incremental fair value, calculated in accordance with FASB ASC Topic 718, associated with the modification of Mr. Burke’s unvested awards.

The aggregate number of equity awards outstanding as of December 31, 2011 for each of the directors noted above are as follows:

Name	Aggregate Option Awards Outstanding (#)	Aggregate RSU Awards Outstanding (#)
Peter J. Bensen	0	0
Terrence C. Burke	0	0
Steven D. Cosler	15,000	7,675
William J. Davis	25,000	7,675
Anthony R. Masso	25,000	7,675
Philip R. Reddon	10,000	7,675
Curtis J. Thorne	16,000	7,675

SXC Compensation Committee Interlocks and Insider Participation

None of the members of the SXC compensation committee who served on the SXC compensation committee in 2011 (Messrs. Bensen, Burke, Cosler and Masso) has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by SXC under the SEC’s rules regarding certain relationships and related party transactions. Mr. Thierer, Chairman and Chief Executive Officer, and Mr. Park, Executive Vice President and Chief Financial Officer, participate in all discussions regarding salaries and incentive compensation for all executive officers of SXC, except discussions regarding their own salary and incentive compensation. Messrs. Thierer and Park may make suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of executive officers of SXC are made solely by the SXC compensation committee and/or the SXC board of directors. No executive officer of SXC serves on the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the SXC board of directors.

SXC PROPOSAL NUMBER THREE

APPROVAL OF AMENDMENT TO SXC ARTICLES OF CONTINUANCE TO CHANGE THE CORPORATE NAME

On May 30, 2012, the board of directors of SXC adopted a resolution approving an amendment to SXC’s articles of continuance to change the name of SXC and recommended that the amendment be submitted to shareholders of SXC for approval. The board of directors of SXC believes it is in the best interests of SXC and its shareholders to change SXC’s corporate name, concurrent with the completion of the merger, from “SXC Health Solutions Corp.” to “Catamaran Corporation,” and recommends the approval of the name change amendment to SXC’s shareholders, including the corresponding amendment to SXC’s bylaws.

Reasons for Name Change

The SXC board of directors believes that the proposed merger with Catalyst represents a highly strategic business combination for SXC that will significantly enhance the size and scale of the combined company following the completion of the merger. In recognition of the transformative nature of the Catalyst merger, the SXC board of directors believes that it is an appropriate and opportune time to adopt a new name that is more reflective of the combined company. In addition, the SXC board of directors has considered and discussed the adoption of a new corporate name from time to time in past years, partly due to the confusion expressed by some investors and business partners around the significance of the “SXC” acronym and name.

The proposed new name is more reflective of the manner in which SXC approaches the PBM market, as “Catamaran” reinforces the key attributes of the stability, size and scale of the combined company and the speed and agility with which it will endeavor to address the needs of its clients and members. In addition, as the dynamics of the PBM industry continue to change, “Catamaran” is symbolic of the combined company’s strategy to enable its clients to navigate through the increasingly complex and challenging healthcare environment.

This amendment to the SXC articles of continuance will only have the substantive effect of changing the corporate name of SXC in all places where such name appears in the articles of continuance or bylaws of SXC and will have no further substantive effect on the articles of continuance or bylaws of SXC. Additionally, the proposed name change to Catamaran Corporation will not affect the validity or transferability of any currently outstanding share certificates and SXC shareholders will not be requested to surrender for exchange any certificates presently held by them.

SXC intends to change its ticker symbol on both NASDAQ and the TSX, concurrent with the closing of the merger, from “SXCI” and “SXC,” respectively, to ticker symbols more reflective of the new “Catamaran” name.

Shareholder Action on the Name Change

Shareholders of SXC are being asked to adopt the following resolutions:

“RESOLVED, that the proposal to approve the amendment of Article I of the Articles of Continuance of SXC Health Solutions Corp. so that, as amended, said Article I shall be and read as follows:

‘1. Name of Corporation: CATAMARAN CORPORATION’

be, and hereby is, APPROVED and ADOPTED; and

FURTHER RESOLVED, that, notwithstanding the approval of the foregoing amendment, the board of directors of SXC Health Solutions Corp. may abandon the amendment without further action by shareholders at any time prior to the time at which the amendment becomes effective.”

Subject to and following shareholder approval of the amendment, and subject to the completion of the merger contemplated by the merger agreement, SXC plans to cause the amendment to the SXC articles of continuance to become effective by submitting articles of amendment to the Yukon registrar of corporations. The amendment will become effective upon filing of the articles of amendment with the Yukon registrar of corporations. The board of directors of SXC retains the right, without further shareholder action, to decide not to pursue the amendment at any time prior to it becoming effective.

Required Vote for Approval

Approval of the amendment to the articles of continuance to change the name of SXC requires the affirmative vote of not less than two-thirds (2/3) of the votes cast on the SXC name change proposal at the SXC special meeting (provided a quorum is present). The failure of an SXC shareholder to vote or instruct his, her or its broker, bank or nominee to vote if his, her or its shares are held in “street name” will not affect the proposal to approve the amendment to the articles of continuance of SXC. Broker “non-votes” will also have no effect on the SXC name change proposal.

If the name change amendment is not approved by shareholders, the proposed amendment to the articles of continuance will not be made and SXC’s corporate name and the ticker symbols for trading of its common stock on the TSX and NASDAQ will remain unchanged.

THE BOARD OF DIRECTORS OF SXC RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF CONTINUANCE TO CHANGE SXC’S CORPORATE NAME TO CATAMARAN CORPORATION, CONCURRENT WITH THE CLOSING OF THE MERGER.

CATALYST PROPOSAL NUMBER TWO

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR CATALYST NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Catalyst that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Catalyst’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Catalyst’s stockholders, as described below in this section.

Under the merger agreement, each option to purchase Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase SXC common stock, on the same terms and conditions as the Catalyst stock option (with the number of shares of SXC common stock subject to each such converted stock option being equal to the number of shares of Catalyst common stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of SXC common stock). The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Catalyst stock option divided by the option exchange ratio (rounded up to the nearest cent).

Additionally, at the effective time of the merger, each outstanding share of Catalyst restricted stock granted under a Catalyst stock plan will become fully vested and will be converted in the merger into the right to receive the merger consideration. Under the merger agreement, each award of performance share units with respect to shares of Catalyst common stock granted under a Catalyst stock plan that is outstanding immediately prior to the effective time shall become fully vested at 100% of the target number of performance share units subject to such performance share unit award. Such performance share unit awards shall be cancelled in exchange for the right to receive the merger consideration.

Messrs. Blair, Bates and Pearson and Ms. Kramer are each entitled to certain “double-trigger” severance payments and benefits upon a termination of employment by Catalyst or SXC without “cause” or a resignation by the named executive officer for “good reason” (in either case, a “qualifying termination”), in each case within a one-year period following completion of the merger. Provision of these severance payments and benefits is conditioned upon the named executive officer executing a general release of claims in favor of Catalyst and complying with ongoing confidentiality covenants, as well as non-competition and non-solicitation provisions that apply for a period after the qualifying termination. Mr. Blair is subject to such non-competition and non-solicitation provisions for a period of two years after the qualifying termination, while Messrs. Bates and Pearson and Ms. Kramer are subject to such non-solicitation provisions for a period of one year and non-competition provisions for a period of two years after a qualifying termination within 12 months following the merger.

Mr. Blair’s employment agreement further provides that if the payments and benefits provided to Mr. Blair under his employment agreement, or any other plan or agreement would constitute an “excess parachute payment” for the purposes of Section 280G of the Internal Revenue Code, then Mr. Blair will have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Internal Revenue Code, if such a reduction would result in Mr. Blair receiving a greater benefit on an after-tax basis.

The employment agreements of Messrs. Pearson and Bates and Ms. Kramer further provide that if the payments and benefits provided to Messrs. Pearson and Bates and Ms. Kramer under their employment agreements would constitute an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code, then Messrs. Pearson and Bates and Ms. Kramer will have their payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Internal Revenue Code.

Assuming that the Catalyst merger was completed and the employment of each of the named executive officers was terminated on May 31, 2012 (the last practicable date prior to filing this joint proxy statement/prospectus), each named executive officer would receive approximately the amounts set forth in the table below, based on an assumed per share value of Catalyst common stock to be received by Catalyst’s stockholders of the combination of $28.00 in cash, without interest, and 0.6606 of a validly issued, fully-paid and nonassessable share of SXC common stock. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

	Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
David T. Blair	$3,756,667	$17,925,675	0	$41,189	0	0	$21,723,531
Richard A. Bates	$1,837,500	$6,582,875	0	$20,594	0	0	$8,440,969
Deirdre Kramer(3)	$508,750	$1,790,542	0	$18,938	0	0	$2,318,230
Timothy R. Pearson	$1,506,750	$3,240,800	0	$20,427	0	0	$4,767,977

(1)	Cash severance is payable in a lump sum for Messrs. Blair, Bates and Pearson and Ms. Kramer.
(2)	Equity assumes change of control value of $81.02 per share.
(3)	Ms. Kramer served as Catalyst’s interim chief financial officer from July 16, 2011 through August 22, 2011 and no longer serves Catalyst as an executive officer.

Name	Aggregate Value of “in-the-money” Stock Options that would Vest(1)	Aggregate Value of Restricted Stock that would Vest(1)	Aggregate Value of Performance Share Units that would Vest(1)	Total
David T. Blair	$0	$11,849,175	$6,076,500	$17,925,675
Richard A. Bates	$0	$6,582,875	$0	$6,582,875
Deirdre Kramer	$0	$1,790,542	$0	$1,790,542
Timothy R. Pearson	$0	$3,240,800	$0	$3,240,800

(1)	Aggregate Value of “in the money” stock options, shares of restricted stock and performance share units that would vest in connection with the merger assumes a Catalyst common stock price of $81.02, the implied value of the merger consideration for purposes of the merger agreement.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended, Catalyst is seeking non-binding, advisory stockholder approval of the compensation of Catalyst’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives Catalyst’s stockholders the opportunity to express their views on the merger-related compensation of Catalyst’s named executive officers.

Accordingly, Catalyst is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Catalyst’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory Vote on Merger-Related Compensation for Catalyst Named Executive Officers—Golden Parachute Compensation,” are hereby APPROVED.”

Vote Required and Catalyst Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related executive compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on Catalyst, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by Catalyst’s named executive officers in connection with the merger is not a condition to completion of the Catalyst merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related executive compensation to be paid in connection with the merger is based on contractual arrangements with the named executives, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by Catalyst’s named executive officers in connection with the merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal.

THE CATALYST BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY CATALYST’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE CATALYST MERGER.

ADDITIONAL INFORMATION

Shareholder Proposals

SXC

SXC held its 2012 annual meeting on May 16, 2012. SXC shareholders interested in proposing a matter for a vote by the SXC shareholders at the SXC 2013 annual meeting of shareholders must send their proposal to SXC’s Corporate Secretary at the following address: 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532-3642. The deadline for submitting a stockholder proposal to SXC for inclusion in the SXC proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for SXC’s 2013 annual meeting of shareholders is December 2, 2012. For shareholder proposals submitted pursuant to section 138 of the Business Corporations Act (Yukon), SXC may omit a proposal from the 2013 annual meeting proxy statement under applicable Yukon corporate law if, among other things, it is not received by SXC’s Corporate Secretary at the address noted above by February 9, 2013.

Catalyst

Proposals for Inclusion in the 2013 Proxy Statement

The Catalyst board of directors determined to postpone Catalyst’s 2012 annual meeting, which was originally scheduled on June 4, 2012. Catalyst plans to hold its 2012 annual meeting, as well as an annual meeting in 2013, only if the merger is not completed. The deadline for submitting a stockholder proposal to Catalyst for inclusion in the Catalyst proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for Catalyst’s 2013 annual meeting of stockholders is December 25, 2012. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Stockholder Proposals for Consideration at the 2013 Annual Meeting of Stockholders

Catalyst’s bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must deliver written notice to Catalyst’s Corporate Secretary at Catalyst’s principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name and address, as it appears on Catalyst’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Catalyst’s common stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Catalyst board of directors, the nominating stockholder must also provide all information regarding the nominee as required by Rule 14a-8 under the Exchange Act.

Legal Matters

The validity of SXC common stock offered by this joint proxy statement/prospectus is being passed upon for SXC by Lackowicz & Hoffman, Whitehorse, Yukon Territory, Canada.

Sidley Austin LLP, Chicago, Illinois, on behalf of SXC, and Milbank, Tweed, Hadley & McCloy LLP, New York, New York, on behalf of Catalyst, are delivering legal opinions with respect to certain U.S. federal income tax disclosures included in this joint proxy statement/prospectus. Heenan Blaikie LLP, Toronto, Ontario, Canada, on behalf of SXC, and Stikeman Elliott LLP, Toronto, Ontario, Canada, on behalf of Catalyst, are delivering legal opinions with respect to Canadian tax disclosures included in this joint proxy statement/prospectus.

For the subsequent merger to occur, Catalyst must receive an opinion from its special counsel, Milbank, Tweed, Hadley & McCloy LLP, to the effect that, among other things, the merger and the subsequent merger, taken together, should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and SXC must receive an opinion from its special counsel, Sidley Austin LLP, to the effect that none of Catalyst, the surviving corporation in the merger, US Corp., SXC or Merger LLC will recognize income or gain for U.S. federal income tax purposes as a result of the subsequent merger.

Experts

The consolidated financial statements of SXC Health Solutions Corp. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Catalyst Health Solutions, Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the report which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Catalyst Rx Health Initiatives, Inc. (formerly known as Walgreens Health Initiatives, Inc.) that Catalyst acquired during 2011 of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HealthTran LLC for the years ended May 31, 2011 and 2010, appearing in SXC Health Solutions Corp. current report on Form 8-K/A dated March 14, 2012, incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of WHI as of and for the years ended August 31, 2010 and 2009, appearing in Catalyst’s Current Report on Form 8-K/A filed with the SEC on August 19, 2011 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing thereon, included therein, and incorporated herein by reference, which report expresses an unqualified opinion on the 2010 and 2009 financial statements and includes an explanatory paragraph referring to the preparation of the financial statements from the separate records maintained by Walgreen Co., which may not necessarily be indicative of the conditions that would have existed or the results of operations if WHI had been operated as an unaffiliated company. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

SXC and Catalyst file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either SXC or Catalyst at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of SXC and Catalyst are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

SXC has filed a registration statement on Form S-4 to register with the SEC the SXC common stock to be issued to Catalyst stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SXC, in addition to being a proxy statement of SXC and Catalyst for their respective special meetings. The registration statement, including the attached annexes and exhibits, contains additional relevant information about SXC, SXC common stock and Catalyst. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows SXC and Catalyst to “incorporate by reference” information into this joint proxy statement/prospectus. This means that SXC and Catalyst can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus. Neither SXC nor Catalyst is incorporating the contents of the websites of the SEC, SXC, Catalyst or any other entity into this joint proxy statement/prospectus. SXC and Catalyst are providing information about how you can obtain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

This joint proxy statement/prospectus incorporates by reference the documents listed below that SXC and Catalyst have previously filed with the SEC. They contain important information about SXC and Catalyst and their financial conditions.

The following documents, which were filed by SXC with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	annual report of SXC on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•

current reports of SXC on Form 8-K, filed with the SEC on January 5, 2012, April 20, 2012, May 9, 2012, May 11, 2012 and May 18, 2012, and the current report of SXC on Form 8-K/A filed with the SEC on March 14, 2012 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01);

•

quarterly report of SXC on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 4, 2012 (as amended by Amendment No. 1 to Form 10-Q, filed with the SEC on May 9, 2012); and

•

the description of SXC’s common stock contained in SXC’s registration statement on Form 8-A filed with the SEC on June 21, 2006 under Section 12(g) of the Exchange Act, and any amendment or report which SXC has filed (or will file after the date of this joint proxy statement/prospectus and prior to the termination of this offering) for the purpose of updating such description.

The following documents, which were filed by Catalyst with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•

annual report of Catalyst on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (as amended by Amendment No. 1 to Form 10-K, filed with the SEC on March 3, 2012);

•	quarterly report of Catalyst on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 4, 2012; and

•

current reports of Catalyst on Form 8-K, filed with the SEC on January 20, 2012, January 25, 2012, April 18, 2012, April 19, 2012, April 20, 2012, April 24, 2012, May 7, 2012, May 22, 2012, and May 30, 2012 and the current report of Catalyst on Form 8-K/A filed with the SEC on August 19, 2011 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01) and the current reports of Catalyst on Form 8-K filed with the SEC on May 7, 2012 (including Item 7.01 thereof).

The documents described above of SXC and Catalyst that are or have been filed with the SEC are also incorporated by reference to SXC’s filing of this joint proxy statement/prospectus with SEDAR.

In addition, SXC and Catalyst incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the SXC and Catalyst special meetings, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Items 2.02 and 7.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD or Regulation G under the Exchange Act, as well as proxy statements. All documents of the type referred to below with respect to SXC or material change reports (excluding confidential material change reports) filed by SXC with any commission after the date of this joint proxy statement/prospectus and prior to the SXC special meeting will be deemed to be incorporated by reference in this joint proxy statement/prospectus.

SXC and Catalyst also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

SXC has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to SXC, and Catalyst has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Catalyst.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus promptly upon request, without charge from SXC or Catalyst, as applicable, or from the United States Securities and Exchange Commission, which we refer to as the SEC, through the SEC’s website at www.sec.gov. Additional information relating to SXC is also available on SEDAR at www.sedar.com. SXC financial information may be found in SXC’s financial statements for the year ended December 31, 2011 and related management discussion and analysis included in SXC’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this joint proxy statement/prospectus. SXC shareholders and Catalyst stockholders may request a copy of the foregoing documents in writing or by telephone by contacting the applicable department at:

SXC Health Solutions Corp.	Catalyst Health Solutions, Inc.
2441 Warrenville Road, Suite 610	800 King Farm Boulevard
Lisle, Illinois 60532-3642	Rockville, Maryland 20850
Attention: Investor Relations	Attention: Investor Relations
(800)282-3232	(301)548-2900

In addition, you may obtain copies of some of this information by accessing SXC’s website at www.SXC.com under the heading “Investor Information,” and then under the link “SEC Filings.”

You may also obtain copies of some of this information by accessing Catalyst’s website at www.Catalysthealthsolutions.com under the heading “Investor Information,” and then under the link “Regulatory Filing.”

In order for you to receive timely delivery of the documents in advance of the SXC and Catalyst special meetings, SXC or Catalyst, as applicable, should receive your request no later than five business days before your company’s special meeting.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

SXC HEALTH SOLUTIONS CORP.,

SXC HEALTH SOLUTIONS, INC.,

CATAMARAN I CORP.,

CATAMARAN II LLC

and

CATALYST HEALTH SOLUTIONS, INC.

Dated as of April 17, 2012

A-i

A-ii

A-iii

Exhibit

Exhibit A Certificate of Incorporation of the Surviving Corporation

Index of Defined Terms

Affiliate	Section 9.03

Alternate Financing	Section 6.12(c)

Annual D&O Policy	Section 6.06(c)

Appraisal Shares	Section 2.01(d)

Burdensome Regulatory Action	Section 6.03(b)

Business Day	Section 9.03

Certificate	Section 2.01(c)(iii)

Certificate of Merger	Section 1.03

Client Contract	Section 9.03

Closing	Section 1.02

Closing Date	Section 1.02

Code	Section 1.08(a)

Company	Preamble

Company 401(k) Plans	Section 6.05(e)

Company 2008 Warrant	Section 9.03

Company 2010 Warrant	Section 9.03

Company Acquisition Transaction	Section 5.02(i)

Company Adverse Recommendation Change	Section 5.02(d)

Company Benefit Agreements	Section 3.19

Company Benefit Plans	Section 3.19

Company Board	Section 3.03(b)

Company Book-Entry Shares	Section 9.03

Company Business Personnel	Section 3.21

Company By-laws	Section 3.01(b)

Company Capital Stock	Section 3.02(a)

Company Charter	Section 3.01(b)

Company Common Stock	Section 9.03

Company Contracts	Section 3.11(b)

Company Convertible Securities	Section 3.02(a)

Company Data	Section 9.03

Company Determination	Section 3.03(b)

Company Disclosure Letter	Article III

Company Employee	Section 6.05(a)

Company Financial Statements	Section 3.05(c)

Company Insurance Policies	Section 3.13

Company Intellectual Property	Section 9.03

Company Intervening Event	Section 9.03

Company IT Systems	Section 9.03

Company Material Adverse Effect	Section 9.03

Company Pension Plans	Section 3.20(a)

Company Permits	Section 3.12

Company Preferred Stock	Section 3.02(a)

Company Recommendation	Section 6.01(b)

Company SEC Documents	Section 3.05(a)

Company Stock Option	Section 6.04(a)

Company Stock Plans	Section 9.03

Company PSU Awards	Section 6.04(d)

Company Stock Purchase Plan	Section 6.04(f)

Company Stockholder Approval	Section 6.01(b)

Company Stockholders Meeting	Section 6.01(b)

Company Stockholder Requisite Vote	Section 3.03(c)

Company Subsidiaries	Section 3.01(a)

Company Takeover Proposal	Section 5.02(i)

Company Technology	Section 9.03

Company Termination Fee	Section 6.07(c)

Company Warrants	Section 9.03

Company’s Current Premium	Section 6.06(c)

Confidentiality Agreement	Section 9.03

Consent	Section 3.04(b)

Contract	Section 3.02(a)

DGCL	Recitals

Effective Time	Section 1.03

Environmental Laws	Section 9.03

ERISA	Section 3.20(a)

ERISA Affiliate	Section 9.03

Exchange Act	Section 9.03

Exchange Agent	Section 2.02(a)

Exchange Fund	Section 2.02(a)

Exchange Ratio	Section 2.01(c)(i)

Filing	Section 3.04(b)

Financing	Section 4.21(a), Section 6.12(e)

Financing Failure	Section 8.01(g)

Financing Letter	Section 4.21(a),Section 6.12(e)

Financing Sources	Section 9.03

Foreign Corrupt Practices Act	Section 3.17(c)

Form S-4	Section 3.04(b)

GAAP	Section 9.03

Governmental Entity	Section 9.03

HIPAA	Section 3.18(a)

HITECH	Section 3.18(a)

HSR Act	Section 3.04(b)

Indebtedness	Section 9.03

Indemnified Party	Section 6.06(b)

Insurance Policies	Section 3.13

Intellectual Property	Section 9.03

Intended Tax Treatment	Section 1.08(c)

IRS	Section 3.14(e)

Joint Proxy Statement	Section 9.03

Judgment	Section 9.03

Knowledge	Section 9.03

Law	Section 9.03

Lenders	Section 4.21(a)

Lien	Section 9.03

LLC Act	Section 1.08(a)

Merger	Recitals

Merger Consideration	Section 2.01(c)(iii)

Merger LLC	Preamble

Merger Sub	Preamble

A-iv

Non-US Company Pension Plans	Section 3.20(d)

Non-US Parent Pension Plans	Section 4.19(d)

Nasdaq	Section 9.03

Option Exchange Ratio	Section 6.04(b)

Ordinary Course of Business	Section 9.03

Outside Date	Section 8.01(b)(i)

Parent	Preamble

Parent Acquisition Transaction	Section 5.03(i)

Parent Adverse Recommendation Change	Section 5.03(d)

Parent Benefit Agreements	Section 4.18

Parent Benefit Plans	Section 4.18

Parent Business Personnel	Section 4.20

Parent Board	Section 4.03(b)

Parent By-laws	Section 4.01(b)

Parent Charter	Section 4.01(b)

Parent Common Stock	Section 9.03

Parent Convertible Securities	Section 4.02(a)

Parent Data	Section 9.03

Parent Disclosure Letter	Article IV

Parent Determination	Section 4.03(b)

Parent Financial Statements	Section 4.05(c)

Parent Financing Failure Fee	Section 6.07(f)

Parent Insurance Policies	Section 4.12

Parent Intellectual Property	Section 9.03

Parent Intervening Event	Section 9.03

Parent IT Systems	Section 9.03

Parent Material Adverse Effect	Section 9.03

Parent Pension Plans	Section 4.19(i)

Parent Permits	Section 4.11

Parent Publicly Filed Documents	Section 4.05(a)

Parent Recommendation	Section 6.01(c)

Parent SEC Documents	Section 4.05(a)

Parent Sedar Documents	Section 4.05(a)

Parent Stock Option	Section 6.04(b)

Parent Stock Plans	Section 9.03

Parent Stockholder Approval	Section 4.03(c)

Parent Stockholders Meeting	Section 6.01(c)

Parent Subsidiary	Section 4.01(a)

Parent Takeover Proposal	Section 5.03(i)

Parent Technology	Section 9.03

Parent Termination Fee	Section 6.07(e)

Parent Warrant	Section 6.04(g)

Per Share Cash Amount	Section 2.01(c)

Permit	Section 9.03

Person	Section 9.03

Pharmacy Contract	Section 9.03

Privacy Commitments	Section 3.18(e)

Proceeding	Section 9.03

Regulatory Law	Section 9.03

Replacement Financing	Section 6.12(b)

Representatives	Section 9.03

Sarbanes-Oxley Act	Section 3.05(d)

SEC	Section 9.03

Section 203	Section 3.03(b)

Section 262	Section 2.01(d)

Securities Act	Section 9.03

Share Issuance	Section 1.01

Significant Company Subsidiary	Section 3.01(b)

Significant Parent Subsidiary	Section 4.01(a)

Subsequent Merger	Section 1.08(a)

subsidiary	Section 9.03

Superior Company Proposal	Section 5.02(i)

Superior Parent Proposal	Section 5.03(i)

Surviving Company	Section 1.08(a)

Surviving Corporation	Section 1.01

Takeover Laws	Section 3.03(b)

Tax Return	Section 3.14(m)

Taxes	Section 3.14(m)

Third Party	Section 9.03

Transaction Expenses	Section 9.03

Transactions	Section 1.01

Transfer Taxes	Section 6.09

TSX	Section 9.03

Unvested Company Share	Section 6.04(c)

Unvested Share Restrictions	Section 6.04(c)

US Corp.	Preamble

Voting Company Debt	Section 3.02(a)

Voting Parent Debt	Section 4.02(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 17, 2012, among SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada (“Parent”), SXC Health Solutions, Inc., a Texas corporation and a direct wholly-owned subsidiary of Parent (“US Corp.”), Catamaran I Corp., a Delaware corporation and a direct wholly-owned subsidiary of US Corp. (“Merger Sub”), Catamaran II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of US Corp. (“Merger LLC”), and Catalyst Health Solutions, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, US Corp., Merger Sub and the Company, and the managers of Merger LLC, have each determined that the transactions described herein are advisable and in the best interests of their respective companies and stockholders;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, US Corp., Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, US Corp., Merger Sub, Merger LLC and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, US Corp., Merger Sub, Merger LLC and the Company agree as follows:

ARTICLE I

The Merger and the Subsequent Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger, the Subsequent Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the “Share Issuance”), the payment of cash consideration in connection with the Merger and the other transactions contemplated by this Agreement, other than the Financing, are referred to herein as the “Transactions”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m. local time, no later than the third Business Day following the date (or, if Parent has not yet received the proceeds from the Financing, the date 10 Business Days following the date or such earlier date as Parent shall request on two (2) Business Days’ prior written notice to the Company) on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.03. Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) duly executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and By-laws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety as set forth on Exhibit A hereto. As so amended, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 6.06.

(b) At the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.08. Subsequent Merger.

(a) Provided that the opinions described in paragraph (c) below of this Section 1.08 are received on or prior to the Closing Date, immediately after the Effective Time Parent and US Corp. will cause the Surviving Corporation to merge with and into Merger LLC (the “Subsequent Merger”), the separate corporate existence of the Surviving Corporation shall thereupon cease, Merger LLC shall continue as the surviving entity (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company in accordance with the applicable provisions of the Limited Liability Company Act of the State of Delaware (the “LLC Act”). The Subsequent Merger shall have the effects set forth in Section 18-209(g) of the LLC Act.

(b) Provided that the opinions described in paragraph (c) below of this Section 1.08 are received on or prior to the Closing Date, the parties hereto intend that this Agreement will constitute a “plan of reorganization” with respect to the Merger and Subsequent Merger for United States federal income tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) (to which each of Parent, US Corp. and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into US Corp., with the Company Common Stock converted in such merger into the right to receive the Merger Consideration provided for hereunder in a conversion to which Section 367(a)(1) of the Code does not apply.

(c) If, on or prior to the Closing Date, (i) the Company shall have received the opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Company, dated as of the Closing Date, to the effect that the Merger and the Subsequent Merger, taken together, should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, that each of Parent, US Corp. and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and that, assuming the correctness of the foregoing conclusions, a conversion of Company Common Stock into the Merger Consideration provided for hereunder will be an exchange governed by Section 354 and Section 356 of the Code to which Section 367(a)(1) of the Code does not apply (the “Intended Tax Treatment”), and (ii) Parent shall have received the opinion of Sidley Austin LLP, special counsel to Parent, dated as of the Closing Date, to the effect that none of the Company, the Surviving Corporation, US Corp., Parent or Merger LLC will recognize income or gain for U.S. federal income tax purposes as a result of the Subsequent Merger, then the Subsequent Merger shall occur in accordance with Section 1.08(a) and each of the parties hereto shall, and shall cause its Affiliates to, treat the Merger, Subsequent Merger and the conversion of Company Common Stock into the Merger Consideration provided hereunder for all Tax purposes consistent with the Intended Tax Treatment. The opinions of counsel referred to above may be based on customary assumptions and representations, including representations of the Company and Parent. Each of the Company and Parent shall request its respective counsel to render an opinion to the effect described above. In the event that either party’s counsel is unable to render an opinion to the effect described above, such counsel shall (at the request of the other party) provide a written explanation of the substantive reason or reasons causing such counsel to be unable to do so. To the extent that either of such opinions is not received in accordance with the foregoing provisions of this Section 1.08(c), then the Subsequent Merger shall not occur and each of the parties hereto shall, and shall cause its respective Affiliates to, treat the Merger for U.S. federal income tax purposes as a taxable acquisition of the Company Common Stock by US Corp. in exchange for the Merger Consideration.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) The issued and outstanding shares of capital stock of Merger Sub shall be converted into and become 14.4 million fully paid and nonassessable shares of Series A 5.9% Convertible Preferred Stock of the Surviving Corporation. In exchange for, and in consideration of, Parent delivering the shares of Parent Common Stock to be issued in the Merger to the Exchange Agent on behalf of US Corp. and Merger Sub in accordance with Section 2.02 and the payment by US Corp. to the Surviving Corporation of $10.00 (or such other amount as is agreed by US Corp. and the Surviving Corporation), the Surviving Corporation will issue to US Corp. 33.8 million fully paid and nonassessable shares (or such other number of shares as is agreed to by the Surviving Corporation and US Corp.) of common stock, par value $100.00 per share, of the Surviving Corporation.

(b) Each share of Company Common Stock that is owned by the Company, Parent, US Corp., Merger Sub, Merger LLC or any of their respective wholly-owned subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, US Corp., Merger Sub, Merger LLC or the holders of any securities of the Company, US Corp., Merger Sub or Merger LLC:

(i) Subject to Sections 2.01(b), 2.01(c)(ii) and 2.01(d), each issued and outstanding share (other than shares to be cancelled in accordance with Section 2.01(b) and any Appraisal Shares (to the extent provided in Section 2.01(d))) of Company Common Stock shall automatically be converted into and shall thereafter represent the right to receive the combination of (x) $28.00 in cash without interest (the “Per Share Cash Amount”) and (y) 0.6606 of a validly issued, fully paid and nonassessable share of Parent Common Stock (subject to adjustment as provided in Section 2.01(c)(ii), the “Exchange Ratio”).

(ii) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Cash Amount, the Exchange Ratio and the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(iii) The shares of Parent Common Stock to be issued, and cash payable, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e) are referred to collectively as “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Book-Entry Shares (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.02, the Merger Consideration upon surrender of such Certificate, without interest.

(d) Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair market value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates.

(a) Prior to the Effective Time, Parent (on behalf of US Corp. and Merger Sub) shall deposit with a nationally recognized financial institution designated by Parent (on behalf of US Corp. and Merger Sub) and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock whose shares are converted into the right to receive the Merger Consideration pursuant to this Article II, for exchange in accordance with this Article II, through the Exchange Agent, shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested) issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. Prior to the Effective Time, Merger Sub shall provide to the Exchange Agent all of the cash necessary to pay the cash portion of the aggregate Merger Consideration for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01 and shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.02(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Merger Sub shall assume that there will not be any fractional shares of Parent Common Stock. Merger Sub shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in accordance with this Section 2.02 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Parent (on behalf of US Corp. and Merger Sub) shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent (on behalf of US Corp. and Merger Sub) may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (on behalf of US Corp. and Merger Sub), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Per Share Cash Amount with respect to which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, (B) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested) which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive and (C) cash in lieu of fractional shares of Parent Common Stock as set forth in Section 2.02(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to the last sentence of Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), in each case until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) an amount equal to the average of the closing sale prices of the Parent Common Stock on Nasdaq for each of the five (5) trading days immediately prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent (on behalf of the Surviving Corporation), upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (on behalf of the Surviving Corporation) for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(ii).

(g) None of Parent, US Corp., Merger Sub, Merger LLC, the Company, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.02(f)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent (on behalf of US Corp. and Merger Sub), the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent (on behalf of Merger Sub), on a daily basis; provided, however, that any investment of cash in the Exchange Fund shall in all events be limited to investment in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, or in funds investing solely in such obligations, and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to Article II. Any interest and other income resulting from such investments shall be paid to Merger Sub. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Article II, Parent shall take all steps necessary to promptly deposit with the Exchange Agent additional Merger Consideration or other cash sufficient to make all payments required under this Agreement, and Parent shall in any event be liable for payment thereof.

(j) Parent (on behalf of Merger Sub) shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Transactions such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, federal, provincial, territorial, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated as paid to the Persons otherwise entitled to such amounts. If the amount withheld and paid over is in respect of consideration other than cash, the Surviving Corporation or other payor will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable to the Person entitled to such amount, sold such consideration on behalf of such Person for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

ARTICLE III

Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with the SEC and publicly available on the SEC’s EDGAR website prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.02(a), Section 3.03, Section 3.22 or Section 3.23 or (ii) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, the Company represents and warrants to Parent, US Corp., Merger Sub and Merger LLC as follows:

SECTION 3.01. Organization, Standing and Power.

(a) Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate, limited liability, partnership or other entity power and authority to conduct its businesses as presently conducted. Section 3.01(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. The stock certificate and transfer books and the minute books of the Company and each Significant Company Subsidiary, all of which have been made available to Parent before the date hereof, are true and complete. At the Closing, all such books will be in the possession of the Company or the applicable Significant Company Subsidiary. For purposes of this Agreement, “Significant Company Subsidiary” means any Company Subsidiary that constitutes a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

SECTION 3.02. Capital Stock of the Company and the Company Subsidiaries.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on April 15, 2012, (i) 50,562,573 shares of Company Common Stock (including 949,112 shares of restricted Company Common Stock granted under Company Stock Plans) and no shares of Company Preferred Stock were issued and outstanding, (ii) 392,141 shares of Company Common Stock were held by the Company in its treasury, (iii) 65,377 shares of Company Common Stock were subject to outstanding Company Stock Options, (iv) 75,000 shares of Company Common Stock were subject to outstanding performance share unit awards (assuming performance targets associated with such performance-based share unit awards will be met at 100% of the applicable target level), (v) 255,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company 2008 Warrants, (vi) 100,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company 2010 Warrants, (vii) 1,185,123 additional shares of Company Common Stock were reserved for issuance under the Company Stock Plans, and (viii) a maximum of 69,925 shares of Company Common Stock were subject to outstanding rights to purchase shares of Company Common Stock under the Company Stock Purchase Plan based on participant contributions estimated through March 31, 2012 and the per share closing price of the Company Common Stock on March 31, 2012. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock of each Company Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Charter, the Company By-laws, the certificate of incorporation or by-laws (or comparable charter and organizational documents) of any Company Subsidiary or any contract, lease, license, indenture, bond, note, mortgage, guarantee, agreement, instrument, obligation, understanding, permit, franchise, commitment or other legally binding arrangement, whether written or oral (“Contract”), to which the Company or any Company Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (A) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, “Company Convertible Securities”). There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary. The treatment of the Company Stock Options, Unvested Company Shares, Company PSU Awards and Company Warrants under this Agreement is in accordance with, and does not violate, the terms of such Company Stock Options, Unvested Company Shares, Company PSU Awards or Company Warrants, as the case may be.

(b) Section 3.02(b) of the Company Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $1,000,000 in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Company Subsidiary.

SECTION 3.03. Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) The Company has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Company hereof, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent, US Corp., Merger Sub and Merger LLC of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Subsequent Merger and the other Transactions, (ii) determining that the terms of the Merger, the Subsequent Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders (the “Company Determination”), (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring that this Agreement and the Merger are advisable. Unless a Company Adverse Recommendation Change has occurred in accordance with Section 5.02(e) or 5.02(f), such resolutions remain in full force and effect and have not been modified, rescinded, amended or withdrawn. Such resolutions are sufficient to render inapplicable to this Agreement, the Merger, the Subsequent Merger and the other Transactions the provisions of Section 203 of the DGCL (“Section 203”). No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or purport to apply to this Agreement, the Merger, the Subsequent Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Capital Stock or of any other securities of the Company necessary to approve and adopt this Agreement, the Merger and the Subsequent Merger is the approval and adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Requisite Vote”). The affirmative vote of the holders of Company Capital Stock or of any other securities of the Company is not necessary to consummate any Transaction other than the Merger.

SECTION 3.04. No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger, the Subsequent Merger and the other Transactions and the Financing and compliance with and performance of the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent or any right of termination, cancellation, acceleration or material modification of any obligation or right, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter and organizational documents of any Company Subsidiary, (ii) any Contract or Company Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions or the Financing, assuming the Financing is completed as set forth in the Financing Letter.

(b) No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) compliance with, and Filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any Filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the registration statement on Form S-4 in connection with the Share Issuance (together with any amendment or supplements thereto, the “Form S-4”) and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Subsequent Merger, the other Transactions, (iii) such Filings as are required under US state securities or “blue sky” Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Certificate of Merger and the filing of the certificate of merger in connection with the Subsequent Merger, in each case with the Secretary of State of the State of Delaware, and (v) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

SECTION 3.05. SEC Documents; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since December 31, 2011 (the “Company SEC Documents”). None of the Company Subsidiaries is required to make any filings with the SEC.

(b) As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP, subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP, the Company has not, between December 31, 2011 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2011.

(d) The Company is and has been since January 1, 2009 in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) or under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the Knowledge of the Company, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto included in a Company SEC Document filed with the SEC prior to the date hereof, (ii) for liabilities and obligations incurred in the

Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company Financial Statements and not in violation hereof and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

SECTION 3.06. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and, to the extent required, the requirements of Canadian provincial securities Laws, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, US Corp., Merger Sub or Merger LLC for inclusion or incorporation by reference in the Joint Proxy Statement.

SECTION 3.07. Absence of Certain Changes or Events.

(a) Since December 31, 2011, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2011 to the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under Section 5.01(a). The Company has not waived the benefits of, provided any consent under, permitted any noncompliance with, knowingly failed to enforce, or agreed to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party. No confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, or any covenant or other provision contained therein, has or will be terminated as a result of the execution and delivery hereof.

SECTION 3.08. Properties. The Company or one of the Company Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of the Company or such Company Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as currently conducted. This Section 3.08 does not relate to Company Intellectual Property, which is the subject of Section 3.09.

SECTION 3.09. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all of the Company Intellectual Property and Company Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of the Company Subsidiaries of the intellectual property rights of any Person, (b) to the Knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person and (c) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property or Company Technology. The Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

SECTION 3.10. Information Technology; Security and Privacy. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) since January 1, 2010, (i) there have been, to the Knowledge of the Company, no security breaches in the Company’s or any of the Company Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or the Company Subsidiaries’ information technology systems that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations; and (b) the Company has established and is in compliance with a written information security program or programs covering the Company and the Company Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any Third Party service providers that have access to (A) Company Data or (B) Company IT Systems.

SECTION 3.11. Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) that has been filed in accordance with the rules and regulations promulgated under the Securities Act and Exchange Act;

(2) any employment Contract that requires aggregate payments with respect to annual salary and target bonus in excess of $400,000 on an annual basis and is not terminable without cause by the Company or a Company Subsidiary by notice of not more than 60 days and without any termination payment or penalty, or any severance Contract;

(3) any collective bargaining agreement or other Contract with any labor organization, union or association;

(4) any Contract that limits in any material respect the ability of the Company or any Company Subsidiary (or, following the consummation of the Transactions, would limit in any material respect the ability of Parent or any Parent Subsidiary, including the Surviving Company) to (i) compete or engage in any line of business or with any Person or in any geographic area or market segment or (ii) solicit the customers of any Third Party;

(5) any Contract that is required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;

(6) any Contract for the lease of real property by the Company or any Company Subsidiary that by its terms calls for aggregate annual rent payments of more than $1,000,000 by the Company and the Company Subsidiaries;

(7) any material license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property (including any license or other Contract under which the Company or a Company Subsidiary is licensee or licensor of any Intellectual Property) or to any Company Technology other than license agreements for software that are generally commercially available;

(8) any Contract or series of related Contracts relating to Indebtedness that is in excess of $1,000,000;

(9) any Contract under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, or guaranteed any obligations of, any Person (other than the Company or a Company Subsidiary) (in each case other than extensions of credit to customers or vendors in the Ordinary Course of Business), in any such case that is in excess of $1,000,000;

(10) any Contract that provides for any standstill or similar obligations to which the Company or any Company Subsidiary is subject;

(11) (A) of the Contracts set forth in Section 3.11(a)(12) of the Company Disclosure Letter and of the top ten (10) procurement Contracts of the Company by annual spend (excluding any such procurement Contract set forth in Section 3.11(a)(12) of the Company Disclosure Letter), any such Contract (or any other Contract with any Third Party signatory to or a beneficiary of any such Contract) that (i) grants any exclusive rights to make, sell or distribute the Company’s or any of its Affiliates (including Parent and its Subsidiaries after Closing) products or services, (ii) grants “most favored nation” status or equivalent preferential pricing terms to any other Person, or (iii) obligates the Company or any Company Subsidiary to purchase or obtain a minimum or specified amount of any product or service from any Person in excess of $400,000 in any fiscal year, or (B) any Contract that involves the obligation or potential obligation of the Company or any Company Subsidiary to make any “earn-out” or similar payments to any Person;

(12) (i) the top twenty (20) Client Contracts of the Company and the Company Subsidiaries, taken as a whole, based on dollar volume of gross profit from such clients and customers for the fiscal year ended December 31, 2011; (ii) the top ten (10) Pharmacy Contracts of the Company and the Company Subsidiaries, taken as a whole, based on claims paid by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2011; (iii) the Contract with the top rebate aggregator of the Company and the Company Subsidiaries, taken as a whole, based on rebates received from such aggregator for the fiscal year ended December 31, 2011; (iv) the Contract with the top pharmaceutical wholesaler of the Company and the Company Subsidiaries, taken as a whole, based on dollar volume of purchases of the Company thereunder for the fiscal year ended December 31, 2011; and (v) any Contract with the top ten (10) suppliers (including purchasing agreements and group purchasing agreements, but excluding any Contract disclosed in response to any of the foregoing clauses of this Section 3.11(a)(12)) of the Company and Company Subsidiaries, taken as a whole, based on dollar volume of purchases by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2011;

(13) any Contract (including a purchase order, but excluding any Contract set forth in Section 3.11(a)(12) of the Company Disclosure Letter) requiring annual expenditures by the Company or a Company Subsidiary of more than $1,000,000 or extending for a term more than 180 days from the date hereof (unless terminable without cause and without material payment or penalty upon no more than 60 days’ notice);

(14) any Contract involving a sale or disposition of a business with ongoing obligations or any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person involving a potential combined commitment or payment by the Company and any Company Subsidiary in excess of $1,000,000 annually; or

(15) any Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, that requires a consent to, or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions or which consent or other provision, if not obtained, would result, individually or in the aggregate, in a Company Material Adverse Effect.

(b) To the Knowledge of the Company, all Contracts set forth or required to be set forth in Section 3.11(a) of the Company Disclosure Letter or filed or required to be filed as exhibits to the Company SEC Documents (collectively, the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since January 1, 2011, neither the Company nor any of the Company Subsidiaries has received written notice of any actual or alleged violation of, or failure to comply with, any term or requirement of any Company Contract. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice of a threatened or actual termination, cancellation, material limitation of, or material adverse modification or change in, any Company Contract or the business relationship of the Company and the Company Subsidiaries with any one or more of the clients, customers, pharmacies, pharmaceutical manufacturers, rebate aggregators, suppliers or Governmental Entities (or any of their respective Affiliates) party to a Contract set forth in Section 3.11(a)(12) of the Company Disclosure Letter. True and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto (subject to any redactions made in accordance with the terms and conditions of the “Clean Room” Confidentiality Agreement, dated April 5, 2012, between the Company and Parent, among others), have been made available to Parent before the date hereof.

SECTION 3.12. Permits. Section 3.12 of the Company Disclosure Letter sets forth a true and complete list of all material Permits held by the Company and the Company Subsidiaries (the “Company Permits”), and the Company has delivered to Parent accurate and complete copies of all Company Permits. All Company Permits are valid and in full force and effect, and collectively constitute all Permits necessary for the Company and each Company Subsidiary to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to maintain as valid and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or the consummation of the Transactions.

SECTION 3.13. Insurance. Section 3.13 of the Company Disclosure Letter sets forth a true and complete list of all material errors & omissions insurance, directors & officers liability insurance, comprehensive general liability insurance and fiduciary insurance policies, as well as any such historic occurrence-based policies still in force (collectively, “Insurance Policies”) issued in favor of the Company or any of the Company Subsidiaries, or pursuant to which the Company or any of the Company Subsidiaries is a named insured or otherwise a beneficiary (the “Company Insurance Policies”). All Company Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and provide insurance in such amounts and against such risks as are reasonable in accordance with industry practices or as is required by Law. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any Company Insurance Policy. Since January 1, 2011, no notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any Company Insurance Policy, nor will any such cancellation or termination result from the consummation of the Transactions. The Company and the Company Subsidiaries have given notice to each such insurer of all material claims that have arisen since January 1, 2011 and may be insured thereby.

SECTION 3.14. Taxes.

(a) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all federal and state income Tax Returns and material state, local and foreign Tax Returns, in each case required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, complete and accurate in all material respects.

(b) All Taxes shown to be due on such Tax Returns, or otherwise owed by the Company or any Company Subsidiary, whether or not shown on any Tax Return, have been timely paid.

(c) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(d) The Company and each Company Subsidiary has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(e) Any Tax Returns referred to in clause (a) relating to federal or material state income Taxes have been examined by and settled with the United States Internal Revenue Service (“IRS”), or relevant state taxing authority, or have been closed by virtue of the expiration of the relevant statute of limitations, for all taxable periods ending on or before December 31, 2011.

(f) No material issues that have been raised in writing, or proposed or threatened in writing, by the IRS or other relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

(g) All material deficiencies asserted in writing or assessments made in writing relating to Taxes of the Company or any Company Subsidiary have been fully paid.

(h) During the past three years, neither the Company nor any Company Subsidiary has been a distributing or controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(i) During the last five years, neither the Company nor any Company Subsidiary has participated in any so-called “listed transaction” (as defined in U.S. Treasury Regulations § 1.6011-4(b)(2)) that the Company or any Company Subsidiary is or was required to disclose to the IRS.

(j) No requests for waivers of the time to assess any material Taxes of the Company or any Company Subsidiary are pending, and neither the Company nor any Company Subsidiary has been granted an extension or waiver of the applicable limitations period for the assessment or collection of any Taxes.

(k) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(l) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is the Company) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor.

(m) For purposes of this Agreement:

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) liability for amount described in (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, or as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return, declaration, statement, report, schedule, form, information return or similar statement required to be filed with respect to any Tax, including any amended Tax return, claim for refund, or declaration of estimated Tax.

SECTION 3.15. Tax Treatment. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that would, to the Knowledge of the Company, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

SECTION 3.16. Proceedings. Except for Proceedings of the type described in the second sentence of this Section 3.16 (irrespective of whether any such Proceeding existed prior to or after the date hereof), there is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary, nor is there any Judgment outstanding against the Company, any Company Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary that (a) relates to or involves more than $1,000,000, (b) seeks or imposes any material injunctive relief, (c) was commenced by a Governmental Entity or (d) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

SECTION 3.17. Compliance with Laws; Environmental Laws.

(a) The Company and the Company Subsidiaries are and have been since January 1, 2009 in compliance in all respects with all Laws and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any Law.

(b) The Company and the Company Subsidiaries are in compliance in all respects with applicable Environmental Laws, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no material claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(c) To the Knowledge of the Company, (i) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; (ii) between January 1, 2010 and the date of this Agreement, the Company has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) the Company and the Company Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Company and the Company Subsidiaries with the Foreign Corrupt Practices Act and any other applicable Laws concerning corrupting payments.

SECTION 3.18. Regulatory Compliance.

(a) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company, the Company Subsidiaries, its employees, officers, directors, agents, and contractors have been and are in compliance with, to the extent applicable, (i) all statutes, regulations, interpretations and guidance related to the federal health care programs, including Medicare and Medicaid; (ii) all federal Laws, rules, regulations, interpretations and applicable guidance relating to health care fraud and abuse, including: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), 42 C.F.R. § 1001.952, (B) the Civil Monetary Penalty Act, 42 U.S.C. § 1320a-7a, (C) the Stark Law, 42 U.S.C. § 1395nn, 42 C.F.R. §§ 411.350 et seq., (D) the Civil False Claims Act, 31 U.S.C. §§ 3729 et seq., (E) the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5), (F) the Public Contracts Anti-Kickback Law, 41 U.S.C. §§ 8701 et seq., (G) state kickback, self referral, and false claims Laws and (H) criminal Laws or health care Laws relating to fraud and abuse; (iii) any and all state Laws relating to health care fraud and abuse or insurance and risk sharing products, services and arrangements; (iv) federal or state Laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement or payment for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (vii) the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq. (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), 42 U.S.C. §§ 17921 et seq., any regulations, interpretations or guidance promulgated under HIPAA or HITECH from time to time, and any state Laws governing the use or disclosure of health or consumer information privacy or security or prescriber-identifiable information; (viii) the Public Health Services Act, 42 U.S.C. §§ 201 et seq.; and (ix) requirements of Law administered or issued by the Food and Drug Administration, including the federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in any activity that does or could constitute a drug switching communication to prescribers or patients such as those communication activities described in the Medco or Advance PCS settlements and related documents (see Consent Order of Court for Permanent Injunction, United States v. Merck-Medco Managed Care, LLC (E.D. Pa Apr. 26, 2004); Settlement Agreement, United States ex rel. Brown v. AdvancePCS, Inc., (E.D. Pa Sept. 8, 2005)). Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, no government or commercial third-party payment program has imposed a letter or demand or similar request or fine, penalty or other sanction on the Company or any of the Company Subsidiaries. None of the Company, the Company Subsidiaries, its or their respective employees, officers, directors, agents or contractors has been excluded, suspended or debarred from participation in any federal health care program. To the Knowledge of the Company, none of the Company, the Company Subsidiaries, its employees, officers, directors, agents or contractors is currently subject to any federal or state investigation, or other compliance or enforcement action, including, but not limited to, any action brought under the Civil False Claims Act, 31 U.S.C. §§ 3729 et seq., and the Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), 42 C.F.R. § 1001.952.

(b) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2009, neither the Company, any Company Subsidiary, employees, officers, directors, agents, and contractors of the Company or any Company Subsidiary, with respect to actions taken on behalf of the Company or a Company Subsidiary, (i) has been assessed a civil money penalty under 42 U.S.C. § 1320a-7a or any regulations promulgated thereunder, (ii) has been excluded, suspended, or debarred from participation in any federal health care program or state health care program (as such terms are defined under 42 C.F.R. § 1001.2, 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7(b), and 48 C.F.R. § 9.405), (iii) has been convicted of any criminal or civil offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a drug or a controlled substance or (iv) is a party to or subject to any investigation, action or proceeding concerning any of the matters described above in clauses (i) through (iii). To the Knowledge of the Company, there are no acts that furnish a reasonable basis for a warning letter or other federal or state administrative regulatory or letter, other adverse regulatory communication or action, or civil or criminal investigation or action involving or relating to the Company or the Company Subsidiaries.

(c) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have been and are in compliance with all applicable Laws and any other applicable guidance relating to the Company’s business and to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, including the Controlled Substances Act, 21 U.S.C. §§ 801 et seq., and any corresponding state Laws, (ii) have been and are in compliance with all applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) have not been and are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii).

(d) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2009, (i) the Company and the Company Subsidiaries (A) have maintained all records required by any Governmental Entity with which the Company or any Company Subsidiary has contracted or as required by any federal health care programs, including Medicare and Medicaid and (B) have filed all regulatory reports, Filings and other documents, together with any amendments required to be filed with respect thereto, that each was required to file with any Governmental Entity, and have timely paid all material fees and assessments due and payable in connection therewith; and (ii) neither the Company nor any Company Subsidiary (A) has received or been subject to any written notice, charge, claim or assertion alleging any violation of any federal Law, rule, regulation, interpretation or guidance relating to health care fraud and abuse, and to the Knowledge of the Company, no Proceeding alleging any violation of any such Law, rule, regulation, interpretation or guidance by the Company or the Company Subsidiaries is currently threatened against the Company or any Company Subsidiary or (B) has settled, or agreed to settle, any Proceeding brought by any Governmental Entity for a violation of any federal Law, rule, regulation, interpretation or guidance relating to health care fraud and abuse.

(e) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2009, the Company and the Company Subsidiaries (i) have been and are in compliance with all applicable Laws relating to medical records, medical or health information privacy or security or electronic health information exchange, including HIPAA, the Standards for Privacy of Individually Identifiable Health Information, codified at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart A and C, the Standards for Electronic Transactions and Code Sets codified at 45 C.F.R. Parts 160 and 162 and promulgated under HIPAA, HITECH and the HITECH implementing regulations, including Notification in the Case of Breach of Unsecured Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart D, (ii) have been and are in compliance with all applicable terms and conditions of any Contract that regulates or limits the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company or any Company Subsidiary in connection with the operation of their businesses, including “business associate” agreements (clauses (i) and (ii) being referred to collectively hereafter as the “Privacy Commitments”), (iii) have implemented all confidentiality, security and other protective measures required by those Privacy Commitments, and (iv) have collected, maintained and used at all times all Personal Data and all Protected Health Information, each as defined at 45 C.F.R. § 160.103, in compliance with the Privacy Commitments and applicable Law, the applicable terms and conditions of any Contract to which the Company or any Company Subsidiary is a party and all policies and practices relating to Personal Data that the Company and each Company Subsidiary have communicated to Persons about whom the Personal Data relates.

SECTION 3.19. Absence of Changes in Benefit Plans and Agreements. Since December 31, 2011 through the date hereof, there has not been (i) any adoption or amendment in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based incentive, phantom stock, retirement, directors’ compensation, holiday pay, vacation, severance, sick leave, disability, death benefit, hospitalization, medical, fringe benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case established or maintained by the Company, any Company Subsidiary or any of their respective ERISA Affiliates or as to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates has contributed or otherwise may have any liability (collectively, “Company Benefit Plans”) or (ii) any entering into or amendment of any employment, incentive compensation, retention, consulting, indemnification, severance or termination, or other similar Contract between the Company or any Company Subsidiary and any current or former employee, executive officer, director or consultant of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”). Neither the Company nor any Company Subsidiary maintains or has any obligation or liability under any general severance plan or policy.

SECTION 3.20. ERISA Compliance; Excess Parachute Payments.

(a) Section 3.20(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans and Company Benefit Agreements, including any “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (“Company Pension Plans”) and “employee welfare benefit plans” (as defined in Section 3(1) of ERISA). Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and with the requirements of Law, including ERISA and the Code. No Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan or Company Benefit Agreement. All contributions required to be made to each Company Benefit Plan and Company Benefit Agreement have been timely made and all obligations in respect of each Company Benefit Plan and Company Benefit Agreement have been properly accrued and reflected on the Company’s financial statements. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan and Company Benefit Agreement and all amendments thereto (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (ii) with respect to each Company Benefit Plan, to the extent applicable, for the two most recent plan years (A) the annual report on Form 5500 and attached schedules, (B) audited financial statements of such Company Benefit Plan and (C) actuarial valuation reports, (iii) the most recent summary plan description for each Company Benefit Plan (or other written explanation provided to employees in the case of a Company Benefit Plan for which such summary plan description is not required), (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) any request for a determination currently pending before the IRS, (vi) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit and (vii) each trust, insurance, administrative or group annuity contract relating to any Company Benefit Plan.

(b) All Company Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination or opinion letters from the IRS to the effect that such Company Pension Plans are so qualified and all related trusts that are intended to be exempt from federal income taxes under Section 501(a) of the Code have been the subject of determination or opinion letters from the IRS to the effect that such trusts are so exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Company Pension Plan or the exempt status of any such trust, nor has any such Company Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Neither the Company nor any Company Subsidiary has any liability or obligation under any Company Benefit Plan or Company Benefit Agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code. None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(c) None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility.

(d) With respect to Company Pension Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Company Pension Plans”), except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the fair market value of the assets of each funded Non-US Company Pension Plan, the liability of each insurer for any Non-US Company Pension Plan funded through insurance or the reserve shown on the Company’s financial statements for any unfunded Non-US Company Pension Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Non-US Company Pension Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities and has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(e) With respect to any arrangement of the Company or any Company Subsidiary that is subject to Section 409A of the Code, (i) the written terms of such arrangement has at all times since January 1, 2009 been in compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder, in each case except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(f) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) and (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger, the Subsequent Merger, any other Transaction or the Financing by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in U.S. Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or Company Benefit Agreement, either alone or together with any other event, could be characterized as a “parachute payment” (as defined in Section 280G of the Code).

(h) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger, the Subsequent Merger, the other Transactions or the Financing and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to any severance, transaction bonus, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

SECTION 3.21. Employee and Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining Contract or any labor Contract. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any Company Subsidiary (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any comparable state or federal agency, or any other Third Party with respect to the Company Business Personnel, except where such unfair labor practice, complaint, grievance or other administrative or judicial complaint, action or investigation, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.22. Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion of Goldman, Sachs & Co., to be confirmed in writing (with a copy provided solely for informational purposes to Parent promptly after the Company receiving such confirmation), to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

SECTION 3.23. Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, the Subsequent Merger, the other Transactions or the Financing based upon arrangements made by or on behalf of the Company.

ARTICLE IV

Representations and Warranties of Parent, US Corp., Merger Sub and Merger LLC

Except (i) as disclosed in the Parent SEC Documents filed with the SEC and publicly available on the SEC’s EDGAR website prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any disclosures in such Parent SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 4.02(a), Section 4.03, Section 4.22 or Section 4.23 or (ii) in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, Parent, US Corp., Merger Sub and Merger LLC jointly and severally represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Power.

(a) Each of Parent and its Parent Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate, limited liability, partnership or other entity power and authority to conduct its businesses as presently conducted. Section 4.01(a) of the Parent Disclosure Letter lists each Parent Subsidiary and its jurisdiction of organization. Parent and each Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Subsidiary” means any subsidiary of Parent and “Significant Parent Subsidiary” means any Parent Subsidiary that constitutes a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

(b) Parent has made available to the Company true and complete copies of the articles of continuance of Parent (the “Parent Charter”), the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), the articles of incorporation and by-laws of US Corp., in each case as amended to the date of this Agreement, the certificate of incorporation and by-laws of Merger Sub, in each case as amended to the date of this Agreement, the certificate of formation and limited liability company operating agreement of Merger LLC, in each case as amended to the date of this Agreement, and the comparable charter and organizational documents of each other Significant Parent Subsidiary, in each case as amended to the date of this Agreement.

SECTION 4.02. Capital Stock of Parent and the Parent Subsidiaries.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock. At the close of business on April 16, 2012, (i) 62,824,070 shares of Parent Common Stock were issued and outstanding, (ii) 1,052,987 shares of Parent Common Stock were subject to outstanding U.S. dollar-denominated Parent Stock Options, (iii) 71,522 shares of Parent Common Stock were subject to outstanding Canadian dollar-denominated Parent Stock Options, (iv) 428,211 shares of Parent Common Stock were issuable upon the vesting of outstanding time-based restricted stock units of Parent granted under the Parent Stock Plans, (v) 316,298 shares of Parent Common Stock were issuable upon the vesting of outstanding performance-based restricted stock units of Parent granted under the Parent Stock Plans (assuming the performance targets associated with such performance-based restricted stock units will be met at the maximum level), and (vi) 1,406,238 additional shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans.

(b) The Parent Common Stock to be issued in connection with the Merger will, when issued pursuant to the Merger, be duly and validly issued as fully paid and non-assessable common shares in the capital of Parent and be free and clear of any Liens applicable to Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by US Corp. free and clear of any Lien. All of the outstanding equity interests of Merger LLC have been validly issued and are owned by US Corp. free and clear of any Lien. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock and all the outstanding shares of capital stock of each Significant Parent Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, the Parent Charter, the Parent By-laws, the certificate of incorporation or by-laws (or comparable charter and organizational documents) of any such Significant Parent Subsidiary or any Contract to which Parent or any Significant Parent Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of Parent or any Significant Parent Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Significant Parent Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Significant Parent Subsidiary is a party or by which any of them is bound (A) obligating Parent or any Significant Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, Parent or of any Significant Parent Subsidiary or any Voting Parent Debt or (B) obligating Parent or any Significant Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, “Parent Convertible Securities”). There are not any outstanding contractual obligations of Parent or any Significant Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of Parent or any Significant Parent Subsidiary.

(c) Section 4.02(c) of the Parent Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $1,000,000 in any Person (other than a Parent Subsidiary) owned as of the date hereof, directly or indirectly, by Parent or any Significant Parent Subsidiary.

SECTION 4.03. Authority; Execution and Delivery; Enforceability.

(a) Each of Parent, US Corp., Merger Sub and Merger LLC has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions and the Financing. The execution and delivery by each of Parent, US Corp., Merger Sub and Merger LLC of this Agreement, the performance and compliance by Parent with each of its obligations herein and the consummation by it of the Transactions and the Financing have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, US Corp., Merger Sub and Merger LLC subject in the case of the Share Issuance, to receipt of the Parent Stockholder Approval. Parent, as sole stockholder of US Corp., has approved this Agreement. US Corp., as sole stockholder of Merger Sub and sole member of Merger LLC, has approved this Agreement. Each of Parent, US Corp., Merger Sub and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. None of Parent, US Corp., Merger Sub or Merger LLC is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions and the Financing, (ii) determining that the terms of the Merger, the Subsequent Merger, the Share Issuance and the other Transactions and the Financing are fair to and in the best interests of Parent and its stockholders (the “Parent Determination”) and (iii) recommending that Parent’s stockholders approve the Share Issuance. Unless a Parent Adverse Recommendation Change has occurred in accordance with Section 5.03(e) or 5.03(f), such resolutions remain in full force and effect and have not been modified, rescinded, amended or withdrawn. The Board of Directors of US Corp., pursuant to an action by unanimous written consent, duly and unanimously adopted resolutions approving this Agreement, the Merger, the Subsequent Merger, the other Transactions and the Financing.

(c) Assuming that neither the Company nor any of its “affiliates” or “associates” is an “interested stockholder” (each term, as defined in Section 203) or an “interested party” of Parent or a “related party” of an interested party of Parent (each term, as defined in Canadian Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions), the only vote of holders of any class or series of Parent’s capital stock or of any other securities of Parent necessary to approve this Agreement, the Merger, the Subsequent Merger, the Share Issuance, the other Transactions and the Financing is the approval of the Share Issuance by the holders of a majority of the shares of Parent Common Stock entitled to vote and present in person or represented by proxy at the Parent Stockholders Meeting (the “Parent Stockholder Approval”). The affirmative vote of the holders of Parent Common Stock or of any other securities of Parent is not necessary to consummate any Transaction or the Financing other than the Share Issuance.

SECTION 4.04. No Conflicts; Consents.

(a) The execution and delivery by each of Parent, US Corp., Merger Sub and Merger LLC of this Agreement do not, and the consummation of the Merger, the Subsequent Merger, the Share Issuance, the other Transactions and the Financing and compliance with and performance of the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent or any right of termination, cancellation, acceleration or material modification of any obligation or right, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions or the Financing.

(b) No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the Financing, other than (i) compliance with and Filings under the HSR Act and any Filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Subsequent Merger, the other Transactions and the Financing, (iii) such Filings as are required by Nasdaq or the TSX or under US state securities or “blue sky” Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Certificate of Merger and the filing of the certificate of merger in connection with the Subsequent Merger, in each case with the Secretary of State of the State of Delaware, and (v) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions or the Financing.

SECTION 4.05. Publicly Filed Documents; Undisclosed Liabilities.

(a) Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with (i) the SEC under the Securities Act or the Exchange Act (the “Parent SEC Documents”) and (ii) the Canadian securities regulatory authorities under applicable Canadian securities Laws (the “Parent Sedar Documents” and together with the Parent SEC Documents, the “Parent Publicly Filed Documents”), in each case since December 31, 2011. All Contracts required to be filed as exhibits to the Parent SEC Documents have been so filed in a timely manner.

(b) As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent Publicly Filed Document complied in all material respects with the requirements of the Exchange Act or the Securities Act and applicable Canadian securities Laws, as the case may be, and the rules and regulations of the SEC promulgated thereunder and of the Canadian securities regulatory authorities applicable to such Parent Publicly Filed Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Parent included in the Parent Publicly Filed Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and applicable Canadian securities Laws with respect thereto. The Parent Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP, subject, in the case of interim Parent Financial Statements, to normal year-end adjustments and the absence of notes. No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP, Parent has not, between December 31, 2011 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2011.

(d) Parent is and has been since January 1, 2009 in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and applicable Canadian securities Laws and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq and the TSX.

(e) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC and the Canadian securities regulatory authorities received since January 1, 2010 relating to the Parent Publicly Filed Documents and all written responses of Parent thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff and the Canadian securities regulatory authorities with respect to any Parent Publicly Filed Documents and, to the Knowledge of Parent, none of the Parent Publicly Filed Documents (other than confidential treatment requests) is the subject of ongoing SEC review or review by the Canadian securities regulatory authorities. There are no internal investigations, or to the Knowledge of Parent, SEC inquiries, inquiries by the Canadian securities regulatory authorities or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

(f) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act and applicable Canadian securities Laws) as required by Rules 13a-15 and 15d-15 under the Exchange Act and applicable Canadian securities Laws. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act and applicable Canadian securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and the Canadian securities regulatory authorities, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and applicable Canadian securities Laws. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent Publicly Filed Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, and any corresponding Canadian filings, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(g) Parent and the Parent Subsidiaries do not have any material liabilities or obligations of a nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected on a consolidated balance sheet of Parent or in the notes thereto that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Parent Financial Statements or the notes thereto included in a Parent SEC Document filed with the SEC prior to the date hereof, (ii) for liabilities and obligations incurred in the Ordinary Course of Business and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions or the Financing.

SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Parent, US Corp., Merger Sub or Merger LLC for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC and the Canadian securities regulatory authorities, at the time of any amendment or supplement thereto or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act and applicable Canadian securities and corporate Laws, as applicable, and the rules and regulations thereunder, except that no representation is made by Parent, US Corp., Merger Sub or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.07. Absence of Certain Changes or Events.

(a) Since December 31, 2011, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From December 31, 2011 to the date hereof, (i) the business of Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under Section 5.01(b). Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Since the date of its formation, Merger LLC has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.08. Properties. Parent or one of the Parent Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in all of Parent’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of Parent or such Parent Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Parent and the Parent Subsidiaries as currently conducted. This Section 4.08 does not relate to Parent Intellectual Property, which is the subject of Section 4.09.

SECTION 4.09. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all of the Parent Intellectual Property and Parent Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or, to the Knowledge of Parent, threatened claims by any Person alleging infringement, misappropriation or dilution by Parent or any of the Parent Subsidiaries of the intellectual property rights of any Person, (b) to the Knowledge of Parent, the conduct of the businesses of Parent and the Parent Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person and (c) to the Knowledge of Parent, no Person is infringing, misappropriating or diluting any Parent Intellectual Property or Parent Technology. Parent and the Parent Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

SECTION 4.10. Information Technology; Security and Privacy. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) since January 1, 2010, (i) there have been, to the Knowledge of Parent, no security breaches in Parent’s or any of the Parent Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of Parent or the Parent Subsidiaries’ information technology systems that adversely affected Parent’s or any of the Parent Subsidiaries’ business or operations; and (b) Parent has established and is in compliance with a written information security program or programs covering Parent and the Parent Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Parent Data and (ii) is designed to protect against unauthorized access to the Parent IT Systems, Parent Data, and the systems of any Third Party service providers that have access to (A) Parent Data or (B) Parent IT Systems.

SECTION 4.11. Permits. All material Permits held by Parent and the Parent Subsidiaries (the “Parent Permits”) are valid and in full force and effect, and collectively constitute all Permits necessary for Parent and each Parent Subsidiary to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to maintain as valid and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, none of the Parent Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or the consummation of the Transactions or the Financing.

SECTION 4.12. Insurance. All Insurance Policies issued in favor of Parent or any of the Parent Subsidiaries, or pursuant to which Parent or any of the Parent Subsidiaries is a named insured or otherwise a beneficiary (the “Parent Insurance Policies”) are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and provide insurance in such amounts and against such risks as are reasonable in accordance with industry practices or as is required by Law. Neither Parent nor any of the Parent Subsidiaries is in material breach or default, and neither

Parent nor any of the Parent Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of the Parent Insurance Policies. Since January 1, 2011, no notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any Parent Insurance Policy, nor will any such cancellation or termination result from the consummation of the Transactions or the Financing. Parent and the Parent Subsidiaries have given notice to each such insurer of all material claims that have arisen since January 1, 2011 and may be insured thereby.

SECTION 4.13. Taxes.

(a) Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all US or Canadian federal, state, provincial or territorial income Tax Returns and material state, federal, provincial, territorial, local and foreign Tax Returns, in each case required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, complete and accurate in all material respects.

(b) All Taxes shown to be due on such Tax Returns, or otherwise owed by Parent or any Parent Subsidiary, whether or not shown on any Tax Return, have been timely paid.

(c) The most recent financial statements contained in Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by Parent and the Parent Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(d) Parent and each Parent Subsidiary has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(e) Any Tax Returns referred to in clause (a) relating to US or Canadian federal or material federal, state, provincial or territorial income Taxes have been examined by and settled with the IRS, or have been assessed by the relevant Canadian federal, provincial or territorial authority, or have been closed by virtue of the expiration of the relevant statute of limitations, for all taxable periods ending on or before December 31, 2011.

(f) No material issues that have been raised in writing, or proposed or threatened in writing, by the IRS or other relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

(g) All material deficiencies asserted in writing or assessments made in writing relating to Taxes of Parent or any Parent Subsidiary have been fully paid.

(h) During the past three years, neither Parent nor any Parent Subsidiary has been a distributing or controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(i) During the last five years, neither Parent nor any Parent Subsidiary has participated in any so-called “listed transaction” (as defined in U.S. Treasury Regulations § 1.6011-4(b)(2)) that Parent or any Parent Subsidiary is or was required to disclose to the IRS.

(j) No requests for waivers of the time to assess any material Taxes of Parent or any Parent Subsidiary are pending, and neither Parent nor any Parent Subsidiary has been granted an extension or waiver of the applicable limitations period for the assessment or collection of any Taxes.

(k) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary.

(l) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Parent or one of the Parent Subsidiaries) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than Parent or any Parent Subsidiary) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor.

(m) For all material transactions between Parent, on the one hand, and any non-resident Person (within the meaning of the Income Tax Act (Canada)) with whom Parent was not dealing at arm’s length for purposes of the Income Tax Act (Canada), on the other hand, during a taxation year for which the relevant statute of limitations remains open and ending on or before the Closing Date, Parent has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

SECTION 4.14. Tax Treatment. Neither Parent nor any Parent Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that would, to the Knowledge of Parent, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

SECTION 4.15. Proceedings. Except for Proceedings of the type described in the second sentence of this Section 4.15 (irrespective of whether any such Proceeding existed prior to or after the date hereof), there is no Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, any Parent Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent, any Parent Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary that (i) relates to or involves more than $1,000,000, (ii) seeks or imposes any material injunctive relief, (iii) was commenced by a Governmental Entity or (iv) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions or the Financing.

SECTION 4.16. Compliance with Laws; Environmental Laws.

(a) Parent and the Parent Subsidiaries are and have been since January 1, 2009 in compliance in all respects with all Laws and all Judgments applicable to Parent, any Parent Subsidiary or any assets owned or used by any of them, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any Law.

(b) Parent and the Parent Subsidiaries are in compliance in all respects with applicable Environmental Laws, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no material claims pursuant to any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary.

(c) To the Knowledge of Parent, (i) it is in compliance in all material respects with the Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and any other United States and foreign Laws concerning corrupting payments; (ii) between January 1, 2010 and the date of this Agreement, Parent has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any other United States or foreign Laws concerning corrupting payments; and (iii) Parent and the Parent Subsidiaries have an operational and effective Foreign Corrupt Practices Act/Corruption of Foreign Public Officials Act (Canada)/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Parent and the Parent Subsidiaries with the Foreign Corrupt Practices Act and any other applicable Laws concerning corrupting payments.

SECTION 4.17. Regulatory Compliance.

(a) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent, the Parent Subsidiaries, its employees, officers, directors, agents, and contractors have been and are in compliance with, to the extent applicable, (i) all statutes, regulations, interpretations and guidance related to the federal health care programs, including Medicare and Medicaid; (ii) all federal Laws, rules, regulations, interpretations and applicable guidance relating to health care fraud and abuse, including: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), 42 C.F.R. § 1001.952, (B) the Civil Monetary Penalty Act, 42 U.S.C. § 1320a-7a, (C) the Stark Law, 42 U.S.C. § 1395nn, 42 C.F.R. §§ 411.350 et seq., (D) the Civil False Claims Act, 31 U.S.C. §§ 3729 et seq., (E) the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5), (F) the Public Contracts Anti-Kickback Law, 41 U.S.C. §§ 8701 et seq., (G) state kickback, self referral, and false claims Laws and (H) criminal Laws or health care Laws relating to fraud and abuse; (iii) any and all state Laws relating to health care fraud and abuse or insurance and risk sharing products, services and arrangements; (iv) federal or state Laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement or payment for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (vii) HIPAA, HITECH, any regulations, interpretations or guidance promulgated under HIPAA or HITECH from time to time, and any state Laws governing the use or disclosure of health or consumer information privacy or security; (viii) the Public Health Services Act, 42 U.S.C. §§ 201 et seq.; and (ix) requirements of Law administered or issued by the Food and Drug Administration, including the federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has engaged in any activity that does or could constitute a drug switching communication to prescribers or patients such as those communication activities described in the Medco or Advance PCS settlements and related documents (see Consent Order of Court for Permanent Injunction, United States v. Merck-Medco Managed Care, LLC (E.D. Pa Apr. 26, 2004); Settlement Agreement, United States ex rel. Brown v. AdvancePCS, Inc. (E.D. Pa Sept. 8, 2005)). Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no government or commercial third-party payment program has imposed a letter or demand or similar request or fine, penalty or other sanction on Parent or any of the Parent Subsidiaries. None of Parent, the Parent Subsidiaries, its or their respective employees, officers, directors, agents or contractors has been excluded, suspended or debarred from participation in any federal health care program. To the Knowledge of the Company, none of the Company, the Company Subsidiaries, its employees, officers, directors, agents or contractors is currently subject to any federal or state investigation, or other compliance or enforcement action, including, but not limited to, any action brought under the Civil False Claims Act, 31 U.S.C. §§ 3729 et seq., and the Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), 42 C.F.R. § 1001.952.

(b) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2009, neither Parent, any Parent Subsidiary, employees, officers, directors, agents, and contractors of Parent or any Parent Subsidiary, with respect to actions taken on behalf of Parent or a Parent Subsidiary, (i) has been assessed a civil money penalty under 42 U.S.C. § 1320a-7a or any regulations promulgated thereunder, (ii) has been excluded, suspended, or debarred from participation in any federal health care program or state health care program (as such terms are defined under 42 C.F.R. § 1001.2, 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7(b), and 48 C.F.R. § 9.405), (iii) has been convicted of any criminal or civil offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a drug or a controlled substance or (iv) is a party to or subject to any investigation, action or proceeding concerning any of the matters described above in clauses (i) through (iii). To the Knowledge of Parent, there are no acts that furnish a reasonable basis for a warning letter or other federal or state administrative regulatory or letter, other adverse regulatory communication or action, or civil or criminal investigation or action involving or relating to Parent or the Parent Subsidiaries.

(c) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries (i) have been and are in compliance with all applicable Laws and any other applicable guidance relating to Parent’s business and to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, including the Controlled Substances Act, 21 U.S.C. §§ 801 et seq., and any corresponding state Laws, (ii) have been and are in compliance with all applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) have not been and are not subject to any sanction or other adverse action by any Governmental Entity for the matters described above in clauses (i) and (ii).

(d) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2009, (i) Parent and the Parent Subsidiaries (A) have maintained all records required by any Governmental Entity with which Parent or any Parent Subsidiary has contracted or as required by any federal health care programs, including Medicare and Medicaid and (B) have filed all regulatory reports, Filings and other documents, together with any amendments required to be filed with respect thereto, that each was required to file with any Governmental Entity, and have timely paid all material fees and assessments due and payable in connection therewith; and (ii) neither Parent nor any Parent Subsidiary (A) has received or been subject to any written notice, charge, claim or assertion alleging any violation of any federal Law, rule, regulation, interpretation or guidance relating to health care fraud and abuse, and to the Knowledge of Parent, no Proceeding alleging any violation of any such Law, rule, regulation, interpretation or guidance by Parent or the Parent Subsidiaries is currently threatened against Parent or any Parent Subsidiary or (B) has settled, or agreed to settle, any Proceeding brought by any Governmental Entity for a violation of any federal Law, rule, regulation, interpretation or guidance relating to health care fraud and abuse.

(e) Except as individually and in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2009, Parent and the Parent Subsidiaries (i) have been and are in compliance with all applicable Privacy Commitments, (ii) have implemented all confidentiality, security and other protective measures required by those Privacy Commitments, and (iii) have collected, maintained and used at all times all Personal Data and all Protected Health Information, each as defined at 45 C.F.R. § 160.103, in compliance with such Privacy Commitments and applicable Law, the applicable terms and conditions of any Contract to which Parent or any Parent Subsidiary is a party and all policies and practices relating to Personal Data that Parent and each Parent Subsidiary have communicated to Persons about whom the Personal Data relates.

(f) As of the date of this Agreement, neither Parent nor any of the Parent Subsidiaries has received any written notice of a threatened or actual termination, cancellation, material limitation of, or material adverse modification or change in, any Contract or the business relationship of Parent and the Parent Subsidiaries with any client set forth in Section 4.17(f) of the Parent Disclosure Letter.

SECTION 4.18. Absence of Changes in Benefit Plans and Agreements. Since December 31, 2011 through the date hereof, there has not been (i) any adoption or amendment in any material respect by Parent or any Parent Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based incentive, phantom stock, retirement, directors’ compensation, holiday pay, vacation, severance, sick leave, disability, death benefit, hospitalization, medical, fringe benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case established or maintained by Parent, any Parent Subsidiary or any of their respective ERISA Affiliates or as to which Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has contributed or otherwise may have any liability (collectively, “Parent Benefit Plans”) or (ii) any entering into or amendment of any employment, incentive compensation, retention, consulting, indemnification, severance or termination, or other similar Contract between Parent or any Parent Subsidiary and any current or former employee, executive officer, director or consultant of Parent or any Parent Subsidiary (collectively, the “Parent Benefit Agreements”). Neither Parent nor any Parent Subsidiary maintains or has any obligation or liability under any general severance plan or policy.

SECTION 4.19. ERISA Compliance; Excess Parachute Payments.

(a) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan and Parent Benefit Agreement has been administered in compliance with its terms and with the requirements of Law, including ERISA and the Code. No Proceeding is pending or, to the Knowledge of Parent, threatened, with respect to any Parent Benefit Plan or Parent Benefit Agreement. All contributions required to be made to each Parent Benefit Plan and Parent Benefit Agreement have been timely made and all obligations in respect of each Parent Benefit Plan and Parent Benefit Agreement have been properly accrued and reflected on Parent’s financial statements.

(b) All Parent Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination or opinion letters from the IRS to the effect that such Parent Pension Plans are so qualified and all related trusts that are intended to be exempt from federal income taxes under Section 501(a)

of the Code have been the subject of determination or opinion letters from the IRS to the effect that such trusts are so exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Pension Plan or the exempt status of any such trust, nor has any such Parent Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Neither Parent nor any Parent Subsidiary has any liability or obligation under any Parent Benefit Plan or Parent Benefit Agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code. None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(c) None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). Except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary, any officer of Parent or of any Parent Subsidiary or any of the Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility.

(d) With respect to Parent Pension Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Parent Pension Plans”), except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) the fair market value of the assets of each funded Non-US Parent Pension Plan, the liability of each insurer for any Non-US Parent Pension Plan funded through insurance or the reserve shown on Parent’s financial statements for any unfunded Non-US Parent Pension Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Non-US Parent Pension Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities and has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(e) With respect to any arrangement of Parent or any Parent Subsidiary that is subject to Section 409A of the Code, (i) the written terms of such arrangement has at all times since January 1, 2009 been in compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder, in each case except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(f) With respect to any Parent Benefit Plan that is an employee welfare benefit plan, (i) no such Parent Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) and (ii) each such Parent Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger, the Subsequent Merger, any other Transaction or the Financing by any employee, officer or director of Parent or any of its Affiliates who is a “disqualified individual” (as such term is defined in U.S. Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan or Parent Benefit Agreement, either alone or together with any other event, could be characterized as a “parachute payment” (as defined in Section 280G of the Code).

(h) The execution, delivery and performance by Parent of this Agreement do not, and the consummation of the Merger, the Subsequent Merger, the other Transactions or the Financing and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of Parent or any Parent Subsidiary to any severance, transaction bonus, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or Parent Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

(i) For purposes of this Agreement, “Parent Pension Plans” means all “employee pension benefit plans” (as defined in Section  3(2) of ERISA) established or maintained by Parent or any Parent Subsidiary.

SECTION  4.20. Employee and Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining Contract or any labor Contract. Neither Parent nor any Parent Subsidiary has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for Parent or any Parent Subsidiary (the “Parent Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any of Parent Subsidiaries by the National Labor Relations Board, any comparable state or federal agency, or any other Third Party with respect to Parent Business Personnel, except where such unfair labor practice, complaint, grievance or other administrative or judicial complaint, action or investigation, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary which may interfere with the respective business activities of Parent or any Parent Subsidiary, except where such dispute, strike or work stoppage has not had and would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.21. Availability of Funds.

(a) Parent has received a commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules and amendments thereto in effect as of the date of this Agreement, the “Financing Letter”), from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, the “Lenders”), relating to the financing required to pay the cash portion of the aggregate Merger Consideration and refinance certain outstanding Indebtedness of Parent and the Company. The Lenders have committed to provide and arrange the financing contemplated by the Financing Letter upon and subject to the terms and conditions in the Financing Letter (the “Financing”). Parent has provided the Company with true, complete and correct fully executed copies of the Financing Letter. As of the date of this Agreement, (i) the Financing Letter is in full force and effect, is a valid, binding and enforceable obligation of Parent, and to the Knowledge of Parent, the other parties thereto, and has not been withdrawn or terminated or otherwise amended, restated or otherwise modified or waived in any respect, (ii) the respective commitments contained in the Financing Letter have not been withdrawn or terminated, rescinded, amended, restated or otherwise modified in any respect and (iii) assuming the accuracy of the representations and warranties of the Company set forth herein and compliance by the Company with its covenants and obligations set forth herein, (A) none of Parent, US Corp., Merger Sub or Merger LLC is in breach of any of the material terms or conditions set forth therein, (B) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach on the part of Parent or failure to satisfy a condition precedent set forth in the Financing Letter and (C) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent, US Corp., Merger Sub and Merger LLC have paid any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Letter on or prior to the date of this Agreement.

(b) Assuming the funding of the Financing in accordance with the Financing Letter and assuming the accuracy of the representations and warranties of the Company set forth herein and compliance by the Company with its covenants and obligations set forth herein, the proceeds from such Financing constitute all of the financing required for the consummation of the Merger, the Subsequent Merger, the other Transactions or the Financing, and, together with the shares of Parent Common Stock to be issued in accordance with the terms of this Agreement, Parent’s cash on hand and the Company’s cash on hand (it being understood that no specified level of Company cash on hand is required by this Section 4.21(b)), are sufficient for the satisfaction of all of Parent’s, US Corp.’s, Merger Sub’s and Merger LLC’s obligations under this Agreement, including the payment of the Merger Consideration, any other amounts required to be paid in connection with the consummation of the Merger, the Subsequent Merger, the other Transactions or the Financing and to pay all related fees and expenses (including any repayment or refinancing of debt contemplated by this Agreement or the Financing Letter). There are no conditions precedent, other than as expressly set forth in the Financing Letter, to the Lenders’ obligation to fund the full amount of the Financing pursuant to the Financing Letter. As of the date of this Agreement, other than the Financing Letter, there are no side letters or other agreements, arrangements or understandings (written or oral) or Contracts relating to the funding of the full amount of the Financing (other than fee letters with the providers of the Financing) to which Parent, US Corp., Merger Sub or Merger LLC or any of their respective Affiliates is a party.

SECTION 4.22. Opinions of Financial Advisors. The Parent Board has received the oral opinion of each of J.P. Morgan Securities LLC and Barclays Capital Inc., each to be confirmed in writing (with a copy of each provided solely for informational purposes to the Company promptly after Parent receiving such confirmation), to the effect that, as of such date, the Merger Consideration to be paid in the Merger by Parent is fair to Parent from a financial point of view.

SECTION 4.23. Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC and Barclays Capital Inc. and their respective affiliates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, the Subsequent Merger, the other Transactions or the Financing based upon arrangements made by or on behalf of Parent.

ARTICLE V

Interim Covenants

SECTION 5.01. Conduct of Business.

(a) Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement or by Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, maintain in effect all material Permits, keep available the services of its current officers and key employees and preserve intact its goodwill and ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly required by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities or (C) any Company Convertible Securities, in each case, as applicable, other than (x) the issuance of Company Common Stock upon the exercise of Company Convertible Securities outstanding on the date of this Agreement and in accordance with their present terms under the Company Stock Plans or the Company Stock Purchase Plan and (y) grants of any Company Stock Options or Unvested Company Shares to newly hired employees of the Company after the date of this Agreement in the Ordinary Course of Business in an amount not in excess of 25,000 shares, provided that none of such Company Stock Options or Unvested Company Shares granted pursuant to this clause (y) shall become fully vested at or prior to the Effective Time or as a result of the consummation of the Transactions;

(iii) amend, authorize or propose to amend its certificate of incorporation, by-laws, limited liability company operating agreement or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 7.01(c) or (y) the creation of new Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(v) except (1) to the extent required by applicable Law, as required by existing plans and arrangements as of the date of this Agreement set forth in Section 5.01(a)(v)(1) of the Company Disclosure Letter or as permitted by Section 5.01(a)(ii), or (2) as set forth on Section 5.01(a)(v)(2) of the Company Disclosure Letter, (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, (B) grant to any employee who is not an executive officer or director of the Company or any Company Subsidiary any increase in compensation other than in the Ordinary Course of Business, (C) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement included in or as described in the Company SEC Documents or the Company Disclosure Letter, (D) enter into any employment, consulting, indemnification, severance or termination agreement with any executive officer or director, (E) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan or (F) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or as advised by the Company’s regular public independent accountant is required by GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any of its properties or assets, other than (A) the transfer of properties or assets from one wholly-owned Company Subsidiary to another pursuant to internal reorganizations or consolidations involving existing wholly-owned Company Subsidiaries that would not present a substantial risk of the failure to receive or any material delay in the receipt of the approvals required under Section 7.01(c) or any risk of failure to receive or a delay in receipt of the Financing, (B) sales of inventory, including any member-related drug utilization, in the Ordinary Course of Business, (C) sales of properties or assets with a sale price that does not exceed $1,000,000 in the aggregate, or (D) dispositions of obsolete or worthless assets;

(viii) (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness owed to a Third Party (excluding, for the avoidance of doubt, ordinary course trade payables or performance bonds entered into or provided in the Ordinary Course of Business), or guarantee any such Indebtedness of any Third Party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of any Third Party, enter into any “keep well” or other agreement to maintain any financial statement condition of any Third Party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such Indebtedness other than in the Ordinary Course of Business or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Company Subsidiary;

(ix) make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, is in excess of $5,000,000 in any fiscal quarter;

(x) (A) settle or compromise any liability for Taxes for an amount in excess of $2,500,000 in any particular instance, (B) make any material Tax election, (C) prepare or file any Tax Return inconsistent with past practice, (D) take any material position on any material Tax Return filed on or after the date of this Agreement, (E) file any amended material Tax Return or (F) make any change in any method of accounting for Tax purposes;

(xi) adopt or enter into a plan of complete or partial liquidation or dissolution of the Company or any of the Significant Company Subsidiaries;

(xii) compromise, settle or agree to settle any Proceeding (A) for an amount in excess of $1,000,000 or (B) that would include any non-monetary relief that would materially affect the operations of the Company, the Company Subsidiaries or its Affiliates from and after the Closing Date;

(xiii) (1) enter into, modify, amend, cancel, or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, cancelled, renewed, terminated, waived, released or assigned would reasonably be expected to (A) prevent or materially delay or impair the ability of the Company and the Company Subsidiaries to consummate the Merger or (B) materially impair the ability of the Company and the Company Subsidiaries, taken as a whole, to conduct their business in the Ordinary Course of Business, or (2) modify, amend, terminate, cancel, extend or grant any Consent or waiver under, any Company Contract, in each case other than, in the case of clause (2), in the Ordinary Course of Business;

(xiv) make any material change in internal accounting controls or disclosure controls and procedures;

(xv) change its fiscal year;

(xvi) waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of the Company or the Company Subsidiaries, as the case may be, or any of their respective subsidiaries or Affiliates (whether before or after the Closing);

(xvii) enter into (including via any acquisition) any new line of business that represents a material change in its operations and which is material to it and the Company Subsidiaries taken as a whole, or make any material change to its or the Company Subsidiaries’ businesses, except as required by Law; or

(xviii) authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(b) Except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly required or permitted by this Agreement (including the Financing), the Financing Letter or by Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, maintain in effect all material Permits, keep available the services of its current officers and key employees and preserve intact its goodwill and ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly required by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any cash dividends on, or make any other cash distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect subsidiary of Parent to its parent or quarterly dividends consistent with past practice, (B) combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Parent Debt or other voting securities or (C) any Parent Convertible Securities, in each case, as applicable, other than (x) the issuance of Parent Common Stock upon the exercise of Parent Convertible Securities in accordance with their present terms under the Parent Stock Plans or (y) pursuant to a Parent Stock Plan;

(iii) amend, authorize or propose to amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of Parent;

(iv) adopt or enter into a plan of complete or partial liquidation or dissolution of Parent or any of the Significant Parent Subsidiaries;

(v) enter into any agreement to acquire another business or effect any similar transaction that, at the time thereof, would reasonably be expected to prevent or delay the Closing beyond the Outside Date (as the same may be extended) or would reasonably be expected to materially increase the likelihood of a failure to satisfy the conditions set forth in Sections 7.01(c) or 7.01(d);

(vi) enter into, modify, amend, cancel, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, cancelled, renewed, terminated, waived, released or assigned would reasonably be expected to (A) prevent or materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Transactions contemplated by this Agreement or (B) materially impair the ability of Parent and the Parent Subsidiaries, taken as a whole, to conduct their business in Ordinary Course of Business;

(vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP or as advised by Parent’s regular public independent accountant is required by GAAP;

(viii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Parent Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 7.01(c) or (y) the creation of new Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(ix) sell, lease (as lessor), license or otherwise dispose of any of its properties or assets, other than (A) the transfer of properties or assets from one wholly-owned Parent Subsidiary to another pursuant to internal reorganizations or consolidations involving existing wholly-owned Parent Subsidiaries that would not present a substantial risk of the failure to receive or any material delay in the receipt of the approvals required under Section 7.01(c) or any risk of failure to receive or a delay in receipt of the Financing, (B) sales of inventory, including any member-related drug utilization, in the Ordinary Course of Business, (C) sales of properties or assets with a sale price that does not exceed $1,000,000 in the aggregate, or (D) dispositions of obsolete or worthless assets;

(x) (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness owed to a Third Party (excluding, for the avoidance of doubt, ordinary course trade payables or performance bonds entered into or provided in the Ordinary Course of Business), or guarantee any such Indebtedness of any Third Party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of any Third Party, enter into any “keep well” or other agreement to maintain any financial statement condition of any Third Party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such Indebtedness other than in the Ordinary Course of Business or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in Parent or any Parent Subsidiary;

(xi) enter into (including via any acquisition) any new line of business that represents a material change in its operations and which is material to Parent and the Parent Subsidiaries taken as a whole, or make any material change to Parent’s or Parent Subsidiaries’ businesses, except as required by Law; or

(xii) authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(c) The Company and Parent shall promptly advise the other orally and in writing if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the Consent of such Third Party is or may be required in connection with the Transactions or the Financing; (ii) receipt of any notice or other communication from any Governmental Entity, Nasdaq or TSX (or any other securities market) in connection with the Transactions or the Financing; or (iii) such party becoming aware of the occurrence of an event that could prevent or materially delay the consummation of the Transactions or the Financing or that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.01(c) shall not limit or otherwise affect the remedies of the Company, Parent, US Corp., Merger Sub or Merger LLC available hereunder and no information delivered pursuant to this Section  5.01(c) shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

SECTION 5.02. No Solicitation by the Company; Change in Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal (as hereinafter defined) or any proposal or offer or inquiry that could reasonably be expected to lead to a Company

Takeover Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with this Section 5.02(a)) providing for, relating to or in connection with, any Company Takeover Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Company Takeover Proposal; (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Company Takeover Proposal or any proposal or offer or inquiry that could reasonably be expected to lead to a Company Takeover Proposal; or (iv) furnish to any Third Party any non-public information regarding the Company or any of the Company Subsidiaries, or afford access to the properties, books and records of the Company, in connection with or in response to any Company Takeover Proposal or any proposal or offer or inquiry by such Third Party that could reasonably be expected to lead to a Company Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through any of its Representatives, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clause (iii) or (iv) above in response to any unsolicited bona fide written Company Takeover Proposal received by the Company after the date hereof if (1) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such Company Takeover Proposal constitutes a Superior Company Proposal or would reasonably be expected to lead to a Superior Company Proposal, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Takeover Proposal would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws, (3) such Company Takeover Proposal was not solicited in violation of this Section 5.02, and (4) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) the Company receives from such Third Party an executed confidentiality agreement with provisions not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and (y) the Company provides to Parent in accordance with Section 5.02(b) the information required under Section 5.02(b) to be delivered by the Company to Parent. The Company agrees that it and the Company Subsidiaries shall not enter into any Contract with any Person that prohibits the Company from providing information to Parent that is required to be provided to Parent under this Section 5.02.

(b) The Company shall promptly, and in any event no later than twenty-four (24) hours after it or any Company Subsidiary or any of its or their respective Representatives receives any Company Takeover Proposal, or any written request for non-public information regarding the Company or any of the Company Subsidiaries in connection with a Company Takeover Proposal or any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, any Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request, inquiry, proposal or offer, including providing the identity of the Third Party making or submitting such Company Takeover Proposal or request, and, (i) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Company Takeover Proposal, request, inquiry, proposal or offer and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. The Company shall keep Parent informed in all material respects on a prompt basis of any change to the material terms of any such Company Takeover Proposal, request, inquiry, proposal or offer. The Company agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to or make available to Parent any non-public information concerning the Company and the Company Subsidiaries that the Company provides to any Third Party in connection with any Company Takeover Proposal which was not previously provided to Parent.

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Company or any of the Company Subsidiaries or any of its or their respective Representatives, on the one hand, and any Third Party or any of its Representatives, on the other hand, with respect to any Company Takeover Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal and shall seek to have returned to it any confidential information that has been provided in connection with such activities, discussions or negotiations.

(d) Except as otherwise provided in Section 5.02(e) or 5.02(f), neither the Company Board nor any committee thereof shall (A) withhold or withdraw (or modify in a manner adverse to Parent), or propose publicly to withhold or withdraw (or so modify) the Company Recommendation or the Company Determination or make or authorize any public statement in connection with such Company Recommendation or Company Determination or in reference to a Company Takeover Proposal that is inconsistent with the Company Recommendation or the Company Determination, (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Company Takeover Proposal or any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement executed in accordance with Section 5.02(a)) providing for, relating to or in connection with, any Company Takeover Proposal or (C) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company By-laws, inapplicable to any transactions contemplated by a Company Takeover Proposal (including approving any transaction under, or a Third Party becoming an “interested stockholder” under, Section 203) (any action described in clause (A), (B) or (C) being referred to as a “Company Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Company Takeover Proposal, the Company Board may at any time prior to receipt of the Company Stockholder Approval, effect a Company Adverse Recommendation Change and, subject to compliance with the requirements of this Section 5.02(e) and Section 6.07(c), terminate this Agreement in order to concurrently enter into a binding definitive agreement to effect a Superior Company Proposal, if (and only if): (i) a written Company Takeover Proposal that was not solicited in violation of Section 5.02(a) is made to the Company by a Third Party and such Company Takeover Proposal is not withdrawn and the Company has complied with this Section 5.02 in all material respects; (ii) such Company Takeover Proposal constitutes a Superior Company Proposal; (iii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iv) the Company provides Parent at least five (5) Business Days’ prior written notice of the Company Board’s intention to take such action, which notice shall include the information with respect to such Superior Company Proposal that is specified in Section 5.02(b) (it being agreed that neither the delivery of such notice by the Company nor any public announcement thereof that the Company Board determines that it is required to make under applicable Law shall constitute a Company Adverse Recommendation Change unless and until the Company shall have failed at or prior to the end of the period referred to in clause (v) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Company Adverse Recommendation Change) to publicly announce that the Company Board (A) was expressly reaffirming the Company Recommendation and Company Determination and (B) has determined that such other Company Takeover Proposal (after taking into account any modifications or adjustments made to this Agreement, the Financing Letter, the Financing and the Transactions and agreed to by the parties hereto and any modifications or adjustments made to such other Company Takeover Proposal) is not a Superior Company Proposal and has publicly rejected such Company Takeover Proposal); (v) during such five (5) Business Day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of this Agreement, the Financing Letter, the Financing and the Transactions proposed by Parent in response to such Superior Company Proposal; (vi) at the end of the five (5) Business Day period described in the foregoing clause (v) (and taking into account any adjustment or modification of the terms of this Agreement, the Financing Letter, the Financing and the Transactions proposed by Parent) the Company Takeover Proposal continues to be a Superior Company Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws; and (vii) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee. Any material amendment or modification to any Superior Company Proposal (it being understood and agreed that any change in the consideration to be received is a material modification) will be deemed to be a new Company Takeover Proposal for purposes of this Section 5.02; provided, however, that with respect to each and every material amendment or modification, the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement, the Financing Letter, the Financing and the Transactions pursuant to clause (v) above shall expire on the second (2nd) Business Day after the Company Board provides written notice of such new Company Takeover Proposal to Parent.

(f) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Takeover Proposal, from effecting prior to obtaining the Company Stockholder Approval a Company Adverse Recommendation Change of the type described in clause (A) of the definition thereof in response to the occurrence of a Company Intervening Event if (and only if): (i) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (ii) the Company provides Parent at least five (5) Business Days’ prior written notice describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail (it being agreed that neither the delivery of such notice by the Company nor any public announcement thereof that the Company Board determines that it is required to make under applicable Law shall constitute a Company Adverse Recommendation Change unless and until the Company shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Company Adverse Recommendation Change) to publicly announce that the Company Board (A) was expressly reaffirming the Company Recommendation and the Company Determination and (B) has determined that such Company Intervening Event (after taking into account any modifications or adjustments made to this Agreement, the Financing Letter, the Financing and the Transactions and agreed to by the parties hereto) no longer exists); (iii) during such five (5) Business Day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of this Agreement, the Financing Letter, the Financing and the Transactions proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board again concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement, the Financing Letter, the Financing and the Transactions proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws.

(g) During the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Company Takeover Proposal or standstill agreement to which the Company or any of the Company Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

(h) Nothing contained in this Section 5.02 shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law; provided, however, that (A) any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Company Takeover Proposal or an express reaffirmation of the Company Recommendation, shall be deemed to be a Company Adverse Recommendation Change and (B) neither the Company nor the Company Board (nor any committee thereof) shall make any Company Adverse Recommendation Change except in accordance with the other provisions of this Section 5.02.

(i) Certain Definitions. For purposes of this Agreement:

“Company Acquisition Transaction” means any transaction or series of related transactions other than the Merger and the Subsequent Merger involving: (i) any acquisition or purchase by any Third Party of more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (iii) any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving the Company or any Company Subsidiary pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Company Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of the Company Subsidiaries.

“Company Takeover Proposal” means any offer or proposal by a Third Party relating to any Company Acquisition Transaction.

“Superior Company Proposal” means an unsolicited, bona fide written Company Takeover Proposal to acquire more than (i) 50% of the outstanding voting securities of the Company or (ii) 50% of the consolidated assets of the Company and the Company Subsidiaries, in either case on terms that, in the good faith judgment of the Company Board, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the identity of the Third Party making such proposal and the conditions for completion of such proposal (A) is more favorable, from a financial point of view, to the stockholders of the Company than the Merger and the Subsequent Merger, taken together, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and (B) is reasonably capable of being completed on the terms set forth in the proposal, taking into account all financial, legal, regulatory and other aspects thereof.

SECTION 5.03. No Solicitation by Parent; Change in Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement, Parent shall not, nor shall it permit any Parent Subsidiary to, nor shall it authorize or permit any Representatives of Parent or any Parent Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Parent Takeover Proposal (as hereinafter defined) or any proposal or offer or inquiry that could reasonably be expected to lead to a Parent Takeover Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with this Section 5.03(a)) providing for, relating to or in connection with, any Parent Takeover Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Parent Takeover Proposal; (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Parent Takeover Proposal or any proposal or offer or inquiry that could reasonably be expected to lead to a Parent Takeover Proposal; or (iv) furnish to any Third Party any non-public information regarding Parent or any of the Parent Subsidiaries or afford access to the properties, books and records of Parent in connection with or in response to any Parent Takeover Proposal or any proposal or offer or inquiry by such Third Party that could reasonably be expected to lead to a Parent Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit Parent or the Parent Board, directly or indirectly through any of its Representatives, prior to obtaining Parent Stockholder Approval, from taking any of the actions described in clause (iii) or (iv) above in response to any unsolicited bona fide written Parent Takeover Proposal received by Parent after the date hereof if (1) the Parent Board concludes in good faith, after consultation with its outside financial advisors, that such Parent Takeover Proposal constitutes a Superior Parent Proposal or would reasonably be expected to lead to a Superior Parent

Proposal, (2) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Takeover Proposal would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws, (3) such Parent Takeover Proposal was not solicited in violation of this Section 5.03, and (4) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) Parent receives from such Third Party an executed confidentiality agreement with provisions not less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement, and (y) Parent provides to the Company in accordance with Section 5.03(b) the information required under Section 5.03(b) to be delivered by Parent to the Company. Parent agrees that it and the Parent Subsidiaries shall not enter into any Contract with any Person that prohibits Parent from providing information to the Company that is required to be provided to the Company under this Section 5.03.

(b) Parent shall promptly, and in any event no later than twenty-four (24) hours after it or any Parent Subsidiary or any of its or their respective Representatives receives any Parent Takeover Proposal, or any written request for non-public information regarding Parent or any of the Parent Subsidiaries in connection with a Parent Takeover Proposal or any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, any Parent Takeover Proposal, advise the Company orally and in writing of such Parent Takeover Proposal or request, inquiry, proposal or offer, including providing the identity of the Third Party making or submitting such Parent Takeover Proposal or request, and, (i) if it is in writing, a copy of such Parent Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Parent Takeover Proposal, requests, inquiry, proposal or offer and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. Parent shall keep the Company informed in all material respects on a prompt basis of any change to the material terms of any such Parent Takeover Proposal, request, inquiry, proposal or offer. Parent agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide or make available to the Company any non-public information concerning Parent and the Parent Subsidiaries that Parent provides to any Third Party in connection with any Parent Takeover Proposal which was not previously provided to the Company.

(c) Immediately following the execution of this Agreement, Parent shall, and shall cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between Parent or any of the Parent Subsidiaries or any of its or their respective Representatives, on the one hand, and any Third Party or any of its Representatives, on the other hand, with respect to any Parent Takeover Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Takeover Proposal and shall seek to have returned to it any confidential information that has been provided in connection with such activities, discussions or negotiations.

(d) Except as otherwise provided in Section 5.03(e) or 5.03(f), neither the Parent Board nor any committee thereof shall (A) withhold or withdraw (or modify in a manner adverse to the Company), or propose publicly to withhold or withdraw (or so modify) the Parent Recommendation or the Parent Determination, or make or authorize any public statement in connection with such Parent Recommendation or Parent Determination or in reference to a Parent Takeover Proposal that is inconsistent with the Parent Recommendation or the Parent Determination, (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Parent Takeover Proposal or any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement executed in accordance with Section 5.03(a)) providing for, relating to or in connection with, any Parent Takeover Proposal or (C) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Parent Charter or Parent By-laws, inapplicable to any transactions contemplated by a Parent Takeover Proposal (any action described in clause (A), (B) or (C) being referred to as a “Parent Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Parent Takeover Proposal, the Parent Board may at any time prior to receipt of Parent Stockholder Approval, effect a Parent Adverse Recommendation Change, and, subject to compliance with the requirements of this Section 5.03(e) and

Section 6.07(e), terminate this Agreement in order to concurrently enter into a binding definitive agreement to effect a Superior Parent Proposal, if (and only if): (i) a written Parent Takeover Proposal that was not solicited in violation of Section 5.03(a) is made to Parent by a Third Party and such Parent Takeover Proposal is not withdrawn and Parent has complied with this Section 5.03 in all material respects; (ii) such Parent Takeover Proposal constitutes a Superior Parent Proposal; (iii) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; (iv) Parent provides the Company at least five (5) Business Days’ prior written notice of the Parent Board’s intention to take such action, which notice shall include the information with respect to such Superior Parent Proposal that is specified in Section 5.03(b) (it being agreed that neither the delivery of such notice by Parent nor any public announcement thereof that the Parent Board determines that it is required to make under applicable Law shall constitute a Parent Adverse Recommendation Change unless and until Parent shall have failed at or prior to the end of the period referred to in clause (v) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Parent Adverse Recommendation Change) to publicly announce that the Parent Board (A) was expressly reaffirming the Parent Recommendation and Parent Determination and (B) has determined that such other Parent Takeover Proposal (after taking into account any modifications or adjustments made to this Agreement and the Transactions and agreed to by the parties hereto and any modifications or adjustments made to such other Parent Takeover Proposal) is not a Superior Parent Proposal and has publicly rejected such Parent Takeover Proposal); (v) during such five (5) Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of this Agreement and the Transactions proposed by the Company in response to such Superior Parent Proposal; (vi) at the end of the five (5) Business Day period described in the foregoing clause (v) (and taking into account any adjustment or modification of the terms of this Agreement and the Transactions proposed by the Company) the Parent Takeover Proposal continues to be a Superior Parent Proposal and the Parent Board concludes in good faith, after consultation with its outside legal counsel and financial advisors that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Parent Board of its fiduciary duties to the stockholders of Parent under applicable Laws; and (vii) concurrently with the termination of this Agreement, Parent pays to the Company the Parent Termination Fee. Any material amendment or modification to any Superior Parent Proposal (it being understood and agreed that any change in the consideration to be received is a material modification) will be deemed to be a new Parent Takeover Proposal for purposes of this Section 5.03; provided, however, that with respect to each and every material amendment or modification, the notice period and the period during which Parent and its Representatives are required to negotiate in good faith with the Company regarding any revisions to the terms of this Agreement and the Transactions pursuant to clause (v) above shall expire on the second (2nd) Business Day after the Parent Board provides written notice of such new Parent Takeover Proposal to the Company.

(f) Nothing in this Agreement shall prohibit or restrict the Parent Board, in circumstances not involving or relating to a Parent Takeover Proposal, from effecting prior to obtaining the Parent Stockholder Approval a Parent Adverse Recommendation Change of the type described in clause (A) of the definition thereof in response to the occurrence of a Parent Intervening Event, if (and only if): (i) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; (ii) Parent provides the Company at least five (5) Business Days’ prior written notice describing Parent Intervening Event and advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail (it being agreed that neither the delivery of such notice by Parent nor any public announcement thereof that the Parent Board determines that it is required to make under applicable Law shall constitute a Parent Adverse Recommendation Change unless and until Parent shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Parent Adverse Recommendation Change) to publicly announce that the Parent Board (A) was expressly reaffirming the Parent Recommendation and Parent Determination and (B) has determined that such Parent Intervening Event (after taking into account any modifications or adjustments made to this Agreement and the Transactions and agreed to by the parties hereto) no longer exists); (iii) during such five (5) Business Day period, Parent and its Representatives have negotiated in good faith with the

Company regarding any revisions to the terms of this Agreement and the Transactions proposed by the Company in response to such Parent Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Parent Board again concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement and the Transactions proposed by the Company), that a Parent Intervening Event continues to exist and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Parent Board of its fiduciary duties to the stockholders of Parent under applicable Laws.

(g) During the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement, Parent shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Parent Takeover Proposal or standstill agreement to which Parent or any of the Parent Subsidiaries is a party (other than any involving the Company). During such period, Parent agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

(h) Nothing contained in this Section 5.03 shall prohibit the Parent Board from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if the Parent Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law; provided, however, that (A) any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Parent Takeover Proposal or an express reaffirmation of the Parent Recommendation, shall be deemed to be a Parent Adverse Recommendation Change and (B) neither Parent nor the Parent Board (nor any committee thereof) shall make any Parent Adverse Recommendation Change except in accordance with the other provisions of this Section 5.03.

(i) Certain Definitions. For purposes of this Agreement:

“Parent Acquisition Transaction” means any transaction or series of related transactions other than the Merger, the Subsequent Merger or any transaction permitted pursuant to item 8 of Section 5.01(b) of the Parent Disclosure Letter involving: (i) any acquisition or purchase by any Third Party of more than 20% of the total outstanding voting securities of Parent or any of the Parent Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of Parent or any of the Parent Subsidiaries; (iii) any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving Parent or any Parent Subsidiary pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Parent Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and the Parent Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of Parent or any of the Parent Subsidiaries.

“Parent Takeover Proposal” means any offer or proposal by a Third Party relating to any Parent Acquisition Transaction.

“Superior Parent Proposal” means an unsolicited, bona fide written Parent Takeover Proposal to acquire more than (i) 50% of the outstanding voting securities of Parent or (ii) 50% of the consolidated assets of Parent and the Parent Subsidiaries, in either case on terms that, in the good faith judgment of the Parent Board, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the identity of the Third Party making such proposal and the conditions for completion of such proposal (A) is more favorable, from a financial point of view, to the stockholders of Parent than the Merger and the Subsequent Merger, taken together, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such proposal or otherwise), and (B) is reasonably capable of being completed on the terms set forth in the proposal, taking into account all financial, legal, regulatory and other aspects thereof.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC and the Canadian securities regulatory authorities, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in the preparation and filing of the Form S-4 and Joint Proxy Statement. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC and the Canadian securities regulatory authorities. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the Subsequent Merger. Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other a “comfort letter” of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Form S-4 is expected to become effective. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon (other than Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or, to the extent the primary purpose of which is not to disclose information about this Agreement or the Transactions, Current Reports on Form 8-K or, in each case, the equivalent Filing under applicable Canadian securities Laws). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC or the Canadian securities regulatory authorities for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC or the Canadian securities regulatory authorities for additional information, and will promptly provide the other with copies of any written communication from the SEC or the Canadian securities regulatory authorities or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and applicable Canadian securities regulatory authorities, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company. Parent will cause the Joint Proxy Statement to be filed as required by applicable securities Laws and mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(b) The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking and obtaining the adoption of this Agreement by the stockholders of the Company by the Company Stockholder Requisite Vote (the “Company Stockholder Approval”) and the approval of the Merger. Subject to Sections 5.02(e) and 5.02(f), the Company shall, through the Company Board, recommend that its stockholders adopt and approve this Agreement and the Merger (the “Company Recommendation”), and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and the Company Board shall not effect a Company Adverse Recommendation Change. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (A) the obligations of the parties hereunder, including the obligations of the Company in the first sentence of this Section 6.01(b), shall continue in full force and effect and (B) the Company shall continue to take all actions necessary to render inapplicable to this Agreement and the Transactions Section 203 and all other Takeover Laws.

(c) Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Subject to Sections 5.03(e) and 5.03(f), Parent shall, through the Parent Board, recommend that its stockholders approve the Share Issuance (the “Parent Recommendation”), and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the Share Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval and the Parent Board shall not effect a Parent Adverse Recommendation Change. Notwithstanding any Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (A) the obligations of the parties hereunder, including the obligations of Parent in the first sentence of this Section 6.01(c), shall continue in full force and effect and (B) Parent shall continue to take all actions necessary to render inapplicable to this Agreement all Takeover Laws.

(d) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the effectiveness of the Form S-4.

SECTION 6.02. Access to Information; Confidentiality. Subject to contractual and legal restrictions applicable to Parent or the Company or any of their respective subsidiaries with respect to the exchange of information, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available, and subject to the consent of such independent accountants), including for purposes of Parent and its Representatives, to conduct audits from time to time of the Company’s and the Company Subsidiaries’ practices and procedures pursuant to Medicare, Medicaid and any other federal health care program (as such term is defined in 42 U.S.C. §1320a-7b(f)) activities, and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries, or Parent and the Parent Subsidiaries, as applicable. No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. This Section 6.02 shall not require the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, to permit any access, or to disclose any information, that in the reasonable judgment of such party, would reasonably be expected to result in (i) the disclosure of any trade secrets of Third Parties or a violation of any of its obligations with respect to confidentiality if such party shall have used its reasonable best efforts to obtain the consent of such Third Party to such inspection or disclosure, (ii) the loss of attorney-client privilege with respect to such information (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, a Governmental Entity alleging that providing such information violates any Regulatory Law or (iv) a violation of applicable privacy Laws. If any material is withheld by such party pursuant to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement.

SECTION 6.03. Commercially Reasonable Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law), to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, the Subsequent Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Entities, Nasdaq and the TSX and the making of all necessary registrations and Filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, Nasdaq or the TSX, (ii) the obtaining of all necessary Consents from Third Parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall Parent, US Corp., Merger Sub, Merger LLC or the Company or any of their respective subsidiaries be required to (and in no event shall the Company or any Company Subsidiary without the prior written consent of Parent) pay any fee, penalty or other consideration to any Third Party or make any other concession to any Third Party for any Consent required for the consummation of the Transactions under any Contract.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) to the extent required, (A) promptly, but in no event later than ten Business Days after the date hereof, make their respective Filings under the HSR Act and (B) as promptly as reasonably practicable after the date hereof, make any other required submissions under the HSR Act (which submissions shall be in substantial compliance with the requirements of the HSR Act and any other applicable Law), (ii) use commercially reasonable efforts to cooperate with each other in (A) determining whether any Filings are required to be made with, or Consents are required to be obtained from, any Third Parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such Filings (which Filings shall be in substantial compliance with the requirements of applicable Law) and timely seeking all such Consents and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Entity may assert under Regulatory Law with respect to the Transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be required to (and in no event shall the Company or any Company Subsidiary agree to without the prior written consent of Parent) divest any assets or agree to divest any assets or consent to or take any other action or agree to any limitation or make any concession or other undertaking which would individually, or together with all other such divestitures, agreements, consents, actions, limitations or concessions, be reasonably likely to materially and adversely affect (x) the benefits expected to be derived by Parent as a result of the Merger and the Subsequent Merger, taken together, (y) the business of Parent and the Parent Subsidiaries or of the Company and the Company Subsidiaries, in each case as currently conducted, or (z) the business of the Company and the Company Subsidiaries as contemplated to be conducted on a combined basis with Parent and the Parent Subsidiaries following the Merger and the Subsequent Merger (any such requirement, individually or together with all other such requirements, a “Burdensome Regulatory Action”). Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any Third Party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees, to the extent reasonably feasible, not to participate in any meeting or discussion (other than relating to non-substantive matters such as the scheduling of any meetings or of any discussions), either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. The Company and Parent shall furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary Filings or submissions of information to any Governmental Entity. Subject to applicable Laws relating to the exchange of information, Parent or the Company shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder. Either Parent or the Company may designate any competitively sensitive information provided to the other under this Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers or directors of their client unless express written permission is obtained in advance from the disclosing party or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.03, if any Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Judgment that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii).

(d) The obligations of Parent, US Corp., Merger Sub and Merger LLC with respect to obtaining the Financing shall be governed by Section 6.12 and not this Section 6.03.

SECTION 6.04. Treatment of Company Stock Options, Unvested Company Shares, Company Stock Purchase Plan and Company Warrants.

(a) At the Effective Time, if Parent so elects, Parent may assume any or all of the Company Stock Plans or merge any such Company Stock Plan into any Parent Stock Plan. If Parent elects to so assume or merge any Company Stock Plan, then, under such Company Stock Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable requirements of Law, using the share reserves of such Company Stock Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of any option to purchase Company Common Stock (each, a “Company Stock Option”) that is unvested immediately prior to the Effective Time and that is assumed or replaced by Parent pursuant to Section 6.04(b)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Stock Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Stock Plan.

(b) At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plans shall, to the extent permitted by the terms of the applicable Company Stock Plan, be assumed by Parent and become and represent an option to purchase the number of shares of Parent Common Stock (a “Parent Stock Option”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Option Exchange Ratio (as hereinafter defined), at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Option Exchange Ratio. After the Effective Time, except as provided above in this Section 6.04(b), each Parent Stock Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time, after giving effect to any acceleration, lapse or other vesting occurring by operation of the Merger. The Company shall take all necessary action to implement and make effective the provisions of this Section 6.04(b). For purposes of this Agreement, the “Option Exchange Ratio” means the sum of (A) the Exchange Ratio plus (B) a ratio, the numerator of which is the Per Share Cash Amount and the denominator of which is the average of the last reported sale price per share of Parent Common Stock on Nasdaq on each of the five (5) trading days immediately preceding the Effective Time.

(c) Immediately prior to the Effective Time, all Unvested Share Restrictions (as hereinafter defined), including all repurchase and forfeiture rights held by the Company, shall lapse and the Unvested Company Shares shall become fully vested shares of Company Common Stock. Such shares of Company Common Stock shall be cancelled in exchange for the right to receive the Merger Consideration in accordance with Section 2.01. For purposes of this Agreement, (i) “Unvested Company Share” means each outstanding share of Company Common Stock issued under a Company Stock Plan or otherwise which is subject to any Unvested Share Restrictions other than shares of Company Common Stock subject to Company PSU Awards (as defined below), and (ii) “Unvested Share Restrictions” means all repurchase, cancellation, forfeiture, vesting and other conditions or restrictions applicable to an Unvested Company Share. The Company shall take all necessary action to implement and make effective the provisions of this Section 6.04(c).

(d) Immediately prior to the Effective Time, each award of performance share units with respect to shares of Company Common Stock granted under a Company Stock Plan (collectively, the “Company PSU Awards”) which is outstanding immediately prior to the Effective Time shall become fully vested at 100% of the target number of performance share units subject to such Company PSU Award. Such Company PSU Awards shall be cancelled in exchange for the right to receive the Merger Consideration in accordance with Section 2.01.

(e) Prior to the Effective Time, the Company shall take all necessary action for the adjustment of Company Stock Options, Unvested Company Shares and Company PSU Awards under this Section 6.04. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to all such awards.

(f) The Company shall take all action necessary under the Company’s 2004 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”) to provide that: (i) no new Offering (as defined in the Company Stock Purchase Plan) shall commence after the date of this Agreement; (ii) all options under the Company Stock Purchase Plan outstanding as of the date of this Agreement shall be exercised, to the extent of any accumulated payroll deductions as of the exercise date, on the earlier to occur of (A) the end of the Plan Period (as defined in the Company Stock Purchase Plan) pending as of the date of this Agreement and (B) a date that is at least five (5) Business Days prior to the Effective Time; and (iii) the Company Stock Purchase Plan shall be terminated effective immediately prior to the Effective Time.

(g) At the Effective Time, each Company 2008 Warrant that is issued, unexpired and unexercised immediately prior to the Effective Time shall be assumed by Parent and become and represent a warrant to purchase the number of shares of Parent Common Stock (a “Parent Warrant”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company 2008 Warrant immediately prior to the Effective Time by (ii) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company 2008 Warrant immediately prior to the Effective Time divided by the

Option Exchange Ratio. After the Effective Time, except as provided above in this Section 6.04(g), each Parent Warrant shall be exercisable upon the same terms and conditions as were applicable under the related Company 2008 Warrant immediately prior to the Effective Time. The Company shall take all necessary action to implement and make effective the provisions of this Section 6.04(g).

(h) At the Effective Time, each Company 2010 Warrant that is issued, unexpired and unexercised immediately prior to the Effective Time shall be cancelled and converted into and shall thereafter represent the right to receive, upon payment of the aggregate exercise price of such Company 2010 Warrant, the combination of (x) the product of the Per Share Cash Amount (without interest, and subject to deduction for any required withholding Taxes), multiplied by the number of shares of Company Common Stock subject to such Company 2010 Warrant as of immediately prior to the Effective Time, and (y) the number of shares of Parent Common Stock (decreased to the nearest full share) equal to the product of the Exchange Ratio, multiplied by the number of shares of Company Common Stock subject to such Company 2010 Warrant as of immediately prior to the Effective Time. The Company shall take all necessary action to implement and make effective the provisions of this Section 6.04(h).

SECTION 6.05. Employee Benefits.

(a) From the Closing Date until the first anniversary thereof, Parent shall cause the Surviving Company to provide each employee of the Company and the Company Subsidiaries (each, a “Company Employee”) with employee benefits and compensation that are substantially comparable in the aggregate to the employee benefits and compensation that are provided to similarly situated employees of Parent and the Parent Subsidiaries.

(b) Parent agrees that it will cause the Surviving Company from and after the Effective Time to honor all Company Benefit Plans and Company Benefit Agreements; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Company to amend or terminate any Company Benefit Plan, any Company Benefit Agreement or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Company to offer to continue the employment of any employee or independent contractor or, other than as required by its terms, any written employment contract.

(c) With respect to each employee benefit plan in which a Company Employee becomes a participant, Parent shall cause the Surviving Company to (i) fully credit each participating Company Employee for eligibility and vesting purposes under such employee benefit plan for such Company Employee’s service with the Company or one of the Company Subsidiaries prior to the Closing Date; provided, that no such service need be given where such credit would result in a duplication of benefits, (ii) fully credit each participating Company Employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the date the Company Employee becomes a participant in such employee benefit plan with respect to the calendar year in which such participation commences, and (iii) waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees.

(d) Parent shall pay or cause the Surviving Company to pay each Company Employee all annual bonuses earned by such Company Employee with respect to the 2012 calendar year at the same time and in a manner no less favorable to the Company Employees than the employee bonuses of similarly situated employees of Parent and the Parent Subsidiaries.

(e) Upon the written request of Parent, effective as of the day immediately preceding the Closing Date, the Company and Company Subsidiaries, as applicable, shall each use its commercially reasonable efforts to terminate any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (collectively, the “Company 401(k) Plans”). The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent.

(f) Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Benefit Plan, Company Benefit Agreement, Parent Benefit Plan or Parent Benefit Agreement or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Company or any of its subsidiaries, or to restrict the right of the Surviving Company, Parent or any of their respective subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice.

(g) Parent and the Company acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of Parent, US Corp., Merger Sub, Merger LLC, the Company, the Surviving Company and their respective subsidiaries, and that nothing in this Section 6.05, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Company or any of their respective subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Company, or any of their respective subsidiaries or continued participation in any employee benefit plan, program or arrangement.

SECTION 6.06. Indemnification; Directors and Officers Insurance.

(a) Parent, US Corp., Merger Sub and Merger LLC each agree that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation, by-laws or other organizational documents shall survive the Merger and the Subsequent Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any indemnification agreements of the Company or the Company Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any Company Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(b) Each of Parent and the Surviving Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of the Company or any Company Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of the Company or any Company Subsidiaries at or prior to the Effective Time; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification for such expenses. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall use its reasonable best efforts to obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ insurance and indemnification policies that provide coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time that are substantially similar (with respect to limits and deductibles) to the Company’s existing policy. If such “tail” insurance policy is unavailable on commercially reasonable terms, then Parent shall provide, or shall cause the Surviving Company to provide, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time (the “Annual D&O Policy”) that is substantially similar (with respect to limits and deductibles) to the Company’s existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for the Annual D&O Policy in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such Annual D&O Policy would at any time exceed 300% of the Company’s Current Premium, then Parent shall use its reasonable best efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company’s Current Premium. The Company represents to Parent that the Company’s Current Premium is $595,404.

(d) If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Company shall ensure that such surviving entity or the transferees of such properties or assets assume the obligations set forth in this Section 6.06.

SECTION 6.07. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger, the Subsequent Merger and the other Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses, whether or not the Merger and the Subsequent Merger is consummated; provided, however, that all HSR Act filing fees and all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement and the Form S-4 (including the applicable SEC filing fees) shall be divided equally between Parent and the Company.

(b) Notwithstanding anything in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(c) as a result of the Company’s breach or failure to perform one or more of its covenants in this Agreement and (ii)(A) a Company Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and (B) such Company Takeover Proposal was not withdrawn prior to, in the case of a termination pursuant to Section 8.01(b)(i), the Outside Date, in the case of a termination pursuant to Section 8.01(b)(iii), at least five (5) Business Days prior to the date of the Company Stockholders Meetings (which withdrawal must have been publicly announced by such date), or in the case of a termination pursuant to Section 8.01(c), prior to the date of the breach of or failure to perform this Agreement giving rise to the right to terminate this Agreement, then, in each case, the Company shall reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all Transaction Expenses of Parent and its Affiliates within two Business Days after receipt of notice by Parent of all such Transaction Expenses.

(c) Notwithstanding anything in this Agreement to the contrary, if (i)(A) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or 8.01(b)(iii) or by Parent pursuant to Section 8.01(c) as a result of the Company’s breach or failure to perform one or more of its covenants in this Agreement, (B)(1) a Company Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and (2) such Company Takeover Proposal was not withdrawn prior to, in the case of a termination pursuant to Section 8.01(b)(i), the Outside Date, in the case of a termination pursuant to Section 8.01(b)(iii), at least five (5) Business Days prior to the date of the Company Stockholders Meeting (which withdrawal must have been publicly announced by such date), or in the case of a termination pursuant to Section 8.01(c), prior to the date of the breach of or failure to perform this Agreement giving rise to the right to terminate this Agreement (provided, however, that if concurrently with or within twelve months after any such termination any Company Acquisition Transaction is effected or the Company or any Company Subsidiary enters into any definitive agreement to effect any Company Acquisition Transaction, in each case, with the Third Party or any of its Affiliates that made the Company Acquisition Transaction referred to in clause (B)(1), then the requirement that the Company Acquisition Transaction referred to in this clause (B)(2) have not been withdrawn shall not apply) and (C) concurrently with, or within twelve months after any such termination any Company Acquisition Transaction is consummated or the Company or any of the Company Subsidiaries enters into any definitive agreement to effect any Company Acquisition Transaction, (ii) this Agreement is terminated by Parent pursuant to Section 8.01(e) or by Parent or the Company pursuant to Section 8.01(b)(iii) if a Company Adverse Recommendation Change has been made or (iii) this Agreement is terminated by the Company pursuant to Section 8.01(h), then, in each case, the Company shall pay to Parent a fee equal to $134,500,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account specified in writing by Parent, less the aggregate amount of any Transaction Expenses previously paid or reimbursed to Parent and its Affiliates pursuant to Section 6.07(b), such payments to be made promptly, but in no event later than, in the case of clause (i), the earlier to occur of (A) the date on which such Company Acquisition Transaction is consummated and (B) the date on which the Company enters into such definitive agreement to effect a Company Acquisition Transaction or, in the case of clause (ii), two Business Days after such termination or, in the case of clause (iii), concurrently with the termination of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or by the Company pursuant to Section 8.01(d) as a result of Parent’s breach or failure to perform one or more of its covenants in this Agreement and (ii)(A) a Parent Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and (B) such Parent Takeover Proposal was not withdrawn prior to, in the case of a termination pursuant to Section 8.01(b)(i), the Outside Date, in the case of a termination pursuant to Section 8.01(b)(iv), at least five (5) Business Days prior to the date of the Parent Stockholders Meeting (which withdrawal must have been publicly announced by such date), or in the case of a termination pursuant to Section 8.01(d), prior to the date of the breach of or failure to perform this Agreement giving rise to the right to terminate this Agreement, then, in each case, Parent shall reimburse the Company upon demand by wire transfer of immediately available funds to an account specified in writing by the Company for all Transaction Expenses of the Company and its Affiliates within two Business Days after receipt of notice by the Company of all such Transaction Expenses.

(e) Notwithstanding anything in this Agreement to the contrary, if (i)(A) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or 8.01(b)(iv) or by the Company pursuant to Section 8.01(d) as a result of Parent’s breach or failure to perform one or more of its covenants in this Agreement, (B)(1) a Parent Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and (2) such Parent Takeover Proposal was not withdrawn prior to, in the case of a termination pursuant to Section 8.01(b)(i), the Outside Date, in the case of a termination pursuant to Section 8.01(b)(iv), at least five (5) Business Days prior to the date of the Parent Stockholders Meeting (which withdrawal must have been publicly announced by such date), or in the case of a termination pursuant to Section 8.01(d), prior to the date of the breach of or failure to perform this Agreement giving rise to the right to terminate this Agreement (provided, however, that if concurrently with or within twelve months after any such termination any Parent Acquisition Transaction is effected or Parent or any Parent Subsidiary enters into any definitive agreement to effect any Parent Acquisition Transaction, in each case, with the Third Party or any of its Affiliates that made the Parent Acquisition Transaction referred to in clause (B)(1), then the requirement that the Parent Acquisition Transaction referred to in this clause (B)(2) have not been withdrawn shall not apply) and (C) concurrently with, or within twelve months after any such termination any Parent Acquisition Transaction is consummated or Parent or any of the Parent Subsidiaries enters into any definitive agreement to effect any Parent Acquisition Transaction, (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f) or by the Company or Parent pursuant to Section 8.01(b)(iv) if a Parent Adverse Recommendation Change has been made or (iii) this Agreement is terminated by Parent pursuant to Section 8.01(i) then, in each case, Parent shall pay to the

Company a fee equal to $134,500,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account specified in writing by the Company, less the aggregate amount of any Transaction Expenses previously paid or reimbursed to the Company and its Affiliates pursuant to Section 6.07(d), such payments to be made promptly, but in no event later than, in the case of clause (i), the earlier to occur of (A) the date on which such Parent Acquisition Transaction is consummated and (B) the date on which Parent enters into such definitive agreement to effect a Parent Acquisition Transaction or, in the case of clause (ii), two Business Days after such termination or, in the case of clause (iii), concurrently with the termination of this Agreement.

(f) Notwithstanding anything in this Agreement to the contrary, if all of the conditions to Closing set forth in Sections 7.01 and 7.02 are satisfied or waived (or, upon an immediate Closing, would be satisfied as of such Closing) and (i) Parent, US Corp., Merger Sub or Merger LLC cannot satisfy its obligation to effect the Closing at such time as contemplated in Section 1.02 or such later time as agreed to by the Company because of a Financing Failure and (ii) this Agreement is terminated pursuant to Section 8.01(g) then Parent shall pay to the Company a fee equal to $281,500,000 (the “Parent Financing Failure Fee”) no later than two (2) Business Days after such termination by wire transfer of immediately available funds to an account specified in writing by the Company.

(g) In the event of a Financing Failure, Parent’s payment of the Parent Financing Failure Fee will be considered liquidated damages for any breach by Parent of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a Financing Failure, the Company’s right to receive payment of the Parent Financing Failure Fee pursuant to Section 6.07(f) shall be the sole and exclusive remedy of the Company and the Company Subsidiaries and all rights or claims, whether at Law or in equity, in contract, tort or otherwise, of the Company, the Company Subsidiaries or any stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents of the Company and the Company Subsidiaries, and any Affiliate of any of the foregoing are hereby deemed waived, against Parent, US Corp., Merger Sub and Merger LLC and their respective Affiliates and Representatives (and any of their respective Affiliates and any of such entities’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents in connection with this Agreement, the Financing or the Financing Letter) for any and all losses, damages and expenses suffered or incurred by the Company or any other Person in connection with this Agreement or the Transactions or the Financing and upon payment of such amount, none of Parent, US Corp., Merger Sub, Merger LLC or any of their respective Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or the Financings, in each case whether at Law, in equity, in contract, in tort or otherwise, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through a claim by or on behalf of a party hereto or any Third Party (including a claim to enforce the Financing Letter) or otherwise, other than in the case of Sections 6.07(a), 6.07(h) and any obligations of Parent pursuant to the last sentence of Section 6.02.

(h) Each of the Company and Parent acknowledges that the agreements contained in this Section 6.07 are an integral part of the Transactions, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 6.07(b) or 6.07(c) or Parent fails to promptly pay the amounts due pursuant to Sections 6.07(d), 6.07(e) or 6.07(f), and, in order to obtain such payment Parent or the Company, as the case may be, commences a suit which results in a Judgment against the Company or Parent, as applicable, for any of the amounts set forth in Sections 6.07(b), 6.07(c), 6.07(d), 6.07(e) or 6.07(f) then the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Sections 6.07(b), 6.07(c), 6.07(d), 6.07(e) or 6.07(f) at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date of payment plus 2% per annum from the date such amounts were required to be paid until the date actually received by such party.

(i) For purposes of this Section 6.07, (x) “Company Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.02(i), except that references in such definition to “20%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Company Takeover Proposal” for purposes of this Section 6.07), and (y) “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.03(i), except that references in such definition to “20%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Parent Takeover Proposal” for purposes of this Section 6.07).

SECTION 6.08. Public Announcements. Parent, US Corp., Merger Sub and Merger LLC, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger, the Subsequent Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with respect to any Company Adverse Recommendation Change or any Parent Adverse Recommendation Change.

SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes imposed on Merger Sub, the Company or the Surviving Corporation (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on Nasdaq and the TSX, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.11. Tax Treatment.

(a) The Company agrees to make such reasonable representations as requested by counsel for the purpose of rendering the opinion described in Section 1.08(c).

(b) From the date of this Agreement to the Effective Time, neither the Company nor any Company Subsidiary shall take any action or fail to take any action which action or failure, to the Knowledge of the Company, would disqualify the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

(c) From the date of this Agreement to the Effective Time, neither Parent nor any Parent Subsidiary shall take any action or fail to take any action which action or failure, to the Knowledge of Parent, would disqualify the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

(d) Provided that the opinions described in Section 1.08(c) are received on or prior to the Closing Date, each of Parent, US Corp., Merger Sub, Merger LLC and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

SECTION 6.12. Financing.

(a) Parent’s, US Corp.’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, US Corp.’s, Merger Sub’s or any other person’s ability to finance, or obtain financing for, the Transactions.

(b) From and after the execution of this Agreement, Parent, US Corp. and Merger Sub shall use their respective reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Letter and shall not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the

Financing Letter, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount except by operation of the “flex” provisions in the related fee letter) unless such reduction is replaced with Replacement Financing or cash on hand or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to (A) delay or prevent the Closing or the Closing Date, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of Parent, US Corp. or Merger Sub, as applicable, to enforce their rights against other parties to the Financing Letter or the definitive agreements to be entered into with respect to the Financing, including any right to seek specific performance of the Financing Letter or such definitive agreements. Subject to the limitations set out in the first sentence of this Section 6.12(b), Parent, US Corp. and Merger Sub may (1) amend, supplement, modify, replace or substitute the Financing Letter as in effect at the date hereof, including to (x) add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Letter as of the date of this Agreement, (y) increase the amount of Indebtedness and (z) replace all or a portion of the facility committed under the Financing Letter as in effect as of the date hereof with one or more new facilities under such Financing Letter or under any new commitment letter or facility or (2) replace all or a portion of the Financing with substitute or replacement debt financing or equity financing (consistent with the equity financing described in Section 4.02(a) of the Parent Disclosure Letter) (any such new commitment or facility described in clause (z) above or Financing described in clause (2) above, a “Replacement Financing”), provided that any amendments, modifications or replacements of any Replacement Financing shall be subject to the same limitations that apply to the Financing Letter as set forth in the first sentence of this Section 6.12(b). From and after the execution of this Agreement, Parent, US Corp. and Merger Sub shall use their respective reasonable best efforts to obtain a corporate credit rating from each of Standard & Poor’s Ratings Services and Moody’s Investor’s Services, Inc.

(c) Subject to the terms and conditions of this Agreement, each of Parent, US Corp. and Merger Sub will use its reasonable best efforts to maintain in effect the Financing Letter pursuant to its terms until the Merger is consummated and to obtain the Financing on the terms and conditions described in the Financing Letter, including using its reasonable best efforts (i) to negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Letter (including any applicable “flex” provisions contained in the related fee letter), (ii) to satisfy all conditions on a timely basis to obtaining the Financing applicable to each of Parent, US Corp. and Merger Sub set forth in such definitive agreements that are within its control, (iii) to comply in all respects with its covenants and obligations under the Financing Letter and (iv) subject to Section 6.07, to enforce through exercise of all available remedies its rights under the Financing Letter in the event of a breach or other failure to fund by the Lenders. Parent shall give the Company prompt notice upon becoming aware of any of the following: (A) any material breach or default of the Financing Letter by a party to the Financing Letter or definitive document with respect to the Financing of which they become aware; (B) the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Financing Letter or any definitive document related to the Financing of any provisions of the Financing Letter or any definitive document related to the Financing and (C) if for any reason Parent, US Corp. or Merger Sub believes in good faith that they will not be able to obtain all or any portion of the Financing required to consummate the Transactions. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company, upon its written request, copies of the definitive material documents related to the Financing (other than fee letters and any other documentation subject to confidentiality restrictions). Notwithstanding the foregoing, nothing in this Section 6.12(c) shall require Parent to disclose any information that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Subject to the terms and conditions of this Agreement, in the event that all conditions in the Financing Letter have been satisfied or, upon funding, will be satisfied, Parent, US Corp. and Merger Sub shall use their reasonable best efforts to cause the Lenders to fund on the Closing Date the Financing required to consummate the Merger, the Subsequent Merger and the other Transactions. In the event that Parent, US Corp. or Merger Sub becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Letter, Parent, US Corp. or Merger Sub shall, in addition to promptly notifying the Company in writing of such event or circumstance, use their respective reasonable best efforts to, as promptly as practicable, arrange any such portion (other than amounts that are replaced by Parent’s cash on hand and marketable securities) from alternative sources (such portion from alternate sources, the “Alternate Financing”) in an amount sufficient to consummate the transactions contemplated hereby; provided, however, that Parent, US Corp. and Merger Sub shall not be required to agree to terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent, US Corp. and Merger Sub than those contained in the Financing Letter (and the “flex” provisions contained in the related fee letter). For the avoidance of doubt, the syndication of any part of the Financing in accordance with the terms of the Financing Letter shall not be deemed to violate Parent’s obligations under this Agreement.

(d) Prior to the Closing, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives, officers and employees to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with the arrangement of the Financing to the extent that such cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries, including (i) using reasonable best efforts to facilitate the provision of guarantees and pledge of collateral (effective as of the actual occurrence of Closing), (ii) providing customary financial and other pertinent information regarding the Company and the Company Subsidiaries and cooperating in the preparation of pro forma financial information for the Transactions (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing), including the financial information required to be delivered pursuant to the Financing Letter and such other information as may be reasonably requested in writing by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (iii) reasonably cooperating with the marketing efforts for the Financing (it being acknowledged that the Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos provided that such logos are used in a manner that is not reasonably likely to harm or disparage the Company or their marks and on such other customary terms and conditions as the Company shall reasonably impose) and using commercially reasonable efforts to provide an introduction and access to the Company’s existing lenders in connection with any syndication efforts, (iv) providing copies of any recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of the Company and the Company Subsidiaries that are in the Company’s possession and that are reasonably requested by Parent, (v) providing other reasonably requested customary certificates, opinions or documents, including a customary certificate of the principal financial officer of the Surviving Company (in his capacity as such) with respect to solvency matters, (vi) requesting such customary legal opinions and customary accountant comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing) as may be reasonably requested by Parent, (vii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or underwriters, as applicable, for the Financing and their counsel and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies as are customary and reasonably requested by Parent, (viii) providing reasonable and customary assistance to Parent and its financing sources or underwriters, as applicable, in (A) the preparation of all credit agreements (including review of schedules for completeness), currency or interest hedging agreements or other agreements, offering documents, an offering memorandum, prospectus or prospectus supplement and other marketing and rating agency materials for the Financing or (B) the amendment or termination of any of the Company’s or the Company Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements and the release of all collateral and termination of all security interests thereunder (including by negotiating a payoff letter in customary form satisfactory to Parent with respect to any and all obligations of the Company and the Company Subsidiaries under their existing credit facilities, a copy of which shall be delivered to Parent no less than five Business Days prior to the Closing Date), in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing provided that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the actual occurrence of the Effective Time, in each case it being understood and agreed that information and documents provided by the Company and the Company Subsidiaries may be delivered to the Financing Sources and their Representatives, (ix) using reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including in connection with due diligence and preparation of pro forma financial information for the Transactions, (x) using reasonable best efforts to permit any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent, US Corp. and Merger Sub at the Closing, (xi) cooperating reasonably with Parent’s financing sources’ or underwriters’, as applicable, due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xii) furnishing Parent and the financing sources promptly (and in any event no later than ten days prior to the Closing Date) with all documentation and other information required by any Governmental Entity with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (xiii) providing customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and other Financing Sources, and (xiv) to the extent reasonably requested by Parent, adopting customary corporate resolutions by the Company and the Company Subsidiaries to permit the completion of the Financing. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.12 shall be (1) kept confidential in accordance with the Confidentiality Agreement, except that Parent and US Corp. shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the Financing subject to customary confidentiality undertakings by such potential financing sources and (2) supplied only to financial institutions or rating agencies or any of their respective representatives for use in connection with the Financing. Parent shall (A) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.12 and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all reasonable and documented out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with Third Party claims arising out of the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided in writing by the Company or any of the Company Subsidiaries or contained in the Company SEC Documents.

(e) For purposes of this Agreement, the term “Financing” shall also be deemed to include any Alternate Financing and, in the case of Section 6.12(d), any Replacement Financing, and the term “Financing Letter” shall also be deemed to include any amendment, replacement, supplement or other modification thereto or waiver thereof permitted pursuant to this Section 6.12 and any commitment letter (or similar agreement) with respect to such Alternate Financing.

SECTION 6.13. Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.14. Stockholder Litigation . Each party shall promptly advise the other parties hereto orally and in writing of any Proceeding commenced after the date of this Agreement against that party or any of its directors by any stockholder of that party relating to this Agreement and the Transactions and shall keep the other parties hereto reasonably informed regarding any such litigation. The notifying party shall give the other parties hereto the opportunity to participate in the defense or settlement of any such Proceeding. Neither the notifying party nor any of its Affiliates shall agree to any settlement of any such Proceeding without the prior written consent of Parent or the Company, as applicable, in its capacity as the notified party for purposes of this Section 6.14.

SECTION 6.15. Takeover Laws. Parent, the Company, the Parent Board and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Subsequent Merger or any of the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Subsequent Merger or any of the Transactions, use its reasonable best efforts to ensure that the Merger, the Subsequent Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger, the Subsequent Merger and the other Transactions.

SECTION 6.16. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by their respective Boards of Directors to implement the foregoing.

SECTION 6.17. Parent Board. Parent shall take all actions as may be necessary to cause, as of the Effective Time, the Parent Board to be comprised of (a) directors of the Parent Board as of immediately prior to the Effective Time and (b) two directors mutually agreed upon by Parent and the Company.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval, and Parent shall have obtained the Parent Stockholder Approval.

(b) The shares of Parent Common Stock issuable to the Company’s stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on Nasdaq, subject to official notice of issuance, and conditionally approved for listing on the TSX, subject only to the satisfaction of standard listing conditions.

(c) Any applicable waiting period (and any extension thereof) applicable to the Merger or the Subsequent Merger under the HSR Act shall have expired or been earlier terminated and all authorizations, consents or approvals required under any other applicable Law as set forth in Section 7.01(c) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. All other Consents of or Filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including under applicable Regulatory Laws, which the failure to obtain, make or occur would have the effect of making the Merger, the Subsequent Merger or any of the other Transactions illegal or would, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained, shall have been made or shall have occurred, as applicable.

(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Subsequent Merger or that constitutes or would require a Burdensome Regulatory Action shall be in effect.

(e) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

SECTION 7.02. Conditions to Obligations of Parent, US Corp. and Merger Sub. The obligations of Parent, US Corp. and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 3.02(a) and 3.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in the case of Section 3.02(a), de minimis inaccuracies), (ii) Section 3.03, 3.06 and 3.23 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, and (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be likely to materially adversely affect the ability of the Company to effect the Merger or Parent, US Corp., Merger Sub or Merger LLC to effect the Subsequent Merger, in each case in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 7.02(a) and 7.02(b).

(d) Appraisal Rights. No more than 10% of the outstanding shares of Company Common Stock as of the Closing shall be Appraisal Shares.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, US Corp., Merger Sub and Merger LLC set forth in (i) Sections 4.02(a) and 4.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in case of Section 4.02(a), de minimis inaccuracies), (ii) Section 4.03, 4.06 and 4.23 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, and (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be likely to materially adversely affect the ability of Parent, US Corp. and Merger Sub to effect the Merger or Parent, US Corp., Merger Sub or Merger LLC to effect the Subsequent Merger, in each case in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of Parent, US Corp., Merger Sub and Merger LLC. Parent, US Corp., Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by mutual written consent of Parent, US Corp., Merger Sub, Merger LLC and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before October 17, 2012 (as such date may be extended in accordance with the first proviso of this Section 8.01(b)(i), the “Outside Date”); provided, however, that if, by the fifth (5th) Business Day prior to October 17, 2012, all of the conditions set forth in Article VII have been satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) other than the condition set forth in Section 7.01(c) or 7.01(d), either Parent or the Company may, by written notice delivered to the other party, extend the Outside Date from time to time to a date not later than the 90th day following October 17, 2012; provided, further, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure to consummate the Merger by the Outside Date (as the same may be extended) results from a material breach by Parent, US Corp., Merger Sub or Merger LLC (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained herein;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Subsequent Merger or imposing, either individually or together with any other orders, decrees, rulings or actions, a Burdensome Regulatory Action and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such order, decree, ruling or other action to have been enacted, issued, promulgated, enforced or entered or (B) that, subject to the terms and conditions of this Agreement, did not use reasonable best efforts to have such order, decree, ruling or other action vacated prior to its becoming final and non-appealable;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(b)(iii) if the Company has not complied in all material respects with its obligations under Sections 5.02 and 6.01; or

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(b)(iv) if Parent has not complied in all material respects with its obligations under Sections 5.03 and 6.01;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or failure to be true (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) cannot be or has not been cured within 30 days after the giving by Parent of written notice to the Company of such breach or failure to perform or failure to be true (such notice to describe such breach or failure to perform or failure to be true in reasonable detail);

(d) by the Company, if Parent, US Corp., Merger Sub or Merger LLC breaches or fails to perform any of its respective representations, warranties or covenants contained in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or failure to be true (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) cannot be or has not been cured within 30 days after the giving by the Company of written notice to Parent, US Corp., Merger Sub and Merger LLC of such breach or failure to perform or failure to be true (such notice to describe such breach or failure to perform or failure to be true in reasonable detail);

(e) by Parent if: (i) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change; (ii) the Company Board or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Company Takeover Proposal other than recommending rejection of such Company Takeover Proposal; (iii) the Company Board or any committee thereof shall have failed to include the Company Recommendation or the Company Determination in the Joint Proxy Statement distributed to stockholders; (iv) the Company or any Company Subsidiary shall have entered into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with Section 5.02(a)) providing for, relating to or in connection with, any Company Takeover Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Company Takeover Proposal; or (v) the Company Board or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger and the other Transactions following any written request by Parent to provide such reaffirmation following a Company Takeover Proposal (which request may only be made once with respect to such Company Takeover Proposal absent further material changes in such Company Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholders Meeting;

(f) by the Company if: (i) the Parent Board or any committee thereof shall have effected a Parent Adverse Recommendation Change; (ii) the Parent Board or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Parent Takeover Proposal other than recommending rejection of such Parent Takeover Proposal; (iii) the Parent Board or any committee thereof shall have failed to include the Parent Recommendation or the Parent Determination in the Joint Proxy Statement distributed to stockholders; (iv) Parent or any Parent Subsidiary shall have entered into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with Section 5.03(a)) providing for, relating to or in connection with, any Parent Takeover Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Parent Takeover Proposal; or (v) the Parent Board or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement, the Merger, the Share Issuance and the other Transactions following any written request by the Company to provide such reaffirmation following a Parent Takeover Proposal (which request may only be made once with respect to such Parent Takeover Proposal absent further material changes in such Parent Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Parent Stockholders Meeting;

(g) by the Company, if the conditions to Closing set forth in Sections 7.01 and 7.02 are satisfied or waived (or, upon an immediate Closing, would be satisfied as of such Closing) and Parent shall not, within five (5) Business Days after the date on which the Closing was required to have occurred pursuant to Section 1.02, have deposited or caused to be deposited with the Exchange Agent at or prior to the Closing cash in U.S. dollars in an aggregate amount sufficient to pay the cash portion of the aggregate Merger Consideration in respect of all Company Common Stock in accordance with Section 2.02(a) (a “Financing Failure”);

(h) by the Company, prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.02(e); or

(i) by Parent, prior to the receipt of the Parent Stockholder Approval, in accordance with Section 5.03(e).

The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, US Corp., Merger Sub, Merger LLC or the Company, other than Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 6.07(g), nothing contained in this Section 8.02 shall relieve any party hereto from any liability for any willful breach of a representation or warranty or any willful breach of any covenant contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Share Issuance by the stockholders of Parent; provided, however, that Sections 6.07(g), 8.03, 9.10(b) and 9.11 shall not be amended or waived in any manner that adversely affects the rights of the Financing Sources without their prior written consent; provided, further, that after receipt of Company Stockholder Approval or the Parent Stockholder Approval, if any such amendment shall by applicable Law or in accordance with the rules and regulations of Nasdaq and the TSX require further approval of the stockholders of the Company or Parent, as the case may be, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or Parent, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived; provided, however, that after receipt of Company Stockholder Approval or the Parent Stockholder Approval, if any such waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq and the TSX require further approval of the stockholders of the Company or Parent, as applicable, the effectiveness of such waiver shall be subject to the approval of the stockholders of the Company or Parent, as applicable. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. Any notice required to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given (a) if sent by facsimile transmission, when delivered or sent (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), (b) if by reliable overnight delivery service (with proof of service) or hand delivery, on the next Business Day or (c) if sent by email, on the date delivered (provided some form of confirmation email receipt is obtained), in each case as addressed as follows:

(a) if to Parent, US Corp., Merger Sub or Merger LLC, to
SXC Health Solutions Corp. 2441 Warrenville Road, Suite 610 Lisle, Illinois 60532-3642 Facsimile: (630) 328-2190
Email:	jeff.park@sxc.com
Attention:	Jeffrey Park
Executive Vice President and
Chief Financial Officer
with a copy to: Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Facsimile: (312) 853-7036
Email:	ggerstman@sidley.com
swilliams@sidley.com
Attention:	Gary D. Gerstman
Scott R. Williams
(b) if to the Company, to
Catalyst Health Solutions, Inc. 800 King Farm Boulevard Rockville, Maryland 20850 Facsimile: (240) 268-3119
Email:	bpreston@catalystrx.com
Attention:	Benjamin R. Preston
General Counsel
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, New York 10005 Facsimile: 212-822-5921
Email:	tjanson@milbank.com
dschwartz@milbank.com
Attention:	Thomas C. Janson
David Schwartz

SECTION 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” has the meaning specified in Rule 405 under the Securities Act.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in The City of New York, New York.

“Client Contract” means a Contract by and between the Company or any Company Subsidiary and any Third Party pursuant to which the Company or any Company Subsidiary provides to such Third Party pharmacy benefit management services, claims processing services, disease management, physician practice management, medication therapy management or any other related service.

“Company 2008 Warrant” means each warrant to purchase Company Common Stock issued pursuant to that certain Stock Purchase Agreement, dated as of June 18, 2004, by and among the Company (f/k/a HealthExtras, Inc.), Kenneth J. Sack and The Sack Family Trust.

“Company 2010 Warrant” means each warrant to purchase Company Common Stock issued pursuant to that certain Stock Purchase Agreement, dated as of August 25, 2010, by and among the Company, Jason Knaust, David M. Laughlin, Robert Rase, inPharmative, Inc., and Jason Knaust, as Holder Representative (as defined therein).

“Company Book-Entry Shares” means shares of Company Common Stock that are in non-certificated book entry form.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Data” means the data (i) managed and maintained by the Company and the Company Subsidiaries on behalf of their respective clients and customers or (ii) included in the Company Intellectual Property that is material to the business of the Company and the Company Subsidiaries and contained in any database used or maintained by the Company or the Company Subsidiaries.

“Company Intellectual Property” means all Intellectual Property, owned, used, filed by or licensed to the Company or any Company Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Company Intervening Event” means an event or circumstance material to the Company and the Company Subsidiaries, taken as a whole (other than an increase in the market price of the Company Common Stock or a decrease in the market price of the Parent Common Stock or any event or circumstance resulting from a breach of this Agreement by the Company or the Company Subsidiaries), that was unknown to the Company as of the date hereof, which event or circumstance becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Company Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, and (ii) in no event shall events or circumstances arising from any action taken by either party pursuant to and in compliance with the terms of this Agreement constitute a Company Intervening Event.

“Company IT Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company and the Company Subsidiaries.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (ii) in or affecting the industries in which the Company or the Company Subsidiaries operate generally, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate or (iii) resulting from or arising out of (A) other than in the case of Sections 3.04 and 7.02(a) (insofar as it relates to Section 3.04), the compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of Parent, US Corp., Merger Sub or Merger LLC, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (G) any change in the share price or trading volume of the shares of Company Common Stock, in the Company’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect), or (H) other than for purposes of Sections 3.04 and 7.02(a) (insofar as it relates to Section 3.04), the announcement of the execution of this Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of this Agreement.

“Company Stock Plans” means the Company’s equity and equity-based compensation plans and forms of award agreements thereunder (excluding, for the avoidance of doubt, the Company Stock Purchase Plan).

“Company Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Company and the Company Subsidiaries.

“Company Warrants” means the Company 2008 Warrants and the Company 2010 Warrants.

“Confidentiality Agreement” means the confidentiality agreement dated July 8, 2010 and as amended on March 27, 2012, between the Company and Parent, as further amended, supplemented or otherwise modified from time to time.

“Environmental Laws” means any Laws of any Governmental Entity relating to (i) the protection, investigation or restoration of the environment, or natural resources, or exposure to any harmful or hazardous material, including petroleum and petroleum-based products, urea formaldehyde, PCBs and asbestos, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any chemical substance, hazardous material or hazardous waste or (iii) noise, odor, wetlands, pollution or contamination, or any injury or threat of injury to persons or property as a result thereof.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Commitment Letter or alternative debt financings in connection with the Transactions, including the Lenders, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their Affiliates’ respective officers, directors, employees, agents and representatives involved in the Financing and their respective successors and assigns.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or enforcement body or other governmental or quasi-governmental authority or instrumentality (in each case whether federal, state, provincial, territorial, local, foreign, international or multinational), including any of the Food and Drug Administration, Department of Health and Human Services, state Medicaid agencies, state pharmacy boards, and other federal and state governmental authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (ii) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks; (iv) any capitalized lease obligations; and (v) all guaranties, endorsements and assumptions in respect of the foregoing clauses (i) through (iv).

“Intellectual Property” means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right to any of the foregoing.

“Joint Proxy Statement” means a proxy statement relating to the adoption and approval of this Agreement by the Company’s stockholders and the approval of the Share Issuance by Parent’s stockholders.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Knowledge” when used with respect to (i) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent, US Corp., Merger Sub and Merger LLC set forth in Section 9.03 of the Parent Disclosure Letter and (ii) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth in Section 9.03 of the Company Disclosure Letter.

“Law” means any federal, state, provincial, territorial, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Nasdaq” means The NASDAQ Global Select Market.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Parent Common Stock” means the common shares, no par value per share, of Parent.

“Parent Data” means the data (i) managed and maintained by Parent and the Parent Subsidiaries on behalf of their respective clients and customers or (ii) included in the Parent Intellectual Property that is material to the business of Parent and the Parent Subsidiaries and contained in any database used or maintained by Parent or the Parent Subsidiaries.

“Parent Intellectual Property” means all Intellectual Property, owned, used, filed by or licensed to Parent or any Parent Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of Parent and the Parent Subsidiaries as presently conducted.

“Parent Intervening Event” means an event or circumstance material to Parent and the Parent Subsidiaries, taken as a whole (other than an increase in the market price of Parent Common Stock or a decrease in the market price of Company Common Stock or any event or circumstance resulting from a breach of this Agreement by Parent or the Parent Subsidiaries), that was unknown to the Parent Board as of the date hereof, which event or circumstance becomes known to the Parent Board prior to the Parent Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Parent Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof constitute a Parent Intervening Event, and (ii) in no event shall events or circumstances arising from any action taken by either party pursuant to and in compliance with the terms of this Agreement constitute a Parent Intervening Event.

“Parent IT Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Parent and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (ii) in or affecting the industries in which Parent or the Parent Subsidiaries operate generally, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate or (iii) resulting from or arising out of (A) other than in the case of Sections 4.04 and 7.03(a) (insofar as it relates to Section 4.04), the compliance with, or taking any action required by this Agreement, the Financing or the Transactions, (B) any taking of any action at the written request of the

Company, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (G) any change in the share price or trading volume of the Parent Common Stock, in Parent’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of Parent to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Parent Material Adverse Effect), or (H) other than for purposes of Sections 4.04 and 7.03(a) (insofar as it relates to Section 4.04), the announcement of the execution of this Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of this Agreement.

“Parent Stock Plans” means Parent’s equity or equity-based compensation plans.

“Parent Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of Parent and the Parent Subsidiaries.

“Permit” means any permit, license, variance, consent, grant, registration, immunity, exemption, authorization, operating certificate, franchise, order and approval of a Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pharmacy Contract” means a Contract to which the Company or any Company Subsidiary and a retail, mail order, specialty or other pharmacy are bound pursuant to which such pharmacy has agreed to provide retail, mail order, specialty or other pharmacy services to members of the Company’s or any Company Subsidiary’s clients’ prescription drug benefit plans.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Representatives” means, with respect to any Person, any officer, director and/or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person and, solely for purposes of Sections 6.07(g) and 9.07, shall also be deemed to include the Financing Sources.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than, in the case of the Company, Parent and its Affiliates, and, in the case of Parent, the Company and its Affiliates.

“Transaction Expenses” means all documented fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent or the Company or any Affiliate of the Company, as the case may be, in connection with the Merger, the Subsequent Merger, the Financing or the other Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of counsel, investment banking firms, financing sources, accountants, experts and consultants; provided, however, that the amount required to be reimbursed by the Company or Parent, as the case may be, in respect of Transaction Expenses shall not exceed $41,400,000 in the aggregate.

“TSX” means the Toronto Stock Exchange.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 9.06. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

SECTION 9.07. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, and (b) except for (i) Section 6.06, (ii) solely with respect to each Affiliate and Representative of Parent and its successors and assigns, Section 6.07(g), and (iii) solely with respect to the Financing Sources, Sections 8.03, 9.10(b) and 9.11, are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that US Corp., Merger Sub or Merger LLC may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve US Corp., Merger Sub or Merger LLC of any of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09. Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any other jurisdiction.

SECTION 9.10. Jurisdiction; Enforcement.

(a) Except as set forth in Section 6.07(g), the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as set forth in Section 6.07(g), each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware. In addition, each of the parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10(a) and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.10(a), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent, US Corp., Merger Sub and Merger LLC hereby consents to service being made through the notice procedures set forth in Section 9.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.02 shall be effective service of process for any Proceeding in connection with this Agreement or the Transactions.

(b) Notwithstanding anything to the contrary in Section 9.10(a), each of the parties hereto agrees that it will not bring or support any Proceeding, including any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions or the Financing, including any dispute arising out of or relating in any way to any agreement entered into by the Financing Sources in connection with the Financing Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.11 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or Third Party claim referenced in this Section 9.10(b). Notwithstanding anything herein to the contrary, the Company (and any of its stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents) agrees that it will not bring or support any Proceeding, including any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources and any of their respective Affiliates and any of such entities’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents in connection with this Agreement, the Financing or the Financing Letter in any way relating to this Agreement or any of the Transactions or the Financing, including any dispute arising out of or relating in any way to any agreement entered into by the Financing Sources in connection with the Financing Letter or the performance thereof.

SECTION 9.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FINANCING.

[Signatures follow on next page]

IN WITNESS WHEREOF, Parent, US Corp., Merger Sub, Merger LLC and the Company have duly executed this Agreement, all as of the date first written above.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President, Finance

SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Executive Vice President and Chief Financial Officer

CATAMARAN I CORP.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President, Finance, Secretary and Treasurer

CATAMARAN II LLC

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President, Finance, Secretary and Treasurer

CATALYST HEALTH SOLUTIONS, INC.

By:	/s/ David T. Blair
Name:	David T. Blair
Title:	Chairman and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CATALYST HEALTH SOLUTIONS, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Catalyst Health Solutions, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

Section 1. The total number of shares of stock which the Corporation shall have authority to issue is 56,000,000 consisting of 41,600,000 shares of Common Stock, each having a par value of $100.00 per share, and 14,400,000 shares of Preferred Stock, each having a par value of $0.10 per share.

Section 2. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Section 3. Series A Convertible Preferred Stock. 14,400,000 shares of Preferred Stock are designated as the “Series A 5.9% Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”).

(a) Dividends.

(i) When and as declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of shares of Series A Convertible Preferred Stock as provided in this Section 3(a) of Article FOURTH. From and including the date of initial issuance of the Series A Convertible Preferred Stock (such date, the “Issue Date”) to the redemption of the Series A Convertible Preferred Stock or any final distribution date relating to a dissolution, liquidation or winding up of the Corporation, dividends on each share of Series A Convertible Preferred Stock (each, a “Series A Share”) shall be cumulative and shall accrue on a daily basis (computed on the basis of a 365-day year) on the Per Share Series A Convertible Preferred Stock Stated Value thereof at the rate of 5.9% per annum (the “Series A Dividend Rate”). All dividends described in this Section 3(a)(i) of Article FOURTH shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of dividends.

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(ii) Dividend Payment. Dividends payable on any Series A Dividend Payment Date shall be paid to record holders of the Series A Shares as they appear on the books of the Corporation at the close of business on the tenth (10th) Business Day immediately preceding the respective Series A Dividend Payment Date or on such other record date as may be fixed by the Board of Directors in advance of a Series A Dividend Payment Date, provided that no such record date shall be less than 10 nor more than 60 calendar days preceding such Series A Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board of Directors. Dividends paid on Series A Shares in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all Series A Shares outstanding. To the extent not paid in cash on the applicable Series A Dividend Payment Date, such dividends shall be added to the Per Share Series A Convertible Preferred Stock Stated Value of such Series A Share and such dividends shall remain a part thereof until paid, and dividends shall thereafter accrue at the Series A Dividend Rate and be paid on such Series A Share on the basis of the Per Share Series A Convertible Preferred Stock Stated Value, as so adjusted.

(iii) Priority of Dividends. The Series A Convertible Preferred Stock shall rank senior to the Junior Securities with respect to dividends. So long as any Series A Shares are outstanding, the Corporation shall not, directly or indirectly (whether by any Person, directly or indirectly, controlled by the Corporation or otherwise) (1) declare, pay or set apart for payment any dividend or other distribution on any Junior Securities or purchase, redeem or otherwise acquire any Junior Securities, (2) make any payment on account of, or set apart for payment money for, a sinking or other similar fund for the purchase, redemption or other retirement of any Junior Securities, or (3) make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations of the Corporation, Common Stock, stock or other property; other than, to the extent applicable, distributions or dividends on Junior Securities which are payable solely in additional shares of Junior Securities, unless (A) all unpaid dividends on the Series A Convertible Preferred Stock for all prior Dividend Periods shall have been paid in full, (B) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Convertible Preferred Stock and (C) all obligations to make redemption payments with respect to shares that the Company or the holder has exercised redemption rights have been fully discharged. “Dividend Period” means each period from and including a Series A Dividend Payment Date to the next following Series A Dividend Payment Date (but without including such later Series A Dividend Payment Date).

(b) Liquidation.

(i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise) to the holders of any Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the Per Share Series A Convertible Preferred Stock Stated Value plus all accrued but unpaid dividends from the most recent Series A Dividend Payment Date to the date of payment for each outstanding Series A Share then held by them. If, upon occurrence of any such distribution, the cash of the Corporation thus distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount of cash of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of Series A Convertible Preferred Stock (in proportion to the number of Series A Shares by each such holder). The Corporation shall mail written notice of such liquidation, dissolution or winding up, stating the circumstances for the distribution, the payment date, location and the distribution amounts, not less

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than 30 days prior to the payment date stated therein, to each record holder of Series A Convertible Preferred Stock. None of the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), the sale or transfer by the Corporation of all or any part of its assets, the reduction of the capital stock of the Corporation or any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 of Article FOURTH.

(ii) After payment in full to the holders of Series A Convertible Preferred Stock described in Section 3(b)(i) of Article FOURTH has been made, then, to the extent available, the remaining assets of the Corporation shall be distributed among the holders of any Junior Securities in accordance with the relative rights and preferences of such Junior Securities.

(c) Redemption.

(i) The Corporation may, at its option, redeem all or any portion of the Series A Convertible Preferred Stock then outstanding. Any partial optional redemption of Series A Convertible Preferred Stock pursuant to this paragraph (c) shall be made pro rata among the holders of such Series A Convertible Preferred Stock on the basis of the number of Series A Shares held by each such holder. Each holder of Series A Shares shall have the right to require the Corporation to redeem all or any portion of the Series A Shares owned by such holder at the Redemption Price for each Series A Share to be redeemed.

(ii) Redemption Price. For each Series A Share which is to be redeemed pursuant to this Section 3(c) of Article FOURTH, the Corporation shall be obligated on the date specified for redemption (the “Redemption Date”) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Shares) an amount in immediately available funds equal to the Per Share Series A Convertible Preferred Stock Stated Value plus all accrued but unpaid dividends from the most recent Series A Dividend Payment Date to the Redemption Date (the “Redemption Price”). If the Corporation’s funds which are legally available for redemption of Series A Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of Series A Convertible Preferred Stock on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Convertible Preferred Stock ratably among the holders of the Series A Convertible Preferred Stock, and any Series A Convertible Preferred Stock not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the Series A Convertible Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in the order and priority set forth above.

(iii) Notice of Redemption. The Corporation shall mail first class, postage pre-paid, written notice of each redemption of Series A Convertible Preferred Stock to each record holder of Series A Convertible Preferred Stock to be redeemed ten (10) Business Days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option pursuant to Section 3(c)(i) of this Article FOURTH, the Corporation shall become obligated to redeem the total number of Series A Convertible Preferred Stock specified in such notice at the time of redemption specified therein. In case fewer than the total number of Series A Convertible Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Convertible Preferred Stock (including, if applicable, fractional shares) shall be issued to the holder thereof without cost to such holder within ten (10) Business Days after surrender of the certificate representing the redeemed Series A

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Convertible Preferred Stock. The holder of any Series A Shares may exercise its right to require the Corporation to redeem such shares by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose a certificate or certificates, duly endorsed, representing the Series A Shares to be redeemed, accompanied by a written notice stating (i) the number of Series A Shares to be redeemed, (ii) the Redemption Date, which shall be no earlier than ten (10) Business Days from the date of surrender of such certificates and (iii) the account for delivery of the Redemption Price.

(iv) Dividends After Redemption Date. No Series A Share is entitled to any dividends accruing after the date on which the Redemption Price is paid in full (or made available to the holders of Series A Convertible Preferred Stock) in immediately available funds. On such date, all rights of the holder of such Series A Share shall cease, and such Series A Share shall not be deemed to be outstanding.

(v) Redeemed or Otherwise Acquired Series A Convertible Preferred Stock. Any Series A Share which is redeemed or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, sold or transferred.

(vi) Priority. The Corporation shall make all redemption payments to which the holders of the Series A Convertible Preferred Stock shall become entitled under this Section 3 of Article FOURTH prior to making any permitted dividend or other distribution on, or any purchase, redemption or other acquisition or retirement for value of, any Junior Securities or making available a sinking fund for the purchase or redemption of any Junior Securities. The holders of Series A Convertible Preferred Stock expressly acknowledge that, to the extent that the Corporation is obligated to make any payments to the holders of Senior Debt at the time that the Corporation is required to redeem Series A Convertible Preferred Stock hereunder, the rights of such holders of Senior Debt to receive any such payments are senior to the rights of the holders of the Series A Convertible Preferred Stock under this Section 3(c) of this Article FOURTH; provided, however, that in no event shall this sentence be construed to delay or waive any obligation that the Corporation has to make such redemption on the date prescribed by this Section 3(c) of this Article FOURTH.

(vii) Credit Facilities of the Corporation or any Holder of Series A Convertible Preferred Stock. Notwithstanding any other provision of this Section 3 of ARTICLE FOURTH, the Corporation shall not redeem, or be required to redeem, and no holder shall request the redemption of, or be entitled to any redemption of, any Series A Convertible Preferred Stock if such redemption is not then permitted under the terms of the Credit Agreement or any other credit facility provided by any lender(s) to the Corporation or any affiliate, parent or subsidiary thereof or any holder of any Series A Convertible Preferred Stock.

(d) Voting Rights. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the holders of Common Stock and Series A Convertible Preferred Stock shall vote together as a single class on any matter that is submitted to the stockholders for a vote. With respect to any such matter, (i) each share of Common Stock shall be entitled to one vote, (ii) each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of such share, (iii) the affirmative vote of the holders of a majority of the votes represented by the Series A Convertible Preferred Stock and Common Stock, voting as a single class, shall be required to approve such matter, and (iv) neither the holders of Common Stock nor the holders of Series A Convertible Preferred Stock shall be entitled to vote as a separate class.

(e) Conversion Upon Request. (i) Upon the terms set forth in this Section 3 of Article FOURTH, each holder of Series A Convertible Preferred Stock shall have the right at such holder’s option, at any time whatsoever, to convert (without the payment of any additional consideration) all, and only all, of the

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shares of Series A Convertible Preferred Stock held by such holder into shares of Common Stock, with each such share of Series A Convertible Preferred Stock converting into a number of shares of Common Stock calculated by dividing the Series A Preferred Stock Stated Value by the Closing Date Common Stock Value, subject to adjustment pursuant to Section 3(e)(vi) of this Article FOURTH.

(ii) The holder of any shares of Series A Convertible Preferred Stock may exercise the conversion right pursuant to this Section 3(e) of Article FOURTH by delivering to the Corporation at its principal office the certificate or certificates for all of such holder’s shares of Series A Convertible Preferred Stock, accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) and such denomination or denominations in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected as of the close of business on the date when such delivery by such holder is made (a “Series A Preferred Stock Conversion Date”). As promptly as practicable (but in any event within two Business Days) after a conversion has been effected, the Corporation shall deliver, at the Corporation’s expense, to the converting holder a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

(iii) The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders of such Series A Convertible Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series A Convertible Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding anything to the contrary in this Section 3 of Article FOURTH, if the Credit Agreement is still in effect, any shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock shall be pledged to the extent required pursuant to the terms of the Credit Agreement.

(iv) As of any Series A Preferred Stock Conversion Date, the rights of the holder of the shares of Series A Convertible Preferred Stock converted as a holder of Series A Convertible Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Convertible Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all authorized shares of Series A Convertible Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Convertible Preferred Stock.

(vi) Adjustment of Conversion Ratio. The conversion ratio in effect at any time shall be subject to adjustment from time to time in case the Corporation shall (A) pay a dividend in shares of Common Stock to holders of Common Stock, (B) make a distribution in shares of Common Stock to holders of Common Stock, (C) subdivide the outstanding shares of Common Stock into a greater

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number of shares of Common Stock or (D) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock. The conversion ratio in effect immediately prior to such action shall be adjusted so that the holder of any shares of Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have received had such shares of Series A Convertible Preferred Stock been converted immediately prior to the effective time of such adjustment as hereinafter provided. Adjustments made pursuant to this subparagraph (vi) shall be made successively whenever any event listed above occurs and shall become effective retroactively to immediately after the record date in the case of a dividend or distribution or the effective date in the case of a subdivision or combination.

(vii) Organic Change. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Convertible Preferred Stock then outstanding) to ensure that each of the holders of Series A Convertible Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Convertible Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Convertible Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Convertible Preferred Stock then outstanding) to ensure that the provisions of this Section 3(e)(vii) of Article FOURTH shall thereafter be applicable to the Series A Convertible Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Convertible Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Certain Definitions. As used in this Section 3 of Article FOURTH, the following terms have the following meanings:

(i) “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, New York.

(ii) “Closing Date Common Stock Value” means an amount, rounded up to the nearest whole cent, equal to the closing sale price of a share of Parent Common Stock (as defined in the Merger Agreement) on the Nasdaq Stock Market on the last trading day immediately preceding the Closing Date (as defined in the Merger Agreement) multiplied by the Exchange Ratio (as defined in the Merger Agreement) multiplied by the number of shares of Company Common Stock (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares of Company Stock owned by Parent, the Corporation or any of their respective subsidiaries).

(iii) “Credit Agreement” means that certain Credit Agreement, by and among Parent, as Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent, with respect to Parent’s senior secured term loan and revolving credit facilities, referred to in the Commitment Letter, dated as of April 17, 2012, by and among Parent, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

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(iv) “Junior Securities” means any capital stock of the Corporation, other than the Series A Convertible Preferred Stock.

(v) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 17, 2012, by and among Parent, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and the Corporation.

(vi) “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Series A Convertible Preferred Stock and Common Stock are entitled to receive (either directly or upon redemption or subsequent liquidation) stock, securities or assets with respect to or in exchange for Series A Convertible Preferred Stock or Common Stock.

(vii) “Parent” means SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada.

(viii) “Per Share Series A Convertible Preferred Stock Stated Value” means the Series A Preferred Stock Stated Value divided by 14,400,000.

(ix) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

(x) “Senior Debt” means all indebtedness and any other amounts owed by Parent or any of its subsidiaries pursuant to the Credit Agreement.

(xi) “Series A Dividend Payment Date” means June 15 and December 15, with the first Series A Dividend Payment Date being December 15, 2012. If June 15 or December 15 is not a Business Day, the applicable Series A Dividend Payment Date shall be the Business Day immediately preceding such date.

(xii) “Series A Preferred Stock Stated Value” means an amount equal to $28.00, multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, the Corporation or any of their respective subsidiaries).

Section 4. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A Convertible Preferred Stock set forth herein.

(b) Voting Rights. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

(c) Dividends. Subject to the rights and preferences of the holders of Series A Convertible Preferred Stock, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the Board of Directors of the Corporation.

(d) Distribution of Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights and preferences of the holders of Series A Convertible Preferred Stock, the remaining assets of the Corporation shall be distributed on a pro rata basis among the holders of Common Stock.

A-A-7

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

SIXTH: The number of directors of the Corporation shall be fixed from time to time by the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Each person who is a director or officer of the Corporation, and each person who serves at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as it may be in effect from time to time.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

A-A-8

Annex B

745 Seventh Avenue New York, NY 10019 United States

April 17, 2012

Board of Directors

SXC Health Solutions Corp.

2441 Warrenville Road, Suite 610

Lisle, Illinois 60532

Members of the Board of Directors:

We understand that SXC Health Solutions Corp. (the “Company”) intends to enter into a transaction with Catalyst Health Solutions, Inc. (“Catamaran”) pursuant to which (i) Catamaran I Corp. (“Merger Sub”) will be merged with and into Catamaran (the “Merger”), with Catamaran resulting as the surviving entity in the Merger and becoming a wholly-owned, indirect subsidiary of the Company, and (ii) subject to the satisfaction of certain conditions, immediately following the consummation of the Merger, Catamaran will be merged with and into Catamaran II LLC (“Merger LLC”) (the “Subsequent Merger”), with Merger LLC resulting as the surviving entity in the Subsequent Merger and becoming a wholly-owned, indirect subsidiary of the Company. We further understand that, upon the effectiveness of the Merger, each share of common stock, par value $0.01 per share, of Catamaran (“Catamaran Common Stock”) then issued and outstanding, other than shares of Catamaran Common Stock then owned by Catamaran, the Company, SXC Health Solutions, Inc. (“US Corp.”), Merger Sub, Merger LLC or any of their respective wholly-owned subsidiaries and Appraisal Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $28.00 in cash (the “Cash Consideration”) and 0.6606 of a share (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of common stock, no par value, of the Company (the “Company Common Stock”). The Merger and the Subsequent Merger (to the extent it occurs) are collectively referred to herein as the “Proposed Transaction”. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Agreement”), among the Company, US Corp., Merger Sub, Merger LLC and Catamaran. The summary of the Proposed Transaction is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise. Furthermore, we express no opinion with respect to the terms of the Subsequent Merger.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011; (3) publicly available information concerning Catamaran that we believe to be relevant to our analysis, including Catamaran’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial estimates and forecasts for the Company prepared by the Company’s management, which included financial forecasts for the fiscal years 2012 through 2016, and certain extrapolations to those financial forecasts through fiscal year 2022 that were reviewed and approved by the Company’s management; (5) financial and operating information with respect to the business, operations and prospects of Catamaran furnished to us by the Company, including financial estimates and forecasts for Catamaran prepared by Catamaran’s management, which included financial forecasts for the fiscal years 2012 through 2015, and certain extrapolations to those financial forecasts through fiscal year 2022 that were reviewed and approved by the Company’s management; (6) the trading histories of Company Common Stock and Catamaran Common Stock from April 17, 2010 to April 17, 2012 and a comparison of those trading histories with each other and with those of other companies and indices that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and Catamaran with each other and with those of other companies that we deemed relevant; (8) published estimates of independent research analysts with respect to ratings and future price targets of Company Common Stock and Catamaran Common Stock; (9) the relative contributions of the Company and Catamaran to the historical and future financial condition and performance of the combined company on a pro forma basis; (10) the potential pro forma impact of the Proposed Transaction on the future financial condition and performance of the Company, including estimated cost savings, operating synergies and other strategic benefits that the management of the Company currently anticipate will result from a combination of the businesses of the Company and Catamaran (the “Estimated Synergies”) and the anticipated impact of the Proposed Transaction on the Company’s pro forma adjusted earnings per share; and (11) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the business, operations, assets, liabilities, financial condition and prospects of the Company and Catamaran and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company for fiscal years 2012 through 2016 and Catamaran for fiscal years 2012 through 2015, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the management of Catamaran as to the future financial performance of the Company and Catamaran, respectively, and that the Company and Catamaran will perform in accordance with such projections. We have not been provided with, and did not have any access to, financial projections of the Company for any period following fiscal year 2016 or Catamaran for any period following fiscal year 2015. Accordingly, in conjunction with the Company, we prepared extrapolations to the financial projections of the Company and Catamaran through fiscal year 2022 on the basis of assumptions discussed with, and reviewed and approved by, the Company’s management. In addition, with respect to the extrapolated financial projections of the Company for fiscal years 2017 through 2022 and Catamaran for fiscal years 2016 through 2022, upon the advice of the Company, we have assumed that such extrapolated projections are a reasonable estimate of the Company’s and Catamaran’s future financial performance, respectively, and the Company has agreed to the use of, and our reliance upon, such extrapolated financial projections in performing our analysis. With respect to the Expected Synergies, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Catamaran, have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Catamaran and have not engaged in any due diligence with Catamaran or had any discussions with Catamaran or its management. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which shares of (i) the Company Common Stock or the Catamaran Company Stock will trade at any time following the announcement of the Proposed Transaction or (ii) the Company Common Stock of will trade at any time following the consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Merger is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Catamaran in the past, and expect to perform such services for the Company in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: an affiliate of ours is a lender under outstanding credit facilities of the Company. In addition, we and our affiliates may arrange financing for the Company in connection with the Proposed Transaction for customary compensation.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Catamaran for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex C

April 17, 2012

The Board of Directors

SXC Health Solutions Corp.

2441 Warrenville Road, Suite 610

Lisle, Illinois 60532

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to SXC Health Solutions Corp. (the “Company”) of the consideration to be paid by the Company in the proposed merger of Catamaran I Corp. (“Merger Sub”), a wholly-owned, indirect subsidiary of the Company, with Catalyst Health Solutions, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Agreement”), among the Company, SXC Health Solutions, Inc. (“US Corp.”), a wholly-owned, direct subsidiary of the Company, Merger Sub, Catamaran II LLC (“Merger LLC”), a wholly-owned, indirect subsidiary of the Company, and the Merger Partner, (i) Merger Sub will be merged with and into Merger Partner (the “Merger”), with the Merger Partner resulting as the surviving entity in the Merger and becoming a wholly-owned, indirect subsidiary of the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned by the Merger Partner, the Company, US Corp., Merger Sub, Merger LLC or any of their respective wholly-owned subsidiaries and Appraisal Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $28.00 in cash (the “Cash Consideration”) and 0.6606 of a share (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of common stock, no par value, of the Company (the “Company Common Stock”) and (ii) subject to the satisfaction of certain conditions, immediately following the consummation of the Merger, Merger Partner will be merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC resulting as the surviving entity in the Subsequent Merger and becoming a wholly-owned, indirect subsidiary of the Company. The Merger and the Subsequent Merger (to the extent it occurs) are collectively referred to herein as the “Transaction”.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, US Corp., Merger Sub, Merger LLC and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Merger and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the terms of the Subsequent Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner and sole lead arranger for the Company’s revolving credit facility in December 2011. In addition, our commercial banking affiliate is an agent bank and a lender under such credit facility of the Company and also provides treasury and cash management services to the Company, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Merger is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Annex D

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

April 17, 2012

Board of Directors

Catalyst Health Solutions, Inc.

800 King Farm Boulevard,

Rockville, MD 20850

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than SXC Health Solutions Corp. (“SXC”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Catalyst Health Solutions, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Agreement”), by and among SXC, SXC Health Solutions, Inc., a direct wholly owned subsidiary of SXC (“US Corp”), Catamaran I Corp., a direct wholly owned subsidiary of US Corp (“Merger Sub”), Catamaran II LLC, a direct wholly owned subsidiary of US Corp, and the Company. The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Share will be converted into $28.00 in cash (the “Cash Consideration”) and 0.6606 shares of common stock, no par value (“SXC Common Stock”), of SXC (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, SXC and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the Company’s financial advisor in connection with the acquisition of Walgreens Health Initiatives, Inc. in March 2011, as joint bookrunner with respect to the amendment of the Company’s senior credit facilities (including a $150,000,000 term loan facility and a $400,000,000 revolving credit facility) in April 2011, and as joint bookrunner with respect to the public offering of 6,325,000 Shares in April 2011. We may also in the future provide investment banking services to the Company, SXC and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and SXC for the five fiscal years ended December 31, 2011; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and SXC; certain other communications from the Company and SXC to their respective stockholders; certain publicly available research analyst reports for the Company and SXC; certain internal financial analyses and forecasts for SXC; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for SXC prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and SXC regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies; reviewed the reported price and trading activity for the Shares and shares of SXC Common Stock; compared certain financial and stock market information for the Company and SXC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the pharmacy benefit management industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or SXC or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or SXC or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Consideration to be paid to the holders (other than SXC and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than SXC and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of SXC Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or SXC or the ability of the Company or SXC to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than SXC and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

AMENDMENT (SUBJECT TO SHAREHOLDER APPROVAL) TO

SXC HEALTH SOLUTIONS CORP.

LONG-TERM INCENTIVE PLAN

The first sentence of Section 3.1 is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in this Section 3.1 and in Section 12.4, a total of 6,440,000 Shares shall be authorized for issuance pursuant to Awards granted under the Plan.”

F-1

Annex G

SXC HEALTH SOLUTIONS CORP.

SECOND AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

SXC Health Solutions Corp., a corporation existing under the laws of the Yukon Territory of Canada (the “Company”), hereby establishes and adopts the following Second Amended and Restated Long-Term Incentive Plan (the “Plan”), effective upon the consummation of the merger contemplated by that certain Agreement and Plan of Merger, dated as of April 17, 2012, by and among the Company, SXC Health Solutions, Inc., a Texas corporation and a direct wholly-owned subsidiary of the Company, Catamaran I Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, Catamaran II LLC, a Delaware limited liability company and an direct wholly-owned subsidiary of the Company and Catalyst Health Solutions, Inc., a Delaware corporation (the “Effective Date”), which amends and restates that certain Amended and Restated Long-Term Incentive Plan adopted by the Board on March 11, 2009, as amended and restated on March 9, 2011. In September 2010, the Board declared a stock dividend on the issued and outstanding Shares to effect a two-for-one stock split, which was distributed on September 17, 2010 to shareholders of record as of the close of business on September 14, 2010. All references in the Plan to numbers of Shares shall reflect such stock split.

1. PURPOSE OF THE PLAN

1.1. Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees and/or consultants of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder. The Plan is designed to provide the board of directors of the Company with sufficient flexibility to address current and future long-term incentive equity-based alternatives for the Company which includes Options or Restricted Stock Units. The specific terms of any Awards, including such items as vesting periods and treatment of the Award upon a change of control or termination of employment, will be set forth in the applicable Award Agreement.

2. DEFINITIONS

2.1. “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.2. “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) 90 days after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

2.3. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Dividend Equivalent, Other Stock-Based Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.4. “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.5. “Board” shall mean the board of directors of the Company.

2.6. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. All citations to Sections of the Code are to such Sections as they may from time to time be amended or renumbered.

2.7. “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, consisting of no fewer than two Directors, each of whom is (i) a “Non-

Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of The Nasdaq Stock Market (“Nasdaq”).

2.8. “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.9. “Director” shall mean a non-employee member of the Board.

2.10. “Dividend Equivalents” shall have the meaning set forth in Section 12.7.

2.11. “Employee” shall mean any employee (including an officer) of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any other natural person, including a consultant, who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction or distribution; (ii) does not directly or indirectly promote or maintain a market for the Company’s securities; (iii) provides services pursuant to a written contract; and (iv) spends or will spend a significant amount of time and attention to the business and affairs of the Company or any Affiliate.

2.12. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor thereto. All citations to Sections of the Exchange Act are to such Sections as they may from time to time be amended or renumbered.

2.13. “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be: (i) the per Share closing price of the Shares as reported on Nasdaq on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported); (ii) if the Company is not then listed on Nasdaq, the per Share closing price of the Shares as reported on the TSX on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported); or (iii) if the Company is not then listed on Nasdaq or the TSX, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion in accordance with Section 409A of the Code.

2.14. “Family Entity” shall mean a trust in which one or more Family Members have more than fifty percent of the beneficial interest, a foundation in which the Participant and/or one or more Family Members control the management of assets and any other entity in which the Participant and/or one or more Family Members own more than fifty percent of the voting interests.

2.15. “Family Member” shall mean the Participant’s spouse, parent, child, stepchild, grandchild, sibling, mother or father-in-law, son or daughter-in-law, stepparent, grandparent, former spouse, niece, nephew or brother or sister-in-law, including adoptive relationships, or any person sharing the Participant’s household (other than a tenant or employee).

2.16. “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1(a).

2.17. “Insider” shall have the meaning set forth in the TSX Company Manual.

2.18. “Limitations” shall have the meaning set forth in Section 10.4.

2.19. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.20. “Other Stock-Based Award” shall have the meaning set forth in Section 8.1.

2.21. “Participant” shall mean an Employee or Director to whom the Committee has granted an Award under the Plan.

2.22. “Payee” shall have the meaning set forth in Section 13.1.

2.23. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 9.

2.24. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.25. “Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter, but not later than the time permitted by Section 162(m) of the Code in the case of a Covered Employee, unless the Committee determines not to comply with Section 162(m) of the Code with respect to such Performance Share.

2.26. “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter, but not later than the time permitted by Section 162(m) of the Code in the case of a Covered Employee, unless the Committee determines not to comply with Section 162(m) of the Code with respect to such Performance Unit.

2.27. “Permitted Assignee” shall have the meaning set forth in Section 12.5.

2.28. “Prior Plan” shall mean the SXC Health Solutions Corp. Amended and Restated Stock Option Plan.

2.29. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30. “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate,

2.31. “Restriction Period” shall have the meaning set forth in Section 7.1.

2.32. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.33. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.34. “Share” shall mean a share of common stock of the Company, no par value per share.

2.35. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.36. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.37. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.38. “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1(b).

2.39. “TSX” means the Toronto Stock Exchange.

3. SHARES SUBJECT TO THE PLAN

3.1. Number of Shares. (a) Subject to adjustment as provided in this Section 3.1 and in Section 12.4, a total of 6,440,000 Shares shall be authorized for issuance pursuant to Awards granted under the Plan. Since March 11, 2009, no grants have been made under the Prior Plan, but Shares authorized for issuance pursuant to awards granted under the Prior Plan that have not been used for awards granted under the Prior Plan may be, and in some cases have been, issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one-and-seventy-nine one-hundredths (1.79) Shares for every one (1) Share granted.

(b) If any Shares subject to an Award or to an award under the Prior Plan are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, as provided in Section 3.1(c) below.

(c) Any Shares that again become available for grant pursuant to this Section 3 shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as one-and-seventy-nine one-hundredths (1.79) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2. Administration. (a) The Plan shall be administered by the Committee. The Directors may remove from, add members to, or fill vacancies on, the Committee. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

(b) The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred in accordance with Section 409A of the Code either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be cancelled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any shareholder and any Employee or any Affiliate. No member of the Committee, and no entity, committee, member of the Board or officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Committee and such entities, committees, members of the Board or officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising there from to the full extent permitted by law.

(d) The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company and to cancel or suspend Awards to Employees who are not Directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company; provided, however, that to the extent the Committee intends that an Award granted to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which a Performance Award may be paid following a Performance Period be exempt from Section 162(m) of the Code, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Performance Awards for such person, and (c) certify the achievement of such performance goals.

5. OPTIONS

5.1. Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Price. The option price per Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.4, the Committee shall not be permitted to take any action with respect to an Option that may be treated as a repricing under the rules and regulations of Nasdaq or the TSX, without shareholder approval.

5.4. Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven years from the date the Option is granted.

5.5. Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written, telephonic, or electronic notice of exercise to the Company or its designated agent pursuant to rules and procedures established by the Committee for this purpose, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (d) as provided by the Committee, cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (e) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

5.6. Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

6. STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. The Committee may provide Stock Appreciation Rights alone or in tandem with other Awards (including Options), in each case upon such terms and conditions, not inconsistent with the Plan, as the Committee may establish. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(a) Stock Appreciation Rights granted without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”) shall generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant (except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.4) and (ii) a term not greater than seven years. Upon the exercise of a Freestanding Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the exercise price of the right on the date of grant.

(b) Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan (a “Tandem Stock Appreciation Right”). Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option. Upon the exercise of a Tandem Stock Appreciation Right, the holder shall have the right to receive (i) the excess of the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the related Option exercise price. Any Tandem Stock Appreciation Right may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. Tandem Stock Appreciation Rights shall terminate and no longer be exercisable upon and to the extent of the termination or exercise of the related Option; provided that, unless the Committee otherwise determines at or after the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not terminate until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(c) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

(d) The Committee shall determine in its sole discretion whether payment upon the exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof. If payment will be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional Shares. Payment with respect to a Stock Appreciation Right shall be made within 30 days after the date on which the Stock Appreciation Right is exercised.

(e) Other than pursuant to Section 12.4, the Committee shall not be permitted to take any action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of Nasdaq or the TSX, without shareholder approval.

7. RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

7.1. Grants. Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award”, respectively). A Restricted Stock Award or Restricted Stock Unit Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each recipient.

7.2. Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Any Shares or any other property (other than cash) distributed as a dividend, Dividend Equivalent or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

8. OTHER STOCK-BASED AWARDS

8.1. Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock-Based Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom and the time or times at which such Other Stock-Based Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

8.2. Award Agreements. Shares (including securities convertible into Shares) subject to Awards granted under this Section 8 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.

9. PERFORMANCE AWARDS

9.1. Terms of Performance Awards. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee and Section 409A of the Code, on a deferred basis.

10. CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees and Performance Criteria. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Stock-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10.1 is applicable to the Award and that the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall accordingly be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenue growth; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; attainment of strategic and operational initiatives; market share; gross profits; and/or comparisons with various stock market indices of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the Applicable Period of each Performance Period for each Participant or for any group of Participants (or both), and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.

10.2. Adjustments. Notwithstanding any provision of the Plan (other than Sections 11 and 12.4), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or a Change in Control of the Company.

10.3. Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

10.4. Limitations on Grants to Participants. Subject to adjustment as provided in Section 12.4, (i) no Employee may be granted (A) Options, Freestanding Stock Appreciation Rights, or Option/Tandem Stock Appreciation Rights during any 12-month period with respect to more than 300,000 Shares or (B) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Stock-Based Awards that are denominated in Shares in any 12-month period with respect to more than 300,000 Shares, and (ii) Directors may not, in the aggregate, be granted Awards at any time during the term of this Plan with respect to more than one percent (1%) of the outstanding Shares (collectively, the “Limitations”). In addition to the foregoing, (i) the maximum dollar value payable to any Employee in any 12-month period with respect to Performance Awards that are valued with reference to property other than Shares is $2,000,000, and (ii) the maximum dollar value payable to any Director (A) in any 12-month period with respect to Awards is $100,000 (it being understood that the value of any Awards denominated in Shares shall be determined using the “grant date fair value” method in accordance with FAS 123R) and (B) during the term of this Plan with respect to Awards is $1,000,000 (it being understood that the value of any Awards denominated in Shares shall be determined using the “grant date fair value” method in accordance with FAS 123R). If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations. The per-Participant limit described in this Section 10.4 shall be construed and applied consistently with Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

11. CHANGE IN CONTROL PROVISIONS

11.1. Impact of Change in Control on Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and Other Stock-Based Awards. The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change in Control” of the Company (as that term may be defined therein), (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall become exercisable in full or part, (b) restrictions and deferral limitations on Restricted Stock Awards and Restricted Stock Unit Awards lapse and the Restricted Stock Awards and Restricted Stock Unit Awards become free of all restrictions and limitations and become vested, (c) the Performance Period applicable to any outstanding Performance Awards shall lapse and the performance criteria applicable to any outstanding Performance Award shall be deemed to be satisfied at the target or other level, and (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock-Based Awards or any other Awards shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested in full or part and transferable to the full extent of the original grant, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award, including but not limited to a condition that such treatment will apply only if the

Participant remains employed on the effective date of the Change in Control or has incurred an involuntary termination of employment without cause on account of the Change in Control, as determined by the Committee in its sole discretion, within a period of up to 3 months prior to the effective date of the Change in Control. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12. GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of Nasdaq, the TSX or any rule or regulation of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 promulgated under the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.4), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan (which, for the avoidance of doubt, shall include the re-introduction of Directors as persons eligible to participate in the Plan should they cease to be eligible Participants in the future), (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4, (f) increase the term or reduce the exercise price of any Award granted to any Participant beyond its original expiry or exercise price or (g) amend any provision of Sections 10, 12.1 or 12.5. In addition, no amendments to, or termination of, the Plan shall in any way materially impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2. Specific Amendments to Plan Permitted. Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval: (a) amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including without limitation: (i) the rules of the TSX, Nasdaq or any national securities exchange or system on which the stock is then listed or reported, or by any regulatory body having jurisdiction with respect thereto, (ii) the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act and (iii) applicable tax laws and regulations; (b) amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan; (c) subject to Section 12.1(e) and (f), amendments to the provisions of the Plan respecting the terms and conditions on which Awards may be granted pursuant to the Plan, including the provisions relating to the exercise price, the term and the vesting schedule; and (d) amendments to the Plan that are of a “housekeeping” nature.

12.3. Specific Amendments to Awards Permitted. Without limiting the generality of the foregoing and subject to shareholder approval for specified amendments as provided in Section 12.1(e) and (f) above or elsewhere in the Plan, the Board may amend the price, the term, the vesting schedule and the termination provisions of Awards granted pursuant to the Plan.

12.4. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend) or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion and in accordance with Section 409A of the Code, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.5. Transferability of Awards. Awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, except by will or the laws of descent and distribution; provided, however, that unless otherwise specified in the Award Agreement, as long as the Participant continues employment with or service to the Company, the Participant may transfer, subject to applicable law, Awards to a Family Member or Family Entity without consideration (each transferee thereof, a “Permitted Assignee”); provided, however, in the case of a transfer of Awards to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an equity interest in the limited liability company or partnership to which the transfer is made. Any transfer of Awards shall be in a form acceptable to the Committee, shall be signed by the Participant and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If an Award is transferred to a Family Member or to a Family Entity, such Award may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution. Except as provided in this Section 12.5, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Section 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.

12.6. Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.7. Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion and in compliance with Section 409A of the Code, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

12.8. Insiders. Notwithstanding anything to the contrary contained herein, (a) the number of Shares which may be reserved for issuance under the Plan and under any other employee stock option plans or other equity-based compensation arrangements of the Company to Insiders of the Company, and of any Affiliate or Subsidiary of the Company, shall not exceed 10% of the outstanding issue (as hereinafter defined); (b) the number of Shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other equity-based compensation arrangements of the Company to Insiders of the Company, and of any Affiliate or Subsidiary of the Company, shall not exceed 10% of the outstanding issue; and (c) the number of Shares which may be issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other equity-based compensation arrangements of the Company to any one Insider of the Company, or any Affiliate or Subsidiary of the Company, shall not exceed 5% of the outstanding issue. For purposes of this Section 12.8, “outstanding issue” shall mean the total number of Shares outstanding on a non-diluted basis, subject to applicable adjustments as provided for in the by-laws of the Company and the rules and regulations of Nasdaq or the TSX. For purposes of clauses (b) and (c) of this Section 12.8, “outstanding issue” shall be determined on the basis of the total number of Shares that are outstanding immediately prior to the Share issuance in question, excluding Shares issued pursuant to equity-based compensation arrangements of the Company over the preceding one-year period.

13. MISCELLANEOUS

13.1. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable Federal, State, Provincial and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) or by directing the Company to retain or withhold Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.

13.2. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3. Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distributions or the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, and the applicable requirements of any securities exchange or similar entity.

13.5. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan shall constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.8. Construction. All references in the Plan to “Section or Sections” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

13.11. Effective Date of Plan; Termination of Plan. This Plan, as amended and restated, shall be submitted to the shareholders of the Company for approval and, if approved, shall become effective as of the Effective Date. The Plan shall be null and void and of no effect if not approved by the shareholders of the Company and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.12. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for

Employees on assignments outside their home country. The Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

13.13. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.14. Section 409A. The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall, to the extent subject to Code Section 409A, comply with Section 409A and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of the Participant, to avoid the application of Code Section 409A in a particular circumstance or to satisfy any of the requirements under Code Section 409A. Nothing in the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Code Section 409A, including the tax treatment of any award made under the Plan.

13.15. Currency. All references to price herein are to be in United States currency and all required payments hereunder are to be calculated and paid in United States currency. For the avoidance of doubt, Awards granted to Participants in jurisdictions other than the United States are to be granted in United States currency and all payments required thereunder are to be paid in United States currency.